As filed with the U.S. Securities and Exchange Commission on June 3, 2015

Registration No. 333-204106

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARKIT LTD.

(Exact name of Registrant as specified in its charter)

Bermuda	7370	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4th Floor, Ropemaker Place,

25 Ropemaker Street

London, England

EC2Y 9LY

+44 20 7260 2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sari Granat

General Counsel

c/o Markit North America, Inc.

620 Eighth Avenue, 35th Floor

New York, NY 10018

(212) 931-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 212-450-4000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 212-735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)
Common shares, par value $0.01 per share	26,311,309	$26.19	$689,093,182.71	$80,072.63

(1)	Includes an additional number of common shares that may be purchased by the underwriters.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low selling prices of the common shares on May 27, 2015, as reported by the NASDAQ Global Select Market.
(3)	Of this amount, $11,620 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Dated June 3, 2015

PROSPECTUS

24,586,022 Common Shares

The selling shareholders identified in this prospectus are offering all of the common shares being offered under this prospectus. We will not receive any proceeds from the sale of common shares in this offering.

Our common shares are listed on the NASDAQ Global Select Market under the symbol “MRKT.” On June 1, 2015, the last reported sale price of our common shares on the NASDAQ Global Select Market was $26.75.

As part of this offering, we intend to purchase from the underwriters a number of common shares having an aggregate value of approximately $350.0 million at a price per common share equal to the price to the public in this offering, minus underwriting discounts and commissions. The number of common shares available for sale to the general public will be reduced by such repurchased shares. We refer to our repurchase of these shares as the “directed share placement.” We intend to fund the directed share placement through a combination of cash on hand and a drawdown of our revolving credit facility. See “Prospectus Summary—Directed Share Placement.”

Investing in the common shares involves risks. See “Risk Factors” beginning on page 12 of this prospectus.

	Price to public(1)	Underwriting discounts and commissions(2)	Proceeds, before expenses, to selling shareholders
Per share	$	$	$
Total	$	$	$
(1)	The total price to public reflects the sale of common shares at the per share price to public and includes our repurchase of common shares from the underwriters.
(2)	The underwriters will not be entitled to any underwriting discounts and commissions in respect of the common shares being repurchased by us. See “Underwriting (Conflicts of Interest)” for a description of all compensation payable to the underwriters.

The selling shareholders intend to grant the underwriters an option for a period of 30 days to purchase up to approximately 1,700,000 additional common shares on the same terms as set forth herein. See “Underwriting (Conflicts of Interest).”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the NASDAQ Global Select Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The common shares will be ready for delivery on or about              , 2015.

BofA Merrill Lynch	Barclays	Citigroup	Credit Suisse

Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC	J.P. Morgan

Morgan Stanley	RBC Capital Markets		UBS Investment Bank

BNP PARIBAS	Jefferies	RBS	TD Securities

                    , 2015

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Markit” or the “company,” “we,” “our,” “ours,” “us” or similar terms refer to Markit Group Holdings Limited and its subsidiaries prior to the completion of our corporate reorganisation, and Markit Ltd. and its subsidiaries as of the completion of our corporate reorganisation and thereafter. See “Corporate Reorganisation.”

We and the selling shareholders have not authorised anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the selling shareholders nor the underwriters are making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside the United States: neither we, the selling shareholders nor any of the underwriters has done anything that would permit this offering or possession or distribution of this

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prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Corporate Reorganisation

Markit Ltd. is a Bermuda exempted company incorporated on January 16, 2014 for the purposes of our initial public offering and to become the holding company for Markit Group Holdings Limited, our former holding company.

In connection with the completion of our initial public offering on June 24, 2014, we completed a corporate reorganisation and reclassification of our shares whereby:

– pursuant to a scheme of arrangement under Part 26 of the English Companies Act 2006 approved by the High Court of Justice of England and Wales and by our shareholders, shares in Markit Group Holdings Limited were cancelled and extinguished in exchange for newly issued shares of Markit Ltd., and Markit Group Holdings Limited became a wholly and directly owned subsidiary of Markit Ltd., with shareholders of Markit Group Holdings Limited becoming shareholders of Markit Ltd.;

– all our voting and non-voting common shares were reclassified into a single class of common shares with the same economic and voting rights;

– a 10-for-1 share split of our common shares was effected; and

– our current bye-laws were adopted.

We refer to this reorganisation and reclassification of our shares as our “corporate reorganisation.”

Presentation of Financial Information

We prepare and report our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).

We historically conducted our business through Markit Group Holdings Limited and its subsidiaries, and therefore our historical financial statements prior to the closing of our initial public offering presented the results of operations of Markit Group Holdings Limited. In connection with our initial public offering, we engaged in a corporate reorganisation described under “Corporate Reorganisation” pursuant to which Markit Group Holdings Limited became a wholly owned subsidiary of Markit Ltd., a newly formed holding company with nominal assets and liabilities, which had not conducted any operations prior to our initial public offering. Markit Ltd.’s financial statements are the same as Markit Group Holdings Limited’s financial statements prior to our initial public offering, as adjusted for the corporate reorganisation. Following the corporate reorganisation and our initial public offering, our financial statements present the results of operations of Markit Ltd. and its consolidated subsidiaries.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Market and Industry Data and Forecasts

Certain market data and industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources

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believed to be reliable. We believe the data from third-party sources to be reliable based upon our management’s knowledge of the industry, but have not independently verified such data. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and the notes to those statements, included elsewhere in this prospectus, before deciding to invest in the common shares.

MARKIT

Markit is a leading global diversified provider of financial information services. Our offerings enhance transparency, reduce risk and improve operational efficiency in the financial markets. Since we launched our business in 2003, we have become deeply embedded in the systems and workflows of many of our customers and continue to become increasingly important to our customers’ operations. We leverage leading technologies and our industry expertise to create innovative products and services across multiple asset classes and geographies. We provide pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. Our end users include front and back office professionals, such as traders, portfolio managers, risk managers, research professionals, technology companies and other financial markets participants, as well as operations, compliance and enterprise data managers. We anticipate and are highly responsive to evolving industry needs and work closely with market participants to develop new products and services.

We have over 3,000 institutional customers globally, including banks, hedge funds, asset managers, accounting firms, regulators, corporations, exchanges, central banks and trading venues. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, we generated revenue of $271.5 million, $1,065.1 million and $947.9 million, respectively. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, we generated profit attributable to equity holders of $54.8 million, $165.2 million and $139.4 million, respectively, and Adjusted EBITDA of $120.7 million, $488.2 million and $421.3 million, respectively. Our Adjusted EBITDA margins for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013 were 44.8%, 46.0% and 45.6%, reflecting the operating leverage inherent in our business model and our culture of cost management.

For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, approximately 50.2%, 49.8% and 49.9% of our revenue came from customers in the United States, 39.2%, 39.4% and 40.3% from the European Union and 10.6%, 10.8% and 9.8% from other geographic areas, respectively. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013 we generated 53.5%, 52.5% and 50.6% of our revenue from recurring fixed fees and 40.7%, 42.3% and 45.3% from recurring variable fees, respectively.

Our business is organised in three divisions: Information, Processing and Solutions.

Information: Our Information division, which represented approximately 45.7% of our revenue in 2014, provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information division products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyse financial markets.

Processing: Our Processing division, which represented approximately 26.7% of our revenue in 2014, offers trade processing solutions globally for over-the-counter (“OTC”) derivatives, foreign exchange (“FX”) and syndicated loans. Our trade processing services enable buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimising post-trade workflow, reducing risk, complying with reporting regulations and improving connectivity. We believe we are the largest provider of end-to-end multi-asset OTC derivatives trade processing services.

Solutions: Our Solutions division, which represented approximately 27.6% of our revenue in 2014, provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings, which are targeted at a broad range of financial services industry participants, help our customers capture, organise, process, display and analyse information, manage risk, reduce fixed costs and meet regulatory requirements using standardised industry solutions.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Demonstrated Ability to Innovate and Develop New Products. We work closely with our customers to develop and introduce new offerings that are designed to enhance transparency, reduce risk and improve operational efficiency in the financial markets. In recent years, we have launched new products addressing a wide array of customer needs, such as meeting regulatory reporting requirements, increasing efficiency in trade confirmation and improving bond market transparency. We offer a distribution model that enables our customers to receive our data either through our own proprietary distribution channels or through third-party applications. This flexible model allows customers to use our products efficiently.

Trusted Partner with Diversified, Global Customer Base and Strong Brand Recognition. We believe that our customers trust and rely on us for our consultative approach to product development, dedication to customer support and proven ability to execute and deliver effective solutions. Our industry expertise allows us to anticipate and understand our customers’ needs, providing effective solutions through our product and service offerings. Our global footprint allows us to serve our customers throughout the world and to introduce our products and services to customers in new markets. The Markit brand is well established and recognised throughout the financial services industry—many of the major financial market participants use our products and services. We also own a number of well-known index brands, including the Purchasing Managers Index (“PMI”) series and the iBoxx indices.

Proven Ability to Acquire and Grow Complementary Businesses. We have a history of making targeted acquisitions that facilitate our growth by complementing our existing products and services and addressing market opportunities. We seek to acquire companies that allow us to consolidate existing businesses, diversify into related markets, and access technologies, products or expertise that enhance our product and service offerings. We have a proven track record of successfully integrating acquisitions into our business, including our global sales network, technology infrastructure and operational delivery model. With this strategy, we have driven strong growth in our acquired products, generating attractive returns on capital.

Attractive Financial Model. We believe we have an attractive financial model due to high recurring revenue, strong organic growth and high cash generation.

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High Recurring Revenue: We offer our products and services primarily through recurring fixed fee and variable fee agreements, and this business model has historically delivered stable revenue and predictable cash flows. For the three months ended March 31, 2015 and the year ended December 31, 2014, we generated 53.5% and 52.5% of our revenue from recurring fixed fees and

40.7% and 42.3% from recurring variable fees, respectively. Many of the capabilities that we provide are core to our customers’ business operations, deeply embedded in their existing workflows and difficult to replace.

We calculate a renewal rate to assess how successful we have been in maintaining our existing business for products and services that fall due for renewal. This renewal rate compares the dollar value of renewals during the period to the total dollar value of all contracts that fall due for renewal during the period. This population of renewals is largely contracts that are recurring fixed fee in nature. The value of the contracts renewed includes situations where customers have renewed but downgraded the contract price, reduced the number of products and services they purchase from us or decided not to renew all products and services. It does not include the benefit of price increases on these existing products or services, or upgrades to existing contracted products or services. Using this definition, for the three months ended March 31, 2015 and the year ended December 31, 2014, our renewal rate of recurring fixed fee contracts was approximately 90%.

–	Strong Organic Growth: The breadth of our offerings in conjunction with our large, global customer base allows us to cross-sell our products and services. We have also developed new products and services and substantially expanded our customer base.

–	High Cash Generation: Our business has low capital requirements for product maintenance and development, allowing us to generate strong cash flow.

Experienced Management Team Incentivised by Ownership Culture. On average, our 35 most senior managers have worked in the financial services industry for 22 years. This experience has provided our management team with a strong network of relationships and an extensive understanding of market participants within the financial services industry. We have attracted a highly qualified and motivated employee base through significant employee ownership which creates a culture of innovation and an organisation that quickly adapts to change.

Our Market Opportunity

We believe we are well-positioned to embrace changes in the financial services industry:

Focus on Efficiency in the Financial Services Industry. Financial institutions are focused on rationalising costs and increasingly view third-party products and services as an effective means of achieving cost efficiencies. In addition, as financial institutions look to optimise vendor management, they are exhibiting a preference for companies with scale that offer a broad array of products and services. We believe our scale and broad portfolio of solutions position us well as customers seek to consolidate vendors. We also work actively with our customers to find opportunities to reduce their costs and improve services through industry solutions, most notably in managed services.

Changing Regulatory Landscape. New global regulations are driving higher capital requirements, enhanced risk management, and increased electronic trading and reporting and compliance requirements. In addition, regulations are driving market participants to gather more timely, relevant and complete data to improve transparency and demonstrate they have the proper internal controls and processes needed to meet the evolving regulations. With these new regulations and as regulatory authorities globally continue to establish stricter standards, we believe our customers will continue to strengthen their compliance capabilities, manage greater volumes of data and improve their risk management functions.

Evolving Technology and Communication Networks. Technology and information services are migrating toward cloud-based solutions and open architecture platforms. This trend creates challenges for securities firms and institutional investors, which have typically employed technology that is designed, built and administered in-house, a model that has limited flexibility and results in increased costs. These trends present an opportunity to create new services based on flexible technologies in a secure and compliant manner by moving away from high-cost, single-provider platforms.

Growth Shifting to Emerging Markets and Developing Economies. Emerging markets and developing economies are experiencing more rapid economic and population growth relative to developed economies in Western Europe and the United States. As financial markets in emerging markets and developing economies continue to mature, we expect increased demand in these countries for our products and services.

Shifting Investment Styles. Investors are allocating increasing amounts of capital to passive investment products and are seeking exposure beyond equities to a wider range of asset classes, including bonds, loans and commodities. Passive investment products have proliferated due to investor demand for transparency, lower costs and greater liquidity. We believe these trends will persist, generating significant growth opportunities for our multi-asset class offerings.

Our Growth Strategies

The key components of our growth strategy include:

Deliver Products and Services to Drive Customer Cost-Efficiency. The financial services industry’s regulatory and operating environment is putting pressure on our customers’ profits, driving them to rationalise costs and operate more efficiently. We believe there is a significant opportunity to reshape the cost structure of the industry by replacing services that have historically been duplicated across institutions. Our experience, reputation as a trusted partner and strong relationships with major financial institutions have allowed us to respond to customer needs for centralised services such as reference data management, customer on-boarding, withholding-tax compliance, global corporate actions and document management, which we believe will generate substantial cost savings for our customers. For example, our Markit Genpact KYC Services joint venture, working alongside some of the world’s largest banks, centralises non-proprietary processes for on-boarding new customers and manages other know-your-customer (“KYC”) requirements for the financial services industry.

Capitalise on Evolving Regulatory and Compliance Environment. Changing regulations are creating the need for new compliance and reporting processes, risk management protocols, disclosure requirements and analytics. We will continue to address these needs by providing auditable and compliant sources of risk and pricing data, integrated market and credit risk reporting and multi-asset class global solutions. Our solutions are expected to support customers’ regulatory submissions, including stress testing and scenario analysis. In addition, we are repositioning our trade processing business from a transaction-based confirmation service to a connectivity and regulatory reporting service; building out our KYC managed services capabilities; and enhancing our counterparty risk management and risk and trading analytics offerings to meet the growing requirements of regulation and compliance. We expect our index business to benefit from the increased regulatory scrutiny imposed on administrators of benchmarks, which larger, well-established providers such as ourselves are best positioned to address.

Introduce Innovative Offerings and Enhancements. To maintain and enhance our position as a leading financial services provider, we continuously strive to introduce enhancements to our products and services as well as launch new products and services. We maintain an active dialogue with our customers and partners to allow us to understand their needs and anticipate market developments. We also seek to develop innovative uses for our existing products and services to generate incremental revenue, find more cost-effective inputs to support our existing products and services, and facilitate development of profitable new products and services.

Increase in Geographic, Product and Customer Penetration. We believe there are significant opportunities to increase the number of users of our products and services at existing institutional customers, increase the number of locations where our products and services are used with existing customers and increase the use of our broad set of products and services. We plan to add new customers by anticipating and responding to the changing demands of the financial services industry and by leveraging our brand strength, broad portfolio of solutions, global footprint and industry expertise. We have developed significant penetration into large sell-side and buy-side firms in North America and Western Europe and have established a presence in select emerging markets and developing economies, and there is potential for further penetration and growth in emerging markets and developing economies, particularly in Asia. Reflecting our commitment to these markets, we relocated key management to Singapore to support our growing presence in the Asian markets.

Pursue Strategic Acquisitions and Partnerships. We selectively evaluate technologies and businesses that we believe have potential to enhance, complement or expand our product and service offerings and strengthen our value proposition to customers. We target acquisitions and partnerships that can be efficiently integrated into our global sales network, technology infrastructure and operational delivery model to drive value. We believe we are an acquirer of choice among prospective acquisition targets and a partner of choice among our peers due to our entrepreneurial culture, growth, global scale, strong brand, broad distribution capabilities and market position.

Corporate Information

Markit Group Holdings Limited was formed on May 9, 2007 pursuant to the laws of England and Wales, as a successor company to Markit Group Limited. Markit Ltd. was incorporated pursuant to the laws of Bermuda on January 16, 2014 to become the holding company for Markit Group Holdings Limited. Upon completion of our initial public offering and the related corporate reorganisation, all the interests in Markit Group Holdings Limited were exchanged for newly issued common shares of Markit Ltd. and, as a result, Markit Group Holdings Limited became a wholly owned subsidiary of Markit Ltd.

Our principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY. Our telephone number at this address is +44 20 7260 2000. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. We maintain a website at www.markit.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of our registered office is +1 441 295 5950.

The Offering

Issuer	Markit Ltd.

Common shares issued and outstanding prior to this offering

188,045,601 common shares.

Common shares offered by the selling shareholders	24,586,022 common shares.

Option to purchase additional shares	The selling shareholders intend to grant the underwriters the right to purchase up to approximately 1,700,000 additional common shares from the selling shareholders within 30 days of the date of this prospectus. The actual number of additional common shares that the underwriters will have the right to purchase will be determined at pricing of this offering and will be equal to 15% of the number of common shares being offered in this offering, less the number of common shares being sold to us in the directed share placement.

Common shares to be issued and outstanding immediately after this offering and the directed share placement	174,961,489 common shares.

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the common shares offered under this prospectus. Accordingly, we will not receive any proceeds from the sale of common shares in this offering. See “Use of Proceeds.”

Voting rights	The common shares have one vote per share.

Dividend policy	We have not adopted a dividend policy with respect to future dividends, and we do not currently intend to pay cash dividends on our common shares. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors and will depend on many factors, such as our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy” and “Description of Share Capital.”

Lock-up agreements	We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus. Members of our Board of Directors and our executive officers have agreed to substantially similar lock-up provisions, subject to certain exceptions. The selling shareholders are subject to transfer restrictions as described under “Related Party Transactions—Registration Rights Agreement,” and we have agreed with the underwriters not to voluntarily waive such restrictions during the 90-day period following the date of this prospectus (other than in respect of any common shares being repurchased by or otherwise transferred to us). See “Underwriting (Conflicts of Interest).”

Directed Share Placement	As part of this offering, we intend to purchase from the underwriters a number of common shares having an aggregate value of approximately $350.0 million at a price per common share equal to the price to the public in this offering, minus underwriting discounts and commissions. The number of common shares available for sale to the general public will be reduced by such repurchased shares. The repurchased shares will no longer be outstanding following the completion of the offering. We intend to fund the directed share placement through a combination of cash on hand and a drawdown of our revolving credit facility. See “—Directed Share Placement.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the common shares.

Conflicts of Interest	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and RBS Securities Inc., who are underwriters in this offering (or their affiliates) will each receive more than 5% of the net offering proceeds resulting in a ‘‘conflict of interest’’ under Rule 5121(f)(5)(C) of the Financial Industry Regulatory Authority, Inc. (‘‘FINRA’’). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a ‘‘qualified independent underwriter’’ is not required in connection with this offering as the securities offered have a “bona fide public market” as defined in Rule 5121(f)(3). None of the underwriters listed above who have a conflict of interest will be permitted to confirm sales of the common shares to any account over which they exercise discretionary authority without the specific written approval of the account holder. Certain of the other underwriters in this offering (or their respective affiliates) will also receive a portion of the net offering proceeds.

Listing	Our common shares are listed on the NASDAQ Global Select Market, or NASDAQ, under the symbol “MRKT.”

The number of common shares issued and outstanding prior to, and to be issued and outstanding after, this offering and the directed share placement includes 2,370,707 restricted shares issued and outstanding as of March 31, 2015. The number of common shares to be issued and outstanding immediately after this offering and the directed share placement assumes that we repurchase 13,084,112 common shares in this offering, based on an aggregate value of approximately $350.0 million and the last reported sale price of our common shares on the NASDAQ Global Select Market on June 1, 2015 of $26.75.

The number of common shares issued and outstanding prior to, and to be issued and outstanding after, this offering and the directed share placement excludes:

–	61,093,962 common shares issuable upon the exercise of outstanding options as of March 31, 2015, at a weighted-average exercise price of $23.57 per share;

–	54,151 restricted share units issued and outstanding as of March 31, 2015;

–	common shares available for future issuance under our equity incentive plans as of the consummation of this offering; and

–	25,219,470 common shares held by the Markit Group Holdings Limited Employee Benefit Trust (the “EBT”), which is a discretionary trust through which shares may be delivered to Markit’s existing and former employees in satisfaction of their rights under any share incentive arrangements established by Markit. Unless Markit directs otherwise, the trustee of the EBT may not vote any of the shares held by the EBT and is also generally obliged to forgo dividends. See “Management—Employee Benefit Trust.”

Directed Share Placement

As part of this offering, we intend to purchase from the underwriters a number of common shares having an aggregate value of approximately $350.0 million at a price per common share equal to the price to the public in this offering, minus underwriting discounts and commissions. The number of common shares available for sale to the general public will be reduced by such repurchased shares. In connection with this offering and the directed share placement, we and certain parties to the Registration Rights Agreement will amend the Registration Rights Agreement as described under “Related Party Transactions—Registration Rights Agreement.”

We intend to fund the directed share placement through the use of $35.0 million of cash on hand and a drawdown of $315.0 million under our revolving credit facility. The repurchased shares will no longer be outstanding following the completion of the offering.

Unless otherwise indicated or the context otherwise requires, the information in this prospectus giving effect to the directed share placement assumes that we repurchase 13,084,112 common shares in this offering. This assumption is based on the repurchase by us of common shares having an aggregate value of approximately $350.0 million and the last reported sale price of our common shares on the NASDAQ Global Select Market on June 1, 2015 of $26.75.

Summary Consolidated Historical Financial Information

The following summary consolidated historical financial information should be read in conjunction with the sections entitled “Corporate Reorganisation,” “Presentation of Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and interim condensed consolidated financial statements of Markit Ltd. included elsewhere in this prospectus.

The summary consolidated historical financial information presented as of and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited consolidated financial statements of Markit Ltd. included elsewhere in this prospectus. The summary consolidated historical financial information presented as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 has been derived from the unaudited condensed consolidated interim financial statements of Markit Ltd. included elsewhere in this prospectus, which, in the opinion of our management, include all adjustments necessary to present fairly the results of operations and financial condition at the date and for the periods presented. The results for the three months ended March 31, 2015 are not necessarily indicative of the results of operations that you should expect for the entire year ending December 31, 2015 or any other period.

All our operations are continuing operations and we have not proposed or paid dividends in any of the periods presented.

	As of and for the three months ended March 31,		As of and for the year ended December 31,

($ in millions other than per share data)	2015	2014	2014	2013	2012
Income statement data:
Revenue	271.5	259.4	1,065.1	947.9	860.6
Operating expenses	(146.8)	(142.7)	(569.2)	(515.1)	(454.0)
Operating profit	82.0	59.8	243.4	230.1	224.7
Profit for the period	54.5	39.8	164.1	147.0	153.1
Profit attributable to equity holders	54.8	39.8	165.2	139.4	125.0
Earnings per share – basic(1)	0.30	0.23	0.92	0.80	0.70
Earnings per share – diluted(1)	0.29	0.22	0.90	0.79	0.69
Weighted average number of shares issued and outstanding – basic(1)	183,259,470	176,728,360	179,183,880	173,875,980	177,716,240
Weighted average number of shares issued and outstanding – diluted(1)	191,653,520	178,719,390	184,467,540	175,550,760	180,020,120
Balance sheet data:
Total assets	3,220.7	3,169.3	3,300.0	3,096.7	3,117.2
Total equity/net assets	2,385.9	2,112.3	2,270.6	2,055.9	1,929.7
Cash flow data:
Net cash generated from operating activities	60.9	41.4	369.9	339.8	340.6
Net cash used in investing activities	(47.5)	(119.9)	(250.9)	(170.6)	(479.6)
Net cash (used in) / generated from financing activities	(45.1)	41.2	(75.3)	(203.9)	99.4
Net (decrease) / increase in cash	(31.7)	(37.3)	43.7	(34.7)	(39.6)
Other financial data:
Adjusted EBITDA(2)	120.7	116.7	488.2	421.3	358.2
Adjusted EBITDA margin(3)	44.8%	45.0%	46.0%	45.6%	47.0%
Adjusted Earnings(4)	68.5	72.9	279.0	248.4	218.4
Adjusted Earnings per share – diluted(5)	0.36	0.41	1.51	1.41	1.21

	As of and for the three months ended March 31,		As of and for the year ended December 31,

($ in millions other than per share data)	2015	2014	2014	2013	2012
Segmental data:
Revenue
Information	120.6	117.7	486.5	459.6	431.3
Processing	67.4	72.2	284.9	265.3	238.8
Solutions	83.5	69.5	293.7	223.0	190.5
Total revenue	271.5	259.4	1,065.1	947.9	860.6
Adjusted EBITDA
Information	58.2	55.2	239.2	217.2	214.5
Processing	35.4	39.2	156.6	138.1	124.5
Solutions	27.8	22.3	93.1	77.5	67.6
Less non-controlling interests	(0.7)	—	(0.7)	(11.5)	(48.4)
Total Adjusted EBITDA	120.7	116.7	488.2	421.3	358.2
Adjusted EBITDA margin
Information	48.3%	46.9%	49.2%	47.3%	49.7%
Processing	52.5%	54.3%	55.0%	52.1%	52.1%
Solutions	33.3%	32.1%	31.7%	34.8%	35.5%
Adjusted EBITDA margin(3)	44.8%	45.0%	46.0%	45.6%	47.0%

(1)	As adjusted retrospectively for all periods presented to give effect to the terms of the corporate reorganisation that was completed prior to the closing of our initial public offering. See “Corporate Reorganisation.”

(2)	See “Selected Consolidated Historical Financial Information” for a description of how we define Adjusted EBITDA, why we believe it is useful to investors and a reconciliation to profit for the period from continuing operations.

(3)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

(4)	See “Selected Consolidated Historical Financial Information” for a description of how we define Adjusted Earnings, why we believe it is useful to investors and a reconciliation to profit for the period from continuing operations.

(5)	Adjusted Earnings per share – diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted, as disclosed in “Selected Consolidated Historical Financial Information.”

Risk Factors

You should carefully consider the material risks and uncertainties described below and the other information in this prospectus before making an investment in the common shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of the common shares could decline and you could lose all or part of your investment.

Risks Related to Our Business

We operate in highly competitive markets and may be adversely affected by this competition.

The markets for our products and services are highly competitive and are subject to rapid technological changes and evolving customer demands and needs. Many of our principal competitors are established companies that have substantial financial resources, recognised brands, technological expertise and vast market experience. These competitors sometimes have more established positions in certain product segments and geographic regions than we do. We also compete with smaller companies, some of which may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. In particular:

•	Our competitors are continuously improving their products and services (such as by adding new content and functionalities), developing new products and services, and investing in technology to better serve the needs of their existing customers and to attract new customers;

•	Our competitors continue to acquire additional businesses in key sectors that will allow them to offer a broader array of products and services;

•	Some of our competitors market some of their products and services as commodities or lower cost alternatives to certain of our solutions, which may diminish the relative value of some of our products and services;

•	A number of our competitors may be considering strategic transactions, whereby they acquire, merge with or otherwise combine with one another or form partnerships with one another, in order to expand or enhance their product and service offerings and market position;

•	Educating our customers on the intricacies and uses of our products and services could, in certain cases, improve their ability to offer competing products and services as they look to expand their business models;

•	Some of our current or future products or services could be rendered obsolete as a result of competitive offerings or changes in regulation or the financial markets; and

•	Barriers to entry to create a new product or offer a new service may be low in many cases, and reduced even further through the use of the Internet as a distribution channel, which has allowed free or relatively inexpensive access to information sources, leading to the possible emergence of new competitors.

Competition may require us to reduce the price of some of our products and services or make additional capital investments that would adversely affect our profit margins or cash flows. For instance, the increase of electronic trading of derivatives is expected to create pricing and other competitive pressure on our Processing division, and in response we lowered the price points of certain products. If we are unable or unwilling to do so, or make other price reductions or such additional capital investments, we may lose market share and our financial condition or results of operations may be adversely affected. Moreover, our strategic position in the marketplace and our opportunities to acquire, be acquired or partner with our competitors may be reduced if our competitors forge deeper or exclusive relationships with one another. We cannot assure anyone that our investments and our relationships with our partners have been or will be sufficient to maintain or improve our competitive position or that the development of new or improved technologies, products and services by our competitors will not have a material adverse effect on our business. If we fail to compete effectively against current or future competitors, our financial condition and results of operations could be adversely affected.

If we are unable to develop successful new products and services, or if we experience design defects, errors, failures or delays associated with our products or services or migration of an existing product or service to a new system, our business could suffer serious harm.

Our growth and success depend upon our ability to develop and sell new products and services. If we are unable to develop new products or services, or if we are not successful in introducing or obtaining any required regulatory approval or acceptance for new products or services, we may not be able to grow our business or growth may occur more slowly than we anticipate.

Despite testing, products and services that we develop, license or distribute may contain errors or defects after release. In addition, whether we release new products and services or migrate existing products and services to new systems or upgrade outdated software and infrastructure, our software may contain design defects and errors when first introduced or when major new updates or enhancements are released. We have also experienced delays in the past while developing and introducing new products and services, primarily due to difficulties in licensing data inputs, developing new products or services, or adapting to particular operating environments. Additionally, in our development of new products and services or updates and enhancements to our existing products and services, we may make a major design error that causes the product or service to operate incorrectly or less effectively. Many of our products and services also rely on data and services provided by third-party providers over which we have no control and may be provided to us with defects, errors or failures. Our customers may also use our products and services together with their own software, data or products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. If design defects, errors or failures are discovered in our current or future products or services, we may not be able to correct them in a timely manner, if at all.

Our inability to develop and sell new products and services, our inability to successfully migrate existing products or services to new systems, or the existence of design defects, errors or delays in our products or services that are significant, or are perceived to be significant, could result in rejection or delay in market acceptance of our products or services, damage to our reputation, loss of revenue, a lower rate of licence renewals or upgrades, diversion of development resources, product liability claims or regulatory actions, or increases in service and support costs. We may also need to expend significant capital resources to eliminate or work around design defects, errors, failures or delays. In each of these ways, our business, financial condition or results of operations could be materially adversely impacted.

Declining activity levels in the securities or derivatives markets, weak or declining financial performance of financial market participants or the failure of market participants could lower demand for our products and services and could affect our recurring variable fee revenue.

Our business is dependent upon the global financial markets as well as the financial health of the participants in those markets and the general economy. Unfavourable or uncertain economic conditions, economic instability or economic downturns could cause our customers or prospective customers to cancel, reduce or delay planned expenditures for our products and services, or impair our customers’ ability to pay for products or services they have purchased. This could adversely affect our financial results by reducing our revenue.

In addition, a significant proportion of our revenue is variable and depends upon transaction volumes, investment levels (i.e., assets under management) or the number of positions we value. Lower activity levels in the financial markets, including lower transaction volumes, assets under management or positions taken could have a material adverse effect on our financial condition or results of operations.

We work on product development with, license data inputs for our products and services from, and generate a significant percentage of our total revenue from financial institutions that are also our shareholders, who are not contractually obligated to continue to maintain these relationships and who also have similar involvement with our competitors.

We have historically earned a substantial portion of our revenue from and have worked on new product and service offerings with financial institution customers that are also our shareholders. For the years ended December 31, 2014, 2013, and 2012, 38.7%, 42.6%, and 44.7% of our total revenue, respectively, was generated by payments from financial institutions or their affiliates that are also our shareholders. Cooperation with these financial institution customers has also been important in the development of many of our products and services. In addition, as described below, these financial institutions that are our customers and shareholders also provide us with data, which is a critical input for our products and services. Additionally, some of these financial institution customers that are also our shareholders had a right to appoint members of our Board of Directors, which right terminated upon the consummation of our initial public offering.

Our financial institution shareholders and our other customers have made, and may continue to make, investments in businesses that directly compete with us. Our customers also trade, and may continue to trade, on markets operated by our competitors. Reduced engagement from these financial institution customers now that they can no longer designate a member of our Board of Directors, or as a result of a reduction in the level of their equity ownership in us, may cause them to reduce or discontinue their use of our products and services, their desire to work with us on new product developments or their willingness to supply data and information services to us. Further, changes in regulation and other market factors may cause these financial institutions to cease creating the datasets that are important to our products and services or to cease providing such datasets to us. The loss of, or a significant reduction in, participation on our platform by these financial institution customers may have a material adverse effect on our business, financial condition or results of operations.

We are dependent on third parties for data and information services.

We depend upon data and information services from external sources, including data received from certain competitors, customers and various government and public record services, for information used in certain of our products and services. In most cases, we do not own the information provided by these external sources, and the participating organisations could discontinue contributing information to the databases. Our data sources could also increase the price of, or withdraw, their data or information services for a variety of reasons, or we could become subject to legislative, regulatory, judicial or contractual restrictions on the use of data, in particular if such data is not collected by the third parties in a way which allows us to process the data or use it legally.

Some of our customers are both significant shareholders of our company and data suppliers or information service providers. As of March 31, 2015, and after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares) and the directed share placement, approximately 52.1% of our issued and outstanding common shares was owned by financial institutions who are also our customers. Certain of these same parties provide us with a significant amount of our data. There can be no assurance that those customers will continue to provide data to the same extent or on the same terms or continue to purchase our products and services.

In addition, our competitors, which in some cases are our suppliers of data and information services, could enter into exclusive contracts with our existing or other data sources or information service providers, revise the current terms on which they provide us with data or services, alter or revise the data or services they provide without our knowledge, or cease providing us with data or services altogether for a variety of reasons, including ceasing or interrupting the provision of such data or services generally or to us specifically, such as declining to support us given our competing positions. If (i) a substantial number of data sources or certain key sources were to withdraw or were unable to provide us with their data or information services; (ii) we were to lose access to, or be precluded from receiving or restricted in using, data or information services due to exclusive contracts among our competitors, government regulation, or regulatory concerns of our suppliers; (iii) the collection of data were to become uneconomical or disrupted; (iv) there were concerns about the quality or accuracy of the data or services provided; or (v) we were unable to arrange for substitute sources of information internally or via another third-party provider, our ability to provide products and services to our customers could be impacted and our business, reputation, financial condition, operating results and cash flow could be materially adversely affected.

There may be consolidation in our end-customer market, which would reduce the use of our products and services.

Mergers or consolidations among our customers, as a result of increased regulatory pressure or otherwise, could reduce the number of our customers and potential customers. This could adversely affect our revenue even if these events do not reduce the activities of the consolidated entities. If our customers merge with or are acquired by other entities that are not our customers, or entities that use fewer of our products or services, such customers may discontinue or reduce their use of our products and services. For example, when Bank of America Corporation (together with its affiliates, “Bank of America”) acquired Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates (“Merrill Lynch”), certain of our agreements with Merrill Lynch related to various products and services were eventually terminated and consolidated under our historical contracts with Bank of America. Any such developments could materially and adversely affect our business, financial condition, operating results and cash flow.

The impact of cost-cutting pressures across the industry we serve could lower demand for our products and services.

Our customers are focused on controlling or reducing spending as a result of the continued financial challenges and market uncertainty many of them face. For example, in 2012, many large financial institutions initiated reductions in their workforces and took other measures to control or contain operational spending. More recently, many of these institutions were subject to substantial penalties from regulatory bodies. Customers within the financial services industry that strive to reduce their operating costs may seek to reduce their spending on our products and services. Our results of operations could be materially and adversely affected if a large number of smaller customers or a critical number of larger customers reduce their spending with us.

Alternatively, customers may use other strategies to reduce their overall spending on financial market products and services, such as by consolidating their spending with fewer vendors, including by selecting other vendors with lower-cost offerings, or by self-sourcing their need for financial market products and services. If customers elect to consolidate their spending on financial market products and services with other vendors and not us, if we lose business to lower priced competitors, or if customers elect to self-source their financial market product and service needs, our results of operations could be materially and adversely affected.

Our customers may become more self-sufficient, which may reduce demand for our products and services and materially adversely affect our business, financial condition or results of operations.

Our customers may, as some have in the past, internally develop certain products and services as well as functionality contained in the products and services that they currently obtain from us, including through the formation of consortia. For example, some of our customers who currently license our valuations data and analytics tools to analyse their portfolios and who do not require an independent source for these services may develop their own tools to collect data and assess risk, making our products and services less useful to them. Furthermore, public sources of free or relatively inexpensive information, whether through the Internet, from governmental and regulatory agencies or from companies and other organisations, have become more readily available, and this trend is expected to continue. This greater availability of information could further assist our customers in independently developing certain products and services that we currently provide. To the extent that customers become more self-sufficient, demand for our products and services may be reduced, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to ongoing antitrust investigations and litigation arising from activities relating to credit default swaps, and may in the future become subject to further investigations and litigation. An adverse outcome in these investigations or litigation could result in substantial fines, damages or penalties and could change how we offer products or services, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to antitrust and competition laws and regulations in the countries where we have operations. These laws and regulations seek to prevent and prohibit anticompetitive activity. We are currently subject to a number of antitrust and competition-related investigations and claims, including investigations by the Antitrust Division of the U.S. Department of Justice and the Competition Directorate of the European Commission (the “EC”) as well as a consolidated class action lawsuit in the United States. Certain of the underwriters in this offering are also the subject of those investigations and are defendants in the class action lawsuits. See “Business—Legal Proceedings” for a description of these matters. These investigations and lawsuits involve multiple parties and complex claims that are subject to significant uncertainties and unspecified penalties or damages. Therefore, we cannot estimate the probability of loss or the extent of our potential liability on a standalone basis or relative to the potential liability of the other parties to the investigations and lawsuits. Future investigations and lawsuits relating to credit default swaps are also possible.

Depending on the outcome of any pending or future claims or investigations, we may be required to change the way we offer particular products or services, which could result in material disruptions to and costs incurred by our business, and we may be subject to substantial fines, penalties, damages or an injunction or other equitable remedies. Pending or future claims or investigations (regardless of outcome) may also affect how the Dealers (as defined in “Business—Legal Proceedings”) or other parties interact with us, including the manner or type of data provided to us and the manner or type of data products and services purchased from us. These pending antitrust and competition-related claims and investigations, and any future claims and investigations, could also be costly to us in terms of time and expense incurred defending such claims or investigations. Any of the above impacts, individually or together, could have a material adverse effect on our business, financial condition or results of operations.

For some of our products and services, we typically face a long selling cycle to secure new contracts that requires significant resource commitments, resulting in a long lead time before we receive revenue.

For new products and services and for complex products and services, we typically face a long selling cycle to secure each new contract, and there is generally a long preparation period before we commence providing products and services or delivering configurable software. For instance, our Analytics service provides a range of enterprise risk management software solutions, using the latest risk technology to deliver computation speed. The consultative nature of these projects requires our sales team to actively engage with potential customers through various procurement stages, often requiring many levels of internal approval, and including various milestone phases such as scoping, planning and proof of concept to reach deal closure, which typically takes 12 months or more. We typically incur significant business development expenses during the selling cycle and we may not succeed in winning a new customer’s business, in which case we receive no revenue and may receive no reimbursement for such expenses. Current selling cycle periods could lengthen, causing us to incur even higher business development expenses with no guarantee of winning a new customer’s business. Even if we succeed in developing a relationship with a potential new customer, we may not be successful in obtaining contractual commitments after the selling cycle or in maintaining contractual commitments after the implementation cycle, which may have a material adverse effect on our business, results of operations and financial condition.

We rely heavily on network systems and the Internet and any failures or disruptions may adversely affect our ability to serve our customers.

Most of our products and services are delivered electronically, and our customers rely on our ability to process transactions rapidly and deliver substantial quantities of data and other services on computer-based networks. Our customers also depend on the continued capacity, reliability and security of our electronic delivery systems, our websites and the Internet. Our ability to deliver our products and services electronically may be impaired due to infrastructure or network failures, malicious or defective software, human error, natural disasters, service outages at third-party Internet providers or increased government regulation. For example, as a result of Hurricane Sandy in 2012, one of our data centres in New Jersey and some of our office space in New York City were flooded and unavailable, resulting in several days of reduced operations and substantial costs associated with repairs, relocation and resource reallocation to ensure continued delivery of our products and services. Further, we receive data inputs from critical third-party suppliers who are subject to the same delivery risks, such that if any of the foregoing issues affect these suppliers, we may be impacted as well. Significant growth of our customer base may also strain our systems in the future. Delays in our ability to deliver our products and services electronically may harm our reputation and result in the loss of customers. In addition, a number of our customers entrust us with storing and securing their data and information on our servers. Although we have disaster recovery plans that include backup facilities for our primary data centres, our systems are not always fully redundant, and our disaster planning may not always be sufficient or effective. As such, these disruptions may affect our ability to store, handle and secure such data and information.

From time to time, the speed at which we are required to update market and customer data can increase. This can sometimes impact product and network performance. Factors that have significantly increased data update rates include high market volatility, new derivative instruments, increased automatically generated algorithmic and program trading and market fragmentation, resulting in an increased number of trading and clearing venues. Changes in legislation and regulation pertaining to market structure and dissemination of market information may also increase data flow rates. There can be no assurance that our company, our third-party data suppliers and our network providers will be able to accommodate accelerated growth of data volumes or avoid other failures or interruptions. We currently face significant increases in our use of power and data storage, and we may experience a shortage of capacity and increased costs associated with such usage. A significant delay or disruption of our network systems, servers or use of the Internet may have a material adverse effect on our business, results of operations and financial condition, and our existing insurance coverage may not cover all our losses.

If embargoed data or non-public information relating to our indices, including the PMI series, is inadvertently disclosed or deliberately misused, our business, financial condition or results of operations could be materially adversely affected.

We own and administer several indices, including the PMI series, which are monthly economic surveys of selected companies that provide advance insight into the private sector economy. Among others, central banks use the PMI series data to help make interest rate decisions and financial analysts use the PMI series data to forecast official economic data. If, prior to the date of intended release, we are unable to limit access to the PMI series or prevent its unauthorised disclosure, whether inadvertent or deliberate, our reputation may suffer, which could have a material adverse effect on our business, financial condition or results of operations. Moreover, we provide the PMI series data under embargo to certain financial information and news providers. Part of the value to us from doing so is that these news providers are able to analyse and provide commentary on the data simultaneously with the public release of such data by us. If the embargoed data is inadvertently disclosed or deliberately misused prior to our authorisation, financial markets could be negatively affected and any resulting need to change our procedures around the provision of embargoed data to any third parties may diminish the value of the PMI series to our business.

Fraudulent or unpermitted data access and other security or privacy breaches may negatively impact our business and harm our reputation.

Many of our products and services involve the storage and transmission of proprietary information and sensitive or confidential data. Security breaches in our facilities, computer networks, and databases may cause harm to our business and reputation and result in a loss of customers. Our products, services and systems and our customers’ systems may be vulnerable to physical break-ins, computer viruses, attacks by hackers, including denial of service attacks, and other similarly disruptive activity. Recently, the financial services industry has been targeted for purposes of political protest, activism and fraud, as well as by foreign state actors and terrorist organisations seeking to disrupt the businesses and financial systems in the countries in which we operate. Further, former employees of certain companies in the financial sector have misappropriated trade secrets or stolen source code in the past, and we could be a target for such illegal acts in the future.

In addition, we rely on a system of internal processes and software controls along with policies, procedures and training to protect the confidentiality of customer data, such as portfolio data and trading information that may be provided to us or hosted on our systems. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in the implementation of our internal controls, policies or procedures, or if an employee, consultant or third-party provider purposely circumvents or violates our internal controls, policies or procedures, then unauthorised access to, or disclosure or misappropriation of, customer data could occur.

Any such security or privacy breach, or unauthorised access, disclosure or misappropriation may adversely affect us in the following ways:

•	losing sales;

•	deterring customers from using our products or services;

•	affecting our ability to meet customers’ expectations;

•	deterring data suppliers from supplying data to us;

•	harming our reputation;

•	disclosing valuable trade secrets, know-how or other confidential information;

•	exposing us to liability by our customers or regulators;

•	increasing operating expenses to correct problems caused by the breach and to prevent future breaches of a similar nature;

•	breaching terms of agreements;

•	violating certain data privacy or related legislation; or

•	causing inquiry or penalisation from governmental authorities.

Our existing resources and measures to maintain data and information security have not always in the past been, and may not always in the future be, effective. In the past, we have experienced security breaches, unauthorised disclosures and cyber incidents, as well as occasional system interruptions that have made some of our services or websites unavailable for limited periods of time. Third-party providers also may experience security breaches and unauthorised disclosures involving the storage and transmission of proprietary information. If anyone gains improper access to our databases, they may be able to steal, publish, delete or modify our confidential information or that of a third-party stored or transmitted on our networks. Any significant failure, compromise, unauthorised access or disclosure, cyber-breach or interruption of our systems, including operational services, loss of service from third parties, sabotage, break-ins, failure of controls, war, terrorist activities, power or coding loss or computer viruses could result in lack of availability, loss of data integrity, fraud, unauthorised disclosure or other outcomes harmful to our business. Any breach of data, controls or information security caused by one of these events could also result in unintentional disclosure of, or unauthorised access to, company, customer, vendor, employee or other confidential data or information that could be material.

We receive important services, software and technologies from third-party providers and any errors, failures or disruption in the services or technologies provided by these third parties could harm our customer relationships or our reputation.

We rely on third-party providers for integral services, software and technologies. These providers include those that provide services for our principal infrastructure, third-party software, such as software provided by SunGard, Microsoft and Symantec, which are key components to many of our systems, as well as providers of services and technologies that are integral to specific products, such as the operational services provided by Genpact in our Markit Genpact KYC Services joint venture. Several of these providers are also our competitors. These services, software and technologies may not continue to be available to us on commercially reasonable terms, or at all.

Moreover, the satisfactory performance, reliability and availability of such services, software and technologies are critical to our ability to generate revenues, as well as to our reputation. Any errors, failures to perform, interruptions or delays experienced in connection with these third-party providers could adversely impact our business, operating results and financial condition. We have little control over these third-party providers, which increases our vulnerability to errors, failures, interruptions or disruptions or problems with their services, software or technologies.

Should the companies providing such services, software and technologies cease providing or supporting, or significantly increase the cost of services, software and technologies, it would be difficult to replace some or all of such services, software or technologies, and we may incur significant costs or product development delays until we either develop or, if available, identify, obtain and integrate, alternative services, software or technology into our systems.

Our use of open source software and third-party software containing open source elements could result in litigation or impose unanticipated restrictions on our ability to commercialise our products and services.

We use open source software in our technology most often as small components within a larger product or service, to augment algorithms, functionalities or libraries created by Markit, and may use more open source software in the future. For example, our Analytics product and certain of our foreign exchange products all use ANTLR, a standard, industry-known parser for reading, processing, executing or translating structured text or binary files, which is licensed pursuant to the permissive Berkeley Software Distribution licence. Open source code is also contained in some third-party software we rely on. We could be subject to suits by parties claiming breach of the terms of the licence for such open source software. The terms of many open source licences are ambiguous and have not been interpreted by U.S. or other courts, and these licences could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialise our products and services. Litigation could be costly for us to defend, have a negative impact on our operating results and financial condition or require us to devote additional research and development resources to remove open source elements from or otherwise change our software. In addition, if we were to combine our proprietary technology with open source software in a certain manner, we could, under certain open source licences, be required to release the source code of our proprietary software. If we inappropriately use open source software, we may also be required to re-engineer our software, license our software on unfavourable terms or at no cost, discontinue certain products and services or take other remedial actions, any of which could have a material adverse effect on our business, results of operations or financial condition.

We may face liability for content contained in our products and services.

We may be subject to claims for breach of contract, defamation, libel, copyright or trademark infringement, fraud or negligence, regulations or other theories of liability, in each case relating to the data, articles, commentary, ratings, information or other content we collect and distribute in the provision of our products and services. If such data or other content or information that we distribute has errors, is delayed or has design defects, we could be subject to liability or our reputation could suffer. We could also be subject to claims based upon the content that is accessible from our corporate website or those websites that we own and operate through links to other websites. Further, we could be subject to claims that we have misused data inputs provided by third-party suppliers. Costs to defend or liability arising as a result of such claims, or any resulting reputational harm, could have a material adverse effect on our financial condition or results of operations.

We depend on world class personnel to operate and grow our business, and if we do not continue to recruit, motivate and retain high-quality management and key employees, we may not be able to execute our business strategies.

The performance of our strategies depends on our ability to continue to recruit, motivate and retain our executive officers and other key management, sales, marketing, product development and operations personnel across our entire business. Although we have entered into employment letter agreements with our executive officers, each of them may terminate their employment with us at any time. We compete with many businesses that are seeking skilled individuals, including those with advanced technical abilities. Competition for professionals in our Information, Solutions and Processing divisions can be intense as other companies seek to enhance their positions in our market segments. The replacement of any of our key personnel would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. In addition, we do not carry any “key person” insurance policies that could offset potential loss of service under applicable circumstances.

A significant amount of the equity interests in our company that were granted to our employees prior to our initial public offering became fully vested at the time of our initial public offering. As a result, some of our employees may be able to realise substantial financial gains in connection with the sales of their vested equity interests, which could result in a loss of these employees. We also intend to continue to use equity incentive awards as a means of retaining senior employees. With respect to option awards, if our share price does not appreciate above the exercise price at which option awards are granted or there is a significant decline in our share price relative to the exercise price at which equity awards have been granted or will be granted in the future, the value of option awards as a retention tool would decline. In addition, any future organisational changes, including the integration of new acquisitions with our other business units, could cause our employee attrition rate to increase. The loss of the services of key personnel or our inability to otherwise recruit, motivate or retain qualified personnel could have an adverse effect on our business, operating results and financial condition.

We generate a significant percentage of our revenue from recurring fixed fee agreements, and our ability to maintain existing revenue and to generate higher revenue is dependent in part on maintaining a high renewal rate.

For the three months ended March 31, 2015 and the year ended December 31, 2014, we generated 53.5% and 52.5%, respectively, of our revenue from recurring fixed fees, which are typically subscription agreements. Although the initial term of our subscription agreements can range from one to five years and many of them include auto-renewal clauses, with appropriate notice, certain arrangements are cancellable. To maintain existing fixed revenue and to generate higher revenue, we rely on a significant number of our customers renewing their subscriptions with us or not cancelling their subscriptions. Our revenue could also be adversely impacted if a significant number of our customers renewed their subscriptions with us but reduced the amount of their spending on those subscriptions.

Our growth and profitability may not continue at the same rate as we have experienced in the past, which could have a material adverse effect on our business, financial condition or results of operations.

We have experienced significant growth during our operating history. There can be no assurance that we will be able to maintain the levels of growth and profitability that we have experienced in the past. Among other things, there can be no assurance that we will be as successful in our expansion efforts as we have been in the past, or that such efforts will result in growth rates or profit margins comparable to those we have experienced in the past. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any failure to continue to grow our business and maintain profitability could have a material adverse effect on our business, financial condition or results of operations. See, for example, “—If we are unable to develop successful new products and services, or if we experience design defects, errors, failures or delays associated with our products or services or migration of an existing product or service to a new system, our business could suffer serious harm” and “—We depend on world class personnel to operate and grow our business, and if we do not continue to recruit, motivate and retain high-quality management and key employees, we may not be able to execute our business strategies.”

Our brand and reputation are important company assets and are key to our ability to remain a trusted source of our products and services.

The integrity of our brand and reputation is key to our ability to remain a trusted source of products and services and to attract and retain customers. Negative publicity regarding Markit or actual, alleged or perceived issues regarding one of our products or services could harm our relationships with customers and partners. Failure to protect our brand may adversely impact our credibility as a trusted supplier of content and may have a negative impact on our business.

We enter into redistribution arrangements that allow other firms to represent certain of our products and services. It is difficult to monitor whether such agents’ representation of our products and services is accurate. In the past, certain companies have used our products and services to attract customers without our permission to do so. Poor representation of our products and services by our partners or agents, or entities acting without our permission, could have an adverse effect on our reputation and our business.

Changes in legislation and regulation may decrease the demand for our products and services from customers or make our products and services impracticable.

Most of our customers operate within a highly regulated environment. Over the past few years, the United States, the European Union (the “EU”) and other jurisdictions have introduced new legislation and regulation of financial markets, including the OTC derivatives markets from which we derive a significant portion of our revenue. These legislative and regulatory efforts may decrease the demand for our products and services from customers, thereby adversely affecting our revenue.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in the United States, the European Market Infrastructure Regulation (“EMIR”), the Markets in Financial Instruments Regulation (“MiFIR”), the original Markets in Financial Instruments Directive (“MiFID”) and the new Markets in Financial Instruments Directive (“MiFID II”) in the EU and other legislation and regulation in these jurisdictions and others mandate that many OTC derivatives be centrally cleared through regulated clearinghouses, traded on organised trading venues and reported to trade repositories (and, in many cases, also to the public) and subject market participants to business conduct, risk management, capital, margin and recordkeeping rules, among other requirements. New capital rules, including Basel III and the Capital Requirements Directive IV (“CRD IV”) require higher capital charges for many trading activities of banks whilst higher margin requirements for non-cleared derivatives are due to be implemented over the coming year. Some of these statutory and regulatory requirements are currently effective, while others will become effective over the next several years. The MiFID II / MiFIR regime could impact non-derivative products that our products and services support, including, for example, bond pricing. Additional legislation and regulation in this area, beyond what is currently contemplated, are also possible. For example, President Obama’s proposed 2014 and 2015 budgets would subject all derivatives to mark-to-market taxation treatment, and if such a proposal ever became law, it would increase the tax burden for derivatives customers. The Financial Transaction Tax proposal being discussed in Europe could have a similar effect. In addition, the U.S. Congress could enact legislation to lessen the impact or effectiveness of the Dodd-Frank Act, which could affect the need for our products and services.

These legislative and regulatory efforts may significantly increase the cost of entering into OTC derivative contracts and reduce the variety of derivatives traded, thereby decreasing the use of such instruments, and the relevant products and services we provide for such instruments, by the market participants who are our customers. Legislative and regulatory changes may also lead to market participants terminating the derivatives activity for which they use our products and services, or moving that activity to other entities that do not use our products and services. If our customers reduce their use of our products and services relating to derivatives or other relevant financial products as a result of such legislation and regulations, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, it is possible that changing political dynamics could lead to these regulatory regimes being repealed or modified in such a way as to decrease or eliminate the need for certain of our products and services. If our customers no longer need certain of our products and services relating to derivatives or other relevant financial products as a result of such changes to legislation and regulations, it could have a material adverse effect on our business, financial condition and results of operations.

These legislative and regulatory efforts could also cause some or all of our products or services to become obsolete, reduce demand for our products or services or increase our expenses of providing products or services to customers, any of which could have a material adverse impact on our business, financial condition or results of operations. We may not be as well equipped to respond to such changes as some of our competitors and may lose any existing first-mover advantage. Some of our larger, more established competitors may have the financial and human resources to adapt to such changes quickly. Other smaller competitors may be able to move quickly to adopt new technologies or create products or services to capitalise on such changes. Delays in adapting our products and services to legislative and regulatory changes could harm our reputation and have an adverse impact on our business, financial condition and results of operations.

For example, our trade processing business could be negatively affected by a shift towards further standardisation in the derivatives markets, resulting in part from the new regulatory regimes in the United States, the EU and other jurisdictions. Part of our processing business serves to facilitate confirmation and mutual agreement between parties to bespoke bilateral derivatives transactions. Due to the regulatory efforts outlined above and a movement towards centralised clearing and exchange or exchange-like trading, many of these products may become increasingly standardised, lessening the need for our services. Similarly, as a result of regulatory requirements or incentives, some of our customers may seek to achieve economically equivalent positions and exposures through futures products, rather than OTC derivatives. This trend towards “futurisation” may diminish customer demand for certain of our processing services.

Demand for our Information division services may also decline as a result of new regulations. For example, new U.S. rules promulgated by the U.S. Commodity Futures Trading Commission (the

“CFTC”) and proposed by the U.S. Securities and Exchange Commission (the “SEC”) require public dissemination of certain information about OTC derivative transactions reported to trade repositories, with the effect that customers may have more access to free, publicly available information about pricing and other salient trade terms. Additional transparency in the market may also be facilitated by other types of market intermediaries, including central counterparties and electronic trading platforms. To the extent customers are able to process, interpret and rationalise this information without the help of third parties, demand for our services may decline. Similar trade reporting regimes are expected for OTC derivatives in non-U.S. jurisdictions, where we would expect the impact on customer demands to be similar to those anticipated in the United States, and for other instruments, for example bonds under MiFID II / MiFIR in Europe.

We may become subject to increased regulation of our services, including our index, pricing and processing services.

Our customers rely on many of our products and services to meet their operational needs. As part of global regulatory reform efforts, including those discussed above, we may become subject to increased regulation of our services, which could increase our costs and decrease our profitability. We are subject to limited direct regulation currently (primarily around our processing and compression businesses which are subject to supervision by the United Kingdom’s Financial Conduct Authority), and therefore direct regulation would impose new compliance burdens, which could negatively impact our profitability.

For example, on September 13, 2013, the European Commission proposed draft legislation to establish regulation of benchmarks, including LIBOR and commodity benchmarks. The draft would require benchmark administrators to be authorised and subject to ongoing supervision by EU regulators, and supervised entities in the EU may only be able to use benchmarks as a reference in a financial instrument if the benchmark is provided by an entity authorised in the EU or a third country deemed equivalent. Although we already have a compliance program to address the Principles for Financial Benchmarks established by the International Organization of Securities Commissions, because of the nature of our operations, we may be deemed to be a “benchmark administrator” and subject to additional direct regulation under upcoming European legislation.

Also, certain other services of ours could become subject to direct regulation as a result of various regulatory initiatives, which could impact our ability to provide such services. For example, under the U.S. Securities and Exchange Commission’s proposed standards for clearing agency operation and governance, intermediating organisations such as MarkitSERV that capture trade information and perform an independent comparison of that information in order to confirm each party’s terms could be considered clearing agencies and required to register with the SEC, rendering them subject to direct regulation as clearing agencies. If our derivatives processing business was required to register as a clearing agency with the SEC it would bring with it significant new regulatory compliance burdens. Further, some of our services could become subject to regulatory oversight in our function as a “third-party service provider.” In December 2014, the International Organization of Securities Commissions and the Committee on Payments and Settlement Systems published a final report that establishes an assessment methodology and provides guidance for regulatory authorities in assessing a financial market infrastructure’s “critical service providers” against the oversight expectations for such critical service providers described in a 2012 report on financial market infrastructures prepared by the International Organization of Securities Commissions and the Committee on Payments and Settlement Systems. Such guidance includes descriptions of planning, due diligence, third-party selection, contract negotiation, ongoing monitoring of third-party relationships, oversight and accountability, and documentation and reporting that financial institutions should consider when outsourcing functions. Certain of our products and services are subject to those regulations and guidance as a contractual matter with certain customers, requiring us to incur significant product structuring and compliance costs to meet required regulations and guidance. This initiative by the International Organization of Securities Commissions and the Committee on Payments and Settlement Systems may increase regulatory scrutiny of critical service providers, such as MarkitSERV, and could be an impetus for regulators to commence initiatives to either directly regulate critical service providers or to establish further heightened standards for them.

As derivatives and other regulations in Europe and Asia continue to evolve, direct regulatory oversight or heightened standards might be applied to several of our services, which could create additional compliance costs and could negatively impact our profitability.

Similarly, existing and proposed legislation and regulations, including changes in the manner in which such legislation and regulations are interpreted by courts, may impose limits on our collection and use of certain kinds of information and our ability to communicate such information effectively to our customers. Laws relating to e-commerce, electronic and mobile communications, privacy and data protection, outsourcing, anti-money laundering, direct marketing and digital advertising and the use of public records have also become more prevalent in recent years. It is difficult to predict the substance of new international laws and regulations in this area, how they will be construed by the relevant courts or the extent to which any changes may adversely affect us, either directly or via regulation of our customers. Existing and proposed legislation and regulation, some of which may be conflicting on a global basis (such as U.S. Data Privacy regulation, the EU Privacy directives and similar laws or U.S. derivatives regulations and their cross-border application, as compared to similar regulations and possible cross-border applications in non-U.S. jurisdictions), may also increase our cost of doing business or require us to change some of our existing business practices. We could be subject to fines or penalties as well as reputational harm for any violations.

Acquisitions that we have completed and any future acquisitions, strategic investments, partnerships or alliances may be difficult to integrate or identify, divert the attention of key management personnel, disrupt our business, dilute shareholder value and adversely affect our financial results, including impairment of goodwill and other intangible assets.

Acquisitions have been and continue to be an important part of our growth strategy. We have acquired, and in the future may acquire or make strategic investments in, complementary businesses, technologies or services or enter into strategic partnerships or alliances with third parties to enhance our business. These types of transactions involve numerous risks, including:

•	making incorrect assumptions regarding the future results of acquired businesses, technologies or services or expected cost reductions or other synergies expected to be realised as a result of acquiring businesses, technologies or services;

•	difficulties in integrating operations, technologies, accounting and personnel;

•	failure to achieve assumed synergies or anticipated;

•	incurring costs in excess of what we anticipate;

•	difficulties in supporting, transitioning and retaining customers of our acquired companies or strategic partners;

•	increasing dependencies on strategic partners for revenue, including increased dependency on the revenue that such partners retain revenue from their customers;

•	diversion of financial and management resources from existing operations;

•	entering new markets;

•	potential loss of key team members;

•	inability to generate sufficient revenue to offset transaction costs;

•	incurring expenses associated with the amortisation or impairment of intangible assets, particularly for intellectual property, goodwill and other intangible assets;

•	failure to implement or remediate controls, procedures and policies appropriate for a public company at acquired companies that prior to the acquisition lacked such controls, procedures and policies;

•	payment of more than fair market value for an acquired company or assets, particularly those with significant intangible assets and those whose assets derive value using novel products and/or are involved in niche markets; and

•	to the extent we enter into joint ventures and alliances, experiencing difficulties in the development and expansion of the business of any newly formed ventures, exercising influence over the activities of any ventures in which we do not have a controlling interest, and encountering potential conflicts with our joint venture or alliance partners.

If any of the above risks are realised, we might fail to achieve the expected benefits or strategic objectives of any acquisition we undertake.

In addition, we may incur earn-out and contingent consideration payments in connection with future acquisitions, which could result in a higher than expected impact on our future earnings. We may also finance future transactions through debt financing, including significant draws on our revolving credit facility, the issuance of our equity securities, the use of existing cash, cash equivalents or investments or a combination of the foregoing. Acquisitions financed with debt could require us to dedicate a substantial portion of our cash flow to principal and interest payments and could subject us to restrictive covenants. Acquisitions financed with the issuance of our equity securities would be dilutive to the share value and voting power of existing common shares, which could affect the market price of our common shares. Future acquisitions financed with our own cash could deplete the cash and working capital available to fund our operations adequately. Difficulty borrowing funds, selling securities or generating sufficient cash from operations to finance our activities may have a material adverse effect on our results of operations.

It is also possible that we may not identify suitable acquisition, strategic investment or partnership or alliance candidates, or if we do identify suitable candidates, we may not be able to complete transactions on terms commercially acceptable to us, if at all. Our inability to identify suitable acquisition targets or strategic investments, partners or alliances, or our inability to complete such transactions, may negatively affect our competitiveness and growth prospects.

Our relationships with third-party service providers, including market data vendors, trade order, risk, accounting and portfolio management service providers and other market participants, may not be successful or may change, which could adversely affect our results of operations.

We have commercial relationships with third-party service providers whose capabilities complement our own, including market data vendors, trade order, risk, accounting and portfolio management service providers and other market participants. In some cases, these providers are also our competitors. A significant portion of our products and services are developed using third-party service providers’ data or services, or are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by such third-party service providers. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredictable price increases and may cause some service providers not to renew certain agreements. Moreover, providers that are not currently our competitors, including one or more of our key providers, may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access over time to the information and technology solutions provided by those companies. For example, as we expand our product and service offerings, whether through organic growth or acquisitions, we may launch products and services that compete with providers that are not currently our competitors, which could negatively impact our existing relationships. If we do not obtain the expected benefits from our relationships with third-party service providers or if a substantial number of our third-party service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.

In addition, we rely on other third-party service providers for management of our data centres, telecommunications, data processing, software development and certain human resources functions. If we are unable to sustain commercially acceptable arrangements with these service providers or find substitutes or alternative sources of service, our business, financial condition or results of operations could be adversely affected.

Third parties may claim that we infringe upon their intellectual property rights.

We are significantly dependent on technology, processes, methodologies and information, as well as the intellectual property rights related to them. Companies in our industry, including our competitors and potential competitors, have in recent years increasingly pursued patent and other intellectual property protection for their data, technologies and business methods. If any third-party owns a patent or other intellectual property covering any of our data, technologies or business methods, we could be sued for infringement. We may also misuse data from our third-party suppliers or from other parties outside the terms of our licences with such suppliers or without the proper licence with such other parties. Furthermore, there is always a risk that third parties will sue us for infringement or misappropriation of trademarks, copyrights or trade secrets, or otherwise challenge our use of technology, processes, methodologies or information.

We do not actively monitor third-party patents and patent applications that may be relevant to our technologies or business methods, and it is not possible for us to detect all potentially relevant patents and patent applications. Since the patent application process can take several years to complete, there may be currently pending applications, unknown to us, that may later result in issued patents that cover our products and technologies. As a result, we may infringe existing and future third-party patents of which we are not aware.

From time to time, we may receive offers to license, notices of claims or threats from third parties alleging infringement or potential infringement of their intellectual property. The number of these claims may grow as our business expands. We have made and may make expenditures related to the use of certain intellectual property rights as part of our strategy to manage this risk.

Responding to claims of infringement, misappropriation or other violation of intellectual property rights, regardless of merit, can consume valuable time, result in costly litigation and delay certain operations of our business. We may be forced to settle such claims on unfavourable terms, and there can be no assurance that we would prevail in any litigation or proceeding arising from such claims if such claims are not settled. We may be required to pay damages and legal expenses, stop providing or using the affected technologies, processes, methodologies or information, redesign our products and services or enter into royalty and licensing agreements. There can be no assurance that any royalty or licensing agreements will be made, if at all, on terms that are commercially acceptable to us. Such litigation or proceedings could result in the loss or compromise of our intellectual property rights. We have in the past and may also be in the future called upon to defend partners, customers, suppliers or distributors against such third-party claims under indemnification clauses in our agreements. Any such outcomes could have a material adverse effect on our business, financial condition and results of operations.

Failure to protect our intellectual property and confidential information adequately, in the United States and abroad, could adversely affect our business and results of operations.

Our success depends in part on our proprietary technology, processes, methodologies and information. We rely on a combination of trademark, trade secret, patent, copyright, misappropriation and domain name laws and all other intellectual property laws to establish, maintain and protect our intellectual property and proprietary rights in such technology, processes, methodologies and information. These laws are subject to change at any time and could further restrict our ability to protect our intellectual property and proprietary rights. In addition, the existing laws of certain countries in which we operate may not protect our intellectual property and proprietary rights to the same extent as do the laws of the United States. Even if we have intellectual property rights, there is no guarantee that such rights will provide adequate protection of our proprietary technology, processes, methodologies or information, a competitive advantage to our business or deterrence against infringement, misappropriation or other violations of our intellectual property by competitors, former employees or other third parties. In addition, third parties may try to challenge, invalidate or circumvent our rights and protections. For example, future regulatory requirements in relation to the provision of access, such as MiFIR in Europe which would require owners of benchmark intellectual property to provide open, non-discriminatory access to benchmark information and licences to trading and clearing venues, may have a negative impact on our ability to protect and monetise our intellectual property, decreasing its value.

We may be required to spend significant resources to monitor, enforce or protect our intellectual property and proprietary rights. Despite such efforts, we may not be able to detect unauthorised use of, or take appropriate and timely steps to enforce, our intellectual property and proprietary rights. Even if we attempt to enforce or protect our intellectual property and proprietary rights or determine the validity and scope of the proprietary rights of others through litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities or administrative bodies in the United States or abroad, it may require considerable cost, time and resources to do so, and there is no guarantee that we would be successful in such litigation or proceedings. In the past, we have sent cease and desist letters to third parties to enforce our trademark rights, but there can be no guarantee that such actions will be successful. If we fail to enforce our intellectual property or proprietary rights, our competitive position could suffer. Furthermore, our intellectual property rights may not prevent competitors from independently developing or securing rights to products or services that are similar to or duplicative of ours, using trademarks that are similar to ours in different fields of goods and services, reverse engineering our technologies or designing around our patents. Even if we are able to enter into licensing or restricted use agreements with business partners, or coexistence agreements with third-party trademark owners, such parties may breach the terms of these agreements. Any failure to establish, maintain or protect our intellectual property or proprietary rights could have a material adverse effect on our business, financial condition or results of operations.

We further attempt to protect our confidential and proprietary information, trade secrets and know-how by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties, such as customers and vendors, to enter into non-disclosure agreements. These agreements may not effectively prevent unauthorised use or disclosure of our confidential or proprietary information, trade secrets, know-how or other intellectual property and may not provide an adequate remedy in the event of such unauthorised use or disclosure.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, financial condition and operating results.

Our ability to comply with applicable complex and changing laws and rules is largely dependent on our establishment and maintenance of compliance, surveillance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. As a publicly traded company, we are subject to regulations including the Dodd-Frank Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). While we have policies and procedures to identify, monitor and manage our risks, we cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed. In addition, some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. In case of non-compliance or alleged non-compliance with applicable laws or regulations, we could be subject to investigations and proceedings that may be very expensive to defend and may result in substantial penalties or civil lawsuits, including by customers, for damages which can be significant. Any of these outcomes would adversely affect our reputation, financial condition and operating results. In extreme cases, these outcomes could adversely affect our ability to continue to conduct our business. Further, the implementation of new legislation or regulations, such as corporate governance and executive compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, or changes in or unfavourable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs and impede our ability to operate, expand and enhance our products and services as necessary to remain competitive and grow our business, which could materially and adversely affect our business, financial condition and results of operations.

Our results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates.

Although we report our results of operations in U.S. dollars, a portion of our revenue and expenses are denominated in currencies other than the U.S. dollar. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenue and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. For example, we experienced an adverse movement in exchange rates in the three months ended March 31, 2015, which decreased our revenue growth by $9.0 million, or 3.5%. Therefore, changes in the value of the U.S. dollar against other currencies will affect our revenue, operating profit and the value of balance sheet items originally denominated in other currencies. These changes cause our growth in consolidated earnings stated in U.S. dollars to be higher or lower than our growth in local currency when compared against other periods.

As we continue to leverage our global delivery model, more of our expenses will be incurred in currencies other than those in which we bill for the related services. An increase in the value of certain currencies against the U.S. dollar could increase costs for delivery of services at offshore sites by increasing labour and other costs that are denominated in local currency. There can be no assurance that our contractual provisions will offset their impact, or that our currency hedging activities, which are designed to partially offset this impact, will be successful.

Consequently, our results of operations may be materially adversely affected. In addition, our currency hedging activities are themselves subject to risk. These include risks related to counterparty performance under hedging contracts.

Our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violation of these regulations could harm our business.

We are subject to numerous, and sometimes conflicting, legal regimes on matters as diverse as anti-corruption, import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, immigration, internal and disclosure control obligations, securities and derivatives regulation, anti-competition, data privacy and labour relations. For example, our operations in the United States are subject to U.S. laws on these diverse matters, which are different in several respects from the laws of the United Kingdom and India where we have significant operations. We also have operations in emerging market jurisdictions where legal systems may be less developed or familiar to us. Compliance with diverse legal requirements is costly, time-consuming and requires significant resources. Violations of one or more of these regulations in the conduct of our business could result in significant fines, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our customers also could result in liability for significant monetary damages, fines or criminal prosecution, unfavourable publicity and other reputational damage, restrictions on our ability to process information and allegations by our customers that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws might be insufficient to protect our rights.

In particular, in many parts of the world, including countries in which we operate or seek to expand, practices in the local business community may not conform to international business standards and could violate anti-corruption laws or regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010. Our employees, subcontractors, agents, joint venture partners and other third parties with which we associate could take actions that violate policies or procedures designed to promote legal and regulatory compliance or applicable anticorruption laws or regulations. Violations of these laws or regulations by us, our employees or any of these third parties could subject us to criminal or civil enforcement actions (whether or not we participated or knew about the actions leading to the violations), including fines or penalties, disgorgement of profits and suspension or disqualification from work, including U.S. federal contracting, any of which could materially adversely affect our business, including our results of operations and our reputation.

Operating globally involves challenges that we may not be able to meet and that may adversely affect our ability to grow.

As of December 31, 2014, we had offices in 10 countries, and we expect the number of countries in which we operate to increase as we seek out growth opportunities in new geographic areas, including emerging markets and developing economies. There are certain risks inherent in doing business globally which may adversely affect our business and ability to grow. These risks include difficulties in penetrating new markets due to established and entrenched competitors, difficulties in developing products and services that are tailored to the needs of local customers, lack of local acceptance or knowledge of our products and services, lack of recognition of our brands, products or services, unavailability of joint venture partners or local companies for acquisition, instability of international economies and governments, exposure to adverse government action in countries where we may conduct reporting activities, changes in laws and policies affecting trade and investment in other jurisdictions, restrictions or limitations on outsourcing contracts or services abroad, and exposure to varying legal standards, including intellectual property protection laws. Adverse developments in any of these areas could cause our actual results to differ materially from expected results. Expanding our business into emerging markets and developing economies may also present additional risks beyond those associated with more developed international markets. In any emerging markets and developing economies, we may face the risks of working in cash-based economies, dealing with inconsistent government policies and encountering sudden currency revaluations.

We may be required to take future impairment charges that would reduce our reported assets and earnings.

Goodwill and other identifiable intangible assets comprise a substantial portion of our total assets. We are required under IFRS to test our goodwill and identifiable intangible assets with indefinite lives for impairment on an annual basis. We also are required by IFRS to perform an interim or periodic review of our goodwill and all identifiable intangible assets if events or changes in circumstances indicate that impairment may have occurred. Impairment testing requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. Economic, legal, regulatory, competitive, contractual and other factors as well as changes in our share price and market capitalisation may affect these assumptions. In 2014, we incurred a $39.8 million impairment charge related to our Markit Analytics and Credit Centre businesses. If future testing indicates that impairment has occurred relative to current fair values, we may be required to record a non-cash impairment charge in the period the determination is made. Recognition of an impairment would reduce our reported assets and earnings.

International hostilities, terrorist activities, natural disasters, pandemics and infrastructure disruptions could prevent us from effectively serving our customers and thus adversely affect our results of operations.

Acts of terrorist violence, cyber-terrorism, political unrest, armed regional and international hostilities and international responses to these hostilities, natural disasters, including hurricanes or floods, global health risks or pandemics or the threat of or perceived potential for these events could have a negative impact on us. These events could adversely affect our customers’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our employees and our physical facilities and operations around the world, whether the facilities are ours or those of our third-party service providers or customers. By disrupting communications and travel and increasing the difficulty of obtaining and retaining highly skilled and qualified personnel, these events could make it difficult or impossible for us to deliver products and services to our customers. Extended disruptions of electricity, other public utilities or network services at our facilities, as well as system failures at our facilities or otherwise, could also adversely affect our ability to serve our customers. We may be unable to protect our employees, facilities and systems against all such occurrences. We generally do not have insurance for losses and interruptions caused by terrorist attacks, conflicts and wars. If these disruptions prevent us from effectively serving our customers, our results of operations could be adversely affected.

Changes in our rates of taxation, and audits, investigations and tax proceedings could have a material adverse effect on our results of operations and financial condition.

We are subject to direct and indirect taxes in numerous jurisdictions. We calculate and provide for such taxes in each tax jurisdiction in which we operate. The amount of tax we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We seek to run Markit Ltd. in such a way that it is and remains tax resident in the United Kingdom. We have taken and will continue to take tax positions based on our interpretation of tax laws, but tax accounting often involves complex matters and judgment is required in determining our worldwide provision for taxes and other tax liabilities. Although we believe that we have complied with all applicable tax laws, there can be no assurance that a taxing authority will not have a different interpretation of the law and assess us with additional taxes.

We are subject to ongoing tax audits in various jurisdictions. Tax authorities have disagreed, and may in the future disagree, with our judgments. We regularly assess the likely outcomes of these audits to determine the appropriateness of our tax liabilities. However, our judgments might not be sustained as a result of these audits, and the amounts ultimately paid could be different from the amounts previously recorded. In addition, our effective tax rate in the future could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. Tax rates in the jurisdictions in which we operate may change as a result of macroeconomic, political or other factors. Increases in the tax rate in any of the jurisdictions in which we operate could have a negative impact on our profitability. In addition, changes in tax laws, treaties or regulations, or their interpretation or enforcement, may be unpredictable, particularly in less developed markets, and could become more stringent, which could materially adversely affect our tax position. Any of these occurrences could have a material adverse effect on our results of operations and financial condition.

Our indebtedness could adversely affect our business and results of operation.

To fund the directed share placement, we intend to make a draw under our multi-currency revolving credit facility of up to $315.0 million. As of March 31, 2015, after giving effect to the directed share placement and the related draw under our multi-currency credit facility, we would have had total borrowings outstanding of $627.4 million. See “Capitalisation.” We will also actively consider taking opportunities to refinance some of our indebtedness over the remainder of the year. Subject to the limits contained in the credit agreement governing our multi-currency revolving credit facility, we may be able to incur substantial additional indebtedness from time to time. Our level of debt could have important consequences, including (i) limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements; (ii) requiring a substantial portion of our cash flow to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes; (iii) increasing our vulnerability to adverse changes in general economic, industry and competitive conditions; (iv) exposing us to the risk of increased interest rates as borrowings under our multi-currency revolving credit facility will be at variable rates of interest; (v) limiting our flexibility in planning for and reacting to changes in the industry in which we compete; (vi) placing us at a disadvantage compared to other, less leveraged competitors or competitors with comparable debt at more favorable interest rates; and (vii) increasing our cost of borrowing.

Certain Risks Relating to Our Common Shares and the Offering

The market price of our common shares may be influenced by many factors, some of which are beyond our control. If our share price fluctuates materially after this offering, you could lose a significant part of your investment.

The public offering price for the common shares will be determined by the market price of our common shares at the time of the offering and by negotiations among us, the selling shareholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our common shares may be influenced by many factors, some of which are beyond our control, including:

•	regulatory or legal developments in the countries in which we or our customers operate;

•	actual or anticipated variations in our operating results;

•	the failure of financial analysts to cover our common shares;

•	changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our common shares or the shares of our competitors;

•	changes in market valuation of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or joint ventures;

•	introduction of new products, services or technologies by us or our competitors;

•	significant lawsuits or disputes in which we are a party;

•	future sales of our shares by us or our shareholders;

•	general economic, industry and market conditions;

•	additions and departures of key personnel;

•	investor perceptions of us and the financial services industry;

•	failure of any of our products or services to achieve or maintain market acceptance; and

•	the other factors described in this “Risk Factors” section.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common shares, regardless of our operating performance.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could depress the market price of our common shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our shares.

Under our memorandum of association and bye-laws that took effect upon completion of our corporate reorganisation, we are authorised to issue up to 3,000,000,000 common shares, of which 188,045,601 common shares were issued and outstanding as of March 31, 2015, excluding 25,219,470 issued and outstanding common shares held by the Markit Group Holdings Limited Employee Benefit Trust. Subject to certain exceptions, we, our executive officers and directors have agreed with the underwriters not to offer, sell or dispose of our common shares, or securities convertible into, or exchangeable or exercisable for, any of our common shares, during the 90-day period following the date of this prospectus. Although we have been advised that there is no present intent to do so, the underwriters may, in their sole discretion and without notice, release all or any portion of the common shares from the restrictions in any of the lock-up agreements described above. Upon consummation of our initial public offering, we entered into a registration rights and lock-up agreement with certain of our existing shareholders, including all of the selling shareholders identified in this prospectus, and with the Canada Pension Plan Investment Board (“CPPIB”). The selling shareholders are subject to transfer restrictions contained in the registration rights agreement, and we have agreed with the underwriters not to voluntarily waive such restrictions during the 90-day period following the date of this prospectus. See “Related Party Transactions—Registration Rights Agreement” for a description of the terms of this agreement. Following the expiration of the lock-up periods set forth in that agreement, these shareholders will have the right to demand that we file a registration statement covering the offer and sale of their securities under the Securities Act, for as long as each holds unregistered securities. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Sales of common shares by these or any other shareholders, including through the exercise of options and the sale of shares by our employees, could have a material adverse effect on the trading price of our common shares. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common shares.

We also filed a registration statement in respect of all common shares that we may issue under our equity compensation plans. These can be freely sold in the public market upon issuance.

The obligations associated with being a public company require significant resources and management attention.

Our initial public offering has had a significant transformative effect on us. Our business historically has operated as a privately owned company, and we have begun incurring significant additional legal, accounting, tax (by virtue of U.K. National Insurance requirements), reporting and other expenses as a result of having publicly traded common shares. We also incurred costs which we have not incurred previously, including, but not limited to, costs and expenses for directors’ fees, increased insurance for directors and officers, investor relations and various other costs of a public company.

As a public company, we have also incurred costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and NASDAQ. We expect these rules and regulations to continue to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly. These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit a qualified board of directors.

The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our business. Any of these effects could harm our business, financial condition or results of operations.

In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.

As a foreign private issuer, we are permitted to, and we do, rely on exemptions from certain disclosure and corporate governance standards applicable to U.S. issuers. This may be less favourable to holders of our common shares.

As a foreign private issuer, we are not subject to the same disclosure and procedural requirements as domestic U.S. registrants under the Exchange Act. For instance, we are not required to prepare and file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, we are not subject to the proxy requirements under Section 14 of the Exchange Act, and we are not generally required to comply with Regulation FD, which restricts the selective disclosure of material non-public information. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we are permitted to disclose compensation information for our executive officers on an aggregate, rather than an individual, basis because individualised compensation disclosure is not required under Bermuda law. We do, however, intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

We are also exempt from certain corporate governance standards applicable to U.S. issuers. For example, Rule 5605 of NASDAQ’s corporate governance listing rules (the “NASDAQ Rules”) requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to follow Bermuda practice in lieu of the above requirements, under which there is no requirement that a majority of our directors be independent. See “Management—Corporate Governance.”

We will lose our foreign private issuer status if we fail to meet the requirements under U.S. securities laws necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to prepare and report our consolidated financial statements in accordance with generally accepted accounting principles in the United States rather than IFRS, and that transition would involve significant cost and time. We would also be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on NASDAQ that are available to foreign private issuers.

Insiders continue to have substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.

As of March 31, 2015, and after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares) and the directed share placement, our shareholders who own more than 5% of our common shares (and entities affiliated with them) and our directors and executive officers will collectively beneficially own approximately 37.1% of our issued and outstanding common shares. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including amendments to our bye-laws, the election of directors and the approval of mergers or other extraordinary transactions. In addition, they could influence our dividend policy. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might ultimately affect the market price of our common shares.

Certain affiliates of the underwriters of this offering are also selling shareholders and, therefore, have interests in this offering beyond customary underwriting discounts and commissions.

Certain affiliates of the underwriters of this offering are participating as selling shareholders in this offering. There may be a conflict of interest between their interests as selling shareholders (for example, to maximize the value of their investment) and their respective interests as underwriters (for example, in negotiating the public offering price) as well as your interest as a purchaser. As participants in this offering that are seeking to realise the value of their investment in us, these underwriters have interests beyond customary underwriting discounts and commissions.

We currently do not anticipate paying any cash dividends.

We currently do not intend to pay any dividends to holders of our common shares. As a result, capital appreciation in the price of our common shares, if any, will be your only source of gain on an investment in our common shares. The payment of any future dividends will be determined at the discretion of our Board of Directors in light of conditions then existing, including our earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors. See “Dividends and Dividend Policy” and “Description of Share Capital.”

Volatility in our share price could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because financial services companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our financial condition or results of operations.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are a Bermuda exempted company. As a result, the rights of holders of our common shares are governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the

United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Bermuda law differs from the laws in effect in the United States and may afford less protection to holders of our common shares.

We are organised under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act 1981 (the “Companies Act”), which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Class actions are not available under Bermuda law. The circumstances in which derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of holders of our common shares and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, holders of our common shares may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	directors only to be removed for cause;

•	restrictions on the time period in which directors may be nominated;

•	our Board of Directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

•	an affirmative vote of 66 2/3% of our voting shares for certain “business combination” transactions which have not been approved by our Board of Directors.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares. See “Description of Share Capital” for a discussion of these provisions.

If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in our common shares would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We believe that we were not a PFIC for our 2014 taxable year and do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. investor held common shares, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterised as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to our common shares that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a foreign corporation that is a PFIC if the foreign corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to our common shares. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others, or the negative of these words.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•	our operation in highly competitive markets;

•	our inability to develop successful new products and services;

•	any design defects, errors, failures or delays associated with our products or services;

•	declining activity levels in the securities or derivatives markets, weak or declining financial performance of financial market participants or the failure of market participants;

•	our generation of a significant percentage of our total revenue from financial institutions that are also our shareholders;

•	our dependence on third parties for data and information services;

•	consolidation in our end customer market;

•	the impact of cost-cutting pressures across the financial services industry;

•	our customers becoming more self-sufficient in terms of their needs for our products and services;

•	ongoing antitrust investigations and litigation arising from our activities relating to credit default swaps;

•	long selling cycles to secure new contracts that require us to commit significant resources before we receive revenue;

•	our reliance on network systems and the Internet; and

•	other risk factors discussed under “Risk Factors.”

Moreover, new risks emerge from time to time as we operate in a very competitive and rapidly changing environment. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

We qualify all forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and, except as required by law, we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Use of Proceeds

The selling shareholders will receive all of the net proceeds from the sale of the common shares offered under this prospectus. We will not receive any proceeds from the sale of common shares in this offering.

Dividends and Dividend Policy

We have not adopted a dividend policy with respect to future dividends, and we do not currently intend to pay cash dividends on our common shares. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board of Directors may deem relevant.

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realisable value of its assets would thereby be less than its liabilities.

Under our bye-laws, each common share is entitled to dividends when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Capitalisation

The table below sets forth our cash and cash equivalents and total capitalisation as of March 31, 2015, on an actual basis and on an as adjusted basis to give effect to the directed share placement and our expected use of $35.0 million of cash on hand and a draw of $315.0 million under our multi-currency revolving credit facility to fund the directed share placement. See “Prospectus Summary— Directed Share Placement.”

Investors should read this table in conjunction with the sections titled “Selected Consolidated Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated interim financial statements, and the related notes thereto, included in this prospectus.

	As of March 31, 2015

($ in millions)	Actual	As Adjusted
Cash and cash equivalents(1)	84.4	49.4

Current borrowings	86.4	86.4
Non-current borrowings(2)	226.0	541.0
Total borrowings	312.4	627.4

Share capital(3)	1.9	1.8
Share premium(3)	529.9	180.0
Other reserves	(106.1)	(106.1)
Retained earnings	1,923.9	1,923.9
Total equity	2,349.6	1,999.6

Total capitalisation(4)	2,662.0	2,627.0

(1)	Represents cash and cash equivalents as of March 31, 2015. We will not receive any proceeds from the sale of common shares in this offering. Our cash and cash equivalents have been adjusted by $35.0 million for the funding of the $350.0 million concurrent share repurchase, but have not been adjusted to reflect the expenses payable by us in this offering.

(2)	Represents amounts drawn under our multi-currency revolving credit facility agreement as of March 31, 2015 and our non-current share buy-back liability. Our non-current borrowings have been adjusted for the $350.0 million directed share placement which we expect will be funded by the drawing of $315.0 million on our multi-currency revolving credit facility at the date of this offering with the remainder being funded from cash and cash equivalents.

(3)	Represents our share capital and share premium adjusted for the directed share placement where we will repurchase 13,084,112 of our common shares concurrently with the closing of this offering at a price per common share equal to the price to the public in this offering, minus underwriting discounts and commissions (assuming a repurchase price equal to the last reported sale price of our common shares on the NASDAQ Global Select Market on June 1, 2015 of $26.75).

(4)	Total capitalisation consists of total borrowings plus total equity.

Market Price of Our Common Shares

Our common shares began trading on the NASDAQ Global Select Market on June 19, 2014, under the trading symbol “MRKT.” Prior to this listing, no public market existed for our common shares. The table below shows the quoted high and low sales prices in U.S. dollars on the NASDAQ Global Select Market for our shares for the indicated periods.

	U.S. Dollar price per common share
	High	Low
Annual
2014	$27.45	$20.99
Quarterly
2015
First Quarter	27.50	24.95
2014
Fourth Quarter	26.94	20.99
Third Quarter	27.20	23.12
Second Quarter (from June 19)	27.45	26.06
Most Recent Six Months:
2015
May	26.81	25.62
April	27.60	25.41
March	27.50	25.28
February	27.39	25.67
January	27.19	24.95
2014
December	26.94	24.28

As of March 31, 2015, there were approximately 174 holders of record of our common shares. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities. On June 1, 2015, the last reported sale price of our common shares on the NASDAQ Global Select Market was $26.75.

Selected Consolidated Historical Financial Information

The following selected consolidated historical financial information should be read in conjunction with the sections entitled “Presentation of Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and interim condensed consolidated financial statements of Markit Ltd., including the notes thereto, included elsewhere in this prospectus.

The selected consolidated historical financial information presented as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited consolidated financial statements of Markit Ltd. included elsewhere in this prospectus. Historical results for any prior period are not necessarily indicative of results expected in any future period. The selected consolidated historical financial information presented as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 has been derived from the unaudited condensed consolidated interim financial statements of Markit Ltd. included elsewhere in this prospectus, which, in the opinion of our management, include all adjustments necessary to present fairly the results of operations and financial condition at the date and for the periods presented. The results for the three months ended March 31, 2015 are not necessarily indicative of the results of operations that you should expect for the entire year ending December 31, 2015 or any other period.

The selected consolidated historical financial information presented as of December 31, 2012 and 2011 and for the year ended December 31, 2011 has been derived from the audited consolidated financial statements of Markit Group Holdings Limited, which are not included elsewhere in this prospectus.

The selected consolidated historical financial information presented as of and for the year ended December 31, 2010 has been derived from the unaudited accounting data records of Markit Ltd. and is not included in the financial statements or notes thereto that are included elsewhere in this prospectus.

All our operations are continuing operations and we have not proposed or paid dividends in any of the periods presented.

	As of and for the three months ended March 31					As of and for the year ended December 31,
($ in millions other than share and per share data)	2015	2014	2014	2013	2012	2011	2010
Income statement data:
Revenue	271.5	259.4	1,065.1	947.9	860.6	762.5	668.4
Operating profit	82.0	59.8	243.4	230.1	224.7	229.7	213.2
Profit for the period	54.5	39.8	164.1	147.0	153.1	156.2	151.2
Profit attributable to equity holders	54.8	39.8	165.2	139.4	125.0	125.8	102.1
Earnings per share – basic(1)	0.30	0.23	0.92	0.80	0.70	0.70	0.57
Earnings per share – diluted(1)	0.29	0.22	0.90	0.79	0.69	0.69	0.56
Weighted average number of shares outstanding - basic(1)	183,259,470	176,728,360	179,183,880	173,875,980	177,716,240	178,929,210	178,607,130
Weighted average number of shares outstanding – diluted (1)	191,653,520	178,719,390	184,467,540	175,550,760	180,020,120	181,730,830	182,347,790
Balance sheet data:
Total assets	3,220.7	3,169.3	3,300.0	3,096.7	3,117.2	2,615.1	2,496.8
Total equity/net assets	2,385.9	2,112.3	2,270.6	2,055.9	1,929.7	2,031.4	1,907.3
Share capital	1.9	0.2	1.8	0.2	0.2	0.2	0.2
Other financial data:
Adjusted EBITDA(2)	120.7	116.7	488.2	421.3	358.2	305.0	261.0
Adjusted EBITDA margin(3)	44.8%	45.0%	46.0%	45.6%	47.0%	45.8%	46.2%
Adjusted Earnings(4)	68.5	72.9	279.0	248.4	218.4	184.8	144.9
Adjusted Earnings per share – diluted(5)	0.36	0.41	1.51	1.41	1.21	1.02	0.80

(1)	As adjusted retrospectively for all periods presented to give effect to the terms of the corporate reorganisation that was completed prior to the closing of our initial public offering. See “Corporate Reorganisation.”

(2)	In considering the financial performance of the business, management and our chief operating decision maker analyze the primary financial performance measure of Adjusted EBITDA in our business segments and at a company level. Adjusted EBITDA is defined as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortisation on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share-based compensation and net other gains or losses, including Adjusted EBITDA related to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests. Adjusted EBITDA is not a measure defined by IFRS. The most directly comparable IFRS measure to Adjusted EBITDA is our profit for the period from continuing operations.

We believe Adjusted EBITDA, as defined above, is useful to investors and is used by our management for measuring profitability because it excludes the impact of certain items which have less bearing on our core operating performance. We believe that utilising Adjusted EBITDA allows for a more meaningful comparison of operating fundamentals between companies within our industry by eliminating the impact of capital structure and taxation differences between the companies. We further adjust our profit for the following non-cash items: depreciation, amortisation of intangible fixed assets, share-based compensation, and other gains and losses associated with foreign exchange variations.

Since January 1, 2012 we acquired five businesses for a total consideration of $645.7 million and have incurred significant acquisition-related expenses. These acquisition related expenses include acquisition costs, fair-value adjustments to contingent consideration and amortisation of intangible fixed assets. Adjusted EBITDA is important in illustrating what our core operating results would have been without the impact of non-operational acquisition related expenses.

We also adjust for exceptional items which are determined to be those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence, which include non-cash items and items settled in cash. In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to our board and assists in providing a meaningful analysis of our operating performance.

Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted EBITDA-related performance measure when reporting their results.

Adjusted EBITDA has limitations as an analytical tool. It is not a presentation made in accordance with IFRS, nor is it a measure of financial condition or liquidity and it should not be considered as an alternative to profit or loss for the period determined in accordance with IFRS or operating cash flows determined in accordance with IFRS. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

The following table reconciles our profit for the period from continuing operations to our Adjusted EBITDA for the periods presented:

	For the three months ended March 31,					For the year ended December 31,
($ in millions)	2015	2014	2014	2013	2012	2011	2010
Profit for the period	54.5	39.8	164.1	147.0	153.1	156.2	151.2
Income tax expense	20.8	15.6	56.5	63.7	42.7	50.6	43.8
Finance costs – net	4.1	4.4	16.9	19.4	28.9	22.9	18.2
Depreciation and amortisation – other	24.9	23.3	100.1	86.0	66.7	62.7	48.2
Amortisation – acquisition related	14.4	14.2	57.9	50.1	46.2	34.4	28.5
Acquisition related items	—	2.8	(12.4)	(1.4)	0.9	4.8	(11.3)
Exceptional items	1.4	11.1	84.9	60.6	40.3	11.6	30.9
Share-based compensation and related items	9.9	3.0	16.0	8.1	16.2	11.7	14.9
Other losses/(gains) – net	(7.9)	2.5	6.0	(0.7)	11.6	4.6	0.1
Share of results from joint venture not attributable to Adjusted EBITDA	(0.7)	—	(1.1)	—	—	—	—
Adjusted EBITDA attributable to non-controlling interests	(0.7)	—	(0.7)	(11.5)	(48.4)	(54.5)	(63.5)
Adjusted EBITDA	120.7	116.7	488.2	421.3	358.2	305.0	261.0
(3)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

(4)	In considering the financial performance of the business, management and our chief operating decision maker analyse the performance measure of Adjusted Earnings. Adjusted Earnings is defined as profit for the period from continuing operations before amortisation of acquired intangibles, acquisition related items, exceptional items, share based compensation and related items, net other gains or losses and unwind of discount, less the tax effect of these adjustments and excluding Adjusted Earnings attributable to non-controlling interests. The most directly comparable IFRS measure to Adjusted Earnings is our profit for the period from continuing operations. Adjusted earnings per share, diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted.

We believe Adjusted Earnings is useful to investors and is used by our management for measuring profitability because it represents a group measure of performance which excludes the impact of certain non-cash charges and other charges not associated with the underlying operating performance of the business, while including the effect of items that we believe affect shareholder value and in-year return, such as income tax expense and net finance costs.

Management uses Adjusted Earnings to (i) provide senior management a monthly report of our operating results that is prepared on an adjusted earnings basis; (ii) prepare strategic plans and annual budgets on an adjusted earnings basis; and (iii) review senior management’s annual compensation, in part, using adjusted performance measures.

Adjusted Earnings is defined to exclude items which have less bearing on our core operating performance or are unusual in nature or infrequent in occurrence and therefore are inherently difficult to budget for or control. Adjusted Earnings measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted Earnings-related performance measure when reporting their results.

In addition we use Adjusted Earnings for the purposes of calculating diluted Adjusted Earnings per share. Management uses diluted Adjusted Earnings per share to assess total company performance on a consistent basis at a per share level.

Adjusted Earnings has limitations as an analytical tool. Adjusted Earnings is not a presentation made in accordance with IFRS, nor is it a measure of financial condition or liquidity and it should not be considered as an alternative to profit or loss for the period determined in accordance with IFRS or operating cash flows determined in accordance with IFRS. Adjusted Earnings is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

The following table reconciles our profit for the period from continuing operations to our Adjusted Earnings for the periods presented::

	For the three months ended March 31,					For the year ended December 31,
($ in millions)	2015	2014	2014	2013	2012	2011	2010
Profit for the period	54.5	39.8	164.1	147.0	153.1	156.2	151.2
Amortisation – acquisition related	14.4	14.2	57.9	50.1	46.2	34.4	28.5
Acquisition related items	-	2.8	(12.4)	(1.4)	0.9	4.8	(11.3)
Exceptional items	1.4	11.1	84.9	60.6	40.3	11.6	30.9
Share-based compensation and related items	9.9	3.0	16.0	8.1	16.2	11.7	14.9
Other losses/(gains) – net	(7.9)	2.5	6.0	(0.7)	11.6	4.6	0.1
Unwind of discount(a)	2.5	2.5	10.5	12.4	9.3	8.9	3.4
Tax effect of above adjustments	(5.6)	(3.0)	(47.4)	(18.0)	(24.1)	(7.6)	(14.6)
Adjusted Earnings attributable to non-controlling interests	(0.7)	–	(0.6)	(9.7)	(35.1)	(39.8)	(58.2)
Adjusted Earnings	68.5	72.9	279.0	248.4	218.4	184.8	144.9
Weighted average number of shares issued and outstanding, diluted	191,653,520	178,719,390	184,467,540	175,550,760	180,020,120	181,730,830	182,347,790

(a)    Unwind of discount represents the non-cash unwinding of discount, recorded through finance costs – net in the income statement, primarily in relation to our share buyback liability, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

(5)	Adjusted Earnings per share – diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information should be read in conjunction with the consolidated financial statements and notes thereto included as part of this prospectus. This discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this prospectus. See in particular “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Business Overview

Markit is a leading global diversified provider of financial information services. Our offerings enhance transparency, reduce risk and improve operational efficiency in the financial markets. Since we launched our business in 2003, we have become deeply embedded in the systems and workflows of many of our customers and continue to become increasingly important to our customers’ operations. We leverage leading technologies and our industry expertise to create innovative products and services across multiple asset classes and geographies. We provide pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. Our end users include front and back office professionals, such as traders, portfolio managers, risk managers, research professionals, technology companies and other financial markets participants, as well as operations, compliance and enterprise data managers. We anticipate and are highly responsive to evolving industry needs and work closely with market participants to develop new products and services. We have over 3,000 institutional customers globally, including banks, hedge funds, asset managers, accounting firms, regulators, corporations, exchanges, central banks and trading venues. As of December 31, 2014, we had 22 offices in 10 countries.

2015 and 2014 Key Developments

On June 2, 2015, we agreed to acquire Information Mosaic, a leading software provider for corporate actions and post trade securities processing. Information Mosaic will be integrated into our Solutions segment post closing.

On May 7, 2015, our board of directors authorised the repurchase of up to $500 million of our common shares over the next two years, at the discretion of our management. The share repurchases will generally be funded using our existing cash, cash equivalents, marketable securities and future cash flows, or through the incurrence of short or long term indebtedness. At management’s discretion, we may repurchase our common shares on the open market from time to time, in privately negotiated transactions, including pursuant to the directed share placement, or block transactions, or through an accelerated repurchase agreement. The timing of such repurchases depends on availability of common shares, price, market conditions, alternative uses of capital, and applicable regulatory requirements. The program may be modified, suspended or terminated at any time without prior notice.

On March 26, 2015, we entered into a lease for a new primary office location in New York City, which will consolidate the two office locations we currently have in the city. We currently expect to move to the new location in the third quarter of 2016.

On March 10, 2015 we agreed to acquire the assets and intellectual property associated with the Halifax House Price Index from Lloyds Banking Group. The Halifax House Price Index is a leading barometer of the UK’s property market. The financial results associated with the Halifax House Price Index will be reported within our Information segment post closing.

On November 28, 2014 we sold certain technology assets related to Collaboration Services, our open source messaging platform within our Solutions segment, to Symphony Communication Services LLC, and closed the remaining business.

On October 9, 2014 we closed Credit Centre, our OTC derivative pre-trade credit checking platform within our Processing segment. Credit Centre was designed to handle hundreds of thousands of orders per second in an electronic trading environment; however the market has not evolved to that level of trade frequency.

On July 1, 2014 we completed the sale of Markit Trade Reporting (“BOAT”) to Cinnober Financial Technology. BOAT is a MiFID-compliant trade reporting platform that enables multilateral trading facilities and investment firms to meet their pre- and post-trade transparency obligations for off-exchange cash equity trades. BOAT was included in our Information segment until the point of sale.

On July 1, 2014 we completed the acquisition of a majority shareholding in our Tax Solutions suite of products from Compliance Technologies International LLP (“CTI”). CTI’s software automates the certification of tax domicile, validation of withholding tax status and calculation of withholding tax to help firms streamline compliance with anti-money laundering and know-your-customer regulations. CTI is included within our Solutions segment.

On June 24, 2014 we completed our initial public offering of common shares in the United States and our corporate reorganisation pursuant to a scheme of arrangement under Part 26 of the English Companies Act 2006 that was approved by the High Court of Justice of England and Wales. All of the shares in our initial public offering were sold by certain selling shareholders at a price to the public of $24.00 per share. We did not receive any proceeds from the sale of common shares in the offering. The offering expenses, not including the underwriting discounts and commissions, were $12.1 million and were payable by us. Our common shares are listed on the NASDAQ Global Select Market under the symbol “MRKT.”

On May 22, 2014 we announced the launch of Markit Genpact KYC Services, a joint venture with Genpact. Designed in partnership with four leading global financial institutions, the service standardises and centralises the collection and management of know-your-customer data for financial institutions in order to streamline client onboarding. Markit Genpact KYC Services is included within our Solutions segment.

On January 13, 2014 we acquired 100% of the issued share capital of thinkFolio Limited and its subsidiaries, a portfolio management software company. thinkFolio is a software solutions provider to front office professionals.

Our Operating Segments

We organise our business in three segments: Information, Processing and Solutions.

Information segment

Our Information segment, which represented 45.7% of our revenue in the year ended December 31, 2014, provides enriched content comprising pricing and reference data, indices, and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information segment products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyse financial markets.

Processing segment

Our Processing segment, which represented 26.7% of our revenue in the year ended December 31, 2014, offers trade processing solutions globally for over-the-counter (“OTC”) derivatives, foreign exchange (“FX”) and syndicated loans. Our trade processing and connectivity services enable buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimising post-trade workflow, thereby reducing risk, and complying with reporting regulations. We believe we are the largest provider of end-to-end multi-asset OTC derivatives trade processing services.

Solutions segment

Our Solutions segment, which represented 27.6% of our revenue in the year ended December 31, 2014, provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings help our customers capture, organise, process, display and analyse information, manage risk and meet regulatory requirements.

Key Performance Indicators

We believe that revenue growth, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings are key measures to assess our financial performance. These measures demonstrate our ability to grow while maintaining profitability and generating strong positive cash flows over time.

Adjusted EBITDA and Adjusted Earnings are not measures defined by IFRS. The most directly comparable IFRS measure is our profit from continuing operations for the relevant period. These measures are not necessarily comparable to similarly referenced measures used by other companies. As a result, investors should not consider these performance measures in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

Revenue growth

We view period-over-period revenue growth as a key measure of our financial success. We measure revenue growth in terms of organic revenue growth, acquisition related revenue growth, foreign currency impact on revenue growth and constant currency revenue growth.

We define these components as follows:

•	Organic – Revenue growth from continuing operations from factors other than acquisitions and foreign currency fluctuations. We derive organic revenue growth from the development of new products and services, increased penetration of existing products and services to new and existing customers, price changes for our products and services and market driven factors such as increased trading volumes or changes in customer assets under management.

•	Acquisition related – Revenue growth from acquired businesses through the end of the fiscal year following the fiscal year in which the acquisition was completed. This growth results from our strategy of making targeted acquisitions that facilitate growth by complementing our existing products and services and addressing market opportunities.

•	Foreign currency – The impact on revenue growth resulting from the difference between current revenue at current exchange rates and current revenue at the corresponding prior period exchange rates.

•	Constant currency – Total revenue growth, excluding the impact of exchange rate movements from the prior period to the current period. This is equal to the combination of organic and acquisition related revenue growth, as described above.

Adjusted EBITDA and Adjusted EBITDA margin

We believe Adjusted EBITDA, as defined under “—Reconciliation to Non-IFRS Financial Measures,” is useful to investors and is used by our management for measuring profitability because it excludes the impact of certain items which have less bearing on our core operating performance. Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted EBITDA-related performance measure when reporting their results. Adjusted EBITDA margin is also defined under “—Reconciliation to Non-IFRS Financial Measures.”

Adjusted Earnings and Adjusted Earnings per Share, Diluted

We believe Adjusted Earnings, as defined under “—Reconciliation to Non-IFRS Financial Measures,” is useful to investors and is used by our management for measuring profitability because it represents a group measure of performance which excludes the impact of certain non-cash charges and other charges not associated with the underlying operating performance of the business, while including the effect of items that we believe affect shareholder value and in-year return, such as income tax expense and net finance costs. Adjusted Earnings measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted Earnings-related performance measure when reporting their results. Adjusted earnings per share, diluted is also defined under “—Reconciliation to Non-IFRS Financial Measures,”

Please see “—Reconciliation to Non-IFRS Financial Measures” for a description of our non-IFRS financial measures, an explanation of why we believe they are useful measures of our performance, including our ability to generate cash flow, and reconciliations of these non-IFRS financial measures to the most directly comparable IFRS financial measures.

Factors Affecting the Comparability of Our Results

Global operations

We are a global company with operations, as of March 31, 2015, primarily in the United Kingdom, the United States, Germany, Netherlands, India, Singapore, Canada, Australia, Japan and Hong Kong. As a result, our consolidated revenue and results of operations are affected by fluctuations in the exchange rates of the currencies of the countries in which we operate, primarily the U.S. dollar, pound sterling and euro. Our revenue is typically earned in these currencies, and our expenses across the company are typically incurred in these same currencies, providing a natural hedge to the exposure. Where this is not the case, we have implemented a strategy to hedge material, highly probable or committed foreign currency cash flows. We do not use financial derivatives for trading or other speculative purposes. We have not historically considered it necessary to, and we do not currently, hedge our balance sheet or capital exposures.

Product and service innovation

We plan to continue making investments to enhance our products, services and technical capabilities to create avenues for growth. The associated expenses consist primarily of personnel-related costs for our developers and other employees engaged in research and development. These expenses may vary depending on the number and scale of development projects in a particular period.

Business combinations

Acquisitions are an important part of our growth strategy, and we expect to make additional acquisitions in the future. From January 1, 2012 to December 31, 2014, we acquired five businesses for aggregate consideration of $645.7 million. As a consequence of the contributions of these businesses and acquisition related expenses, our consolidated results of operations may not be comparable between periods.

Our most significant acquisitions since January 1, 2012 were:

•	Our acquisition of the Data Explorers Group on April 2, 2012, a leading provider of global securities lending data, which is reported within our Information segment and has been subsequently rebranded Markit Securities Finance (“Securities Finance”).

•	Our acquisition of Cadis Software Limited on June 1, 2012, a leading provider of global enterprise data management, which is reported within our Solutions segment and has been subsequently rebranded Markit Enterprise Data Management.

•	Our acquisition of thinkFolio Limited on January 13, 2014, a leading portfolio management software company, which is reported within our Solutions segment.

•	Our acquisition on July 1, 2014 of a majority shareholding in Compliance Technologies International LLP, a leading provider of tax certification services, which is reported within our Solutions segment.

Acquisition of non-controlling interest

On April 2, 2013, we acquired the remaining interests in our subsidiary MarkitSERV, LLC, previously owned by the Depository Trust and Clearing Corporation, increasing our holding to 100%. As a result of this transaction, our results of operations are no longer reduced by this non-controlling interest.

Public company expenses

We are incurring additional operating expenses as a result of operating as a public company. This includes increased accounting and legal expenses, the cost of an investor relations function, expenses related to the Sarbanes-Oxley Act and increased director and officer insurance premiums. We do not expect these expenses to materially affect our overall profitability or to impede our growth prospects.

Share-based compensation

We operate a number of equity-settled, share based compensation plans, under which we grant equity instruments (options and restricted shares) as consideration for services from our employees. The total amount to be expensed is determined by reference to the fair value of the equity instruments granted. The equity instruments granted vest upon the satisfaction of a service condition which, for the majority of awards, is satisfied over either three or five years. Restricted shares are granted to certain employees and become unrestricted typically over a period of three or five years. A number of equity instruments vested in full upon the successful completion of our initial public offering in June 2014 and an accelerated share based compensation charge of $5.9 million has been recognised as an exceptional item in the year ended December 31, 2014 in relation to these.

On August 1, 2013, we granted options to purchase 2.6 million shares (before giving effect to our 10-to-1 share split in connection with our corporate reorganisation and initial public offering) to certain key employees as part of an incentive based retention program. These options will vest upon the satisfaction of a service condition which will be satisfied over a five-year period after our initial public offering. Annual compensation expense related to this grant is approximately $2.6 million.

In 2014, a total share based compensation charge of $4.0 million was recognised in relation to these options, including $1.4 million which has been treated as an exceptional item and which relates to the acceleration of the amount which would have been recognised to the date in first quarter of 2014 when the successful completion of our initial public offering was deemed probable, if the completion of the initial public offering had been considered probable on the grant date.

In many of our locations globally, employer’s tax liabilities result from the exercise or vesting of employee equity instruments. During the second quarter of 2014, we recognised a liability for social security costs on employee equity instruments of $20.1 million as we agreed to meet these obligations on behalf of employees. This has been classified as an exceptional item due to the one-off nature and size of the initial recognition. Subsequent to initial recognition, the liability shall be revalued each period end to reflect the fair value of future expected social security costs on employee equity instrument exercise.

As a public company, a higher premium is attributed to our equity than when we were a private company. Charges in respect of our share based compensation charges, related to new equity grants, are consequently expected to be at a higher value than when we were a private company.

See Note 24 of the audited consolidated financial statements for a more detailed analysis of our share based compensation plans.

Results of Operations

Description of key line items of the historical consolidated statements of income

Set forth below is a brief description of the composition of the key line items of our historical consolidated statements of income from continuing operations:

–	Revenue. Represents the income recognised from our sale of pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. We classify the revenue recognised from the sale of our products and services into three groups as defined below:

–	Recurring fixed revenue – Revenue generated from contracts specifying a fixed fee for services delivered over the life of the contract. The fixed fee is typically paid annually, semiannually or quarterly in advance. These contracts are typically subscription contracts where the revenue is recognised across the life of the contract. The initial term of these contracts can range from one to five years and usually includes auto-renewal clauses.

–	Recurring variable revenue – Revenue derived from contracts that specify a fee for services which is typically not fixed. The variable fee is typically paid monthly in arrears. Recurring variable revenue is based on, among other factors, the number of trades processed, assets under management or the number of positions we value. Many of these contracts do not have a maturity date while the remainder have an initial term ranging from one to five years.

–	Non-recurring revenue – Revenue that relates to certain software licence sales and the associated consulting revenue.

–	Operating expenses. Includes personnel costs, operating lease payments, technology costs, subcontractor and professional fees and other expenses. Personnel costs are our most significant cost and include salaries, bonuses and benefits.

–	Exceptional items. Items of income and expenses that have been shown separately due to the significance of their nature, size or incidence of occurrence. Exceptional items include certain legal advisory costs, platform migration costs, IFRS conversion costs, impairments of intangible assets, fair value gains or losses on disposals, profit/(loss) on the sale of available for sale financial assets, indirect taxes, restructuring costs and other charges related to our initial public offering.

–	Acquisition related items. Relates to legal and tax advisory costs attributable to acquisitions. In addition to these direct acquisition costs, we also include fair value adjustments to contingent consideration paid in relation to our completed acquisitions.

–	Amortisation – acquisition related. Amortisation of the intangible assets associated with our acquisitions is calculated using the straight line method to allocate the difference between each asset’s cost and the residual value over the asset’s estimated useful life.

–	Depreciation and amortisation - other. Depreciation on tangible fixed assets and amortisation of other intangible assets is calculated using the straight-line method to allocate the difference between each asset’s cost and the residual value over the asset’s estimated useful life.

–	Share-based compensation. Relates to equity compensation arrangements for our employees under which we grant equity instruments as consideration for services and the non-cash movement in the fair value of the liability for social security costs on employee equity instruments.

–	Other gains/(losses) – net. Principally includes the net profit and loss impact of adjustments to the fair value of unrealised forward foreign exchange contracts used to manage our foreign exchange risk and the non-cash impact of the retranslation of foreign exchange exposures on monetary balances.

–	Finance costs – net. Interest and similar expenses relate to interest on borrowings and on finance lease liabilities, issue costs on borrowings, dividends on redeemable preference shares and the unwinding of discounts. Interest income relates to interest earned on short-term bank deposits.

–	Share of results from joint ventures. Relates to our share of profits or losses associated with joint ventures.

–	Income tax expense. Represents the aggregate amount included in the determination of profit for the period in respect of current tax and deferred tax, predominantly paid in the United Kingdom and the United States.

Results of operations for the three months ended March 31, 2015 and March 31, 2014

The following table summarises our results of operations for the three months ended March 31, 2015 and March 31, 2014:

	For the three months ended March 31,
	2015	2014
	($ in millions, except per share amounts, number of shares and percentages)
Revenue	271.5	259.4
Operating expenses	(146.8)	(142.7)
Exceptional items	(1.4)	(11.1)
Acquisition related items	–	(2.8)
Amortisation – acquisition related	(14.4)	(14.2)
Depreciation and amortisation – other	(24.9)	(23.3)
Share based compensation and related items	(9.9)	(3.0)
Other gains / (losses) – net	7.9	(2.5)

Operating profit	82.0	59.8

Finance costs – net	(4.1)	(4.4)
Share of results from joint ventures	(2.6)	–

Profit before income tax	75.3	55.4

Income tax expense	(20.8)	(15.6)

Profit after income tax	54.5	39.8

Earnings per share, basic	0.30	0.23
Earnings per share, diluted	0.29	0.22
Weighted average number of shares issued and outstanding, basic	183,259,470	176,728,360
Weighted average number of shares issued and outstanding, diluted	191,653,520	178,719,390
Other financial data (1):
Adjusted EBITDA	120.7	116.7
Adjusted EBITDA margin	44.8%	45.0%
Adjusted Earnings	68.5	72.9
Adjusted earnings per share, diluted (2)	0.36	0.41

(1)	See “Reconciliation to non-IFRS Financial Measures” for definitions and descriptions of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings and for reconciliations of Adjusted EBITDA and Adjusted Earnings to profit for the period from continuing operations.

(2)	Adjusted earnings per share, diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted.

Revenue

Revenue increased by $12.1 million, or 4.7%, to $271.5 million for the three months ended March 31, 2015, from $259.4 million for the three months ended March 31, 2014. On a constant currency basis, our revenue growth was 8.2% for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014.

Organic revenue growth was $15.7 million, or 6.1%. This was driven by new business wins across our Solutions and Information segments, offset by a decrease in our Processing segment during the first quarter of 2015 as a result of lower primary loan issuance volumes during the period.

Acquisitions contributed $5.4 million to revenue growth, or 2.1% of the 4.7% increase in revenue, associated with the acquisitions in our Solutions segment of thinkFolio and Tax Solutions which were acquired in January 2014 and July 2014, respectively.

We experienced an adverse movement in exchange rates period-over-period, which decreased our revenue growth by $9.0 million, or 3.5%. Our revenue currency exposure for the three months ended March 31, 2015 was 71.0% in US dollars, 25.9% in British pounds, and 3.1% in other currencies.

Recurring fixed revenue as a percentage of total revenue increased to 53.5% for the three months ended March 31, 2015, from 51.7% for the three months ended March 31, 2014, and increased to $145.3 million for the three months ended March 31, 2015 from $134.1 million for the three months ended March 31, 2014. This was due to new business wins in our Information and Solutions segments, and as a result of a number of existing customers moving from variable-revenue contracts to fixed-revenue contracts in the Information Valuation and Trading Services subdivision.

Recurring variable revenue as a percentage of total revenue decreased to 40.7% for the three months ended March 31, 2015, from 43.3% for the three months ended March 31, 2014, and decreased to $110.5 million for the three months ended March 31, 2015, from $112.3 million for the three months ended March 31, 2014. This was largely due to decreased revenue within the Processing segment, as well as the previously mentioned change in customer contracts in the Information Valuation and Trading Services subdivision. These movements were partially offset by increases in recurring variable revenue in the Solutions segment associated with increased customer assets under management.

Non-recurring revenue as a percentage of total revenue increased to 5.8% for the three months ended March 31, 2015, from 5.0% for the three months ended March 31, 2014, and increased to $15.7 million for the three months ended March 31, 2015, from $13.0 million for the three months ended March 31, 2014. This was principally due to new business wins in our Solutions segment, and the acquisition of Tax Solutions.

Operating expenses

Operating expenses increased by $4.1 million, or 2.9%, to $146.8 million for the three months ended March 31, 2015, from $142.7 million for the three months ended March 31, 2014. As a percentage of revenue, operating expenses decreased from 55.0% for the three months ended March 31, 2014 to 54.1% for the three months ended March 31, 2015.

Personnel costs as a percentage of total operating expenses remained broadly stable, moving to 62.6% for the three months ended March 31, 2015 from 62.4% for the three months ended March 31, 2014. Personnel costs increased by $2.8 million, or 3.1%, to $91.9 million for the three months ended March 31, 2015. This increase was driven by several factors, including the addition of employees due to acquisitions, continued investment in products to facilitate future growth and increases in employee compensation levels, partially offset by the impact of favourable movements in foreign exchange rates.

Exceptional items

Exceptional items for the three months ended March 31, 2015 were $1.4 million related to ongoing antitrust investigations by the U.S. Department of Justice and the European Commission and the associated consolidated class action lawsuit relating to credit derivatives and related markets.

Exceptional items totalled $11.1 million for the three months ended March 31, 2014 for costs linked to our initial public offering and other legal advisory fees. The costs linked to the initial public offering included preparation and execution costs and accelerated share based compensation charges. Initial public offering preparation and execution costs of $3.7 million consisted of legal and professional fees associated with our initial public offering. Accelerated share based compensation charges of $6.3 million included the acceleration of the accounting charge for options which vested upon the completion of our initial public offering as well as an accelerated charge related to options which only commenced vesting upon the completion of our initial public offering. In addition we incurred $1.1 million of legal advisory fees that related to the ongoing antitrust investigations by the U.S. Department of Justice and the European Commission and the associated consolidated class action lawsuit.

Acquisition Related items

There were no acquisition related items for the three months ended March 31, 2015 compared to a $2.8 million charge for the three months ended March 31, 2014 which included $1.0 million for legal and tax advisory costs on the acquisition of thinkFolio Limited. The thinkFolio acquisition included contingent consideration of $9.5 million which was treated as remuneration as it is contingent on the continued employment of key personnel within the business. Of that amount $1.8 million was recognised as an acquisition related expense in the three months ended March 31, 2014.

Amortisation – acquisition related

Acquisition related amortisation increased by $0.2 million, or 1.4%, to $14.4 million for the three months ended March 31, 2015, as compared to the three months ended March 31, 2014, reflecting the acquisition of Tax Solutions on July 1, 2014 partially offset in the period by the impact of exchange rates.

Depreciation and amortisation – other

Depreciation and amortisation – other increased by $1.6 million, or 6.9%, to $24.9 million for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014. This increase reflects the continued investment in developing and enhancing products and services, including a $1.1 million increase in the amortisation of internally generated intangibles.

Share based compensation and related items

Share based compensation and related items increased by $6.9 million, or 230.0%, to $9.9 million for the three months ended March 31, 2015, from $3.0 million for the three months ended March 31, 2014. The increase reflects a higher fair value per unit ascribed to new equity awards in the period following the removal of the illiquidity discount we had as a private company as well as the recognition of an expense associated with retention options granted in August 2013 which only commenced vesting after the completion of the initial public offering in June 2014.

In addition there was a $0.8 million charge for the increase in the social security liability in respect of expected option exercises which largely reflects changes in our share price.

Other gains/(losses) – net

For the three months ended March 31, 2015, total net other gains were $7.9 million compared to total net other losses of $2.5 million for the three months ended March 31, 2014. The movement reflects, in part, net foreign exchange gains of $6.4 million recognised for the three months ended March 31, 2015, compared with net foreign exchange losses of $1.1 million recognised for the three months ended March 31, 2014, representing the non-cash impact of the retranslation of foreign exchange exposures on monetary balances.

A net gain on foreign exchange forward contracts of $1.5 million was recorded for the three months ended March 31, 2015, compared with a net loss of $1.4 million for the three months ended March 31, 2014.

Finance costs – net

Net finance costs decreased by $0.3 million, or 6.8%, to $4.1 million for the three months ended March 31, 2015, from $4.4 million for the three months ended March 31, 2014.

Interest on bank borrowings decreased $0.6 million to $1.2 million for the three month period ended December 31, 2014 compared to the three months ended March 31, 2014, reflecting both a lower balance drawn and lower rates on our multi-currency revolving credit facility, which was amended and restated on March 21, 2014.

Share of results from joint ventures

This represents our share of the result of Markit Genpact KYC Limited, a joint venture established with Genpact to provide KYC services. Our share of the loss incurred in the 2015 period was $2.6 million and represents the ongoing investment of the joint venture in establishing its service.

Income tax expense

Income tax expense was $20.8 million for the three months ended March 31, 2015, compared to $15.6 million for the three months ended March 31, 2014, an increase of $5.2 million, or 33.3%, which is primarily due to increased profitability in the three months ended March 31, 2015 when compared to March 31, 2014. Our effective tax rate was 27.6% for the three months ended March 31, 2015, which was broadly consistent with the three months ended March 31, 2014.

Profit after income tax

Profit for the period was $54.5 million for the three months ended March 31, 2015, compared to $39.8 million for the three months ended March 31, 2014, an increase of $14.7 million, or 36.9%, which principally reflects the operating performance discussed above, a $10.4 million increase in income from foreign exchange and derivative gains, as well as the impact of higher exceptional charges in the three months ended March 31, 2014.

Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA of $120.7 million for the three months ended March 31, 2015 increased by $4.0 million, or 3.4%, from $116.7 million for the three months ended March 31, 2014. This growth was driven by the Solutions and Information segments, offset by a decrease in the Processing segment, and reflects operating performance as described above. Adjusted EBITDA also includes a $3.3 million loss in the three months ended March 31, 2015 associated with our share of the KYC joint venture, which is included in our Solutions segment. See “Reconciliation to non-IFRS financial measures” for a reconciliation of Adjusted EBITDA to profit for the period from continuing operations.

Adjusted EBITDA margin decreased to 44.8% for the three months ended March 31, 2015 compared to the Adjusted EBITDA margin of 45.0% for the three months ended March 31, 2014, largely as a result of public company running costs, partially offset by improved business performance.

Adjusted Earnings and Adjusted Earnings per share, diluted

Adjusted Earnings for the three months ended March 31, 2015 decreased $4.4 million, or 6.0%, to $68.5 million from $72.9 million for the three months ended March 31, 2014. This reflects in part an increase in the depreciation and amortisation charge for the period as well as an increase in tax year over year. The three months ended March 31, 2014 had a comparatively low adjusted effective tax rate because of the impact of a number of non-recurring items.

See “Reconciliation to non-IFRS financial measures” for a reconciliation of Adjusted Earnings to profit for the period from continuing operations.

Adjusted earnings per share, diluted for the three months ended March 31, 2015 was $0.36 compared to $0.41 for the three months ended March 31, 2014. This reflects the decrease in year-on-year adjusted earnings as well as increased dilution from a higher, post-IPO share price and the impact of share option exercises in the three months ended March 31, 2015.

Results of Operations for the Years Ended December 31, 2014 and December 31, 2013

The following table summarises our results of operations for the years ended December 31, 2014 and 2013:

	For the year ended December 31,
	2014	2013
	($ in millions, except per share amounts, number of shares and percentages)
Revenue	1,065.1	947.9
Operating expenses	(569.2)	(515.1)
Exceptional items	(84.9)	(60.6)
Acquisition related items	12.4	1.4
Amortisation – acquisition related	(57.9)	(50.1)
Depreciation and amortisation – other	(100.1)	(86.0)
Share based compensation and related items	(16.0)	(8.1)
Other (losses)/gains – net	(6.0)	0.7

Operating profit	243.4	230.1

Finance costs – net	(16.9)	(19.4)
Share of results from joint ventures	(5.9)	–

Profit before income tax	220.6	210.7

Income tax expense	(56.5)	(63.7)

Profit after income tax	164.1	147.0

Earnings per share, basic	0.92	0.80
Earnings per share, diluted	0.90	0.79
Weighted average number of shares issued and outstanding, basic	179,183,880	173,875,980
Weighted average number of shares issued and outstanding, diluted	184,467,540	175,550,760
Other financial data(1):
Adjusted EBITDA	488.2	421.3
Adjusted EBITDA margin	46.0%	45.6%
Adjusted Earnings	279.0	248.4
Adjusted earnings per share, diluted(2)	1.51	1.41

(1)	See “—Reconciliation to Non-IFRS Financial Measures” for definitions and descriptions of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings and for reconciliations of Adjusted EBITDA and Adjusted Earnings to profit for the period from continuing operations.

(2)	Adjusted earnings per share, diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted.

Revenue

Revenue increased by $117.2 million, or 12.4%, to $1,065.1 million for the year ended December 31, 2014, from $947.9 million for the year ended December 31, 2013. On a constant currency basis, our revenue growth was 10.9%, or $102.6 million.

Organic revenue growth accounted for $73.4 million, or 7.8% of the 12.4% increase. This was driven by growth across all our segments, most notably within our Solutions and Information segments due to new business wins.

Acquisitions contributed $29.2 million to revenue growth, or 3.1% of the 12.4% increase in revenue, in relation to the acquisitions in our Solutions segment of Corporate Actions, thinkFolio and Tax Solutions, which were acquired in July 2013, January 2014, and July 2014, respectively.

We experienced a favourable movement in exchange rates period-over-period, which increased our revenue growth by $14.6 million, or 1.5% of the 12.4% increase in revenue. Our approximate revenue currency exposure for the year ended December 31, 2014 was 69.2% in U.S. dollars, 26.2% in British pounds, and 4.6% in other currencies.

Recurring fixed revenue as a percentage of total revenue increased from 50.6% for the year ended December 31, 2013 to 52.5% for the year ended December 31, 2014, and increased from $479.6 million for the year ended December 31, 2013 to $559.2 million for the year ended December 31, 2014. This was due to new business wins in our Information and Solutions segments, as a result of a number of existing customers moving from variable contracts to fixed contracts in the Information Valuation and Trading Services subdivision, and as a result of the acquisition of thinkFolio.

Recurring variable revenue as a percentage of total revenue decreased from 45.3% for the year ended December 31, 2013 to 42.3% for the year ended December 31, 2014. Recurring variable revenue increased from $429.4 million for the year ended December 31, 2013 to $450.5 million for the year ended December 31, 2014, due to growth in the Processing segment, and due to growth in the Solutions segment driven by the acquisition of Corporate Actions and increased assets under management in the strong loans market. This was partially offset by the move of several customers in our Information Valuation and Trading Services subdivision from variable-revenue to fixed-revenue contracts.

Non-recurring revenue as a percentage of total revenue increased from 4.1% for the year ended December 31, 2013 to 5.2% for the year ended December 31, 2014, and increased from $38.9 million for the year ended December 31, 2013 to $55.4 million for the year ended December 31, 2014. This was principally due to new business wins in our Solutions segment.

Operating expenses

Operating expenses increased by $54.1 million, or 10.5%, to $569.2 million for the year ended December 31, 2014 from $515.1 million for the year ended December 31, 2013. As a percentage of revenue, operating expenses decreased to 53.4% for the year ended December 31, 2014 compared to 54.3% for the year ended December 31, 2013.

Personnel costs comprised 59.7% and 61.6% of total operating expenses for the year ended December 31, 2013 and 2014, respectively. Personnel costs increased by $43.1 million, or 14.0%, to $350.4 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013. This increase was driven by the addition of employees through acquisitions, continued investment in products to facilitate future growth, increases in employee compensation levels, and the impact of adverse movements in foreign exchange rates.

Exceptional items

Exceptional items for the year ended December 31, 2014 were an expense of $84.9 million, principally related to $39.5 million of costs associated with our initial public offering in June 2014 and $39.8 million of impairment charges.

The costs linked to the initial public offering included the recognition of a liability for social security costs on employee equity instruments, initial public offering preparation and execution costs and accelerated share based compensation charges. The completion of the initial public offering in the second quarter of 2014 required the recognition of the liability for social security costs on employee equity instruments of $20.1 million. The initial public offering preparation and execution costs of $12.1 million consisted of legal and professional fees associated with the initial public offering. Accelerated share based compensation charges of $7.3 million included the acceleration of the accounting charge for options which vested upon the completion of the initial public offering as well as an accelerated charge related to options which only commenced vesting upon the completion of the initial public offering.

A $31.9 million impairment of goodwill was taken in relation to Markit Analytics, within our Solutions division, as developments in the regulatory and business environment have resulted in weaker than anticipated growth. Also a $7.9 million impairment of other intangible assets was taken in regard to Credit Centre, in our Processing segment, following the decision to close the business.

We also incurred $5.6 million of legal advisory fees for the year ended December 31, 2014 that related to the ongoing antitrust investigations by the U.S. Department of Justice and the European Commission and the associated consolidated class action lawsuit relating to credit derivatives and related markets.

Exceptional items for the year ended December 31, 2013 were a net expense of $60.6 million, and principally consisted of a $53.5 million impairment charge related to goodwill and acquired intangibles. The impairments are associated with the following product areas: full impairment of the assets of Markit Hub associated with the commercial outlook for this product, a partial impairment of our On Demand goodwill due to local cost pressures associated with operating at this asset’s location reducing the anticipated rate of profit growth, and full impairment of the assets associated with BOAT following our decision to cease the operation of this product.

In addition, we incurred legal advisory fees of $6.3 million related to ongoing antitrust investigations by the U.S. Department of Justice and the European Commission and the associated class action lawsuits. A $5.0 million non-recurring charge associated with our review of our indirect tax compliance has been taken. These costs were partially offset by a $4.2 million profit on the sale of an investment.

Acquisition related items

Acquisition related items were a net gain of $12.4 million for the year ended December 31, 2014, relating primarily to the recognition of a $15.9 million credit to reduce the carrying value of contingent consideration, of which $13.5 million was related to our 2009 Securities Hub acquisition, reflecting a lower fair value associated with the future discounts provided post acquisition as part of the deal structure.

These credits were partially offset by $3.5 million of legal and tax advisory costs incurred in relation to the acquisitions of thinkFolio and Tax Solutions in the year ended December 31, 2014.

Acquisition related items for the year ended December 31, 2013 were a gain of $1.4 million and primarily consisted of a credit on the reassessment of the fair value of contingent consideration related to historic acquisitions.

Amortisation – acquisition related

Acquisition related amortisation increased by $7.8 million, or 15.6%, to $57.9 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013, reflecting the acquisitions of thinkFolio on January 13, 2014 and Tax Solutions on July 1, 2014.

Depreciation and amortisation – other

Depreciation and amortisation – other increased by $14.1 million, or 16.4%, to $100.1 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. This increase reflects the continued investment in developing and enhancing products and services, including a $10.0 million increase in the amortisation of internally generated intangibles and a $4.0 million increase in the depreciation of computer equipment and amortisation of software licences.

Share based compensation and related items

Share based compensation and related items increased by $7.9 million, or 97.5%, to $16.0 million for the year ended December 31, 2014, from $8.1 million for the year ended December 31, 2013. This reflects an increase in the number of restricted shares granted as well as the recognition, from the first quarter of 2014, of an expense associated with retention options granted in August 2013 which only commenced vesting after the completion of our initial public offering. In addition, there was a $2.6 million charge for the estimated increase in the related social security liability in respect of employee equity instruments, which largely reflects the increase in our share price following our initial public offering.

Other (losses) / gains – net

For the year ended December 31, 2014, we had total net other losses of $6.0 million compared to total net other gains of $0.7 million for the year ended December 31, 2013. The movement reflects net foreign exchange gains of $7.3 million offset by a net loss on foreign exchange forward contracts of $13.3 million for the year ended December 31, 2014, compared with net foreign exchange losses of $3.2 million offset by a net gain on foreign exchange forward contracts of $3.9 million for the year ended December 31, 2013. Net foreign exchange gains/losses represent the non-cash impact of the retranslation of foreign exchange exposures on monetary balances.

Finance costs – net

Net finance costs decreased by $2.5 million, or 12.9%, to $16.9 million for the year ended December 31, 2014, from $19.4 million for the year ended December 31, 2013. The movement principally reflects a $2.0 million reduction in the unwinding of discounts following payments to reduce the share buyback liability, created following a share repurchase of $495.1 million in August 2012. See “—Liquidity and Capital Resources” for more detail regarding this transaction.

Share of results from joint ventures

This represents our share of the result of Markit Genpact KYC Limited, a joint venture established with Genpact to provide KYC services. Our share of the loss incurred in the period was $5.9 million and represents the ongoing investment of the joint venture in establishing its service.

Income tax expense

Income tax expense was $56.5 million for the year ended December 31, 2014 compared to $63.7 million for the year ended December 31, 2013, a decrease of $7.2 million, or 11.3%. Our effective tax rate was 25.6% for the year ended December 31, 2014 compared to 30.2% for the year ended December 31, 2013. The decrease in effective tax rate in 2014 primarily reflects the impact of acquisition related deferred tax accounting adjustments associated with both current and out-of-period acquisition related items, partially offset by an out-of-period amendment to deferred tax related to internally developed intangible assets. The impact of the out-of-period adjustments was a $9.2 million reduction in our income tax expense. The deferred tax adjustments were identified as a result of a detailed tax balance sheet review undertaken by management, which had a primary focus on tax balances associated with acquisition accounting.

Profit after income tax

Profit for the period was $164.1 million for the year ended December 31, 2014, compared to $147.0 million for the year ended December 31, 2013, an increase of $17.1 million, or 11.6%, which principally reflects the operating performance discussed above.

Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA of $488.2 million for the year ended December 31, 2014 increased by $66.9 million, or 15.9%, from $421.3 million for the year ended December 31, 2013 due to increases in Adjusted EBITDA across all our segments. In addition, the increase in Adjusted EBITDA reflects a net reduction in non-controlling interest of $10.8 million, following the acquisition of the remaining interest in our subsidiary MarkitSERV, LLC in April 2013, offset by an increase in non-controlling interest related to Tax Solutions following its acquisition in July 2014. See “—Reconciliation to Non-IFRS Financial Measures” for a reconciliation of Adjusted EBITDA to profit for the period from continuing operations.

Adjusted EBITDA margin increased to 46.0% for the year ended December 31, 2014 compared to 45.6% for the year ended December 31, 2013.

Adjusted Earnings and Adjusted Earnings per share, diluted

Adjusted Earnings for the year ended December 31, 2014 increased $30.6 million, or 12.3%, to $279.0 million from $248.4 million for the year ended December 31, 2013. This was due to the improved financial performance discussed above, partially offset by an increase in non-acquisition related intangible asset amortisation, reflecting the continued investment in the development of new products and services and an increase in the tax charge, including a $7.5 million tax charge associated with the out-of-period deferred tax adjustment. See “—Reconciliation to Non-IFRS Financial Measures” for a reconciliation of Adjusted Earnings to profit for the period from continuing operations.

Adjusted earnings per share, diluted for the year ended December 31, 2014 increased 7.1% to $1.51 compared to $1.41 for the year ended December 31, 2013. Adjusted earnings per share, diluted for 2014 was impacted by an increase in the weighted average number of shares, primarily due to option exercises during the period and reflecting an increase in the share price when compared to the prior period.

Results of operations for the years ended December 31, 2013 and December 31, 2012

The following table summarises our results of operations for the years ended December 31, 2013 and 2012:

	For the year ended December 31,
	2013	2012
	($ in millions, except per share amounts, number of shares and percentages)
Revenue	947.9	860.6
Operating expenses	(515.1)	(454.0)
Exceptional items	(60.6)	(40.3)
Acquisition related items	1.4	(0.9)
Amortisation – acquisition related	(50.1)	(46.2)
Depreciation and amortisation – other	(86.0)	(66.7)
Share based compensation and related items	(8.1)	(16.2)
Other gains/(losses) – net	0.7	(11.6)

Operating profit	230.1	224.7

Finance costs – net	(19.4)	(28.9)

Profit before income tax	210.7	195.8

Income tax expense	(63.7)	(42.7)

Profit after income tax	147.0	153.1

Earnings per share, basic	0.80	0.70
Earnings per share, diluted	0.79	0.69
Weighted average number of shares issued and outstanding, basic	173,875,980	177,716,240
Weighted average number of shares issued and outstanding, diluted	175,550,760	180,020,120
Other financial data(1):
Adjusted EBITDA	421.3	358.2
Adjusted EBITDA margin	45.6%	47.0%
Adjusted Earnings	248.4	218.4
Adjusted earnings per share, diluted(2)	1.41	1.21

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

(2)	Adjusted earnings per share, diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted.

Revenue

Revenue increased by $87.3 million, or 10.1%, to $947.9 million for the year ended December 31, 2013 from $860.6 million for the year ended December 31, 2012. On a constant currency basis, our revenue growth was 10.5%, or $90.7 million.

Organic revenue growth accounted for $52.1 million, or 6.1% of the 10.1% increase. This was driven by a $28.1 million increase in our Processing segment revenue, primarily associated with our loans processing product due to increased trading volumes across primary, secondary and buy-side trades, with each having different unit charges. In addition, we saw continued growth in our Information segment, which accounted for $18.6 million of the increase, primarily attributable to continued new business wins and new product and service developments.

Acquisitions contributed $38.6 million to revenue growth, or 4.4% of the 10.1% increase in revenue, primarily in relation to revenue from Securities Finance and EDM, which were acquired in April 2012 and July 2012, respectively.

We experienced an unfavourable movement in the pound sterling, period-over-period, which reduced our revenue growth by $3.4 million, or 0.4% of the 10.1% increase in revenue.

Recurring fixed revenue as a percentage of total revenue increased from 49.8% for the year ended December 31, 2012 to 50.6% for the year ended December 31, 2013, and increased from $428.6 million for the year ended December 31, 2012 to $479.6 million for the year ended December 31, 2013. This increase was driven by revenue growth associated with the acquisitions of Securities Finance and EDM, both of which have predominantly fixed fee, subscription-based revenue models, as well as new business within our Information segment and Managed Services subdivision.

Recurring variable revenue as a percentage of total revenue increased from 44.8% for the year ended December 31, 2012 to 45.3% for the year ended December 31, 2013, and increased from $385.5 million for the year ended December 31, 2012 to $429.4 million for the year ended December 31, 2013. This was principally due to the previously mentioned increase in our Processing segment revenue.

Non-recurring revenue as a percentage of total revenue decreased from 5.4% for the year ended December 31, 2012 to 4.1% for the year ended December 31, 2013, and increased from $46.5 million for the year ended December 31, 2012 to $38.9 million for the year ended December 31, 2013.

Operating expenses

Operating expenses increased by $61.1 million, or 13.5%, to $515.1 million for the year ended December 31, 2013 from $454.0 million for the year ended December 31, 2012. As a percentage of revenue, operating expenses increased from 52.8% to 54.3% over the same period.

Personnel costs contributed 59.9% and 59.7% of total operating expenses for the years ended December 31, 2012 and 2013, respectively. Personnel costs increased $35.2 million, or 12.9%, to $307.3 million for the year ended December 31, 2013. This increase was driven by several factors, including the addition of employees due to acquisitions, continued investment in products to facilitate future growth, as well as increases in employee cash compensation levels. In 2013 we revised our discretionary compensation structure, which resulted in an increased cash and lower equity award.

Exceptional items

Exceptional items for the year ended December 31, 2013 were a net expense of $60.6 million, and principally consisted of a $53.5 million impairment charge related to goodwill and acquired intangibles.

The impairments are associated with the following cash generating units (“CGU”): full impairment of the assets of our Markit Hub CGU associated with the commercial outlook for this product, a partial impairment of our On Demand goodwill due to local cost pressures associated with operating at this asset’s location, reducing the anticipated rate of profit growth, and full impairment of the assets associated with BOAT following our decision to cease the operation of this product.

In addition, we incurred legal advisory fees of $6.3 million related to ongoing antitrust investigations by the U.S. Department of Justice and the European Commission and the associated class action lawsuits. A $5.0 million non-recurring charge associated with our review of our indirect tax compliance has been taken. These costs were partially offset by a $4.2 million profit on the sale of an investment.

Exceptional items totalled $40.3 million for the year ended December 31, 2012, and $21.4 million of this expenditure related to one-time costs incurred in migrating customers to a fully integrated platform for our loan settlement business. Legal advisory costs of $6.4 million for the year ended December 31, 2012 consisted of legal advisory fees associated with the ongoing antitrust investigation by the U.S. Department of Justice and the European Commission relating to credit derivatives and related markets. An $8.9 million goodwill impairment charge arose during the year ended December 31, 2012, which was largely offset by a reduction in contingent consideration associated with the same asset in acquisition related items.

Acquisition related items

Acquisition related items decreased by $2.3 million for the year ended December 31, 2013 from the year ended December 31, 2012 to a gain of $1.4 million. This included a gain of $1.8 million on the reassessment of the fair value of contingent consideration on historic acquisitions. The cost of $0.9 million for the year ended December 31, 2012 related to the acquisitions of Securities Finance and EDM.

Amortisation – acquisition related

Acquisition related amortisation increased by $3.9 million, or 8.4%, to $50.1 million for the year ended December 31, 2013, reflecting the impact of a full period of amortisation of intangible assets acquired through our Securities Finance and EDM acquisitions in April 2012 and June 2012, respectively.

Depreciation and amortisation – other

Depreciation and amortisation – other increased by $19.3 million, or 28.9%, to $86.0 million for the year ended December 31, 2013, principally due to a $16.4 million increase in the amortisation of internally generated intangibles. This increase reflects the continued investment in developing and enhancing products and services.

Share based compensation and related items

Share based compensation decreased by $8.1 million, or 50.0%, to $8.1 million for the year ended December 31, 2013 from $16.2 million for the year ended December 31, 2012. The decrease reflects a revision, in 2012, of the estimated number of options and restricted shares expected to vest.

Other gains/(losses) – net

For the year ended December 31, 2013, we had total net other gains of $0.7 million compared to total net other losses of $11.6 million for the year ended December 31, 2012. The movement reflects net foreign exchange losses of $3.2 million offset by a net gain on foreign exchange forward contracts of $3.9 million for the year ended December 31, 2013, compared with net foreign exchange losses of $10.1 million in addition to a net loss on foreign exchange forward contracts of $1.5 million for the year ended December 31, 2012. Net foreign exchange gains/losses represent the non-cash impact of the retranslation of foreign exchange exposures on monetary balances.

Finance costs – net

Net finance costs decreased by $9.5 million, or 32.9%, to $19.4 million for the year ended December 31, 2013, from $28.9 million for the year ended December 31, 2012.

Interest on bank borrowings increased $1.4 million, or 27.5%, to $6.5 million for the year ended December 31, 2013 from $5.1 million for the year ended December 31, 2012, due to the higher average level of bank borrowings during the period.

Net finance costs for the year ended December 31, 2013 included a $3.1 million increase in the unwinding of discounts associated with the share buyback liability created following a share repurchase of $495.1 million in August 2012. See “—Liquidity and Capital Resources” for more detail regarding this transaction.

For the year ended December 31, 2012, net finance costs included $5.2 million of interest cost related to $210.0 million of convertible notes, which were converted in full to equity on June 30, 2012.

In the year ended December 31, 2012, we entered into two new debt facilities. In March 2012, we entered into a $350.0 million debt facility with HSBC Bank plc. This facility was subsequently repaid during 2012 and cancelled. In July 2012, we entered into a $800.0 million debt facility with Barclays Bank plc, HSBC Bank plc and The Royal Bank of Scotland plc. Issue costs of $8.2 million were incurred in relation to these agreements in the year ended December 31, 2012.

Income tax expense

Income tax expense was $63.7 million for the year ended December 31, 2013 compared to $42.7 million for the year ended December 31, 2012, an increase of $21.0 million, or 49.2%. Our effective tax rate was 30.2% for the year ended December 31, 2013 compared to 21.8% for the year ended December 31, 2012, reflecting the impact of non-deductible goodwill impairment costs and an increase in the proportion of profits earned in higher tax jurisdictions.

Profit after income tax

Profit for the period was $147.0 million for the year ended December 31, 2013 compared to $153.1 million for the year ended December 31, 2012, a decrease of $6.1 million, or 4.0%, which principally reflects the charge associated with our goodwill and acquired intangible asset impairments and an increased tax charge.

Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA of $421.3 million for the year ended December 31, 2013 increased by $63.1 million, or 17.6%, from $358.2 million for the year ended December 31, 2012 due to increases in Adjusted EBITDA across all our segments, but most notably within our Processing segment, which increased by $13.6 million attributable to increased volumes within our loans product, and within our Solutions segment, which increased by $9.9 million associated with continued growth of our Managed Services subdivision and the acquisition of EDM. The remainder of the increase in Adjusted EBITDA was largely attributable to a $36.9 million reduction in non-controlling interests following the acquisition of the remaining interests in our subsidiary MarkitSERV, LLC.

The reduction in our Adjusted EBITDA margin to 45.6% for the year ended December 31, 2013 from 47.0% for the year ended December 31, 2012 was attributable to the above performance drivers, including the structural change to our compensation program. See “—Reconciliation to Non-IFRS Financial Measures” for a reconciliation of Adjusted EBITDA to profit for the period from continuing operations.

Adjusted Earnings and Adjusted Earnings per share, diluted

Adjusted Earnings for the year ended December 31, 2013 increased $30.0 million, or 13.7%, to $248.4 million from $218.4 million for the year ended December 31, 2012. This reflects the improved operating performance discussed above, partially offset by increased non-acquisition related intangible amortisation, reflecting the continued investment in the development of new products and services and increased tax charges, reflecting the proportion of profits earned in higher tax jurisdictions. See “—Reconciliation to Non-IFRS Financial Measures” for a reconciliation of Adjusted Earnings to profit for the period from continuing operations.

Adjusted earnings per share, diluted for the year ended December 31, 2013 increased 16.5% to $1.41 compared to $1.21 for the year ended December 31, 2012. This reflects the increase in Adjusted Earnings discussed previously.

Segmental Analysis

	For the three months ended March 31,		For the year ended December 31,
($ in millions)	2015	2014	2014	2013	2012
Segmental data:
Information	120.6	117.7	486.5	459.6	431.3
Processing	67.4	72.2	284.9	265.3	238.8
Solutions	83.5	69.5	293.7	223.0	190.5
Total revenue	271.5	259.4	1,065.1	947.9	860.6
Information	58.2	55.2	239.2	217.2	214.5
Processing	35.4	39.2	156.6	138.1	124.5
Solutions	27.8	22.3	93.1	77.5	67.6
Non-controlling interests(1)	(0.7)	–	(0.7)	(11.5)	(48.4)
Total Adjusted EBITDA	120.7	116.7	488.2	421.3	358.2
Information	48.3%	46.9%	49.2%	47.3%	49.7%
Processing	52.5%	54.3%	55.0%	52.1%	52.1%
Solutions	33.3%	32.1%	31.7%	34.8%	35.5%
Total Adjusted EBITDA margin(2)	44.8%	45.0%	46.0%	45.6%	47.0%

(1)	Non-controlling interest above relates to the Adjusted EBITDA impact of businesses not wholly owned by Markit. Non-controlling interest in the Income Statement relates to the profit impact (including tax and amortisation) of businesses not wholly owned by Markit.
(2)	Adjusted EBITDA margin is total Adjusted EBITDA divided by total revenue, excluding revenue attributable to non-controlling interests.

Segmental analysis for the three months ended March 31, 2015 and March 31, 2014

Information

Revenue in our Information segment increased by $2.9 million, or 2.5%, to $120.6 million for the three months ended March 31, 2015, compared to $117.7 million for the three months ended March 31, 2014. The revenue increase was largely driven by new business wins and increased customer assets under management within the Pricing and Reference Data and Indices subdivisions, offset by the adverse impact of foreign exchange movements across the segment. Organic revenue growth was 6.3%. Adverse movements in exchange rates period-over-period offset this growth, reducing Information revenue growth by 3.8%.

Adjusted EBITDA in our Information segment increased by $3.0 million, or 5.4%, to $58.2 million for the three months ended March 31, 2015, compared to $55.2 million for the three months ended March 31, 2014. This increase was largely attributable to the revenue growth described above. Adjusted EBITDA margin was 48.3% for the three months ended March 31, 2015, compared to 46.9% for the three months ended March 31, 2014.

Processing

Revenue in our Processing segment decreased by $4.8 million, or 6.6%, to $67.4 million for the three months ended March 31, 2015, from $72.2 million for the three months ended March 31, 2014. This reflects decreased revenue in our loans processing product due to decreased primary loan issuance volumes period over period, and the impact of adverse foreign exchange movements across the segment. Organic revenue decreases contributed 2.4% of the 6.6% decrease in revenue. Adverse movements in exchange rates period-over-period contributed 4.2% of the 6.6% decrease in revenue.

Adjusted EBITDA in our Processing segment decreased by $3.8 million, or 9.7%, to $35.4 million for the three months ended March 31, 2015, compared to $39.2 million for the three months ended March 31, 2014. This decrease was largely attributable to the revenue decrease described above, partially offset by cost savings. Adjusted EBITDA margin decreased to 52.5% for the three months ended March 31, 2015, from 54.3% for the three months ended March 31, 2014.

Solutions

Revenue in our Solutions segment increased by $14.0 million, or 20.1%, to $83.5 million for the three months ended March 31, 2015, from $69.5 million for the three months ended March 31, 2014. Revenue growth was driven by new business wins across both the Enterprise Software and Managed Services subdivisions, in addition to the acquisitions of thinkFolio and Tax Solutions in January 2014 and July 2014, respectively.

Constant currency revenue growth was 22.2%. Organic revenue growth contributed 14.4% of the 20.1% increase in revenue. Acquisitions contributed 7.8% of the 20.1% increase in revenue, as a result of the acquisitions of thinkFolio and Tax Solutions. Adverse movements in exchange rates period-over-period reduced Solutions revenue by 2.1%.

Adjusted EBITDA in our Solutions segment increased by $5.5 million, or 24.7%, to $27.8 million for the three months ended March 31, 2015, from $22.3 million for the three months ended March 31, 2014. This increase was a result of the revenue growth described above, offset by investment in new product offerings in the Managed Services subdivision, including Markit’s share of the Adjusted EBITDA loss associated with the KYC joint venture established in 2014. Adjusted EBITDA margin increased to 33.3% for the three months ended March 31, 2015, from 32.1% for the three months ended March 31, 2014.

Segmental analysis for the years ended December 31, 2014 and December 31, 2013

Information

Revenue in our Information segment increased by $26.9 million, or 5.9%, to $486.5 million for the year ended December 31, 2014 compared to $459.6 million for the year ended December 31, 2013. The revenue increase was largely driven by new business wins within the Pricing and Reference Data subdivision, and the positive impact of foreign exchange movements across the segment. Organic revenue growth contributed 4.4% of the 5.9% increase in revenue. Favourable movements in exchange rates period-over-period contributed 1.5% of the 5.9% increase in revenue.

Adjusted EBITDA in our Information segment increased by $22.0 million, or 10.1%, to $239.2 million for the year ended December 31, 2014 compared to $217.2 million for the year ended December 31, 2013. This increase was largely attributable to revenue growth. Adjusted EBITDA margin increased to 49.2% for the year ended December 31, 2014 from 47.3% for the year ended December 31, 2013.

Processing

Revenue in our Processing segment increased by $19.6 million, or 7.4%, to $284.9 million for the year ended December 31, 2014, from $265.3 million for the year ended December 31, 2013. This reflects higher activity levels in our derivatives processing and loan processing products, as well as favourable foreign exchange movements during the period. Organic revenue growth contributed 5.1% of the 7.4% increase in revenue. Favourable movements in exchange rates period-over-period contributed 2.3% of the 7.4% increase in revenue.

Adjusted EBITDA in our Processing segment increased by $18.5 million, or 13.4%, to $156.6 million for the year ended December 31, 2014 from $138.1 million for the year ended December 31, 2013. This increase was largely attributable to revenue growth. Our Adjusted EBITDA margin increased to 55.0% for the year ended December 31, 2014 compared to 52.1% for the year ended December 31, 2013.

Solutions

Revenue in our Solutions segment increased by $70.7 million, or 31.7%, to $293.7 million for the year ended December 31, 2014 from $223.0 million for the year ended December 31, 2013. Revenue growth was driven by new business wins across both the Enterprise Software and Managed Services subdivisions, and increased revenue linked to assets under management in the loan market, in addition to the acquisitions of Corporate Actions, thinkFolio and Tax Solutions.

Constant currency revenue growth comprised 30.9% of the 31.7% increase in revenue. Organic revenue growth contributed 17.8% of the 31.7% increase in revenue. Acquisitions contributed 13.1% of the 31.7% increase in revenue as a result of the acquisitions of Corporate Actions, thinkFolio and Tax Solutions in July 2013, January 2014 and July 2014, respectively. Favourable movements in exchange rates period-over-period contributed 0.8% of the 31.7% increase in revenue.

Adjusted EBITDA in our Solutions segment increased by $15.6 million, or 20.1%, to $93.1 million for the year ended December 31, 2014 from $77.5 million for the year ended December 31, 2013. This increase was driven by the revenue growth described above, offset by increased investment in new product offerings in the Managed Services subdivision, including our share of the Adjusted EBITDA loss associated with the Markit Genpact KYC Services joint venture established in 2014. Adjusted EBITDA margin decreased to 31.7% for the year ended December 31, 2014 from 34.8% for the year ended December 31, 2013.

Segmental analysis for the years ended December 31, 2013 and December 31, 2012

Information

Revenue in our Information segment increased by $28.3 million, or 6.6%, to $459.6 million for the year ended December 31, 2013, compared to $431.3 million for the year ended December 31, 2012. The acquisition of Securities Finance accounted for a significant amount of the increase, with the remaining growth attributable to new product development and new business wins, mainly within our Pricing and Reference Data and Indices subdivisions.

Adjusted EBITDA in our Information segment increased by $2.7 million, or 1.3%, to $217.2 million for the year ended December 31, 2013, compared to $214.5 million for the year ended December 31, 2012. This increase was attributable to the acquisition of Securities Finance and growth within our Pricing and Reference Data subdivision, offset by lower Adjusted EBITDA within our Services subdivision associated with investment in the development of new products. Adjusted EBITDA margin was 47.3% for the year ended December 31, 2013, compared to 49.7% for the year ended December 31, 2012.

Processing

Revenue in our Processing segment increased by $26.5 million, or 11.1%, to $265.3 million for the year ended December 31, 2013, from $238.8 million for the year ended December 31, 2012. Our revenue increase was the result of continued growth of our loans processing product, which benefited from high levels of primary loan issuances and trading volume in loan markets.

Adjusted EBITDA in our Processing segment increased by $13.6 million, or 10.9%, to $138.1 million for the year ended December 31, 2013, from $124.5 million for the year ended December 31, 2012. This increase was attributable to the performance of our loans processing product, which as highlighted above saw strong levels of revenue growth. This was partially offset by investment in our derivatives processing product associated with increased personnel costs as we continue to invest in product development opportunities created by the changing regulatory environment. Our Adjusted EBITDA margin remained consistent at 52.1% for the year ended December 31, 2013, compared to the year ended December 31, 2012.

Solutions

Revenue in our Solutions segment increased by $32.5 million, or 17.1%, to $223.0 million for the year ended December 31, 2013, from $190.5 million for the year ended December 31, 2012. This growth was largely attributable to the acquisition of EDM, as well as growth from new customer contracts within our Managed Services subdivision.

Adjusted EBITDA in our Solutions segment increased by $9.9 million, or 14.6%, to $77.5 million for the year ended December 31, 2013, from $67.6 million for the year ended December 31, 2012. This increase was driven by the acquisition of EDM, as well as growth within our Managed Services subdivision. Our Adjusted EBITDA margin reduced to 34.8% for the year ended December 31, 2013, from 35.5% for the year ended December 31, 2012, driven by lower non-recurring software license revenue in our Enterprise Software subdivision.

Reconciliation to Non-IFRS Financial Measures

Adjusted EBITDA and Adjusted EBITDA margin

In considering the financial performance of the business, management and our chief operating decision maker analyse the primary financial performance measure of Adjusted EBITDA in our business segments and at a company level.

Adjusted EBITDA is defined as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortisation on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation and related items, net other gains or losses, including Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests. Adjusted EBITDA is not a measure defined by IFRS. The most directly comparable IFRS measure to Adjusted EBITDA is our profit for the period from continuing operations.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

We believe Adjusted EBITDA is useful to investors and is used by our management for measuring profitability because it excludes the impact of certain items which have less bearing on our core operating performance. We believe that utilising Adjusted EBITDA allows for a more meaningful comparison of operating fundamentals between companies within our industry by eliminating the impact of capital structure and taxation differences between the companies. We further adjust our profit for the following non-cash items: depreciation, amortisation of intangible fixed assets, share based compensation and related items, and other gains and losses associated with foreign exchange variations.

We have historically incurred significant acquisition related expenses acquiring businesses. These acquisition related expenses include acquisition costs, fair-value adjustments to contingent consideration and amortisation of intangible fixed assets. Adjusted EBITDA is important in illustrating what our core operating results would have been without the impact of non-operational acquisition related expenses.

We also adjust for exceptional items which are determined to be those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence, which include non-cash items and items settled in cash. In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to our board and assists in providing a meaningful analysis of our operating performance.

Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted EBITDA-related performance measure when reporting their results.

Adjusted EBITDA has limitations as an analytical tool. It is not a presentation made in accordance with IFRS, nor is it a measure of financial condition or liquidity and it should not be considered as an alternative to profit or loss for the period determined in accordance with IFRS or operating cash flows determined in accordance with IFRS. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

The following table reconciles our profit for the period from continuing operations to our Adjusted EBITDA for the periods presented:

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	($ in millions)
Profit for the period	54.5	39.8	164.1	147.0	153.1
Income tax expense	20.8	15.6	56.5	63.7	42.7
Finance costs – net	4.1	4.4	16.9	19.4	28.9
Depreciation and amortisation – other	24.9	23.3	100.1	86.0	66.7
Amortisation – acquisition related	14.4	14.2	57.9	50.1	46.2
Acquisition related items	-	2.8	(12.4)	(1.4)	0.9
Exceptional items	1.4	11.1	84.9	60.6	40.3
Share based compensation and related items	9.9	3.0	16.0	8.1	16.2
Other losses / (gains) – net	(7.9)	2.5	6.0	(0.7)	11.6
Share of results from joint venture not attributable to Adjusted EBITDA	(0.7)	–	(1.1)	–	–
Adjusted EBITDA attributable to non-controlling interests	(0.7)	–	(0.7)	(11.5)	(48.4)
Adjusted EBITDA	120.7	116.7	488.2	421.3	358.2

Adjusted Earnings and Adjusted Earnings Per Share, Diluted

In considering the financial performance of the business, management and our chief operating decision maker analyse the performance measure of Adjusted Earnings. Adjusted Earnings is defined as profit for the period from continuing operations before amortisation of acquired intangibles, acquisition related items, exceptional items, share based compensation and related items, net other gains or losses and unwind of discount, less the tax effect of these adjustments and excluding Adjusted Earnings attributable to non-controlling interests. The most directly comparable IFRS measure to Adjusted Earnings is our profit for the period from continuing operations. Adjusted earnings per share, diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted.

We believe Adjusted Earnings is useful to investors and is used by our management for measuring profitability because it represents a group measure of performance which excludes the impact of certain non-cash charges and other charges not associated with the underlying operating performance of the business, while including the effect of items that we believe affect shareholder value and in-year return, such as income tax expense and net finance costs.

Management uses Adjusted Earnings to (i) provide senior management a monthly report of our operating results that is prepared on an adjusted earnings basis; (ii) prepare strategic plans and annual budgets on an adjusted earnings basis; and (iii) review senior management’s annual compensation, in part, using adjusted performance measures.

Adjusted Earnings is defined to exclude items which have less bearing on our core operating performance or are unusual in nature or infrequent in occurrence and therefore are inherently difficult to budget for or control. Adjusted Earnings measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted Earnings-related performance measure when reporting their results.

In addition we use Adjusted Earnings for the purposes of calculating diluted Adjusted Earnings per share. Management uses diluted Adjusted Earnings per share to assess total company performance on a consistent basis at a per share level.

Adjusted Earnings has limitations as an analytical tool. Adjusted Earnings is not a presentation made in accordance with IFRS, nor is it a measure of financial condition or liquidity and it should not be considered as an alternative to profit or loss for the period determined in accordance with IFRS or operating cash flows determined in accordance with IFRS. Adjusted Earnings is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

The following table reconciles our profit for the period from continuing operations to our Adjusted Earnings for the periods presented:

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	($ in millions)
Profit for the period	54.5	39.8	164.1	147.0	153.1
Amortisation – acquisition related	14.4	14.2	57.9	50.1	46.2
Acquisition related items	-	2.8	(12.4)	(1.4)	0.9
Exceptional items	1.4	11.1	84.9	60.6	40.3
Share based compensation and related items	9.9	3.0	16.0	8.1	16.2
Other losses / (gains) – net	(7.9)	2.5	6.0	(0.7)	11.6
Unwind of discount(1)	2.5	2.5	10.5	12.4	9.3
Tax effect of above adjustments	(5.6)	(3.0)	(47.4)	(18.0)	(24.1)
Adjusted Earnings attributable to non-controlling interests	(0.7)	-	(0.6)	(9.7)	(35.1)
Adjusted Earnings	68.5	72.9	279.0	248.4	218.4
Weighted average number of shares issued and outstanding, diluted	191,653,520	178,719,390	184,467,540	175,550,760	180,020,120

(1)	Unwind of discount represents the non-cash unwinding of discount, recorded through finance costs – net in the income statement, primarily in relation to our share buyback liability.

Liquidity and Capital Resources

We believe that cash flow from operating activities, available cash and cash equivalents and our access to our revolving credit facility will be sufficient to fund our liquidity requirements for at least the next 12 months. At March 31, 2015, we had $1,009.4 million of total liquidity, comprising $84.4 million in cash and cash equivalents and $925.0 million of available borrowings under our multi-currency revolving credit facility. In addition, we have historically generated strong cash flows from operations.

As of March 31, 2015, cash and cash equivalents of $36.0 million and $41.9 million were held in the United Kingdom and United States, respectively. All material cash and cash equivalents are available for use in the United Kingdom if required without ramification. Only government-backed banks and financial institutions or independently rated parties with a minimum short term investment grade rating of “A1” are accepted as investment counterparties. As of March 31, 2015, all cash and cash equivalents were held in accounts with banks such that the funds are immediately available or in fixed term deposits with a maximum maturity of three months.

In July 2012, we entered into a credit agreement under which we obtained an $800.0 million unsecured multi-currency revolving credit facility. In March 2014, we amended and restated our existing credit agreement to provide a $1,050.0 million unsecured multi-currency revolving credit facility with accordion capacity to $1,450.0 million. The amended and restated facility is for a term of five years, ending on March 21, 2019, and carries interest on drawn amounts of between 0.75% and 1.75% over LIBOR, or, for amounts drawn in euro, over EURIBOR, and a commitment fee of 35% of the margin on the undrawn balance. At December 31, 2014, we were in material compliance with all covenants under the facility. See Note 28 to the audited consolidated financial statements included elsewhere in this prospectus for a summary of the material terms of our revolving credit facility.

In June 2012, $210.0 million of convertible notes issued in 2010 matured, and the entire balance of the loan was converted into equity.

In August 2012, we repurchased 2,193,948 shares (before giving effect to our 10-to-1 share split in connection with our corporate reorganisation) for consideration of $495.1 million, payable in quarterly instalments until May 2017. Amounts outstanding under this arrangement carry no coupon but bear an accounting charge for the unwinding of discounts. For accounting purposes, the present value of this liability was $211.1 million and $306.6 million as of December 31, 2014 and 2013, respectively. For accounting purposes, at March 31, 2015, the present value of this liability was $190.7 million.

We had total debt, excluding capital leases and certain other obligations, of $315.7 million, $439.1 million and $574.6 million as of March 31, 2015 and December 31, 2014 and 2013, respectively. Our total debt at March 31, 2015 principally included $125.0 million drawn under our long-term multi-currency revolving credit facility and $190.7 million related to our share repurchase in August 2012.

Cash flows

The following table summarises our operating, investing and financing activities for the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012:

	For the three months ended March 31,		For the year ended December 31,

($ in millions)	2015	2014	2014	2013	2012
Net cash (used) in / provided by:
Operating activities	60.9	41.4	369.9	339.8	340.6
Investing activities	(47.5)	(119.9)	(250.9)	(170.6)	(479.6)
Financing activities	(45.1)	41.2	(75.3)	(203.9)	99.4
Net (decrease) / increase in cash and cash equivalents	(31.7)	(37.3)	43.7	(34.7)	(39.6)

Net cash generated by operating activities

Net cash generated by operating activities increased by $19.5 million, to $60.9 million for the three months ended March 31, 2015, from $41.4 million for the three months ended March 31, 2014.

Cash generated for the three months ended March 31, 2015 reflected cash generated from operations during the period, offset by working capital movements and income taxes paid.

Cash generated for the three months ended March 31, 2014 reflected additional cash generated from operations during the period, offset by movements in working capital, principally reflecting increased bonus payments paid in the three months ended March 31, 2014.

Net cash generated by operating activities increased by $30.1 million, to $369.9 million for the year ended December 31, 2014 from $339.8 million for the year ended December 31, 2013.

Cash generated for the year ended December 31, 2014 reflected increased cash generated from operations during the period and a reduction in income tax paid, offset by the cash impact of exceptional items and by working capital movements, reflecting continued business growth.

Net cash generated by operating activities decreased by $0.8 million, to $339.8 million for the year ended December 31, 2013 from $340.6 million for the year ended December 31, 2012.

Cash generated for the year ended December 31, 2013 reflected additional cash generated from operations during the period and a reduction in interest paid, offset by movements in working capital, reflecting business growth as well as an increase in income tax paid.

Net cash used in investing activities

Cash flows used in investing activities decreased by $72.4 million to an outflow of $47.5 million for the three months ended March 31, 2015, from an outflow of $119.9 million for the three months ended March 31, 2014.

Cash flows used in investing activities for the three months ended March 31, 2015 principally related to capital expenditure and investing in the KYC joint venture. The $7.6 million invested in joint ventures relates to the initial investment in the KYC joint venture. In addition, we spent $39.9 million on capital expenditure largely related to internal development costs.

Cash flows used in investing activities for the three months ended March 31, 2014 primarily related to $85.9 million used for the acquisition of thinkFolio. In addition, we spent $34.1 million on capital expenditure largely related to internal development costs.

Cash flows used in investing activities increased by $80.3 million to an outflow of $250.9 million for the year ended December 31, 2014 from an outflow of $170.6 million for the year ended December 31, 2013.

Cash flows used in investing activities for the year ended December 31, 2014 principally related to $127.4 million used for the acquisitions of thinkFolio and Tax Solutions. In addition, we spent $124.9 million on capital expenditure, principally relating to internal development costs.

Cash flows used in investing activities for the year ended December 31, 2013 primarily related to the payment of $33.1 million of contingent consideration in relation to historic acquisitions and capital expenditures of $130.5 million. This was partially offset by the proceeds from the sale of an investment.

The $5.6 million decrease in capital expenditures from the year ended December 31, 2013 to the year ended December 31, 2014 related to leasehold improvements and furniture, fittings and equipment as we invested in new office space in London and Dallas in the year ended December 31, 2013.

Cash flows used in investing activities decreased by $309.0 million to an outflow of $170.6 million for the year ended December 31, 2013 from an outflow of $479.6 million for the year ended December 31, 2012.

Cash flows used in investing activities for the year ended December 31, 2012 primarily related to $380.8 million used for acquisitions. Acquisitions for the period included our acquisitions of Securities Finance and EDM. Additionally, capital expenditures totalled $99.0 million during the period.

The $31.5 million increase in capital expenditures from the year ended December 31, 2012 to the year ended December 31, 2013 related to product development costs and the impact of acquisitions. The increase also reflects further expenditure on computer equipment.

Net cash (used in) / provided by financing activities

Net cash used in financing activities decreased to an outflow of $45.1 million for the three months ended March 31, 2015, from an inflow of $41.2 million for the three months ended March 31, 2014.

Net cash used in financing activities for the three months ended March 31, 2015 principally reflected $103.0 million of repayments of bank borrowings and $22.0 million of share buy back, offset by $79.9 million in connection with the issuance of share capital in respect of share option exercises.

Net cash used in financing activities for the three months ended March 31, 2014 principally reflected $100.0 million of proceeds from bank borrowings used to finance investing activities. This was offset by $26.3 million related to transactions with shareholders and $30.0 million of borrowing repayments.

Net cash used in financing activities decreased to an outflow of $75.3 million for the year ended December 31, 2014 from an outflow of $203.9 million for the year ended December 31, 2013.

Net cash used in financing activities for the year ended December 31, 2014 principally reflected $100.0 million of proceeds from bank borrowings used to finance investing activities and proceeds of $72.3 million in connection with the issuance of share capital in respect of share option exercises, offset by $140.0 million of repayments of bank borrowings and $103.5 million related to transactions with shareholders.

Net cash used in financing activities for the year ended December 31, 2013 reflected $281.3 million related to transactions with shareholders and $157.0 million of borrowing repayments, partially offset by $177.0 million of proceeds from bank borrowings used to finance investing activities and $57.4 million of proceeds from the issuance of ordinary shares. The proceeds from issuance of shares predominantly reflect the exercise price associated with options exercised by employees in connection with the investment by Temasek Holdings (Private) Limited (“Temasek”).

Net cash provided by financing activities decreased to an outflow of $203.9 million for the year ended December 31, 2013 from an inflow of $99.4 million for the year ended December 31, 2012.

Net cash provided by financing activities for the year ended December 31, 2012 reflected $240.5 million of proceeds from bank borrowings used to finance investing activities and $43.1 million of proceeds from the issuance of ordinary shares, primarily from the exercise of options, partially offset by $158.7 million used for the repurchase of ordinary shares and the payment of $25.5 million of dividends to non-controlling interests.

Contractual Obligations and Contingencies

Contractual obligations

The following table summarises our estimated material contractual cash obligations and other commercial commitments as of December 31, 2014, and the future periods in which such obligations are expected to be settled in cash:

	Cash payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years

($ in millions)
Bank borrowings(1)	246.7	4.4	8.8	233.5	-
Other indebtedness(2)	219.5	87.8	131.7	-	-
Operating leases(3)	122.5	22.3	29.1	20.9	50.2
Obligations in respect of historic acquisitions	109.6	1.7	101.8	2.9	3.2

Total	698.3	116.2	271.4	257.3	53.4

(1)	Borrowings commitment includes estimates of future interest payable; the amount of interest payable will depend upon the timing of cash flows as well as fluctuations in the applicable interest rates. In respect of the interest presented in this table, we have assumed an interest rate of 0.95% as of December 31, 2014 which has been applied to the amount at that date. Of our estimated interest payments in respect of borrowings of $18.7 million, $4.4 million is payable in less than one year, $8.8 million is payable in one to three years and $5.5 million is payable in three to five years. As of March 31, 2015 bank borrowings reduced to $139.5 million following repayment.

(2)	As of March 31, 2015 other indebtedness reduced to $197.6 million following repayment.

(3)	As of March 31, 2015 our operating leases obligations increased to $271.2 million principally reflecting our entering into a lease for a new primary office location in New York.

Off-balance sheet arrangements

As of March 31, 2015 and December 31, 2014 we had no significant off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the risks inherent in our operations, we are exposed to a variety of financial risks, such as market risk (including foreign currency exchange, cash flow and fair value interest rate risk), credit risk and liquidity risk, and further information can be found in Note 5 to the audited consolidated financial statements and Note 4 to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

Principal Accounting Policies, Critical Accounting Estimates and Key Judgments

The preparation of our financial information requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Our accounting policies which drive critical accounting estimates and involve key judgments include business combinations, valuation of contingent consideration, valuation of intangible assets on acquisition, goodwill impairment testing, internally developed intangibles, revenue recognition, valuation of the company’s shares and income taxes, and are discussed in further detail in Note 6 to the audited consolidated financial statements that appear elsewhere in this prospectus. For a summary of all our significant accounting policies, see Note 4 to the audited consolidated financial statements included elsewhere in this prospectus. New standards and interpretations not yet adopted are also disclosed in Note 4.24 to the audited consolidated financial statements included elsewhere in this prospectus.

Business

Overview

Markit is a leading global diversified provider of financial information services. Our offerings enhance transparency, reduce risk and improve operational efficiency in the financial markets. Since we launched our business in 2003, we have become deeply embedded in the systems and workflows of many of our customers and continue to become increasingly important to our customers’ operations. We leverage leading technologies and our industry expertise to create innovative products and services across multiple asset classes and geographies. We provide pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. Our end users include front and back office professionals, such as traders, portfolio managers, risk managers, research professionals, technology companies and other financial markets participants, as well as operations, compliance and enterprise data managers. We anticipate and are highly responsive to evolving industry needs and work closely with market participants to develop new products and services.

We have over 3,000 institutional customers globally, including banks, hedge funds, asset managers, accounting firms, regulators, corporations, exchanges, central banks and trading venues. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, we generated revenue of $271.5 million, $1,065.1 million and $947.9 million, respectively. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, we generated profit attributable to equity holders of $54.8 million, $165.2 million and $139.4 million, respectively, and Adjusted EBITDA of $120.7 million, $488.2 million and $421.3 million, respectively. Our Adjusted EBITDA margins for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013 were 44.8%, 46.0% and 45.6%, reflecting the operating leverage inherent in our business model and our culture of cost management.

For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, approximately 50.2%, 49.8% and 49.9% of our revenue came from customers in the United States, 39.2%, 39.4% and 40.3% from the European Union and 10.6%, 10.8% and 9.8% from other geographic areas, respectively. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013 we generated 53.5%, 52.5% and 50.6% of our revenue from recurring fixed fees and 40.7%, 42.3% and 45.3% from recurring variable fees, respectively.

Our business is organised in three divisions: Information, Processing and Solutions.

Information: Our Information division, which represented approximately 45.7% of our revenue in 2014, provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information division products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyse financial markets.

Processing: Our Processing division, which represented approximately 26.7% of our revenue in 2014, offers trade processing solutions globally for over-the-counter (“OTC”) derivatives, foreign exchange (“FX”) and syndicated loans. Our trade processing services enable buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimising post-trade workflow, reducing risk, complying with reporting regulations and improving connectivity. We believe we are the largest provider of end-to-end multi-asset OTC derivatives trade processing services.

Solutions: Our Solutions division, which represented approximately 27.6% of our revenue in 2014, provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings, which are targeted at a broad range of financial services industry participants, help our customers capture, organise, process, display and analyse information, manage risk, reduce fixed costs and meet regulatory requirements using standardised industry solutions.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Demonstrated Ability to Innovate and Develop New Products. We work closely with our customers to develop and introduce new offerings that are designed to enhance transparency, reduce risk and improve operational efficiency in the financial markets. In recent years, we have launched new products addressing a wide array of customer needs, such as meeting regulatory reporting requirements, increasing efficiency in trade confirmation and improving bond market transparency. We offer a distribution model that enables our customers to receive our data either through our own proprietary distribution channels or through third-party applications. This flexible model allows customers to use our products efficiently.

Trusted Partner with Diversified, Global Customer Base and Strong Brand Recognition. We believe that our customers trust and rely on us for our consultative approach to product development, dedication to customer support and proven ability to execute and deliver effective solutions. Our industry expertise allows us to anticipate and understand our customers’ needs, providing effective solutions through our product and service offerings. Our global footprint allows us to serve our customers throughout the world and to introduce our products and services to customers in new markets. The Markit brand is well established and recognised throughout the financial services industry—many of the major financial market participants use our products and services. We also own a number of well-known index brands, including the PMI series and the iBoxx indices.

Proven Ability to Acquire and Grow Complementary Businesses. We have a history of making targeted acquisitions that facilitate our growth by complementing our existing products and services and addressing market opportunities. We seek to acquire companies that allow us to consolidate existing businesses, diversify into related markets, and access technologies, products or expertise that enhance our product and service offerings. We have a proven track record of successfully integrating acquisitions into our business, including our global sales network, technology infrastructure and operational delivery model. With this strategy, we have driven strong growth in our acquired products, generating attractive returns on capital.

Attractive Financial Model. We believe we have an attractive financial model due to high recurring revenue, strong organic growth and high cash generation.

–	High Recurring Revenue: We offer our products and services primarily through recurring fixed fee and variable fee agreements, and this business model has historically delivered stable revenue and predictable cash flows. For the three months ended March 31, 2015 and the year ended December 31, 2014, we generated 53.5% and 52.5% of our revenue from recurring fixed fees and 40.7% and 42.3% from recurring variable fees, respectively. Many of the capabilities that we provide are core to our customers’ business operations, deeply embedded in their existing workflows and difficult to replace.

We calculate a renewal rate to assess how successful we have been in maintaining our existing business for products and services that fall due for renewal. This renewal rate compares the dollar value of renewals during the period to the total dollar value of all contracts that fall due for renewal during the period. This population of renewals is largely contracts that are recurring fixed fee in nature. The value of the contracts renewed includes situations where customers have renewed but downgraded the contract price, reduced the number of products and services they purchase from us or decided not to renew all products and services. It does not include the benefit of price increases on these existing products or services, or upgrades to existing contracted products or services. Using this definition, for the three months ended March 31, 2015 and the year ended December 31, 2014, our renewal rate of recurring fixed fee contracts was approximately 90%.

–	Strong Organic Growth: The breadth of our offerings in conjunction with our large, global customer base allows us to cross-sell our products and services. We have also developed new products and services and substantially expanded our customer base.

–	High Cash Generation: Our business has low capital requirements for product maintenance and development, allowing us to generate strong cash flow.

Experienced Management Team Incentivised by Ownership Culture. On average, our 35 most senior managers have worked in the financial services industry for 22 years. This experience has provided our management team with a strong network of relationships and an extensive understanding of market participants within the financial services industry. We have attracted a highly qualified and motivated employee base through significant employee ownership which creates a culture of innovation and an organisation that quickly adapts to change.

Our Market Opportunity

We believe we are well-positioned to embrace changes in the financial services industry:

Focus on Efficiency in the Financial Services Industry. Financial institutions are focused on rationalising costs and increasingly view third-party products and services as an effective means of achieving cost efficiencies. In addition, as financial institutions look to optimise vendor management, they are exhibiting a preference for companies with scale that offer a broad array of products and services. We believe our scale and broad portfolio of solutions position us well as customers seek to consolidate vendors. We also work actively with our customers to find opportunities to reduce their costs and improve services through industry solutions, most notably in managed services.

Changing Regulatory Landscape. New global regulations are driving higher capital requirements, enhanced risk management, and increased electronic trading and reporting and compliance requirements. In addition, regulations are driving market participants to gather more timely, relevant and complete data to improve transparency and demonstrate they have the proper internal controls and processes needed to meet the evolving regulations. With these new regulations and as regulatory authorities globally continue to establish stricter standards, we believe our customers will continue to strengthen their compliance capabilities, manage greater volumes of data and improve their risk management functions.

Evolving Technology and Communication Networks. Technology and information services are migrating toward cloud-based solutions and open architecture platforms. This trend creates challenges for securities firms and institutional investors, which have typically employed technology that is designed, built and administered in-house, a model that has limited flexibility and results in increased costs. These trends present an opportunity to create new services based on flexible technologies in a secure and compliant manner by moving away from high-cost, single-provider platforms.

Growth Shifting to Emerging Markets and Developing Economies. Emerging markets and developing economies are experiencing more rapid economic and population growth relative to developed economies in Western Europe and the United States. As financial markets in emerging markets and developing economies continue to mature, we expect increased demand in these countries for our products and services.

Shifting Investment Styles. Investors are allocating increasing amounts of capital to passive investment products and are seeking exposure beyond equities to a wider range of asset classes, including bonds, loans and commodities. Passive investment products have proliferated due to investor demand for transparency, lower costs and greater liquidity. We believe these trends will persist, generating significant growth opportunities for our multi-asset class offerings.

Our Growth Strategies

The key components of our growth strategy include:

Deliver Products and Services to Drive Customer Cost-Efficiency. The financial services industry’s regulatory and operating environment is putting pressure on our customers’ profits, driving them to rationalise costs and operate more efficiently. We believe there is a significant opportunity to reshape the cost structure of the industry by replacing services that have historically been duplicated across institutions. Our experience, reputation as a trusted partner and strong relationships with major financial institutions have allowed us to respond to customer needs for centralised services such as reference data management, customer on-boarding, withholding-tax compliance, global corporate actions and document management, which we believe will generate substantial cost savings for our customers. For example, our Markit Genpact KYC Services joint venture, working alongside some of the world’s largest banks, centralises non-proprietary processes for on-boarding new customers and manages other know-your-customer (“KYC”) requirements for the financial services industry.

Capitalise on Evolving Regulatory and Compliance Environment. Changing regulations are creating the need for new compliance and reporting processes, risk management protocols, disclosure requirements and analytics. We will continue to address these needs by providing auditable and compliant sources of risk and pricing data, integrated market and credit risk reporting and multi-asset class global solutions. Our solutions are expected to support customers’ regulatory submissions, including stress testing and scenario analysis. In addition, we are repositioning our trade processing business from a transaction-based confirmation service to a connectivity and regulatory reporting service; building out our KYC managed services capabilities; and enhancing our counterparty risk management and risk and trading analytics offerings to meet the growing requirements of regulation and compliance. We expect our index business to benefit from the increased regulatory scrutiny imposed on administrators of benchmarks, which larger, well-established providers such as ourselves are best positioned to address.

Introduce Innovative Offerings and Enhancements. To maintain and enhance our position as a leading financial services provider, we continuously strive to introduce enhancements to our products and services as well as launch new products and services. We maintain an active dialogue with our customers and partners to allow us to understand their needs and anticipate market developments. We also seek to develop innovative uses for our existing products and services to generate incremental revenue, find more cost-effective inputs to support our existing products and services, and facilitate development of profitable new products and services.

Increase in Geographic, Product and Customer Penetration. We believe there are significant opportunities to increase the number of users of our products and services at existing institutional customers, increase the number of locations where our products and services are used with existing customers and increase the use of our broad set of products and services. We plan to add new customers by anticipating and responding to the changing demands of the financial services industry and by leveraging our brand strength, broad portfolio of solutions, global footprint and industry expertise. We have developed significant penetration into large sell-side and buy-side firms in North America and Western Europe and have established a presence in select emerging markets and developing economies, and there is potential for further penetration and growth in emerging markets and developing economies, particularly in Asia. Reflecting our commitment to these markets, we relocated key management to Singapore to support our growing presence in the Asian markets.

Pursue Strategic Acquisitions and Partnerships. We selectively evaluate technologies and businesses that we believe have potential to enhance, complement or expand our product and service offerings and strengthen our value proposition to customers. We target acquisitions and partnerships that can be efficiently integrated into our global sales network, technology infrastructure and operational delivery model to drive value. We believe we are an acquirer of choice among prospective acquisition targets and a partner of choice among our peers due to our entrepreneurial culture, growth, global scale, strong brand, broad distribution capabilities and market position.

Business Divisions

Information

Our Information division (2014 revenue of $486.5 million) provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information division products and services are used throughout the financial services industry for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers to price instruments, comply with relevant regulatory reporting and risk management requirements, and analyse financial markets.

The Information division serves over 2,700 customers including buy-side firms (mutual funds, hedge funds, private equity funds, investment managers, insurance companies, pension funds, sovereign wealth funds and wealth managers), sell-side firms (investment banks, commercial banks, prime brokers, retail banks and custodian banks), exchanges, central banks, regulators, government agencies, rating agencies, research organisations, academics, accounting firms, consultancies, technology and service providers, and other corporations.

The Information division comprises three subdivisions:

–	Pricing and Reference Data: Our pricing and reference data subdivision provides our customers with independent pricing across major geographies and asset classes as well as instrument, entity and reference data products. We price instruments in the major asset classes, including fixed income, equities and credit. Our offering comprises several products that support the pricing and reference data needs of the credit derivative, bond and syndicated loan markets, most notably Reference Entity Database (“RED”) and Bond Reference Data. Customers use our pricing data primarily for independent valuations, risk analytics and pre-trade analytics. They use our reference data products in a broad range of valuation, trading and risk applications.

–	Indices: We own and administer indices covering loans, bonds, credit default swaps, structured finance and economic indicators, including the iBoxx indices and the PMI series. In addition to our index families, we provide a range of index-related services to enable our customers to meet their custom index requirements. Our indices are used for benchmarking, risk management, valuation and trading. They also form the basis of a wide range of financial products, including exchange traded funds, index funds, structured products and derivatives.

–	Valuation and Trading Services: We provide a broad range of valuation and trading services to both derivative and cash market participants focused on instrument and portfolio valuations, trading performance and analysis, research aggregation and investment process workflow. For example, our Totem service provides model validation and pricing verification of complex derivatives for sell-side firms. Our portfolio valuation service provides buy-side firms with independent valuations for a wide range of derivatives and cash products across all asset classes.

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, our Information division generated revenue of $120.6 million, $486.5 million, $459.6 million and $431.3 million, representing 44.4%, 45.7%, 48.5% and 50.1% of our total revenue, respectively, and Adjusted EBITDA of $58.2 million, $239.2 million, $217.2 million, and $214.5 million, representing 47.9%, 48.9%, 50.2% and 52.8% of our total Adjusted EBITDA before the removal of noncontrolling interest, respectively.

Processing

Our Processing division (2014 revenue of $284.9 million) offers trade processing solutions globally for OTC derivatives, FX and syndicated loans, including connectivity, infrastructure and post-trade support. The division enables buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimising post-trade workflow, reducing risk, and complying with reporting regulations. Our Processing division sells products and offers services directly and via third parties, and its most significant offerings are our derivatives processing platform and our loans processing platform.

We believe our derivatives processing platform is the industry standard for OTC derivatives post-trade processing across credit, interest rates, equity and FX asset classes. The platform supports electronic confirmation, regulatory reporting, clearing connectivity and trade delivery for trade counterparties and inter-dealer brokers, clearing houses, trading venues and swap execution facilities. Our derivatives processing platform has an active network of over 2,000 customers, including sell-side firms, buy-side firms and execution venues, with connectivity to 16 central counterparties. On an average day, our derivatives processing platform processes more than 90,000 transaction processing actions.

We believe our loans processing platform is the primary platform for the electronic confirmation, documentation and settlement of syndicated loans in the United States. It provides real-time data on loan inventories as well as reconciliation and status reporting for new and historical trades. The platform connects sell-side and buy-side firms and loan agents in a single workflow. Functionality is currently being expanded to include loan custodians. We settle substantially all LSTA leveraged syndicated loans and also support and settle loans trading in the LMA market through our loans processing platform.

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, our Processing division generated revenue of $67.4 million, $284.9 million, $265.3 million and $238.8 million, representing 24.8%, 26.7%, 28.0% and 27.8% of our total revenue, respectively, and Adjusted EBITDA of $35.4 million, $156.6 million, $138.1 million and $124.5 million, representing 29.2%, 32.0%, 31.9% and 30.6% of our total Adjusted EBITDA before the removal of noncontrolling interest, respectively.

Solutions

Our Solutions division (2014 revenue of $293.7 million) provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings help our customers capture, organise, process, display and analyse information, manage risk and meet regulatory requirements. As the financial services industry places a renewed emphasis on cost efficiency and operational risk reduction, institutions are likely to increase their use of outsourcing to industry experts, which should support demand for our Solutions offerings. Our products and services are designed to help our customers achieve material operational efficiency gains by using deep subject matter expertise, increasing automation, providing cost-effective hosting, institutionalising regulatory compliance and standardising, or even mutualising, our customers’ business processes.

The division targets a broad customer base within the financial services industry including buy-side and sell-side firms, custodians, private equity firms, wealth management firms and retail brokerages. The division sells direct via in-house sales teams, cross-selling software and services when possible.

The Solutions division operates in two subdivisions: enterprise software and managed services.

–	Enterprise Software: The primary products within the enterprise software subdivision include Enterprise Data Management (“EDM”), Analytics, Wall Street Office (“WSO”) – Software and thinkFolio.

EDM software and services provide customers with a central hub to manage the acquisition, validation, storage and distribution of data sets from multiple sources. EDM software, which is targeted at banks, regulators, data providers, asset managers, hedge funds and insurance companies, produces transparent and auditable views of positions, transactions, valuations, exposure and counterparties.

Analytics provides our customers with a range of enterprise risk management software solutions to enable customers to calculate risk measures while delivering exceptional computation speed and rapid time to market. We expect Analytics to benefit from regulations that introduce new risk measurement requirements and from the financial services industry’s greater adoption of risk management practices. The Analytics customer base focuses on banks and insurance companies globally.

WSO – Software provides loan portfolio management software to participants in the syndicated bank loan market, delivering a single platform for reporting, collateralised loan obligation compliance, integration, performance analysis and agent syndication across the complete trading lifecycle. WSO – Software targets buy-side loan investors, middle-market lenders, fund administrators and underwriters of structured products (e.g., collateralised loan obligations).

thinkFolio is a sophisticated front office portfolio modelling and order management system. It manages multiple asset classes (bonds, equities, property, commodities, cash and FX, as well as a host of derivatives within each of these asset classes). It also has accurate, fast and real-time cash management and an integrated compliance engine.

–	Managed Services: Significant offerings within managed services include On Demand, Counterparty Manager, WSO – Services, Corporate Actions, Tax Solutions and Markit Genpact KYC Services.

On Demand designs, builds and hosts custom web solutions for customers in both the retail and institutional financial services markets. The introduction and rapid growth of new user interfaces (e.g., mobile) along with increased demand for online consumption is expected to support further demand for On Demand’s services. On Demand targets online retail brokerages, sell-side firms, information providers and media firms.

Counterparty Manager provides an online platform for buy-side firms to manage counterparty documentation as they open and maintain trading accounts with sell-side firms. The platform enables the collection and distribution of KYC documents and regulatory support for the Dodd-Frank Act, Foreign Account Tax Compliance Act and other needs. We believe this platform will continue to be in high demand as regulators and tax authorities on a global basis increase their oversight of financial markets.

WSO – Services helps syndicated loan customers streamline their business by providing outsourced access to our portfolio of services for middle and back office loan operations.

Corporate Actions provides a centralised source of validated corporate action data for more than three million equities, fixed income and structured securities, across more than 160 countries. It offers unlimited access to our corporate action data and allows customers to view full details in real-time, including event-level data, dates, options, terms and conditions and restrictions.

Tax Solutions is a suite of tools that help financial institutions and multinational corporations comply with tax rules around cross-border payments.

Markit Genpact KYC Services provides a centralised service for end-to-end management of client onboarding and other KYC requirements in the financial markets. By centralising non-proprietary processes for onboarding new clients, managing client reference data and remediating existing client accounts to new standards, the service helps buy-side and sell-side firms streamline operations, reduce costs and enhance compliance through improved data management and quality.

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, our Solutions division generated revenue of $83.5 million, $293.7 million, $223.0 million and

$190.5 million, representing 30.8%, 27.6%, 23.5% and 22.1% of our total revenue, respectively, and Adjusted EBITDA of $27.8 million, $93.1 million, $77.5 million and $67.6 million, representing 22.9%, 19.1%, 17.9% and 16.6% of our total Adjusted EBITDA before the removal of noncontrolling interest, respectively.

Our History

Markit was founded in 2003 by a group of entrepreneurs with deep experience in the financial services industry with the goal of increasing transparency in the financial markets. After the successful launch of its first product, the company attracted investments from global financial institutions, private equity and other investment funds. Since its founding, Markit has grown through organic product and service development and targeted acquisitions.

Customers

We have a diverse global customer base across buy-side and sell-side firms, including banks, asset managers, hedge funds, private equity and venture capital funds, fund administration firms and other organisations. Our customers also include exchanges, central banks, regulators, government agencies, rating agencies, research organisations, academics, accounting firms, consultancies, technology and service providers, information service providers, exchanges, clearing and trading venues, and other corporations. We have over 3,000 institutional customers, including many of the largest companies in the financial services industry. In 2014, no customers or group of affiliated customers represented more than 5% of our revenue and fewer than 25 customers or groups of affiliated customers each generated more than $10 million in revenue.

Sales and Marketing

We have a dedicated global sales force, which consists of a global account management team and a specialists team covering all regions, products and services. We annually develop sales, distribution and marketing strategies on a product-by-product and service-by-service basis. We leverage customer data, business and market intelligence and competitive profiling to retain customers and cross-sell products and services, while also working to promote unified brand recognition across all our products and services.

Sources of Data

The data supporting our Information division products and services is sourced principally through three different kinds of arrangements. First, we gather data from some of our customers under agreements that also permit these customers to use the products and services created based on their data contribution. Second, we license data from market data providers under contracts on commercial terms. Third, we source data either from public sources, such as corporate actions or bond issuances, or through direct means, such as conducting surveys for economic data.

Information Technology

Our information technology systems are fundamental to our success. They are used for the storage, processing, access and delivery of the data that forms the foundation of our business and the development and delivery of the products and services we provide to our customers. Much of the technology we use and provide to our customers is developed, maintained and supported in-house by a team of over 1,400 employees. We generally own or have secured ongoing rights to use for the purposes of our business all the customer-facing applications that are material to our operations. We support and implement a mix of technologies, focused on implementing the most efficient technology for any given business requirement or task.

Data Centres

We provide most of our corporate and customer-facing services through 11 core data centres that provide a geographically separated and resilient structure. These data centres are located in London, Amsterdam, Boulder (Colorado), Littleton (Colorado), Dallas (Texas), Atlanta (Georgia) and Carlstadt (New Jersey), and are strategically located and operated as close as possible to the business needs in each geographic region.

Disaster Recovery

We seek to ensure that key assets, such as premises, systems, documents and services are available, robust and can be recovered and resumed within acceptable timeframes following an incident that impacts operations. We have a committed business continuity infrastructure that is directed by a steering group, which includes our global head of business continuity and information security, global head of group technology services and other key business heads. Each product and service has a business continuity plan that is tied into an overarching crisis management plan and an office business continuity plan. Our goal is to ensure that production infrastructure and staffing do not create the potential for single points of failure. Thus, all product and service data is backed up regularly, with weekly and monthly backups stored securely at a third-party off-site storage facility.

Security

We place a high level of importance on our data protection and information security systems and have a dedicated team of security specialists. Markit’s information security team manages a wide range of security controls aimed at allowing our workforce to operate in a secure, policy-compliant manner, including multiple tiers of firewall protections, the use of intrusion detection software, the encryption of network traffic, access rights, regular risk assessments, audit logs and database logging. These controls, which are regularly reviewed by our team, are designed to alert us to possible weaknesses and breaches and to ensure appropriate responses from our information security team.

Our information security team also provides guidance at the product development stage to ensure best practice and engages in regular penetration testing of our products and services to assess security.

Competitors

We believe the principal competitive factors in our business include the depth, breadth, timeliness and cost-effectiveness of our products and services; quality and relevance of our offerings; ease of use; our employees; and customer support. The breadth of the products and services we offer and the markets we serve expose us to a broad range of competitors that include large information service providers, market data vendors, exchanges, inter-dealer brokers and transaction processing providers.

Our principal competitors for our Information division products and services are Bloomberg L.P., FactSet, Interactive Data Corporation and Thomson Reuters Inc. The principal competitors for our Processing division products and services are Bloomberg L.P., IntercontinentalExchange, Inc. and Traiana, Inc. Our Solutions division products and services compete with firms such as Clarient Global LLC, GoldenSource, IBM Algorithmics and Intralinks Holdings, Inc.

Intellectual Property

We rely on a combination of trademark, trade secret, patent, misappropriation and copyright laws, as well as contractual and technical measures, to protect our proprietary rights and intellectual property. We seek to control access to and distribution of our confidential and proprietary information and enter into non-disclosure agreements with our employees, consultants, customers and suppliers that provide that any confidential or proprietary information owned or developed by us or on our behalf be kept confidential and limited to internal use. In the normal course of business, we provide our proprietary data, software and methodologies and business processes to third parties through licensing or restricted use agreements. We have proprietary information, rights and know-how in our data, indices, software processes, methodologies and business processes. We also pursue the registration of certain of our trademarks and service marks for our relevant fields of services in the United States and other key jurisdictions. As of December 31, 2014, we have registered 26 U.S. trademarks, including “MARKIT,” “IBOXX,” “ITRAXX” and “CDX,” and have filed three pending trademark applications with the U.S. Patent and Trademark Office. As of December 31, 2014, we have also registered over 200 trademarks, including “MARKIT,” “PMI,” “IBOXX,” “ITRAXX” and “CDX,” in various other jurisdictions throughout the world. In addition, we have registered domain names covering many of our marks, including www.markit.com.

Employees

As of December 31, 2014, Markit had more than 3,600 employees, with more than 1,000 in Europe, including approximately 900 in the United Kingdom, more than 1,600 in North America and more than 900 in other locations globally. None of our employees are represented by collective bargaining agreements.

Facilities

Markit is headquartered in London, United Kingdom and operates in 22 offices around the globe. As of December 31, 2014, our principal offices consisted of the following properties:

Location	Square feet	Lease expiration date(1)	Use
London, United Kingdom	105,000	December 2025	Office Space
New Delhi, India	51,971	July 2021	Office Space
New York City, U.S.	41,743	August 2018	Office Space
Dallas, U.S.	47,413	September 2029	Office Space
Boulder, U.S. (Central Ave.)	59,620	December 2017	Office Space
Boulder, U.S. (Flatiron Pkwy.)	30,196	December 2027	Office Space

(1)	Expiration dates include exclusive renewal options granted to Markit in existing leases.

We also lease offices in the following locations: Amsterdam, Andover, Calgary, Edinburgh, Frankfurt, Henley on Thames, Gurgaon, Hong Kong, Manchester, Naperville, New York, Singapore, Sydney, Tokyo, Toronto, Valley Cottage, and Vancouver. Historically, we have sought to consolidate acquisitions into major locations, such as London and New York, whenever logistically and commercially reasonable; however, there have been instances where we have expanded our footprint into new locations post-acquisition.

We continue to invest in our current locations as necessary, and we believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that additional or alternative space will be available on commercially reasonable terms for future use and expansion.

Legal Proceedings

We are party to regulatory investigations and legal proceedings with respect to credit default swaps, as described below. With respect to these ongoing matters, we are currently unable to determine the ultimate resolution of, or provide a reasonable estimate of the range of possible loss attributable to, these matters, and therefore we cannot predict the impact they may have on our results of operations, financial position or cash flow. Although we believe we have strong defences and we are defending these matters vigorously, we could in the future incur judgments or fines or enter into settlements of claims that could have a material adverse effect on our results of operations, financial position and cash flows.

In addition to the matters described below, in the ordinary course of our business, we are or may be from time to time involved in various legal proceedings, and we may receive routine requests for information from governmental agencies in connection with their regulatory or investigatory authority. We review such proceedings and requests for information and take appropriate action as necessary. We do not believe, however, based on currently available information, that the results of any of these proceedings or requests for information will have a material adverse effect on our business or results of operations.

European Commission Investigation

In April 2011, the Competition Directorate General of the European Commission (“EC”) opened an investigation of the credit default swaps business, with a primary focus on the activities of certain major international investment banks, including certain of the underwriters in this offering (the “Dealers”), the International Swaps and Derivatives Association (“ISDA”) and Markit. During the course of the EC’s investigation, Markit responded to the EC’s various requests for information and met in person with the EC.

On July 1, 2013, the EC issued a Statement of Objections to Markit, ISDA and the Dealers, alleging that between 2006 and 2009, the Dealers acted collectively to prevent potential competitors from offering exchange-traded credit default swaps to protect the Dealers’ business as intermediaries in OTC trading of credit default swaps. The EC further alleged that, at the direction of the Dealers, Markit and ISDA denied essential inputs to proposed exchange initiatives and that Markit and ISDA acted as Dealer-controlled associations of undertakings. If the EC ultimately finds that Markit has violated European Union competition laws on this basis and the EC imposes fines on the company, Markit’s liability could be capped at 10% of the sum of the annual total worldwide revenue of each of the relevant Dealers. Depending on the EC findings, it is also possible that the fine could be limited to an amount not greater than 10% of the annual worldwide revenue of Markit.

The EC may also seek to require Markit to change how it offers products or services, including changes to existing contractual relationships and changes to future licensing arrangements.

The Statement of Objections is a preliminary finding and does not determine the final outcome of the EC proceedings. Markit responded to the EC’s preliminary findings both in writing and at an oral hearing, and Markit is defending itself vigorously.

Department of Justice Investigation

In May 2009, the Antitrust Division of the U.S. Department of Justice (the “DOJ”) commenced an investigation seeking information regarding actions in credit default swaps by Markit and other participants, including the Dealers. From September 2009 through August 2012, the parties to the DOJ investigation, including certain Dealers and Markit, produced documents in response to DOJ requests for information and participated in depositions conducted by the DOJ. The matter remains pending with the DOJ. Markit has been fully cooperative, and will continue to cooperate, with the DOJ in connection with its investigation.

Class Action Lawsuits

Since May 2013, Markit has been named as a defendant with the Dealers and ISDA in a number of putative class action lawsuits filed in U.S. courts and arising out of allegations of violations of federal and state antitrust laws in connection with credit default swaps. The named plaintiffs in each case include pension funds, investment management funds and other buy-side firms who conduct business activities involving credit default swaps. All cases were filed either in the U.S. District Courts for the Northern District of Illinois or the Southern District of New York. On October 16, 2013, the Judicial Panel on Multidistrict Litigation transferred all cases to the Southern District of New York and on December 13, 2013, the court consolidated all such cases for pre-trial purposes.

The primary allegations by plaintiffs are that the defendants conspired to prevent competitors from offering execution and clearing services for exchange-traded credit default swaps and that the defendants conspired to fix and maintain credit default swap bid/ask spreads in the OTC market above the spreads that would have been realised with the development of exchange trading of credit default swaps. The substance of plaintiffs’ request for relief seeks a permanent injunction foreclosing defendants from continuing their alleged anticompetitive actions and trebled damages in an unspecified amount, plus interest, attorneys’ fees and costs of suit.

There can be no assurance as to the outcome of the EC investigation, the DOJ investigation, or the class action lawsuits, but they could have a material adverse effect on Markit’s business, financial condition and results of operations.

Bermuda Exchange Controls

Under Bermuda law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Under Bermuda law, “exempted” companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an exempted company, we may not, without a licence or consent granted by the Minister of Finance, participate in certain business transactions, including transactions involving Bermuda landholding rights and the carrying on of business of any kind for which we are not licensed in Bermuda.

Corporate Information

Markit Group Holdings Limited was formed on May 9, 2007 pursuant to the laws of England and Wales, as a successor company to Markit Group Limited. Markit Ltd. was incorporated pursuant to the laws of Bermuda on January 16, 2014 to become the holding company for Markit Group Holdings Limited. Upon completion of our initial public offering and the related corporate reorganisation, all the interests in Markit Group Holdings Limited were exchanged for newly issued common shares of Markit Ltd. and, as a result, Markit Group Holdings Limited became a wholly owned subsidiary of Markit Ltd.

Our principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY. Our telephone number at this address is +44 20 7260 2000. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. We maintain a website at www.markit.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of our registered office is +1 441 295 5950.

Management

Executive Officers and Directors

The following table sets forth information about our executive officers and directors. Unless otherwise indicated, the current business address for our executive officers and directors is Markit Ltd., c/o Markit Group Limited, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY.

Name	Age	Position
Executive Officers
Lance Uggla	53	Chairman and Chief Executive Officer
Kevin Gould	52	President
Jeffrey Gooch	47	Chief Financial Officer
Shane Akeroyd	51	Global Head of Sales
Stephen Wolff	47	Global Head of Corporate Strategy
Non-Executive Directors
Edwin D. Cass	53	Director
Gillian H. Denham	54	Director
Dinyar S. Devitre	68	Director
William E. Ford	53	Director
Timothy J.A. Frost	50	Director
Robert P. Kelly	61	Director
James A. Rosenthal	62	Director
Dr. Cheng Chih Sung	53	Director
Anne Walker	40	Director

Executive Officers

Lance Uggla is Chief Executive Officer and Chairman of our Board of Directors, responsible for leading the company’s strategic development and managing its day-to-day operations. Mr. Uggla is a founder of Markit and has been a director and chief executive of the business since its formation in 2003. Prior to this, Mr. Uggla was Global Head of Credit Trading and Head of Europe and Asia for TD Securities. Mr. Uggla started his career at Wood Gundy in Toronto and, following the acquisition by CIBC, was latterly Global Head of Fixed Income. Mr. Uggla holds a BBA from the Simon Fraser University and an MSc from the London School of Economics.

Kevin Gould is President of Markit and a co-founder of the company. Mr. Gould was appointed head of Markit Asia Pacific in July 2013 and leads strategy and operations across that region. Mr. Gould established Markit’s business in North America in 2004 and was a director of Markit from 2003 to January 2014. Prior to this, Mr. Gould was European and Asian Head of Credit Trading and Sales at TD Securities in London. Mr. Gould holds a BSc in Mechanical Engineering from Bristol University.

Jeffrey Gooch was appointed Chief Financial Officer of Markit in September 2013 and is Chairman of MarkitSERV. He was a board member of Markit from 2003 to 2005. Mr. Gooch joined Markit in 2007 to lead the company’s portfolio valuations and trade processing business. In 2009, Mr. Gooch was appointed Chief Executive Officer of MarkitSERV and held that role until September 2013. Prior to this, Mr. Gooch had a ten-year career at Morgan Stanley, most recently as Head of Fixed Income Operations. Mr. Gooch started his career at Ernst & Young. Mr. Gooch is a chartered accountant and holds an MA in Mathematics from Cambridge University.

Shane Akeroyd is Global Head of Sales and leads Markit’s sales strategy and implementation across all products and geographies. Prior to joining Markit in 2008, Mr. Akeroyd held a number of sales roles most recently as Global Head of Sales for RBC Capital Markets. Mr. Akeroyd holds a BSc (Hons) in Economics from University College London.

Stephen Wolff is Global Head of Corporate Strategy. Mr. Wolff joined Markit in February 2014 from Deutsche Bank where he was Head of Strategic Investments, managing a portfolio of principal investments, primarily focused on financial market infrastructure. Previous roles at Deutsche Bank included Head of Fixed Income e-commerce and in a prior period, interest rate and FX derivatives trading in both G7 and emerging markets. Between 1999 and 2004, Mr. Wolff worked for Razorfish, and then as managing director of a venture capital start-up, Pogo Technology. Mr. Wolff holds a BA in Economics from Manchester University.

Non-Executive Directors

Edwin D. Cass has been a director of Markit since October 2014. Mr. Cass is the senior managing director and Chief Investment Strategist for the Canada Pension Plan Investment Board (CPPIB), responsible for overall fund level investment strategy. He chairs CPPIB’s investment planning committee, which approves all new investment programmes and oversees all portfolio risks. Mr. Cass has been with CPPIB since 2008 in various positions. Mr. Cass is also a member of the board of trustees of the University of Guelph in Canada. Prior to joining CPPIB, Mr. Cass was a managing director and co-chief investment officer for Fortress Investment Group’s Drawbridge Relative Value Fund where he was responsible for fixed-income, currency, stock index and commodity trading strategies. Mr. Cass previously held senior positions at Deutsche Bank and Toronto-Dominion Securities Inc. He holds a Bachelor of Science (Honours) degree in Theoretical Physics from Queen’s University and a Bachelor of Laws from Osgoode Hall Law School.

Gillian (Jill) H. Denham has been a director of Markit since December 2013. Ms. Denham is a member of the board of directors of Morneau Shepell Inc. and Penn West Petroleum Ltd. She serves on the audit committee of Morneau Shepell Inc. She is also a member of the board of directors of National Bank of Canada. Ms. Denham is also a director of Munich Reinsurance Company of Canada and Temple Insurance Company, where she is chair of the investment committees and a member of the audit committees. Ms. Denham is also a member of the board of governors and the audit committee of Upper Canada College. From 2001 to 2005, Ms. Denham was Vice Chair, Retail Markets at the Canadian Imperial Bank of Commerce. Ms. Denham joined Wood Gundy (subsequently acquired by CIBC) in 1983 as an Assistant Vice-President in Corporate Finance and throughout her career at CIBC held progressively more senior roles. Ms. Denham previously served on the boards of the Ontario Teachers’ Pension Plan Board, the Foundation Board of the Hospital for Sick Children and the Prostate Cancer Research Foundation. Ms. Denham holds an Honours Business Administration from the University of Western Ontario School of Business Administration and an MBA from Harvard Business School.

Dinyar S. Devitre has been a director of Markit since November 2012. Mr. Devitre is a special advisor to General Atlantic LLC, a private equity firm. Mr. Devitre is also a member of the board of directors of Altria Group, Inc., where he serves on its finance committee and SABMiller plc, where he serves on its audit committee. Mr. Devitre also is the Executive Chairman of Pratham USA and serves as a Trustee of the Brooklyn Academy of Music and a Trustee Emeritus of the Asia Society. In March 2008, Mr. Devitre retired from his position as Senior Vice President and Chief Financial Officer of Altria Group, Inc. Prior to Mr. Devitre’s appointment to this position in April 2002, he held a number of senior management positions with Altria. Mr. Devitre previously served on the boards of Emdeon Inc., Kraft Foods Inc. (now known as Mondelēz International, Inc.) and The Lincoln Center for the Performing Arts, Inc. Mr. Devitre holds a BA (Hons) degree from St. Joseph’s College, Darjeeling and an MBA from the Indian Institute of Management in Ahmedabad.

William E. Ford has been a director of Markit since January 2010. Mr. Ford is the Chief Executive Officer and Managing Director of General Atlantic LLC, a global growth equity firm, where he has worked since 1991. Mr. Ford sits on the boards of several General Atlantic portfolio companies including Tory Burch and Oak Hill Advisors. He also sits on the board of First Republic Bank. Mr. Ford is actively involved in various non-profit organisations and serves as a Trustee of Rockefeller University and the Memorial Sloan-Kettering Cancer Center and as a trustee emeritus of Amherst College. He is also a director of The Lincoln Center for the Performing Arts, Inc. and a member of the advisory boards of Stanford University Graduate School of Business and Tsinghua University School of Economics and Management. Mr. Ford formerly served on the boards of a number of General Atlantic portfolio companies including CareCore National, NYSE Euronext, E*Trade, Priceline, NYMEX and Zagat Survey. Mr. Ford holds a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business.

Timothy J.A. Frost has been a director of Markit since January 2010. He previously served as a director from 2003 to 2004. Mr. Frost is a non-executive director of Cairn Capital Group Limited. He is also a Governor of the London School of Economics and Political Science and a member of the Court of Directors of The Bank of England, where he is also a member of its audit and risk committee. Prior to Cairn Capital, Mr. Frost worked at J.P. Morgan in a variety of roles, including European Head of Credit Trading, Sales and Research. Mr. Frost began his career as an officer in the British Army and served in Germany and the Falkland Islands. Mr. Frost holds a BSc in Economics from the London School of Economics and Political Science.

Robert P. Kelly has been a director of Markit since November 2012 and serves as lead director of our Board. Mr. Kelly is chairperson of Canada Mortgage and Housing Corporation and chairman of Santander Asset Management. Mr. Kelly also serves as a member of the Trilateral Commission and head of the U.S. alumni association of the Cass Business School, London. Mr. Kelly was most recently chairman and Chief Executive Officer of The Bank of New York Mellon and The Bank of New York Mellon Corporation until 2011. Prior to that, Mr. Kelly was Chairman, Chief Executive Officer and President of Mellon Bank Corporation, Chief Financial Officer of Wachovia Corporation and Vice- Chairman of Toronto-Dominion Bank. Mr. Kelly previously served as Chancellor of Saint Mary’s University in Canada, was a former member of the boards of the Financial Services Forum, the Federal Advisory Council of the Federal Reserve Board, the Financial Services Roundtable, and Institute of International Finance, and a former member of the board of trustees of St. Patrick’s Cathedral in New York City, Carnegie Mellon University in Pittsburgh and the Art Gallery of Ontario. Mr. Kelly holds a B.Comm. from Saint Mary’s University, an MBA from the Cass Business School, City University, London, United Kingdom and is a Chartered Accountant and Fellow Chartered Accountant. Mr. Kelly has been awarded honorary doctorates from City University and Saint Mary’s University.

James A. Rosenthal has been a director of Markit since September 2013. Mr. Rosenthal is the Executive Vice President and Chief Operating Officer of Morgan Stanley, a member of Morgan Stanley’s management and operating committees, Chairman and Chief Executive Officer of Morgan Stanley Bank, N.A., and Chairman of the board of Morgan Stanley Private Bank, N.A. He is also President and General Partner of Solar Power Company, LLC. Mr. Rosenthal is a member of the boards of SIFMA and The Lincoln Center for the Performing Arts, Inc. Mr. Rosenthal was previously Head of Corporate Strategy of Morgan Stanley, Chief Operating Officer of Morgan Stanley Wealth Management and Head of Firmwide Technology and Operations for Morgan Stanley. Prior to joining Morgan Stanley, Mr. Rosenthal served as Chief Financial Officer of Tishman Speyer from 2006 to 2008. Mr. Rosenthal holds a BA from Yale and a JD from Harvard Law School.

Dr. Cheng Chih Sung has been a director of Markit since December 2013. Dr. Sung is the Chief Executive Officer of Avanda Investment Management Pte. Ltd. and an investment advisor to the finance ministries in Singapore and Norway. Dr. Sung serves on the boards, investment and risk committees, and human resource and remuneration committees of a number of financial and academic institutions including the MIT Investment Management Company, the NTUC Income Insurance Co-Operative and

the Wealth Management Institute in Singapore. Dr. Sung was previously an investment advisor to the Monetary Authority of Singapore and the Government of Singapore Investment Corporation. Prior to 2011, Dr. Sung was Managing Director and Chief Risk Officer for the Government of Singapore Investment Corporation, which he joined in 1993, as well as chairman of the group risk committee and a member of the group executive committee. Dr. Sung holds a BSc and MSc in Applied Mathematics from the University of Waterloo and a PhD in Pure Mathematics from the University of Minnesota.

Anne Walker has been a director of Markit since February 2013. Ms. Walker is currently Head of Enterprise Strategic Initiatives at Bank of America, including oversight of Bank of America’s effort to streamline and drive operational excellence as well as lead development of payment strategy. Prior to this, Ms. Walker was the Head of Global Corporate Strategy & Investor Relations and the Head of U.S. Equity Syndicate at Bank of America. Ms. Walker started her career with Merrill Lynch in 1996 in investment banking and joined Equity Capital Markets in 2001. Ms. Walker holds a BA from Harvard University and an MBA from Columbia Business School.

No director or executive officer has a family relationship with any other director or executive officer.

Board Composition and Election of Directors

Prior to the consummation of our initial public offering, our Shareholders’ Agreement, dated as of May 21, 2013, provided certain of our shareholders the right to each designate one individual to serve on our Board of Directors. See “Related Party Transactions—Transactions with Related Parties—Shareholders’ Agreement.” The Shareholders’ Agreement was terminated upon the pricing of our initial public offering on June 18, 2014.

Upon the termination of our Shareholders’ Agreement and the consummation of our initial public offering, our shareholders no longer had a right to designate any individuals to serve on our Board of Directors, other than as described below, and our Board became divided into three classes. Pursuant to our bye-laws, directors are elected at the annual general meeting of shareholders for a period of three years, with each director serving until the third annual general meeting of shareholders following their election, except that the initial Class I directors were appointed to serve until the 2015 annual general meeting of shareholders and the Class II directors were appointed to serve until the second annual general meeting of shareholders after our initial public offering. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual general meeting of shareholders in the year of such expiration.

In October 2014, Zar Amrolia resigned from our Board. Thomas Timothy Ryan, Jr. agreed to become a Class II director and Mr. Cass, the designee nominated by CPPIB pursuant to a director nomination agreement between CPPIB and us as described below, was appointed to our Board as a Class III director.

In November 2014, Mr. Ryan retired from our Board, and our Board decreased the number of Directors from twelve to eleven, which was further decreased from eleven to ten upon the expiration of Mr. Markwick’s term as described above.

Mr. Devitre, Mr. Kelly, Dr. Sung and Mr. Markwick were initially appointed as Class I directors for a term expiring in 2015. Mr. Devitre, Mr. Kelley and Dr. Sung were re-elected as Class I directors at our 2015 annual general meeting of shareholders. Mr. Markwick decided not to stand for re-election, and the number of directors comprising our Board was reduced from eleven to ten upon the expiration of Mr. Markwick’s term.

Mr. Amrolia, Mr. Frost, Mr. Rosenthal and Ms. Walker were initially appointed as Class II directors for a term expiring in 2016. Mr. Uggla, Ms. Denham, Mr. Ford and Mr. Ryan were initially appointed as Class III directors for a term expiring in 2017. Mr. Uggla also serves as the Chairman of our Board.

Our Board of Directors is composed of ten members, seven of whom qualify as “independent” under the listing standards of NASDAQ: Mr. Cass, Ms. Denham, Mr. Devitre, Mr. Ford, Mr. Frost, Mr. Kelly and Dr. Sung.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

CPPIB purchased approximately $250 million of our common shares in our initial public offering, and has the right to nominate, in consultation with our Nominating and Governance Committee, one director for appointment to our Board of Directors pursuant to a Director Nomination Agreement between CPPIB and Markit. This right will expire if CPPIB’s beneficial ownership of our common shares falls below 100% of the number of common shares CPPIB purchased in our initial public offering. Mr. Cass was the designee nominated by CPPIB and was appointed to our Board of Directors in October 2014 as a Class III director to fill a vacancy.

Committees of the Board of Directors

Audit and Risk Committee

Our Audit and Risk Committee consists of Mr. Cass, Mr. Devitre, Dr. Sung and Mr. Frost. The Audit and Risk Committee assists our Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit and Risk Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Mr. Devitre is chair of our Audit and Risk Committee.

Our Board of Directors has determined that each of Mr. Cass, Mr. Devitre, Dr. Sung and Mr. Frost satisfies the “independence” requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and meets the financial literacy and sophistication requirements of the listing standards of NASDAQ. Our Board of Directors has also determined that Mr. Devitre qualifies as an “audit committee financial expert” as such term is defined in the rules of the SEC.

HR and Compensation Committee

Our HR and Compensation Committee consists of Ms. Denham, Mr. Ford, Mr. Kelly and Mr. Rosenthal. The HR and Compensation Committee’s duties include determining the compensation to our Chief Executive Officer and our other executive officers and other key management personnel. The HR and Compensation Committee is also responsible for approving, allocating and administering our share incentive plans, executive level contract provisions, executive level succession plans, CEO performance appraisal criteria and benchmarking compensation recommendations against generally accepted market total compensation levels for annual recommendation to our Board of Directors. Mr. Kelly is chair of our HR and Compensation Committee.

Nominating and Governance Committee

Our nominating and governance committee consists of Ms. Denham, Mr. Devitre, Mr. Frost, Mr. Kelly and Mr. Uggla. Our nominating and governance committee identifies, evaluates and selects, or makes recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees. Mr. Frost is chair of our Nominating and Governance Committee.

Risk Management

Our Board executes its oversight responsibility for risk management directly and through its Audit and Risk Committee. The Audit and Risk Committee has the primary responsibility of reviewing our policies and practices with respect to risk assessment and risk management, including discussing with management our major operational, financial, reputational, legal and compliance risk exposures and the steps that have been taken to identify, assess, monitor and control such exposures. It is the responsibility of our Chief Risk Officer to make regular independent reports about our risk profile and any reports on material breaches of related policies and practices. The Audit and Risk Committee’s meeting agenda regularly includes a review of our policies and practices with respect to risk assessment and risk management. In addition, the Audit and Risk Committee’s meeting agenda regularly includes a review and discussion with management of our compliance with laws and regulations, including major legal and regulatory initiatives, and a review of any major litigation or investigations against us that may have a material impact on our financial statements. Our Board is kept informed of the Audit and Risk Committee’s risk management and other compliance matters via reports of the committee chair to the full Board. These reports are presented at every regular Board meeting. Management routinely informs the Board of developments that could affect our risk profile or other aspects of our business.

Corporate Governance

Our common shares are listed on NASDAQ. In order to maintain our listing on NASDAQ, we are required to comply with certain of the NASDAQ Rules. As a foreign private issuer, we may follow our home country’s corporate governance practices in lieu of certain of the NASDAQ Rules. Our corporate governance practices differ in certain respects from those that U.S. companies must adopt in order to maintain a NASDAQ listing. A brief summary of those differences is provided as follows.

Independent Directors

The HR and Compensation Committee and the Nominating and Governance Committee of our Board of Directors are not comprised entirely of independent directors.

Proxies and Shareholder Voting

Our bye-laws do not require us to solicit proxies or provide proxies for all meetings of shareholders.

Our bye-laws do not require shareholder approval for the issuance of shares (i) in connection with the acquisition of stock or assets of another company; (ii) when it would result in a change of control; (iii) when a share option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which shares may be acquired by officers, directors, employees, or consultants; or (iv) in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance of shares at a price less than market value.

Other than the foregoing, there are no significant differences between the corporate governance practices of Markit Ltd. and those required of a U.S. domestic issuer under the NASDAQ Rules.

Code of Conduct and Business Ethics

Our Board of Directors has adopted a code of conduct and business ethics (the “Code of Conduct”), which covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as insider trading and equal opportunity and non-discrimination standards, and applies to all our directors, officers and other employees. Any waiver of the Code of Conduct for directors or executive officers may be made only by our Board of Directors and will be promptly disclosed to our shareholders as required by applicable laws and NASDAQ rules. Amendments to the Code of Conduct must be approved by our Board of Directors and will be promptly disclosed (other than technical, administrative or non-substantive changes).

During 2014, no amendments were made to a provision of the Code of Conduct, and no waivers were explicitly or implicitly granted to any of our principal executive officer, principal financial officer and principal accounting officer, in each case that would be required to be disclosed herein.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of our Board of Directors, membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chairman and Chief Executive Officer and lead independent director, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Compensation of Executive Officers and Directors

The aggregate cash compensation, including benefits in kind, accrued or paid to our executive officers and directors with respect to the year ended December 31, 2014 for services in all capacities was $7,136,334. In addition, for the year ended December 31, 2014, we also granted 443,700 restricted shares and 149,800 options to purchase common shares in the aggregate to our executive officers and directors, as set forth in the following tables.

No. of restricted shares	Vesting Schedule
443,700	Restricted shares vest in three equal annual instalments on the first, second and third anniversaries of the applicable grant date.

No. of share options	Exercise price per share	Expiration date
149,800	$26.700	December 31, 2014

During the year ended December 31, 2014, the amount we set aside or accrued to provide pension, retirement or similar benefits to our executive officers and directors was $50,236.

Employment Agreements

Our executive officers have entered into employment agreements with the company, certain of which provide for benefits upon a termination of employment. None of our directors have entered into service agreements with the company.

Incentive Compensation Plans

Prior to the completion of our corporate reorganisation, all our equity incentive plans were administered by our wholly owned subsidiary, Markit Group Holdings Limited. Following the completion of our corporate reorganisation, all our equity incentive plans are administered by Markit Ltd. For purposes of this section, prior to the completion of our corporate reorganisation, references to our “Board of Directors” refer to the board of directors of Markit Group Holdings Limited (or a duly authorised committee thereof). Following the completion of our corporate reorganisation, references to the “Board of Directors” refer to the board of directors of Markit Ltd. (or a duly authorised committee thereof). Prior to the completion of our corporate reorganisation, shares that were issued pursuant to an equity award granted under such plans were the ordinary shares of Markit Group Holdings Limited. Following the completion of our corporate reorganisation, shares that are issued pursuant to an equity award granted under such plans are the common shares of Markit Ltd.

Share Option Plans

Since 2004, as part of our equity compensation program, we have historically adopted a new share option plan each year under which our Board of Directors may grant options to purchase ordinary non-voting shares in the company to eligible participants. Our share option plans are intended to enable us to motivate eligible participants who are important to our success and growth and to create a long term mutuality of interest between such participants and our shareholders through grants of options to purchase shares in the company. Although the specific terms of our share option plans may differ from year to year, the material terms of our share option plans are set forth below.

Any employee, director and consultant of the company or its affiliates is eligible to participate in our share option plans. Our Board of Directors administers our share option plans and has absolute discretion to determine the award recipients under each plan, as well as the terms of each individual award, including the vesting schedule and exercise price of such award (which must be determined no later than the grant date). Our Board of Directors may also at any time delete, amend or add to the provisions of our share option plans, provided that no deletion, amendment or addition may adversely affect existing rights of participants without prior approval. Under certain of our share option plans, our Board of Directors also has the authority to designate an award of share options to employees as incentive stock options. The exercise price of an incentive stock option will be no less than 100% of the grant date fair market value of a share (or 110% in the case of an incentive stock option granted to a 10% shareholder), as set by our Board of Directors in good faith based on reasonable valuation methods. As of March 31, 2015, there were 30,777,600 shares underlying outstanding share options, including incentive stock options, granted pursuant to our share option plans (excluding the KEIP options and any Awards under our 2014 Equity Plan, each described below), at exercise prices ranging from $0.900 to $26.700.

Subject to our Board of Directors determining otherwise, on or before the grant of a share option, share options generally have a seven-year term from the commencement of vesting, with certain share options having a ten-year term. They vest in accordance with the vesting terms as provided in the applicable share option plan or share option grant, and vest over a three- or five-year vesting period. For example, if a share option has a five-year vesting period, upon each anniversary of the grant date, the share option would vest as to one-fifth of the shares underlying such option over a total period of five years. Our Board of Directors may at any time in its absolute discretion determine to treat an otherwise unvested share option as having vested in full or in part and may extend the exercise period or lapse date of a share option, provided that such lapse date may not be extended past the original term of the share option.

Upon a termination of employment or provision of services to the company, unvested share options will generally lapse immediately and vested share options will generally lapse after the expiry of a specified exercise period. In certain circumstances, vested share options may also lapse immediately upon termination. In connection with certain corporate transactions (such as a listing of our common shares on NASDAQ), share options may become fully vested and exercisable for a specified exercise period and may lapse thereafter. Prior to our initial public offering, our Board of Directors amended certain of our share option plans to provide that share options that become fully exercisable upon a listing event (which was the date of our initial public offering) remain fully vested and exercisable for the remainder of the original term of such share option.

Each of our share option plans may be terminated at any time by our Board of Directors or the company and will in any event terminate on the tenth anniversary of its commencement date. Termination will not affect the outstanding rights of participants.

Restricted Share Plan

Since 2006, under our restricted share plan, our Board of Directors has granted awards of restricted ordinary non-voting shares in the company to eligible participants. The material terms of our restricted share plan are set forth below.

Any senior employee (including a director) of the company or an affiliate of the company is eligible to participate in the restricted share plan. As of March 31, 2015, there were 700,791 issued and outstanding restricted shares awarded under our restricted share plan (excluding any Awards under our 2014 Equity Plan). Under our restricted share plan, shares are issued to participants and registered in their name. Each restricted share has a nominal value of $0.01 per share, which the participant must pay in respect of the aggregate number of shares underlying the restricted share award. Restricted shares held by participants are subject to a vesting period set out in the participant’s allotment letter. For example, if an award of restricted shares has a three-year vesting period, upon each anniversary of the grant date, one-third of the restricted shares would vest over a total period of three years. Upon a termination of employment, certain forfeiture provisions may apply to a participant’s vested and/or unvested restricted shares.

Key Employee Incentive Program

The Markit Key Employee Incentive Program (the “KEIP”) was approved by our Board of Directors and adopted by the company on July 25, 2013. Under the KEIP, our Board of Directors may grant options to purchase ordinary non-voting shares in the company (“KEIP options”) to any employee (including an executive director) of the company or its subsidiaries who is required to devote substantially the whole of his or her working time to his or her employment or office. As of March 31, 2015, there are 23,635,000 shares underlying outstanding KEIP options, at an exercise price of $26.700 per share.

Our Board of Directors administers the KEIP and has absolute discretion to determine the award recipients and terms of each individual award of KEIP options, including the vesting schedule and exercise price of such award (which must be determined no later than the grant date). Our Board of Directors may also at any time delete, amend or add to the provisions of the KEIP, provided that no deletion, amendment or addition may adversely affect in any material manner existing rights of participants without prior requisite approval.

To be eligible to receive a KEIP option, a participant must agree to an extension of the vesting period for a portion of his or her outstanding share options, which portion is equal to a specified percentage (ranging from 20% to 30%) of their KEIP option grant. Instead of becoming fully vested and exercisable for a specified exercise period upon the occurrence of a listing event, such portion of a participant’s outstanding share options would instead become fully vested and exercisable on the second anniversary of the listing date.

KEIP options vest and become exercisable in three equal tranches on the third, fourth and fifth anniversaries of certain listing events, including, but not limited to, a listing on the NASDAQ or NYSE. KEIP options have a seven-year term from the grant date. Our Board of Directors may at any time in its sole discretion decide to accelerate the vesting of unvested KEIP options.

Upon a termination of employment, unvested KEIP options will generally lapse immediately and vested KEIP options will generally lapse after the expiry of a specified exercise period. In certain circumstances, vested KEIP options may also lapse immediately upon termination of employment. In connection with certain corporate transactions, KEIP options may become fully vested and exercisable for a specified exercise period.

The KEIP may be terminated at any time by our Board of Directors or the company and will in any event terminate on the tenth anniversary of its commencement date. Termination will not affect the outstanding rights of participants.

2014 Equity Plan

Following the completion of our initial public offering, we discontinued our historical practice of adopting a new share option plan each year or making annual awards under a restricted share plan. Instead, we adopted a new 2014 equity incentive award plan (the “2014 Equity Plan”) under which we would have the discretion to grant a broad range of equity-based awards to our employees (including our officers), consultants, and non-employee directors, as well as employees, consultants and non-employee directors of our subsidiaries, parent companies and certain affiliates. The following is a summary of the 2014 Equity Plan which is qualified in its entirety by reference to the complete text of the 2014 Equity Plan, a copy of which is included as an exhibit to the registration statement of which this prospectus forms a part.

Share Reserve

Under the 2014 Equity Plan, 6,220,000 of our common shares are reserved for issuance pursuant to a variety of share based compensation awards (“Awards”), including non-qualified share options, incentive share options (“ISOs”), share appreciation rights (“SARs”), restricted share awards, restricted share unit awards, deferred share awards, dividend equivalent awards, share payment awards and performance awards. The amount reserved for issuance under the 2014 Equity Plan includes (i) 1,686,000 common shares previously authorised but unissued under the KEIP, (ii) 626,760 common shares previously authorised but unissued under our 2013 and 2014 share option plans, and (iii) 21,510 common shares previously authorised but unissued under our 2014 restricted share plan, plus the number of authorised shares that are issued or used for reference purposes in respect of any awards made and outstanding under the KEIP, the 2013 and 2014 share option plans, and the 2013 and 2014 restricted share plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of common shares. The aggregate share reserve specified above will be increased on January 1 of each year commencing in 2015 and ending on (and including) January 1, 2024, in an amount equal to the lesser of: (x) 2.5% of the total number of our common shares issued and outstanding on a fully diluted basis as of December 31 of the immediately preceding calendar year and (y) such number of common shares determined by our Board of Directors. We filed with the SEC a registration statement on Form S-8 on the date of our initial public offering covering the common shares issuable under the 2014 Equity Plan. On January 1, 2015, the aggregate share reserve increased by 2.5% of the total number of our common shares issued and outstanding on a fully diluted basis as of December 31, 2014.

Administration

The HR and Compensation Committee of our Board of Directors (or other committee as our Board of Directors may appoint) administers the 2014 Equity Plan unless our Board of Directors assumes authority for administration. For Awards made to non-employee directors, the Nominating and Corporate Governance committee of our Board of Directors (or other committee as our Board of Directors may appoint) administers the 2014 Equity Plan unless our Board of Directors assumes authority for administration. Subject to the terms and conditions of the 2014 Equity Plan, the plan administrator has the authority to select the persons to whom Awards are to be made, determines the types of Awards to be granted, the number of Awards to be granted, the number of common shares to be subject to Awards and the terms and conditions of Awards, makes all other determinations under the 2014 Equity Plan and can take all other actions necessary or advisable for the administration of the 2014 Equity Plan.

Types of Awards

The following are the types of Awards that may be granted under the 2014 Equity Plan. Each Award is required to be evidenced by an Award agreement that sets forth the terms, conditions and limitations of such Award.

–	Share Options provide for the right to purchase our common shares at a specified exercise price (which cannot be less than 100% of the fair market value of a common share on the grant date or, in the case of ISOs granted to greater than ten percent shareholders, 110% of the fair market value on the grant date). The maximum term of share options under the 2014 Equity Plan is ten years (or five years in the case of ISOs granted to greater than ten percent shareholders). Unless otherwise determined by the plan administrator, share options that are vested and exercisable as of the date of an option holder’s termination of employment, consultancy or directorship (as applicable) will remain exercisable for the following periods following the date of termination (but in no event beyond the expiration of the stated term of the share option): if such termination is due to the participant’s death or “disability” (as defined in the 2014 Equity Plan), one year; or if such termination is by us without “cause” (as defined in the 2014 Equity Plan), or if such termination is a voluntary resignation, 90 days. Upon an employment termination by us for cause or a voluntary resignation following an event that would be grounds for termination for cause, the share options (whether vested or not) will terminate and expire on the date of termination.

–	Share Appreciation Rights, or SARs, entitle the holder to receive an amount, with respect to each SAR, equal to the difference between the exercise price of the SAR (which cannot be less than 100% of the fair market value of a common share on the grant date) and the fair market value of a common share on the date of exercise. The maximum term of SARs under the 2014 Equity Plan is ten years. SARs may be settled in cash or common shares, or in a combination of both, as determined by the plan administrator.

–	Restricted Shares are common shares made subject to such restrictions and vesting requirements as may be determined by the plan administrator. Unless otherwise determined by the plan administrator, restricted shares are forfeited or repurchased, as applicable, if the conditions or restrictions on vesting are not met. Unless otherwise provided for by the plan administrator, holders of restricted shares have all the rights of a shareholder with respect to the shares subject to the restrictions set forth in the applicable award agreement, including the right to receive dividends and other distributions, if any, made prior to the time when the restrictions lapse.

–	Restricted Share Units are units representing the right to receive common shares, subject to vesting conditions based on continued service, performance criteria or other criteria as may be established by the plan administrator. Holders of restricted share units generally have no voting or dividend rights prior to the time when the underlying common shares are transferred to the holder.

–	Deferred Shares represent the right to receive common shares on a future date. Unless otherwise provided by the plan administrator, holders of deferred shares have no rights as a shareholder prior to the time when the common shares are issued. Deferred shares generally will be forfeited, and the common shares for the deferred shares will not be issued, if the applicable conditions or other restrictions on the deferred shares are not met.

–	Dividend Equivalents represent the value of the dividends, if any, declared on our common shares and paid by us, calculated with reference to the number of common shares covered by the Award. Dividend equivalents may be settled in cash or common shares and at such times as determined by the plan administrator.

–

Share Payments are payments made in the form of common shares or an option or other right to purchase common shares. Share payments may be made as part of a bonus, deferred compensation or other arrangement and may be subject to a vesting schedule, including vesting upon the attainment of performance criteria or any other specific criteria determined by the plan administrator. Share payments may be made in addition to, or in lieu of, cash compensation that would otherwise be payable to the holder. Unless otherwise determined by the plan administrator, holders of share payments have no rights as a shareholder prior to the time when the common shares are issued.

–	Performance Awards are cash bonus, share bonus, performance or other incentive awards which may be linked to performance criteria determined by the plan administrator. Performance shares may be paid in cash, common shares or a combination of both.

Change in Control

Unless otherwise provided in an Award agreement, in the event of a change of control of the company, outstanding Awards will continue in effect or be assumed by the successor corporation (or a parent or subsidiary of the successor corporation). In the event that the successor corporation refuses to assume such Awards, the plan administrator may cause all such Awards to be fully exercisable immediately prior to the change in control and cause all forfeiture restrictions on such Awards to lapse.

Under the 2014 Equity Plan, a “change in control” is generally defined as:

–	a transaction or series of transactions (other than a public share offering) whereby any individual, entity or group directly or indirectly acquires beneficial ownership of securities of the company possessing more than 50% of the combined voting power of the company’s issued and outstanding securities;

–	during any period of two consecutive years, individuals who at the beginning of such period constitute our Board of Directors (together with any new directors whose election or nomination was approved by at least two-thirds of the Directors then in office who either were Directors at the beginning of the two-year period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of our Board of Directors;

–	under certain circumstances set forth in the 2014 Equity Plan, the consummation by the company of a merger, amalgamation, consolidation, reorganisation, or business combination, or a sale or disposition of all or substantially all the company’s assets, or the acquisition of stock or assets of another entity if, after the transaction, an individual or group generally acquires 50% more of the combined voting power of the company or a successor; or

–	the company’s shareholders’ approval of a liquidation or dissolution of the company.

Adjustments of Awards

In the event of any share dividend, bonus issuance, share split, share consolidation or exchange of shares, merger, amalgamation, consolidation, reorganisation or other distribution (other than normal cash dividends) of company assets to shareholders, or any other change affecting the shares in the company’s share capital or the price of the company’s shares, (i) the plan administrator may make (and in certain circumstances shall make) equitable adjustments, as determined in its discretion, to the aggregate number and type of shares subject to the 2014 Equity Plan, the number and kind of shares subject to outstanding Awards, the terms and conditions of outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect to such Awards), and the grant or exercise price per share of any outstanding Awards under the 2014 Equity Plan, and (ii) in connection with certain transactions or events or changes in law, the plan administrator is authorised to take certain actions (such as terminating an award in exchange for cash, requiring the assumption of Awards or requiring that the Award cannot vest, be exercised or become payable after the event) to facilitate the transaction or event or to give effect to the changes in law.

Amendment and Termination

Our Board of Directors or the committees administering the 2014 Equity Plan may terminate, amend, modify or suspend the 2014 Equity Plan, in whole or in part, at any time and from time to time.

However, no amendment, suspension or termination of the 2014 Equity Plan shall, without the consent of the affected Award holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No action by the Board of Directors or the committees administering the 2014 Equity Plan (other than adjustments described in the section titled “— 2014 Equity Plan — Adjustments of Awards” above) may increase the limits on the maximum number of shares which may be issued under the 2014 Equity Plan unless shareholder approval is obtained within twelve months before or after such action.

Non-Transferability of Awards

Except as the plan administrator may permit, at the time of grant or thereafter, Awards granted under the 2014 Equity Plan are generally not transferable by a holder other than by will or the laws of descent and distribution. Awards that are acquired by a permissible transferee will continue to be subject to the terms of the 2014 Equity Plan and the applicable Award agreement.

Employee Benefit Trust

The Markit Group Holdings Limited Employee Benefit Trust (the “EBT”) is a discretionary trust established by a deed dated January 27, 2010 between Markit Group Holdings Limited and Elian Employee Benefit Trustee Limited (the “trustee”), as trustee of the EBT, through which shares and other benefits may be provided to Markit’s existing and former employees in satisfaction of their rights under any compensation or share incentive arrangements established by Markit. The trustee is an independent provider of fiduciary services, based in Jersey, Channel Islands. The EBT will terminate on January 27, 2090, unless terminated earlier by the trustee.

No current or former employee has the right to receive any benefit from the EBT unless and until the trustee exercises its discretion to confer a benefit. Neither Markit nor any of its subsidiaries is permitted to be a beneficiary of the EBT. Subject to the exercise of the trustee’s discretion, shares held by the EBT may be delivered to such employees in satisfaction of their rights under any share incentive arrangements established by Markit. We may make non-binding recommendations to the trustee regarding the EBT.

The Trustee may amend the EBT, subject to our consent, but not in any manner that would confer on Markit any benefit or possibility of benefit. The principal activity of the EBT has been to acquire shares in Markit from its existing and former employees and to hold such shares for their benefit. Unless we direct otherwise, the trustee of the EBT may not vote any of the common shares held by the EBT and is also generally obliged to forgo dividends.

Markit has historically funded the EBT’s acquisition of common shares through interest-free loans that are repayable on demand, but without recourse to any assets other than those held by the trustee in its capacity as trustee of the EBT.

Principal and Selling Shareholders

The following table and accompanying footnotes sets forth information relating to the beneficial ownership of our common shares, as of March 31, 2015, by:

–	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our issued and outstanding common shares;

–	each of our directors;

–	each of our current executive officers;

–	all directors and executive officers as a group; and

–	all selling shareholders.

The number of common shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2015 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all common shares held by that person.

The percentage of common shares beneficially owned is computed on the basis of 213,265,071 common shares issued and outstanding as of March 31, 2015 prior to giving effect to this offering and the directed share placement and 200,180,959 common shares issued and outstanding as of March 31, 2015 after giving effect to this offering and the directed share placement. Solely for purposes of the following table and accompanying footnotes relating to beneficial ownership of our common shares, the number of common shares issued and outstanding as of March 31, 2015 includes 25,219,470 common shares held by the EBT. See “Management—Employee Benefit Trust” and footnote (4) accompanying the table below.

Common shares that a person has the right to acquire within 60 days of March 31, 2015 are deemed to be issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is Markit Ltd., c/o Markit Group Limited, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY.

Name and address of beneficial owner	Shares beneficially owned before this offering and the directed share placement		Number of shares being offered	Shares beneficially owned after this offering and the directed share placement		Percentage of shares beneficially owned assuming exercise of option to purchase additional shares
	Number	Percentage		Number	Percentage
5% Shareholders
Esta Investments Pte Ltd.(1)	21,173,310	9.93%	–	21,173,310	10.58%	10.58%
General Atlantic Partners Tango, L.P.(2)	23,275,970	10.91%	–	23,275,970	11.63%	11.63%
JPMorgan Chase & Co.(3)	11,669,246	5.47%	–	11,669,246	5.83%	5.83%
Markit Group Holdings Limited Employee Benefit Trust(4)	25,219,470	11.83%	–	25,219,470	12.60%	12.60%
Canada Pension Plan Investment Board(5)	10,420,000	4.89%	–	10,420,000	5.21%	5.21%

Executive Officers and Directors
Lance Uggla(6)	*	*	–	*	*	*
Kevin Gould	3,666,504	1.72%	–	3,666,504	1.87%	1.87%
Jeffrey Gooch	*	*	–	*	*	*
Shane Akeroyd	*	*	–	*	*	*
Stephen Wolff	*	*	–	*	*	*
Edwin Cass	*	*	–	*	*	*
Jill Denham	*	*	–	*	*	*
Dinyar S. Devitre	*	*	–	*	*	*
William E. Ford(7)	23,275,970	10.91%	–	23,275,970	11.63%	11.63%
Timothy Frost	*	*	–	*	*	*
Robert Kelly	*	*	–	*	*	*
James A. Rosenthal	*	*	–	*	*	*
Dr. Sung Cheng Chih	*	*	–	*	*	*
Anne Walker	*	*	–	*	*	*
All executive officers and directors as a group (14 persons)	32,525,645	14.97%	–	32,525,645	18.24%	18.24%

Selling Shareholders
Bank of America Corporation(8)	4,959,201	2.33%	3,207,125	1,752,076	*	*
Barclays Bank plc(9)	2,308,250	1.08%	1,833,360	474,890	*	*
BNP PUK Holding Limited (10)	3,468,800	1.63%	2,755,142	713,658	*	*
Citigroup Inc.(11)	4,020,140	1.89%	2,817,398	1,202,742	*	*
Credit Suisse NEXT Investors, LLC(12)	1,983,270	*	463,306	1,519,964	*	*
Deutsche Bank AG(13)	5,794,480	2.72%	4,012,882	1,781,598	*	*
The Goldman Sachs Group, Inc.(14)	1,681,024	*	1,335,177	345,847	*	*
HSBC Bank plc(15)	4,280,150	2.01%	3,399,566	880,584	*	*
Morgan Stanley Fixed Income Ventures Inc.(16)	1,464,400	*	1,163,120	301,280	*	*
RBS AA Holdings (UK) Limited(17)	3,872,350	1.82%	3,075,667	796,683	*	*
UBS AG(18)	5,567,930	2.61%	523,280	5,044,650	2.52%	2.50%

*	Indicates beneficial ownership of less than 1% of the total issued and outstanding common shares.

(1)	Based on Schedule 13G filed on February 13, 2015, reflects 21,173,310 common shares held by Esta Investments Pte Ltd. (“Esta”). Esta is a wholly owned subsidiary of Tembusu Capital Pte. Ltd., which in turn is a wholly owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). Accordingly, as of December 31, 2014, each of Tembusu Capital Pte. Ltd. and Temasek may be deemed to beneficially own the shares held by Esta. The address for each of Esta, Tembusu Capital Pte. Ltd. and Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore, 238891.

(2)	Based on Schedule 13G filed on February 13, 2015, reflects 23,275,970 common shares held by General Atlantic Partners Tango, L.P. (“GA Tango”). The general partner of GA Tango is GAP (Bermuda) Limited (“GAP (Bermuda) Limited”). The limited partners of GA Tango are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners (Bermuda) II, L.P. (“GAP Bermuda II”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”) and GAPCO GmbH & Co. KG (“GAPCO KG”). The general partner of GAP Bermuda II is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”) and the general partner of GenPar Bermuda is GAP (Bermuda) Limited. General Atlantic LLC (“GA LLC”) is the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. GAPCO Management GmbH (“Management GmbH”) is the general partner of GAPCO KG. The Managing Directors of GA LLC are also the directors and voting shareholders of GAP (Bermuda) Limited. The Managing Directors of GA LLC make voting and investment decisions with respect to securities held by GAPCO KG and Management GmbH. As of February 13, 2015, there are 23 Managing Directors of GA LLC, including Mr. Ford, one of our directors. Each of the Managing Directors of GA LLC disclaims ownership of the common shares held by the GA Tango except to the extent he has a pecuniary interest therein. By virtue of the foregoing, GA Tango, GAP (Bermuda) Limited, GAP Bermuda II, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, GenPar Bermuda, Management GmbH, and GA LLC may be deemed to share voting power and the power to direct the disposition of the common shares that each owns of record. GA Tango, GAP (Bermuda) Limited, GenPar Bermuda, GAP Bermuda II, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, Management GmbH and GA LLC are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended and may be deemed to beneficially own the number of common shares held by GA Tango. The principal business address of GA Tango, GAP (Bermuda) Limited, GAP Bermuda II, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, GenPar Bermuda, Management GmbH, and GA LLC is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, New York 10055.

(3)	Based on Schedule 13G filed on February 4, 2015, reflects 11,669,246 common shares held by JPMorgan Chase & Co. and its wholly owned subsidiaries JPMC Strategic Investments II Corporation and J.P. Morgan Securities LLC. The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(4)	Based on Schedule 13G filed on February 18, 2015, Elian Employee Benefit Trustee Limited (“EEBTL”) is the trustee of the EBT and has the sole power to vote, direct the voting of, dispose of and direct the disposition of all the common shares held by the EBT. The address for EEBTL is 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands. Unless Markit directs otherwise, EEBTL may not vote any of the shares held by the EBT and is also generally obliged to forgo dividends.

(5)	Based on Schedule 13D filed on June 26, 2014, reflects 10,420,000 common shares held by the Canada Pension Plan Investment Board. The business address of the Canada Pension Plan Investment Board is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5.

(6)	These holdings do not reflect common shares and restricted shares held through a voting trust, of which Mr. Uggla and certain members of his family are beneficiaries.

(7)	Represents common shares held by GA Tango. See footnote (2).

(8)

Includes 1,500,000 common shares held by Banc of America Strategic Ventures, Inc. (“BASV”), 292,120 common shares held by Banc of America Strategic Investments Corporation (“BASIC”), 3,140,060 common shares held by ML IBK Positions, Inc. (“MLIBK”), 2,426 common shares held by Bank of America, N.A. (“BANA”) in a fiduciary capacity for the benefit of its customers and over which BANA exercises sole voting and dispositive power and 24,595 common shares held by Merrill Lynch, Pierce, Fenner & Smith Incorporated in a fiduciary capacity for the benefit of its customers and over which Merrill Lynch, Pierce, Fenner & Smith Incorporated exercises sole voting and dispositive power. Each of BASV, BASIC, MLIBK,

BANA and Merrill Lynch, Pierce, Fenner & Smith Incorporated are wholly owned subsidiaries of Bank of America Corporation, the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, each of BASV, BASIC, MLIBK and BANA is an affiliate of a broker-dealer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is a broker-dealer. Each of Bank of America Corporation, BASV, BASIC, MLIBK, BANA and Merrill Lynch, Pierce, Fenner & Smith Incorporated disclaims beneficial ownership with respect to all shares held by BANA and Merrill Lynch, Pierce, Fenner & Smith Incorporated in a fiduciary capacity for the benefit of their customers. Each of BASV, BASIC and MLIBK has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. BASV is not selling any shares in this offering. 272,965 of the common shares being offered are being sold by BASIC and 2,934,160 of the common shares being offered are being sold by MLIBK. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by BASIC and MLIBK would be 225,055, and Bank of America Corporation would beneficially own 1,527,021 common shares following this offering. The address for Bank of America Corporation is Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255.

(9)	Reflects 2,308,250 common shares held by Barclays Bank plc. Barclays Bank plc is a wholly owned subsidiary of Barclays plc, which is the ultimate parent of one of the underwriters in this offering. See “Underwriting (Conflicts of Interest)." Accordingly, Barclays Bank plc is an affiliate of a broker-dealer. Barclays Bank plc has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by Barclays Bank plc would be 128,653, and Barclays Bank plc would beneficially own 346,237 common shares following this offering. The address for each of Barclays plc and Barclays Bank plc is 1 Churchill Place, London E14 5HP, England.

(10)	Reflects 3,468,800 common shares held by BNP PUK Holding Limited. The ultimate parent of BNP PUK Holding Limited is BNP Paribas, the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, BNP PUK Holding Limited is an affiliate of a broker-dealer. BNP PUK Holding Limited has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by BNP PUK Holding Limited would be 193,338, and BNP PUK Holding Limited would beneficially own 520,320 common shares following this offering. The address for BNP Paribas is 16, boulevard des Italiens, 75009 Paris, France. The address for BNP PUK Holding Limited is 10 Harewood Avenue, London NW1 6AA, England.

(11)	Reflects 3,588,160 common shares held by Citigroup Financial Products Inc., 362,410 common shares held by Citigroup Global Markets Limited and 69,570 common shares held by Citigroup Global Markets Inc. The ultimate parent of Citigroup Financial Products, Inc., Citigroup Global Markets Limited and Citigroup Global Markets Inc. is Citigroup Inc., the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, each of Citigroup Financial Products, Inc. and Citigroup Global Markets Limited is an affiliate of a broker-dealer, and Citigroup Global Markets Inc. is a broker-dealer. Each of Citigroup Financial Products, Inc., Citigroup Global Markets Limited and Citigroup Global Markets Inc. has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. 2,385,418 of the common shares being offered are being sold by Citigroup Financial Products, Inc., 362,410 of the common shares being offered are being sold by Citigroup Global Markets Limited and 69,570 of the common shares being offered are being sold by Citigroup Global Markets Inc. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by Citigroup Financial Products, Inc. would be 197,707, and Citigroup Inc. would beneficially own 1,005,035 common shares following this offering. The address for each of Citigroup Financial Products, Inc. and Citigroup Global Markets Inc. is Office of the General Counsel, 388 Greenwich Street, 17th Floor, New York, New York 10013. The address for Citigroup Global Markets Limited is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.

(12)	Reflects 1,983,270 common shares held by Credit Suisse NEXT Investors, LLC. Credit Suisse Asset Management, LLC (the “Adviser”) is the investment adviser of Credit Suisse NEXT Investors, LLC. Each of Alan Freudenstein, Greg Grimaldi and Peter Norley are members of the Investment Committee of the Adviser and as such may be deemed to have voting and dispositive power over the common shares held by Credit Suisse NEXT Investors, LLC. Each of the Adviser, Mr. Freudenstein, Mr. Grimaldi and Mr. Norley disclaim beneficial ownership with respect to all shares beneficially owned by Credit Suisse NEXT Investors, LLC, except to the extent of their pecuniary interests therein. Credit Suisse NEXT Investors, LLC could be considered an affiliate of Credit Suisse Group AG, which is the ultimate parent of the Adviser, as well as one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, Credit Suisse NEXT Investors, LLC could be considered an affiliate of a broker-dealer. Credit Suisse NEXT Investors, LLC has represented to us that it (or its predecessor) (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by Credit Suisse NEXT Investors, LLC would be 32,512 and Credit Suisse NEXT Investors, LLC would beneficially own 1,487,452 common shares following this offering. The address for each of Credit Suisse NEXT Investors, LLC, the Adviser, Mr. Freudenstein, Mr. Grimaldi and Mr. Norley is One Madison Avenue, New York, New York 10010.

(13)	Reflects 3,744,080 common shares held by DB UK Holdings Limited and 2,050,400 common shares held by DBR Investments Co. Limited. The ultimate parent of DB UK Holdings Limited and DBR Investments Co. Limited is Deutsche Bank AG, which is also the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, each of DB UK Holdings Limited and DBR Investments Co. Limited is an affiliate of a broker-dealer. Each of DB UK Holdings Limited and DBR Investments Co. Limited has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. 1,962,482 of the common shares being offered are being sold by DB UK Holdings Limited and 2,050,400 of the common shares being offered are being sold by DBR Investments Co. Limited. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by DB UK Holdings Limited would be 281,598 and Deutsche Bank AG would beneficially own 1,500,000 common shares following this offering. The address for Deutsche Bank AG is Taunusanlage 12, 60325 Frankfurt, Germany. The address for DB UK Holdings Limited is 23 Great Winchester Street, London EC2P 2AX, England. The address for DBR Investments Co. Limited is c/o Deutsche Bank (Cayman) Limited, PO Box 1984, 171 Elgin Avenue, Boundary Hall, Cricket Square, Grand Cayman, Cayman Islands KY1 1104.

(14)	Reflects 1,681,024 common shares held by The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. is also the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, The Goldman Sachs Group, Inc. is an affiliate of a broker-dealer. The Goldman Sachs Group, Inc. has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by The Goldman Sachs Group, Inc. would be 93,694, and The Goldman Sachs Group, Inc. would beneficially own 252,153 common shares following this offering. The address for The Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

(15)	Reflects 4,280,150 common shares held by HSBC Bank plc. The ultimate parent of HSBC Bank plc is HSBC Holdings plc, the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, HSBC Bank plc is an affiliate of a broker-dealer. HSBC Bank plc has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by HSBC Bank plc would be 238,559, and HSBC Bank plc would beneficially own 642,025 common shares following this offering. The address for each of HSBC Bank plc is 8 Canada Square, London E14 5HQ, England.

(16)

Reflects 1,464,400 common shares held by Morgan Stanley Fixed Income Ventures Inc. The ultimate parent of Morgan Stanley Fixed Income Ventures Inc. is Morgan Stanley, which is also the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, Morgan Stanley Fixed Income Ventures Inc. is an affiliate of a broker-dealer. Morgan Stanley Fixed Income Ventures Inc. has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by Morgan Stanley Fixed Income Ventures would be 81,620, and Morgan Stanley Fixed Income Ventures would beneficially own 219,660 common shares following this offering. The address for Morgan Stanley Fixed Income Ventures Inc. is 1585 Broadway, New York, New York 10036.

(17)	Reflects 3,872,350 common shares held by RBS AA Holdings (UK) Limited. The ultimate parent of RBS AA Holdings (UK) Limited is The Royal Bank of Scotland Group plc, the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, RBS AA Holdings (UK) Limited is an affiliate of a broker-dealer. RBS AA Holdings (UK) Limited has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by RBS AA Holdings (UK) Limited would be 215,830, and RBS AA Holdings (UK) Limited would beneficially own 580,853 common shares following this offering. The address for RBS AA Holdings (UK) Limited is 250 Bishopsgate, London EC2M 4AA, England.

(18)	Reflects 5,567,930 common shares held by UBS AG. UBS AG is the ultimate parent of one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)." Accordingly, UBS AG is an affiliate of a broker-dealer. UBS AG has represented to us that it (i) purchased the common shares it is offering under this prospectus in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such shares at the time of their purchase. If the underwriters exercise their option to purchase additional shares, the maximum number of additional common shares that would be sold by UBS AG would be 36,720, and UBS AG would beneficially own 5,007,930 common shares following this offering. The address for UBS AG is 1 Finsbury Avenue, London EC 2M2PP, England.

As of March 31, 2015, 113,109,538 common shares, representing 53.04% of our issued and outstanding common shares, were held by 48 U.S. record holders.

Related Party Transactions

Customer Relationships

Immediately prior to our initial public offering, certain of our shareholders were the beneficial owners of more than 10% of our common shares or had the right to designate one individual to serve on our Board of Directors under our Shareholders’ Agreement, or both, and certain affiliates of such shareholders are also our customers. Such shareholder customers included the following entities or their affiliates: Bank of America, Barclays, BNP Paribas, Citigroup, Deutsche Bank, Goldman Sachs, HSBC, J.P. Morgan, Morgan Stanley, RBS, UBS, Esta Investments Pte Ltd., Credit Suisse and General Atlantic Partners Tango, L.P. (collectively, the “Former Related Party Customers”).

We received fees from the Former Related Party Customers from the sale of our products and services. In some cases, we may have received data or other information from the Former Related Party Customers, as well as from non-affiliated customers, that we used in providing our products and services. In exchange for that data and information, we may from time to time have offered a range of consideration including discounts, rebates or other incentives. Although we believe the terms of these various arrangements with the Former Related Party Customers were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties, they were often bespoke arrangements and there may not always have been a clear objective measure. We cannot assure anyone, therefore, that in all cases these arrangements were on terms comparable to those that could be obtained in dealings with unrelated third parties. Revenue (net of rebates) from the Former Related Party Customers totalled $203.7 million, $390.0 million and $372.0 million for the six months ended June 30, 2014 and the years ended December 31, 2013 and 2012, respectively.

Affiliates of certain of the Former Related Party Customer are lenders under our revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Affiliates of certain of our Former Related Party Customers are also underwriters of this offering. See “Underwriting (Conflicts of Interest).”

Upon the termination of our Shareholders’ Agreement at the pricing of our initial public offering and the consummation of our initial public offering in June 2014, the Former Related Party Customers no longer had a right to designate any individuals to serve on our Board of Directors.

Subsequent to our initial public offering, certain of our shareholders are the beneficial owners of more than 10% of our common shares and certain affiliates of such shareholders are also our customers. Such shareholder customers included the following entities or their affiliates: Esta Investments Pte Ltd. and General Atlantic Partners Tango, L.P. (collectively, the “Current Related Parties”).

We receive fees from the Current Related Parties from the sale of our products and services. In some cases, we may receive data or other information from the Current Related Parties, as well as from non-affiliated customers, that we use in providing our products and services. In exchange for that data and information, we may from time to time offer a range of consideration including discounts, rebates or other incentives. Although we believe the terms of these various arrangements with the Current Related Parties are comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties, they are often bespoke arrangements and there may not always be a clear objective measure. We cannot assure anyone, therefore, that in all cases these arrangements are on terms comparable to those that could be obtained in dealings with unrelated third parties. Revenue (net of rebates) from the Current Related Parties totalled $0.6 million for the six months ended December 31, 2014 and $0.3 million for the three months ended March 31, 2015.

Registration Rights Agreement

On June 24, 2014, we entered into a registration rights and lock-up agreement with our executive officers, the Former Related Party Customers, in their capacities as our shareholders, and with CPPIB, which agreement will be amended in connection with this offering and the directed share placement (as so amended, the “Registration Rights Agreement”). The agreement provides for the restrictions and rights set forth below. For purposes of this section only, the Former Related Party Customers, other than General Atlantic and Temasek, are referred to as the “Bank Shareholders,” and General Atlantic, Temasek and CPPIB are referred to as the “PE Shareholders.” The Bank Shareholders, PE Shareholders and our executive officers are collectively referred to in this section as the “Shareholders.”

Transfer Restrictions

Without our written consent, the Bank Shareholders and PE Shareholders are not permitted to transfer any common shares they beneficially owned as of the closing of our initial public offering (the “Initial Ownership Common Shares”) except (i) to certain permitted transferees (which, as a condition of transfer, must agree to be bound by the terms of the Registration Rights Agreement), (ii) after the first anniversary of the closing of our initial public offering (the “Restriction Termination Date”), in accordance with the registration rights provisions and the other transfer restrictions described below, or (iii) in the case of the Bank Shareholders, when the transfer restrictions cease to apply no later than the fifth anniversary of the closing of our initial public offering and, in the case of the PE Shareholders, when the transfer restrictions cease to apply no later than the fourth anniversary of the closing of our initial public offering. With respect to a Bank Shareholder, no more than 25% of such Bank Shareholder’s Initial Ownership Common Shares may be transferred pursuant to clause (ii) in each successive 12-month period beginning on the Restriction Termination Date or any anniversary thereof provided that the foregoing restrictions will not limit any of the Shareholders from participating in this offering; and provided further that:

•	if a Shareholder sells more than 25% but equal to or less than 50% of its Initial Ownership Common Shares in this offering (including as a result of the exercise by the underwriters of their option to purchase additional common shares), then the number of Initial Ownership Common Shares that such Shareholder shall be able to transfer in the 12-month period beginning on the first anniversary of the Restriction Termination Date will be reduced by the number of common shares so sold in excess of 25% of such Shareholder’s Initial Ownership Common Shares;

•	if a Shareholder sells more than 50% but equal to or less than 75% of its Initial Ownership Common Shares in this offering (including as a result of the exercise by the underwriters of their option to purchase additional common shares), then such Shareholder will not be able to transfer any of its remaining Initial Ownership Common Shares during the 12-month period beginning on the first anniversary of the Restriction Termination Date and the number of Initial Ownership Common Shares that such Shareholder shall be able to transfer in the 12-month period beginning on the second anniversary of the Restriction Termination Date will be reduced by the number of common shares so sold in excess of 50% of such Shareholder’s Initial Ownership Common Shares; and

•

if a Shareholder sells more than 75% of its Initial Ownership Common Shares in this offering (including pursuant to the exercise by the underwriters of their option to purchase additional common shares), then such Shareholder will not be able to transfer any of its remaining Initial Ownership Common Shares during the 12-month period beginning on the first anniversary of the Restriction Termination Date and during the 12-month period beginning on the second anniversary of the Restriction Termination Date and the number of Initial Ownership Common Shares that such Shareholder will be able to transfer in the 12-month period beginning on the third anniversary of the Restriction Termination Date will be reduced by the number of common shares so sold in excess of 75% of such Shareholder’s Initial Ownership Common Shares.

With respect to a PE Shareholder, no more than 33 1/3% of such PE Shareholder’s Initial Ownership Common Shares may be transferred pursuant to clause (ii) in each successive 12-month period beginning on the Restriction Termination Date or any anniversary thereof. If, however, any Bank Shareholder or PE Shareholder does not transfer the maximum allowable number of Initial Ownership Common Shares in any 12-month period, such remaining number of Initial Ownership Common Shares will be available for transfer in the next subsequent 12-month period.

In addition, our Chief Executive Officer, Lance Uggla, has separately agreed with us to transfer restrictions on 3,000,000 common shares either held by him or to which he is a beneficiary, on terms substantially similar to the transfer restrictions applicable to the PE Shareholders.

Demand Registration Rights

Subject to the transfer restrictions described above, any two Shareholders that are either Bank Shareholders or PE Shareholders, or both will be entitled to request that we effect up to an aggregate of four demand registrations under the Registration Rights Agreement, but no more than one demand registration within (i) a period of 90 days after the effective date of any other demand registration statement or (ii) any successive 12-month period beginning on the Restriction Termination Date or any anniversary thereof. Within ten business days of our receiving a demand notice, we must give notice of such requested demand registration to the other Shareholders. Within five business days after the date of our notice, any of such other Shareholders may request that we also effect the registration of certain of their common shares that are eligible for registration. Any demand registration through the fourth anniversary of the closing of our initial public offering is required to meet an expected aggregate gross proceeds threshold of $100 million.

The demand registration rights are subject to certain customary conditions and limitations, including customary underwriter cutback rights and our ability to defer registration. If any Shareholders are cutback by the underwriters, they may either seek a waiver from us permitting them to sell any excluded common shares by any means available under the Securities Act or request that we effect a second demand registration, which would not be deemed one of the four available demand registrations. If, in connection with a second demand registration, any Shareholders are cutback by the underwriters, then such Shareholders may sell any excluded common shares by any means available under the Securities Act.

In addition, if, subsequent to the fourth anniversary of the closing of our initial public offering, any PE Shareholder owns 100% of the number of its Initial Ownership Common Shares and our Board of Directors includes a PE Shareholder director nominee, such PE Shareholder will be entitled to one additional demand registration (which each other PE Shareholder may join so long as it satisfies the same requirements as the requesting PE Shareholder). Such additional demand registration shall not be deemed one of the four available demand registrations. In addition, if, as of the fourth anniversary of the closing of our initial public offering, any Shareholder owns more than 5% of our issued and outstanding common shares, then such Shareholder will be entitled to one additional demand registration (which any other Shareholder may join so long as it satisfies the same requirements as the requesting Shareholder). Such additional demand registration shall not be deemed one of the four available demand registrations.

This offering will be deemed to be a demand registration under the Registration Rights Agreement during the 12-month period beginning on the Restriction Termination Date and for all other purposes under the Registration Rights Agreement. As a result, we will not be required to effect another demand registration under the Registration Rights Agreement until after June 24, 2016 (the second anniversary of the closing of our initial public offering), it being understood that the provisions in the Registration Rights Agreement that would apply as a result of a cutback by the underwriters will apply for this offering only to the extent that a Shareholder is not permitted as a result of such a cutback to include common shares representing at least

25% of its Initial Ownership Common Shares in this offering (or, if such Shareholder elected to sell less than 25% of its Initial Ownership Common Shares in this offering, all Initial Ownership Common Shares such Shareholder so elected to sell).

Shelf Registration Rights

Subject to the transfer restrictions described above, at any time after the Restriction Termination Date, if we are eligible to use a shelf registration statement, then any two Shareholders that are either Bank Shareholders or PE Shareholders, or both will be entitled to request that we effect a shelf registration on similar terms as the demand registrations described above, except that offerings will be conducted as underwritten takedowns. Each underwritten takedown constitutes a demand registration for purposes of the four demand registrations we are obligated to effectuate subject to the additional demand rights described in the immediately preceding paragraph.

The Registration Rights Agreement provides that we must pay all registration expenses (other than fees and expenses of the Shareholders, including counsel fees and any underwriting discounts and commissions) in connection with any effected demand registration or shelf registration. The Registration Rights Agreement contains customary indemnification and contribution provisions.

Underwriters

Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, BNP Paribas Securities Corp. and RBS Securities Inc., who are underwriters of this offering, is an affiliate of one of our shareholders. There may be a conflict of interest between their interests as shareholders (i.e., to maximize the value of their investment) and their respective interests as underwriters (i.e., in negotiating the public offering price) as well as your interest as a purchaser.

Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, BNP Paribas Securities Corp. and RBS Securities Inc., who were underwriters of our initial public offering, is an affiliate of one of the Former Related Party Customers.

Certain of our directors are employees of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, who are underwriters of this offering, or their affiliates. The underwriters or their affiliates have also performed commercial banking, investment banking, financing and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. In addition, we may enter into strategic transactions, including joint ventures, with the underwriters or their affiliates. Affiliates of certain of the underwriters are lenders under our revolving credit facility.

The underwriters or their affiliates may in the future engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Currently three of our directors, Messrs. Cass and Ford and Dr. Sung, are employees of, or advisors to, our Current Related Party Customers.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our bye-laws require us to indemnify our directors and executive officers to the fullest extent permitted by law. See “Management—Compensation.”

Other Related Party Transactions

Pursuant to liquidity events carried out by the Company (which were open to other shareholders of the Company), in February 2012, Markit Group Holdings Limited repurchased 5,336 ordinary non-voting shares for consideration of approximately $1.2 million from three executive officers.

In June 2012, Markit Group Holdings Limited issued an aggregate of 1,229,511 ordinary shares to three Related Party Customers as payment in full for the $210.0 million aggregate principal amount of unsecured convertible notes, carrying a 5% coupon rate, issued to such parties in 2010 pursuant to the terms of a convertible note agreement.

In August 2012, Markit Group Holdings Limited repurchased 2,193,948 shares for consideration of $495.1 million (payable in quarterly instalments through May 2017), of which 1,205,884 shares were repurchased from certain of our Related Party Customers for consideration of approximately $272.1 million.

The information presented above does not give effect to our corporate reorganisation or the 10-for-1 share split of our common shares effected in connection with our initial public offering as described in this prospectus.

Procedures for Review of Transactions with Related Persons

We have adopted a set of written related person transaction policies designed to minimise potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related person transactions, including any loans between us and our affiliates, but excluding compensation arrangements and the purchase or sale of products or services in the ordinary course of business, require approval by our Nominating and Governance Committee, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party’s direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our shareholders’ best interests. There have been no related party transactions since the adoption of related party transaction policy where such policy was not followed.

Common Shares Eligible for Future Sale

Future sales of substantial amounts of our common shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because a substantial number of common shares are not available for sale due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common shares and our ability to raise equity capital in the future. Our common shares are listed on the NASDAQ Global Select Market under the symbol “MRKT.”

Upon completion of this offering and the directed share placement, we will have issued and outstanding 174,961,489 common shares. Of the common shares to be issued and outstanding immediately after the closing of this offering and the directed share placement, the 24,586,022 common shares to be sold in this offering (26,311,309 common shares assuming full exercise of the option to purchase additional shares) will be freely tradable without restriction under the Securities Act unless purchased by us in the directed share placement or by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining common shares are freely tradable in the public markets without restriction or further registration under the Securities Act, unless those shares are held by our “affiliates,” and subject in certain cases to the lock-up agreements referred to below. After the expiration of any lock-up period, these securities may be sold in the public market by our affiliates only if registered or if they qualify for an exemption from registration, including under Rule 144 under the Securities Act, which is summarised below.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, our affiliates are entitled to sell within any three month period a number of common shares that does not exceed the greater of:

–	1% of the number of our common shares then issued and outstanding, which will equal approximately common shares immediately after this offering, and

–	the average weekly trading volume in our common shares on NASDAQ during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-up Agreements

We and our executive officers and directors have agreed not to sell or transfer any common shares or securities, convertible into or exercisable or exchangeable for common shares, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as described under “Underwriting (Conflicts of Interest).”

In addition, the Registration Rights Agreement imposes transfer restrictions on certain of the parties thereto, including the selling shareholders, and we have agreed with the underwriters not to voluntarily waive such restrictions during the 90-day period following the date of this prospectus (other than in respect of any common shares being repurchased by or otherwise transferred to us), as described under “Related Party Transactions—Registration Rights Agreement.”

Description of Share Capital

The following description of our share capital summarises certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement, of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 48610. We were incorporated on January 16, 2014 under the name Markit Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

The objects of our business are unrestricted, and the company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Since our incorporation, other than an increase in our authorised share capital to 3,000,000,000 shares, there have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company which have occurred during the last or current financial years.

Our common shares are listed on the NASDAQ Global Select Market under the symbol “MRKT.”

Settlement of our common shares takes place through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities registered through DTC’s book-entry transfer system. Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

Share Capital

Our authorised share capital consists of issued common shares, par value $0.01 per share, and undesignated shares, par value $0.01 per share that our Board of Directors is authorised to designate from time to time as common shares or as preference shares.

As of March 31, 2015 there were 188,045,601 common shares issued and outstanding, including 2,370,707 issued and outstanding restricted shares, and excluding 61,093,952 common shares issuable upon exercise of options granted as of March 31, 2015, 54,151 restricted share units and 25,219,470 common shares held by the EBT. As of March 31, 2015, no preference shares were issued and outstanding. All of our issued and outstanding common shares are fully paid.

Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed, our Board of Directors is authorised to issue any of our authorised but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realisable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Any cash dividends payable to holders of our common shares listed on NASDAQ will be paid to Computershare Inc., our paying agent in the United States for disbursement to those holders.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid. Our Board of Directors may also refuse to recognise an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.

Where our shares are listed or admitted to trading on any appointed stock exchange, such as NASDAQ, they will be transferred in accordance with the rules and regulations of such exchange.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting and the chairman or a majority of our directors then in office may convene a special general meeting. Under our bye-laws, at least 14 days’ notice of an annual general meeting or 10 days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Subject to the rules of NASDAQ, the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of all issued and outstanding common shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 (the “Companies Act”), establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our bye-laws provide that our Board of Directors shall consist of five directors or such greater number as our Board of Directors may determine. Our Board of Directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I directors have expired, and new Class I directors were elected at our 2015 annual general meeting of shareholders. The initial terms of the Class II and Class III directors will expire in 2016 and 2017, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our Board of Directors must give notice of the intention to propose the person for election. Where a Director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a Director is to be elected at a special general meeting, that notice must be given not later than seven days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed, only with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors is determined by our Board of Directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law is not entitled to vote in respect of any such contract or arrangement in which he or she is interested unless the chairman of the relevant meeting of our Board of Directors determines that such director is not disqualified from voting.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defence upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

We have entered into agreements with our officers and directors to indemnify them against expenses and liabilities to the fullest extent permitted by law. These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

We have also purchased and maintain a directors’ and officers’ liability policy for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders including the affirmative vote of a majority of all votes entitled to be cast on the resolution. In the case of certain bye-laws, such as the bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66 2/3% of our directors then in office and the affirmative vote of at least 66 2/3% of all votes entitled to be cast on the resolution.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favour of the amendment.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly-owned subsidiary) that has been approved by our Board of Directors must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding common shares. Any merger or amalgamation or other business combination (as defined in our bye-laws) not approved by our Board of Directors must be approved by the holders of not less than 66 2/3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favour of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our Board of Directors and authorised at an annual or special general meeting by the affirmative vote of at least 66 2/3% of the votes attaching to our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon the consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned shares of the company representing at least 85% of the votes attaching to our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns shares representing 15% or more of the votes attaching to our issued and outstanding voting shares and any person affiliated or associated with us that owned shares representing 15% or more of the votes attaching to our issued and outstanding voting shares at any time three years prior to the relevant time.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalisation of Profits and Reserves

Pursuant to our bye-laws, our Board of Directors may (i) capitalise any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., which serves as branch registrar and transfer agent.

Untraced Shareholders

Our bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend drafts and cheques by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend cheque or a draft.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes NASDAQ. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Bermuda Company Considerations

Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organised under the laws of Delaware and their stockholders.

Bermuda	Delaware

Shareholder meetings

–    May be called by our Board of Directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

– May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

– May be held in or outside Bermuda.	– May be held in or outside of Delaware.

– Notice:	– Notice:

– Shareholders must be given at least five days’ advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.	– Written notice shall be given not less than 10 nor more than 60 days before the meeting.

– Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

–    Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s voting rights

– Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.	– With limited exceptions, stockholders may act by written consent to elect directors.

–    Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorised to vote may authorise another person or persons to act for him or her by proxy.

– Any person authorised to vote may authorise another person or persons to act for him or her by proxy.

Bermuda	Delaware

–    The voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.

–    For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

– Our bye-laws provide that when a quorum is once present in general meeting it is not broken by the subsequent withdrawal of any shareholders.	– When a quorum is once present to organise a meeting, it is not broken by the subsequent withdrawal of any stockholders.

– The bye-laws may provide for cumulative voting, although our bye-laws do not.	– The certificate of incorporation may provide for cumulative voting.

–    The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

–    Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

–    Every company may at any meeting of its board of directors sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and in the best interests of the company to do so when authorised by a resolution adopted by the holders of a majority of issued and outstanding shares of a company entitled to vote.

–    Every corporation may at any meeting of the board of directors sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorised by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

–    Any company which is the wholly-owned subsidiary of a holding company, or one or more companies which are wholly-owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders provided that the approval of our Board of Directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

–    Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

Bermuda	Delaware
– Any mortgage, charge or pledge of a company’s property and assets may be authorised without the consent of shareholders subject to any restrictions under the bye-laws.

–    Any mortgage or pledge of a corporation’s property and assets may be authorised without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
– The board of directors of a company must consist of at least one director.	– The board of directors must consist of at least one member.

– The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the Board of Directors and/or the shareholders in accordance with the company’s bye-laws.

–    Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

– Removal:	– Removal:

–    Under our bye-laws, any or all directors may be removed, with cause, by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.

–    Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

–    In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Duties of directors

–    The Companies Act authorises the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

–    a duty to act in good faith in the best interests of the company;

–    a duty not to make a personal profit from opportunities that arise from the office of director;

–    Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the

Bermuda	Delaware
– a duty to avoid conflicts of interest; and – a duty to exercise powers for the purpose for which such powers were intended.	corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

–    The Companies Act imposes a duty on directors and officers of a Bermuda company:

–    to act honestly and in good faith with a view to the best interests of the company; and

–    to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

–    The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Our shareholders may not have a direct cause of action against our directors.

–    In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Takeovers

–    An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

–    By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

–    Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

–    Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Bermuda	Delaware

–    By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

–    Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Dissenter’s rights of appraisal

–    A dissenting shareholder (that did not vote in favour of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

–    With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

– The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Bermuda	Delaware

Dissolution

–    Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

–    Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Shareholder’s derivative actions

–    Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

–    In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Taxation

The following sets forth material Bermuda, U.K. and U.S. federal income tax consequences of an investment in our common shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our common shares, such as the tax consequences under U.S. state, local and other tax laws.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United Kingdom Taxation

General

The following is a description of the material U.K. tax consequences of an investment in our common shares. It is intended only as a general guide to the position under current United Kingdom tax law and what is understood to be the current published practice of HMRC and may not apply to certain classes of investors, such as dealers in securities, persons who acquire (or are deemed to acquire) their securities by reason of an office or employment, insurance companies and collective investment schemes. It relates only to shareholders who are resident (and, in the case of individuals, domiciled) for U.K. tax purposes in (and only in) the U.K. (except insofar as express reference is made to the treatment of non-U.K. residents), who hold their common shares as an investment, and who are the absolute beneficial owners of both their common shares and any dividends paid on them. It does not apply to the directed share placement. Rates of tax, thresholds and allowances are given for the U.K. tax year 2015-16, and may change for the tax year 2016-17. Any person who is in doubt as to his tax position is strongly recommended to consult his own professional tax adviser.

The Company

It is the intention of the directors to conduct the affairs of Markit Ltd. so that the central management and control of Markit Ltd.’s business is exercised in the U.K. such that Markit Ltd. is treated as resident in the U.K. for U.K. tax purposes.

Taxation of Dividends

Withholding Tax

We will not be required to withhold U.K. tax at source on any dividends paid to shareholders in respect of our common shares.

U.K. resident shareholders

Individuals resident in the U.K. for taxation purposes are generally liable to income tax on the aggregate amount of any dividend received and a tax credit equal to one-ninth of the dividend received (the “gross dividend”). For example, on a dividend received of £90, the tax credit would be £10, and an individual would be liable to income tax on £100. The gross dividend will be part of the individual’s total income for U.K. income tax purposes and will be regarded as the top slice of that income. However, in calculating the individual’s liability to income tax in respect of the gross dividend, the tax credit (which equates to 10 percent of the gross dividend) is set off against the tax chargeable on the gross dividend.

U.K. resident individuals who are subject to income tax at the basic rate (currently 20 percent for taxable income up to £31,785), will be subject to tax on the gross dividend at the dividend ordinary rate of 10 percent. The tax credit will, in consequence, satisfy in full their liability to income tax on the gross dividend.

U.K. resident individuals who are subject to income tax at the higher rate (currently 40 percent) are subject to tax on the gross dividend at the dividend upper rate of 32.5 percent, to the extent that the gross dividend falls above the threshold (currently £31,785) for the higher rate of income tax but below the threshold (currently £150,000) for the additional rate of income tax (currently 45 percent), but are entitled to offset the 10 percent tax credit against such liability. For example, on a dividend received of £90 such a taxpayer would have to pay additional tax of £22.50 (representing 32.5 percent of the gross dividend less the 10 percent credit). This represents an effective tax rate of 25 percent of the cash dividend received.

U.K. resident individuals who are subject to income tax at the additional rate (currently 45 percent) are subject to tax on the gross dividend at the dividend additional rate of 37.5 percent to the extent that the gross dividend falls above the threshold (currently £150,000) for the additional rate of income tax, but are entitled to offset the 10 percent tax credit against such liability. For example, on a dividend received of £90 such a taxpayer would be required to account for income tax of £27.50 (being 37.5 percent of the gross dividend less the 10 percent tax credit). This represents an effective tax rate of 30.55 percent of the cash dividend received.

A U.K. resident shareholder who holds common shares in an individual savings account will be exempt from income tax on dividends in respect of such shares but will not be able to claim payment from HMRC of the tax credit associated with the dividend.

No repayment of the tax credit in respect of dividends paid by us can be claimed by a United Kingdom resident shareholder who is not liable to U.K. tax on dividends (such as pension funds and charities).

Subject to certain exceptions, including for traders in securities and insurance companies, dividends paid by us and received by a corporate shareholder resident in the United Kingdom for tax purposes should be able to rely on the provisions set out in Part 9A of the Corporation Tax Act 2009 which exempt certain classes of dividend from corporation tax. Each shareholder’s position will depend on its own individual circumstances, although it would normally be expected that the dividends paid by us would fall into an exempt class and will not be subject to corporation tax. Such shareholders will not be able to reclaim repayment of tax credits attaching to dividends.

Non U.K. resident shareholders

Non-U.K. resident shareholders are not subject to tax (including withholding tax) in the United Kingdom on dividends received on our common shares unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a non-U.K. resident corporate shareholder, a permanent establishment) to which the common shares are attributable, and are therefore not generally entitled to payment of any part of the income tax credit, subject to the existence and terms of any applicable double tax convention between the U.K. and the jurisdiction in which such shareholder is resident.

Taxation of Capital Gains

U.K. Resident Shareholders

A disposal of common shares by an individual shareholder who is (at any time in the relevant United Kingdom tax year) resident in the United Kingdom for tax purposes, may give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom taxation of chargeable gains, depending on the shareholder’s circumstances and subject to any allowable deductions and any available exemption or relief including the annual exempt amount (currently £11,100). Capital gains tax is charged on chargeable gains at a rate of either 18 percent or 28 percent depending on whether the individual is a basic rate taxpayer or a higher or additional rate taxpayer.

For shareholders within the charge to U.K. corporation tax on chargeable gains that do not qualify for the substantial shareholding exemption in respect of the common shares, indexation allowance should be available to reduce the amount of any chargeable gain realised on a disposal of common shares (but not to create or increase any loss).

Non-resident Shareholders

A shareholder who is not resident in the United Kingdom for tax purposes will not be subject to U.K. taxation of capital gains on the disposal or deemed disposal of common shares unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a non-U.K. resident corporate shareholder, a permanent establishment) to which the common shares are attributable, in which case they will be subject to the same rules which apply to United Kingdom resident shareholders.

A shareholder who is an individual and who is temporarily resident for tax purposes outside the United Kingdom at the date of disposal of common shares may also be liable, on his return, to United Kingdom taxation of chargeable gains (subject to any available exemption or relief).

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements below summarise the current law and are intended as a general guide only to stamp duty and SDRT and apply whether or not a shareholder is resident in the U.K.

No stamp duty reserve tax will be payable on any agreement to transfer the common shares, provided that the common shares are not registered in a register kept in the United Kingdom. It is not intended that such a register will be kept in the United Kingdom. Further, no stamp duty will be payable on transfer of the common shares provided that (i) any instrument of transfer is not executed in the United Kingdom; and (ii) such instrument of transfer does not relate to any property situated, or any matter or thing done or to be done, in the United Kingdom

ISA

The common shares are eligible for inclusion in the stocks and shares component of an ISA, subject, where applicable, to the annual subscription limits for new investments into an ISA (which is currently £15,240).

U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of common shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire the common shares.

This discussion applies only to a U.S. Holder that holds common shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

–	certain financial institutions;

–	dealers or traders in securities who use a mark-to-market method of tax accounting;

–	persons holding common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the common shares;

–	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

–	entities classified as partnerships for U.S. federal income tax purposes;

–	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

–	persons who acquired our common shares pursuant to the exercise of an employee stock option or otherwise as compensation;

–	persons that own or are deemed to own ten percent or more of our voting shares; or

–	persons holding common shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the common shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares and is:

–	a citizen or individual resident of the United States;

–	a corporation, or other entity taxable as a corporation, created or organised in or under the laws of the United States, any state therein or the District of Columbia; or

–	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares in their particular circumstances.

This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

Distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. For so long as our common shares are listed on NASDAQ or we are eligible for benefits under the U.S.-U.K. income tax treaty, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, will be taxable at rates not in excess of the long term capital gain rate applicable to such U.S. Holder. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

Sale or Other Disposition of Common Shares

For U.S. federal income tax purposes, gain or loss realised on the sale or other disposition of common shares will be capital gain or loss, and will be long term capital gain or loss if the U.S. Holder held the common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realised on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

We believe that we were not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for our 2014 taxable year and do not expect to be a PFIC for our current taxable year or in the foreseeable future. In general, a non-U.S. corporation is a PFIC for any taxable year if: (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder held common shares (assuming such U.S. Holder has not made a timely mark-to-market election, as described below), gain recognised by a U.S. Holder on a sale or other disposition (including certain pledges) of the common shares would be allocated ratably over the U.S. Holder’s holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are “marketable.” Common shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it generally will recognise as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognise an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognised. Any gain recognised on the sale or other disposition of common shares in a year when the Company is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

In addition, in order to avoid the application of the foregoing rules, a United States person that owns stock in a PFIC for U.S. federal income tax purposes may make a “qualified electing fund” election (a “QEF Election”) with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections.

If we are a PFIC for any taxable year during which a U.S. Holder owned our shares, the U.S. Holder will generally be required to file IRS Form 8621 with their annual U.S. federal income tax returns, subject to certain exceptions.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Underwriting (Conflicts of Interest)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC, BNP Paribas Securities Corp., Jefferies LLC, RBS Securities Inc. and TD Securities (USA) LLC are acting as joint bookrunners for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders, the number of common shares set forth opposite its name below.

Underwriter	Number of shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
BNP Paribas Securities Corp.
Jefferies LLC
RBS Securities Inc.
TD Securities (USA) LLC
Total	24,586,022

The underwriting agreement provides that the underwriters’ obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

–	the obligation to purchase all of the common shares offered hereby (other than those common shares covered by their option to purchase additional shares as described below), if any of the common shares are purchased;

–	that the representations and warranties made by us and the selling shareholders to the underwriters are true;

–	that there is no material change in our business or the financial markets; and – that we deliver customary closing documents to the underwriters.

We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that the selling shareholders will pay to the underwriters. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Without option		With option
	Per share	Total	Per share	Total
Price to public(1)	$	$	$	$
Underwriting discounts and commissions(2)	$	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$	$

(1)	The total price to public reflects the sale of 24,586,022 common shares (or 26,311,309 common shares if the underwriters exercise their option to purchase additional shares in full) and includes our repurchase of common shares from the underwriters.
(2)	The underwriters will not be entitled to any underwriting discounts and commissions in respect of the common shares being repurchased by us.

As part of this offering, we intend to purchase from the underwriters a number of common shares having an aggregate value of approximately $350.0 million at a price per common share equal to the price to the public in this offering, minus underwriting discounts and commissions. The number of common shares available for sale to the general public will be reduced by such repurchased shares.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $1.39 million and are payable by us. We have agreed to reimburse the underwriters for expenses relating to the clearance of the offering with the Financial Industry Regulatory Authority in an amount of up to $50,000.

The Option to Purchase Additional Shares

The selling shareholders have granted an option to the underwriters to purchase up to an additional number of shares at the public offering price, less the underwriting discounts and commissions, in an amount equal to 15% of the number of common shares being offered in this offering, less the number of common shares being sold to us in the directed share placement. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lock-up Agreements

We and our executive officers and directors have agreed not to sell or transfer any common shares or securities, convertible into or exercisable or exchangeable for common shares, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

—	offer, pledge, sell or contract to sell any common shares;

—	sell any option or contract to purchase any common shares;

—	purchase any option or contract to sell any common shares;

—	grant any option, right or warrant to purchase any common shares;

—	lend or otherwise dispose of or transfer any common shares;

—	request or demand that we file a registration statement relating to any common shares; or

—	enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequence of ownership of any common shares, whether any such transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exercisable or exchangeable for common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The exceptions to the lock-up for Markit include:

—	the issuance of common shares upon the exercise or conversion of options, warrants or convertible securities outstanding on the date of this prospectus pursuant to an employee benefit plan;

—	the grant of options or the issuance of restricted shares or any other securities to employees, officers, directors, advisors or consultants of Markit pursuant to employee benefit plans in effect on the date of this prospectus;

—	the filing by Markit of one or more registration statements on Form S-8 and the filing by Markit of one or more registration statements in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan inherited by Markit in connection with any merger or acquisition and not eligible to be registered on Form S-8;

—	the sale or issuance of or entry into an agreement to sell or issue common shares or convertible securities in connection with any mergers, acquisition of securities, businesses, property or other assets, joint ventures, strategic alliances, or partnerships with experts or other talent to develop or provide products or services, provided that the aggregate number of common shares or convertible securities that Markit may sell or issue pursuant to this clause shall not exceed 5% of the total number of common shares issued and outstanding immediately following the completion of this offering, and provided further that each recipient of common shares or convertible securities must execute a lock-up agreement;

—	the issuance of common shares or convertible securities pursuant to the terms of any agreement entered into on or before the date of this prospectus in connection with mergers, acquisition of securities, businesses, property or other assets, joint ventures, strategic alliances, or partnerships with experts or other talent to develop or provide products or services; and

—	subject to certain requirements, the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares.

The exceptions to the lock-up for our executive officers and directors include:

—	transactions relating to common shares or other securities acquired in open market transactions after the completion of this offering;

—	(i) the exercise of stock options or other similar awards granted pursuant to the company’s equity incentive plans or (ii) the vesting or settlement of awards granted pursuant to the company’s equity incentive plans (including the delivery and receipt of common shares, other awards or convertible securities in connection with such vesting or settlement), provided that the foregoing restrictions shall apply to any common shares issued upon such exercise, vesting or settlement;

—	transfers of common shares or any convertible securities: (i) as a bona fide gift or gifts, including as a result of the operation of law or estate or intestate succession, or pursuant to a will or other testamentary document; (ii) if the holder is a natural person, to a member of the immediate family of the holder; (iii) if the holder is a natural person, to any trust or other like entity for the direct or indirect benefit of the holder or the immediate family of the owner; (iv) if the holder is a natural person, to a corporation, partnership, limited liability company or other entity of which the holder and the immediate family of the holder are the direct or indirect legal and beneficial owners of all the outstanding equity securities or similar interests of such corporation, partnership, limited liability company or other entity; (v) if the holder is a corporation, partnership, limited liability company or other entity, to any trust or other like entity for the direct or indirect benefit of the holder or any affiliate, wholly-owned subsidiary, limited partner, member or stockholder of the holder; (vi) if the holder is a corporation, partnership, limited liability company or other entity, to any affiliate thereof; (vii) if the holder is a corporation, partnership, limited liability company or other entity, to any investment fund or other entity controlled or managed by the holder; or (viii) as a distribution to any affiliate, wholly-owned subsidiary, limited partner, member or stockholder of the holder; provided that in the case of any transfer or distribution pursuant to clause (i)-(viii) above, each donee, distributee or transferee must sign and deliver a lock-up agreement;

—	subject to certain requirements, the establishment or modification of any contract, instruction or trading plan intended to comply with Rule 10b5-1 under the Exchange Act for the transfer of common shares;

—	the transfer of common shares pursuant to any contract, instruction or trading plan intended to comply with Rule 10b5-1 under the Exchange Act in existence on the date hereof;

—	the transfer of common shares or any convertible securities to the company, pursuant to agreements or rights in existence on the date of this prospectus under which the company has the option to repurchase such shares or a right of first refusal with respect to transfers of such shares;

—	the transfer of common shares or any convertible securities to the company upon a vesting event of the company’s securities or upon the exercise of options to purchase common shares by the holder, in each case on a “cashless” or “net exercise” basis, or to cover tax withholding obligations of the holder in connection with such vesting or exercise, whether by means of a “net settlement” or otherwise;

—	the disposition of common shares upon a vesting event of the company’s securities in order to cover tax withholding obligations of the holder in connection with such vesting;

—	the transfer of common shares or any convertible securities that occurs by any order or settlement resulting from any legal proceeding;

—	the transfer of common shares or any convertible securities pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to all holders of the common shares involving a change of control of the company; and

—

the exercise of any right with respect to, or the taking of any other action in preparation for, a registration by the company of common shares or any convertible securities, provided that except for the transactions contemplated by the underwriting agreement, no transfer of the holder’s common shares proposed to be registered pursuant to the exercise of such rights under this clause shall occur, and no registration statement shall be filed, during the lock-up period.

Pursuant to one or more 10b5-1 plans in existence on the date of this prospectus, one or more of our executive officers may have the ability to sell common shares during the 90-day period following the date of this prospectus.

The selling shareholders are subject to transfer restrictions as described under “Related Party Transactions—Registration Rights Agreement,” and we have agreed with the underwriters not to voluntarily waive such restrictions during the 90-day period following the date of this prospectus (other than in respect of any common shares being repurchased by or otherwise transferred to us).

Listing

Our common shares are listed on Nasdaq under the symbol “MRKT.”

Determination of Offering Price

The public offering price will be determined by the market price of our common shares at the time of the offering and through negotiations among us, the selling shareholders and the representatives of the underwriters.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters may engage in passive market making transactions in our common shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.

Neither we, the selling shareholders nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we, the selling shareholders nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, market making and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments. See also “Related Party Transactions—Underwriters.”

Conflicts of Interest

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC

Securities (USA) Inc. and RBS Securities Inc., who are underwriters in this offering (or their affiliates) will each receive more than 5% of the net offering proceeds resulting in a ‘‘conflict of interest’’ under Rule 5121(f)(5)(C) of FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a ‘‘qualified independent underwriter’’ is not required in connection with this offering as the securities offered have a “bona fide public market” as defined in Rule 5121(f)(3). None of the underwriters listed above who have a conflict of interest will be permitted to confirm sales of the common shares to any account over which they exercise discretionary authority without the specific written approval of the account holder. Certain of the other underwriters in this offering (or their respective affiliates) will also receive a portion of the net offering proceeds.

Directed Share Placement

As part of this offering, we intend to purchase from the underwriters a number of common shares having an aggregate value of approximately $350.0 million at a price per common share equal to the price to the public in this offering, minus underwriting discounts and commissions. The number of common shares available for sale to the general public will be reduced by such repurchased shares.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of common shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall require us, the selling shareholders or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for any of the underwriters, the selling shareholders or us to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company, the selling shareholders nor the underwriters have authorised, nor do they authorise, the making of any offer of common shares in circumstances in which an obligation arises for the company, the selling shareholders or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

Our common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us, the selling shareholders or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common shares has not been and will not be authorised under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares which are the subject of the offering contemplated by this prospectus may be illiquid or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in Japan

Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any common shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Bermuda

The securities being offered may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorised to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing the securities being offered in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

Legal Matters

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, our special Bermuda counsel. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales. The current address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, England WC2N 6RH.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may inspect and copy reports and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we furnish to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.

Expenses of the Offering

We estimate that our expenses in connection with this offering will be as follows:

Expenses	Amount
SEC registration fee	$80,073
FINRA filing fee	103,864
Printing and engraving expenses	100,000
Legal fees and expenses	500,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous costs	240,000
Total	$1,388,937

All amounts in the table are estimates except the SEC registration fee and the FINRA filing fee.

Enforcement of Judgments

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

MARKIT LTD.

CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	Note	Three months March 31, 2015	Three months March 31, 2014(1)
		$’m	$’m

Revenue	5	271.5	259.4

Operating expenses	6	(146.8)	(142.7)
Exceptional items	7	(1.4)	(11.1)
Acquisition related items	8	-	(2.8)
Amortisation - acquisition related	13	(14.4)	(14.2)
Depreciation and amortisation – other	12, 13	(24.9)	(23.3)
Share based compensation and related items	9	(9.9)	(3.0)
Other gains/(losses) – net		7.9	(2.5)

Operating profit		82.0	59.8

Finance costs – net		(4.1)	(4.4)
Share of results from joint venture		(2.6)	-

Profit before income tax		75.3	55.4

Income tax expense	10	(20.8)	(15.6)

Profit for the period		54.5	39.8

Profit attributable to:
Owners of the parent		54.8	39.8
Non-controlling interests		(0.3)	-

		54.5	39.8

		$	$
Earnings per share, basic	11	0.30	0.23
Earnings per share, diluted	11	0.29	0.22

(1)	Restated to reflect the share split (see note 11).

There were no discontinued operations for either period presented.

The notes on pages 7 to 18 form part of the consolidated interim financial information.

MARKIT LTD. CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

	Three months ended March 31, 2015	Three month ended March 31, 2014
	$’m	$’m
Profit for the period	54.5	39.8
Items that may be subsequently reclassified to profit or loss:
Cash flow hedges:
- Fair value gains arising during the period	5.0	0.8
- Transfers to other gains/(losses) – net	2.5	(1.5)
- Deferred tax charge	(1.5)	-
Currency translation differences	(36.9)	6.0

Other comprehensive (loss)/income for the period, net of tax	(30.9)	5.3

Total comprehensive income for the period	23.6	45.1

Attributable to:
Owners of the parent	23.9	45.1
Non-controlling interests	(0.3)	-

Total comprehensive income for the period	23.6	45.1

The notes on pages 7 to 18 form part of the consolidated interim financial information.

MARKIT LTD.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

	Notes	March 31, 2015	December 31, 2014
		$’m	$’m
Assets
Non-current assets
Property, plant and equipment	12	55.2	56.5
Intangible assets	13	2,784.6	2,823.3
Deferred income tax assets		4.4	4.2
Derivative financial instruments		0.6	0.9
Investment in joint venture		2.8	1.1

Total non-current assets		2,847.6	2,886.0

Current assets
Trade and other receivables		274.8	288.8
Derivative financial instruments		13.4	7.1
Current income tax receivables		0.5	0.4
Cash and cash equivalents		84.4	117.7

Total current assets		373.1	414.0

Total assets		3,220.7	3,300.0

Equity
Capital and reserves
Common shares	14	1.9	1.8
Share premium	14	529.9	456.8
Other reserves		(106.1)	(75.2)
Retained earnings		1,923.9	1,850.6

Equity attributable to owners of the parent		2,349.6	2,234.0
Non-controlling interest		36.3	36.6

Total equity		2,385.9	2,270.6

Liabilities
Non-current liabilities
Borrowings	15	226.0	349.2
Trade and other payables		143.4	143.1
Derivative financial instruments		–	0.6
Deferred income tax liabilities		30.9	30.2

Total non-current liabilities		400.3	523.1

Current liabilities
Borrowings	15	86.4	86.4
Trade and other payables		141.4	203.7
Deferred income		187.0	194.2
Current income tax liabilities		18.5	19.7
Derivative financial instruments		1.2	2.3

Total current liabilities		434.5	506.3

Total liabilities		834.8	1,029.4

Total equity and liabilities		3,220.7	3,300.0

The notes on pages 7 to 18 form part of the consolidated interim financial information.

MARKIT LTD.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (UNAUDITED)

		Equity attributable to holders of the Company
	Notes	Share capital	Share premium	Other reserves	Retained earnings	Total	Non- controlling interest	Total equity
		$’m	$’m	$’m	$’m	$’m	$’m	$’m
Balance at January 1, 2015		1.8	456.8	(75.2)	1,850.6	2,234.0	36.6	2,270.6
Profit for the period		–	–	–	54.8	54.8	(0.3)	54.5
Other comprehensive income for the period, net of income tax		–	–	(30.9)	–	(30.9)	–	(30.9)

Total comprehensive income for the period		–	–	(30.9)	54.8	23.9	(0.3)	23.6

Share based compensation	9	–	–	–	9.1	9.1	–	9.1
Tax on items recognised directly in equity		–	–	–	9.4	9.4	–	9.4
New share capital	14	0.1	73.1	–	–	73.2	–	73.2

Total contributions by and distributions to owners		0.1	73.1	–	18.5	91.7	–	91.7

Balance at March 31, 2015		1.9	529.9	(106.1)	1,923.9	2,349.6	36.3	2,385.9

		Equity attributable to holders of the Company
	Notes	Share capital	Share premium	Other reserves	Retained earnings	Total equity
		$’m	$’m	$’m	$’m	$’m
Balance at January 1, 2014		0.2	372.9	19.5	1,663.3	2,055.9
Profit for the period		–	–	–	39.8	39.8
Other comprehensive income for the period, net of income tax		–	–	5.3	–	5.3

Total comprehensive income for the period		–	–	5.3	39.8	45.1

Share based compensation		–	–	–	9.3	9.3
Tax on items recognised directly in equity		–	–	–	0.6	0.6
New share capital		–	1.4	–	–	1.4

Total contributions by and distributions to owners of the parent		–	1.4	–	9.9	11.3

Balance at March 31, 2014		0.2	374.3	24.8	1,713.0	2,112.3

The notes on pages 7 to 18 form part of the consolidated interim financial information.

MARKIT LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Notes	Three months ended March 31, 2015	Three months Ended March 31, 2014
		$’m	$’m
Profit before income tax		75.3	55.4
Adjustment for:
Amortisation – acquisition related	13	14.4	14.2
Depreciation and amortisation – other	12, 13	24.9	23.3
Fair value gains on derivative financial instruments		(0.1)	(0.6)
Share based compensation	9	9.1	9.3
Finance costs – net		4.1	4.4
Share of results from joint venture		2.6	-
Foreign exchange (gains)/losses and other non-cash charges in operating activities		(0.9)	3.0
Changes in working capital:
Decrease/(increase) in trade and other receivables		2.5	(7.5)
Decrease in trade and other payables		(56.3)	(49.1)

Cash generated from operations		75.6	52.4

Cash flows from operating activities
Cash generated from operations		75.6	52.4
Interest paid		(1.6)	(2.0)
Income tax paid		(13.1)	(9.0)

Net cash generated from operating activities		60.9	41.4

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired		-	(85.9)
Purchases of property, plant and equipment		(5.8)	(6.6)
Purchases of intangible assets		(34.1)	(27.5)
Investment in joint venture		(7.6)	–
Interest received		–	0.1

Net cash used in investing activities		(47.5)	(119.9)

Cash flows from financing activities
Proceeds from issuance of common shares	14	79.9	1.4
Share buy back	15	(22.0)	(26.3)
Proceeds from borrowings	15	-	100.0
Repayments of borrowings	15	(103.0)	(30.0)
Prepaid facility fees		-	(3.9)

Net cash (used in)/generated from financing activities		(45.1)	41.2

Net decrease in cash and cash equivalents		(31.7)	(37.3)

Cash and cash equivalents at beginning of period		117.7	75.3
Net decrease in cash and cash equivalents		(31.7)	(37.3)
Exchange losses on cash and cash equivalents		(1.6)	-

Cash and cash equivalents at end of period		84.4	38.0

The notes on pages 7 to 18 form part of the consolidated interim financial information.

MARKIT LTD.

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL INFORMATION (UNAUDITED)

1.	General information

Markit Ltd. (the “Company”) is an exempted company incorporated in Bermuda. The Company’s principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England, EC2Y 9LY. The Company maintains a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The consolidated interim financial information (hereafter “financial information”) comprises the results of the Company and its subsidiaries (hereafter the “Group”).

The Company became the parent of the Group as a result of reorganisation transactions which were completed prior to the initial public offering of the shares of the Company. The Company historically conducted its business through Markit Group Holdings Limited (“MGHL”).

The financial period represents the three months ended March 31, 2015, with the prior period representing the three months ended March 31, 2014.

The financial statements were authorised for issue by the Company’s Board of Directors on May 7, 2015.

2.	Basis of preparation

The financial information for the three months ended March 31, 2015 has been prepared in accordance with IAS 34, “Interim financial reporting”.

The financial information does not amount to full financial statements and does not include all of the information and disclosures required for full annual financial statements. It should be read in conjunction with the consolidated annual financial statements of the Group for the year ended 31 December, 2014 which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

3.	Accounting policies

The accounting policies applied by the Group are consistent with those of the year ended December 31, 2014. No changes to accounting standards have come into force that have an impact on the Group, except as explained below.

New standards and interpretations not yet adopted

IFRS 9, ‘Financial Instruments’. IFRS 9 replaces the guidance in IAS 39 ‘ Financial Instruments: Recognition and measurement’. The standard includes requirements on the classification and measurement of financial assets and liabilities. It also includes an expected credit losses model that replaces the incurred loss impairment model used today. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The new standard is effective January 1, 2018. The Group is yet to assess IFRS 9’s full impact.

IFRS 15, ‘Revenue from contracts with customers’. IFRS 15 replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction Contracts’ and their related interpretations. The standard sets out the requirements for recognising revenue that apply to all contracts with customers (except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments). The standard will be effective for the financial reporting period commencing on or after January 1, 2017. The Group is yet to assess IFRS 15’s full impact.

Critical accounting estimates and assumptions

The preparation of interim financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

In preparing these consolidated interim financial statements, the significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended December 31, 2014.

4.	Financial risk management

4.1	Financial risk factors

The Group’s operations expose it to a variety of financial risks: market risk (including foreign exchange risk, market price risk, and cash flow and fair value interest rate risk), credit risk and liquidity risk.

The financial information does not include all financial risk management information and disclosures required in annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended December 31, 2014.

There have been no changes in any risk management policies.

4.2	Fair value estimation

Except for foreign currency derivatives and contingent consideration in respect of past acquisitions, the Group holds no financial instruments carried at fair value. The Group uses the following hierarchy for determining and disclosing the fair value of these financial instruments:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1);

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2); or

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

Foreign currency derivatives are valued using quoted prices in an active market for identical assets or liabilities (level 1). The fair value of the contingent consideration is based on the Group’s estimates (level 3), the inputs for which are not based on observable market data (that is, unobservable inputs). The movement in contingent consideration is shown in note 4.3.

The table below presents the Group’s assets and liabilities that are measured at fair value at March 31, 2015:

	Level 1	Level 2	Level 3	Total
	$’m	$’m	$’m	$’m
Assets
Derivatives used for hedging	14.0	-	-	14.0

	14.0	-	-	14.0

Liabilities
Contingent consideration	-	-	50.7	50.7
Derivatives used for hedging	1.2	-	-	1.2

	1.2	-	50.7	51.9

The table below presents the Group’s assets and liabilities that are measured at fair value at December 31, 2014:

	Level 1	Level 2	Level 3	Total
	$’m	$’m	$’m	$’m
Assets
Derivatives used for hedging	8.0	-	-	8.0

	8.0	-	-	8.0

Liabilities
Contingent consideration	-	-	50.7	50.7
Derivatives used for hedging	2.9	-	-	2.9

	2.9	-	50.7	53.6

4.3	Fair value measurements using significant unobservable inputs (level 3)

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$’m	$’m
Balance at January 1	50.7	33.6
Contingent consideration:
- Recognised on acquisition of thinkFolio	-	2.8
- Unwind of discount - recognised within finance costs	0.3	0.2
- Settlement	(0.3)	(0.6)
Balance at March 31	50.7	36.0

The Group had liabilities measured using significant unobservable inputs as at March 31, 2015 of $50.7m (December 31, 2014: $50.7m) following the acquisitions of:

•	CTI – As at March 31, 2015, the Group held liabilities that comprise contingent consideration of $33.2m (December 31, 2014: $32.9). Contingent consideration is payable based on future revenue performance of the business to December 31, 2016 for which the full potential payout has been recognised.

•	thinkFolio – Contingent consideration is $nil (December 31, 2014: $nil) relating to the acquisition of thinkFolio Limited and its subsidiaries (“thinkFolio”) on January 13, 2014. Contingent consideration may be payable subject to the existing customer base of the company at acquisition being maintained until June 30, 2015.

•	LoanSERV – Contingent consideration is $11.8m (December 31, 2014: $11.7m) which is payable based on future revenue, of which a 5% change in forecast revenue would cause an increase of $0.5m in contingent consideration. As a result, there is not expected to be any significant change in estimate based on a change in key assumptions.

•	Securities Hub – Contingent consideration relating to the 2009 acquisition of $5.7m (December 31, 2014: $6.1m) reflects future discounts against an annual subscription to the Securities Hub service together with a capped revenue share agreement payable as new customers are signed up to the service.

The Group’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer. There have been no transfers between levels in the period.

There were no changes in valuation techniques during the period.

4.4	Group’s valuation process

The Group’s finance department performs the valuations of financial assets and liabilities required for financial reporting purposes, including level 3 fair values. These valuations are reviewed by the Group Finance Director.

At each reporting period the Group revalues its contingent consideration payment obligations relating to past business acquisitions. The main level 3 inputs in calculating these fair values are business performance of acquirees and discount rates. The actual performance of relevant acquirees is discounted to its present value at a discount rate which is dependent on a market participant cost of debt. The resultant present values form the bases of the contingent consideration due. Changes in fair values are analysed at each reporting date by the business.

The Group’s only derivatives are forward foreign exchange contracts. These contracts are initially recognised at fair value, which is equal to the contract value based on the forward rate at the time of entering into the contract. Subsequently, each contract is revalued to its fair value on a monthly basis, based on the difference between the spot rate and the forward rate. These valuations are provided by the respective hedge counterparties, which are large financial institutions.

The fair values of all financial assets and liabilities held at amortised cost were not materially different from their carrying values.

5.	Segment information

Operating segment information

The Chief Executive Officer (“CEO”) is the Group’s chief operating decision-maker. Management has determined the operating segments based on the information received by the CEO for the purposes of allocating resources and assessing performance.

The CEO considers the performance of the business primarily from the perspective of groups of similar products.

The CEO assesses the performance of the operating segments based on Adjusted EBITDA, a measure of earnings before income taxes, net finance costs, depreciation and amortisation on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation and related items, other gains/(losses) – net, including share of Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests.

This measure excludes the effects of charges or income from the operating segments such as restructuring costs, legal expenses and goodwill impairments when those items result from an isolated event. The measure also excludes the effects of equity-settled share based payments and foreign exchange gains / losses.

Finance costs are not allocated to segments as this type of activity is driven by Group Treasury which manages the financing position of the Group.

Central costs are allocated to segments based on various metrics, including revenue, EBITDA and headcount, reflecting the nature of the costs incurred.

The Group’s operating segments are as follows:

Information: Our Information division provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information division products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyse financial markets.

Processing: Our Processing division offers trade processing solutions globally for over-the-counter (“OTC”) derivatives, foreign exchange (“FX”) and syndicated loans, including connectivity, infrastructure and post-trade support. The division enables buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimising post-trade workflow, reducing risk and complying with reporting regulations. Our Processing division sells products and offers services directly and via third parties, and its most significant offerings are our derivatives processing platform and our loans processing platform.

Solutions: Our Solutions division provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings, which are targeted at a broad range of financial services industry participants, help our customers capture, organise, process, display and analyse information, manage risk and meet regulatory requirements.

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$’m	$’m
Revenue
- Information	120.6	117.7
- Processing	67.4	72.2
- Solutions	83.5	69.5

Total	271.5	259.4

Adjusted EBITDA(1)
- Information	58.2	55.2
- Processing	35.4	39.2
- Solutions	27.8	22.3
- Non-controlling interests	(0.7)	–

Total Adjusted EBITDA(1)	120.7	116.7

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$‘m	$‘m

Reconciliation to the consolidated income statement:
- Exceptional items	(1.4)	(11.1)
- Acquisition related items	–	(2.8)
- Amortisation - acquisition related	(14.4)	(14.2)
- Depreciation and amortisation - other	(24.9)	(23.3)
- Share based compensation and related items	(9.9)	(3.0)
- Other gains/(losses) - net	7.9	(2.5)
- Finance costs - net	(4.1)	(4.4)
- Non-controlling interests	0.7	–
- Share of results from joint venture not attributable to Adjusted EBITDA	0.7	–

Profit before income tax	75.3	55.4

(1)	Adjusted EBITDA is defined as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortisation on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation and related items, net other gains or losses, including Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests.

Geographical segment information

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$’m	$’m
Revenue - by geography
- United States of America	136.3	123.5
- European Union	106.4	106.1
- Other	28.8	29.8

	271.5	259.4

	March 31, 2015	December 31, 2014
	$’m	$’m
Non-current assets - by geography
- United States of America	1,075.6	1,080.8
- European Union	1,733.8	1,766.6
- Other	33.8	34.4

	2,843.2	2,881.8

Deferred income tax assets	4.4	4.2

Total non-current assets	2,847.6	2,886.0

No individual customer accounts for more than 10% of Group revenue.

6.	Operating expenses

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$’m	$’m
Personnel costs	91.9	89.1
Operating lease payments	4.2	3.8
Technology costs	22.6	23.2
Subcontractors and professional fees	10.5	10.5
Other expenses	17.6	16.1

Operating expenses	146.8	142.7

The operating expenses above exclude exceptional items (see note 7), acquisition related items (see note 8), other gains/(losses) – net, share based compensation and related items (see note 9), depreciation on property, plant and equipment (see note 12) and amortisation of intangible assets (see note 13).

7.	Exceptional items

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$’m	$’m
Exceptional items:
- Legal advisory costs	1.4	1.1
- IPO preparation and execution costs	-	3.7
- Accelerated share based compensation charges	-	6.3

Exceptional items	1.4	11.1

Legal advisory costs are associated with ongoing antitrust investigations by both the US Department of Justice and the European Commission and the associated consolidated class action lawsuit relating to the credit derivatives and related markets. These costs have been classified as exceptional due to the complexity and individual nature of these related cases along with the size of the costs being incurred. These costs represent an industry wide issue and are consequently not considered part of the Group’s normal course of business.

IPO preparation and execution costs consist of legal and professional fees associated with the Company’s initial public offering. These costs are one off in nature and not considered part of the Group’s normal course of business.

In Q1 2014, based on management’s expectation of completion of an IPO, the Group incurred a non-recurring charge for the accelerated vesting of options granted prior to August 2013. The accelerated share based compensation charge reflects the impact of the IPO process.

8.	Acquisition related items

Acquisition costs primarily relate to legal and tax advisory costs attributable to completed acquisitions.

Remuneration on acquisition relates to amounts paid into escrow and payable to a number of the vendors of thinkFolio dependent on future performance and the employment of key staff within the Group. This is charged over the life of the retention period as an acquisition related expense.

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$’m	$’m
Acquisition related:
- Acquisition costs	-	1.0
- Remuneration on acquisition	-	1.8

Acquisition related items	-	2.8

9.	Share based compensation and related items

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$’m	$’m
Share based compensation	9.1	3.0
Change in fair value of liability of social security costs on employee equity instruments	0.8	-

Share based compensation and related items	9.9	3.0

10.	Income tax expense

Income tax expense is recognised based on management’s estimate of the annual income tax expected for the period. The weighted estimated average annual tax rate used for the three months ended March 31, 2015 is 27.6% (three months ended March 31, 2014: 28.2%).

11.	Earnings per share

Earnings per share, basic is calculated by dividing the net income attributable to owners of the Company by the weighted average number of common shares issued and outstanding during the year. In June 2014, the Company completed a corporate reorganisation, a reclassification of its share classes and a share split at a ratio of 10:1. Following these transactions, historical financial information has been restated to the corresponding weighted number of shares to reflect the share split.

			Three months ended March 31, 2015	Three months ended March 31, 2014
Profit attributable to owners of the Company	$	’m	54.8	39.8
Weighted average number of common shares issued and outstanding, basic			183,259,470	176,728,360

Earnings per share, basic	$	’s	0.30	0.23

Earnings per share, diluted is calculated by adjusting the weighted average number of common shares issued and outstanding to assume conversion of all dilutive potential common shares. The Company has three categories of dilutive potential common shares that adjust the weighted average shares, namely options, restricted shares and restricted share units. A calculation is done to determine the number of common shares that could have been acquired at fair value (determined as the average market share price of the Company’s issued and outstanding common shares for the year) based on the monetary value of the subscription rights attached to the options, restricted shares and restricted share units. The number of common shares calculated above is compared with the number of common shares that would have been issued and outstanding assuming the exercise of options and the vesting of restricted shares.

		Three months ended March 31, 2015	Three months ended March 31, 2014
Profit attributable to owners of the Company $	’m	54.8	39.8

Weighted average number of common shares issued and outstanding, basic		183,259,470	176,728,360

Adjustments for:
Share based payments
- Options		7,275,071	1,466,780
- Restricted shares		1,101,911	524,250
- Restricted share units		17,068	-

Weighted number of common shares issued and outstanding, diluted		191,653,520	178,719,390

Earnings per share, diluted $	’s	0.29	0.22

12. Property, plant and equipment

		March 31, 2015	March 31, 2014
		$’m	$’m
COST
Balance at start of the period		169.5	152.9
Acquisitions		-	0.1
Additions		5.8	6.6
Disposals		(0.1)	-
Effect of movements in exchange rates		(3.3)	0.2

Balance at end of the period		171.9	159.8

ACCUMULATED DEPRECIATION
Balance at start of the period		113.0	90.6
Depreciation for the period		6.6	6.3
Disposals		(0.1)	-
Effect of movements in exchange rates		(2.8)	0.1

Balance at end of the period		116.7	97.0

NET BOOK VALUE
Balance at start of the period		56.5	62.3

Balance at end of the period		55.2	62.8

13.	Intangible assets

Three months ended March 31, 2015
	Goodwill	Acquired intangibles - Customer relationships	Acquired intangibles - Other	Internally developed intangibles	Other intangible assets	Total
	$’m	$’m	$’m	$’m	$’m	$’m
COST
Balance at December 31, 2014	2,331.9	492.0	183.8	334.2	97.9	3,439.8
Additions	-	-	-	21.4	1.5	22.9
Disposals	-	-	-	(0.5)	-	(0.5)

Three months ended March 31, 2015
	Goodwill	Acquired intangibles - Customer relationships	Acquired intangibles - Other	Internally developed intangibles	Other intangible assets	Total
	$’m	$’m	$’m	$’m	$’m	$’m
Effects of movements in exchange rates	(17.7)	(8.1)	(3.3)	(5.3)	(0.9)	(35.3)

Balance at March 31, 2015	2,314.2	483.9	180.5	349.8	98.5	3,426.9

ACCUMULATED AMORTISATION AND IMPAIRMENT
Balance at December 31, 2014	120.6	148.6	73.9	197.5	75.9	616.5
Amortisation	-	9.7	4.7	15.5	2.5	32.4
Disposals	-	-	-	(0.2)	-	(0.2)
Effects of movements in exchange rates	-	(2.0)	(0.8)	(2.6)	(1.0)	(6.4)

Balance at March 31, 2015	120.6	156.3	77.8	210.2	77.4	642.3

NET BOOK VALUE
Balance at December 31, 2014	2,211.3	343.4	109.9	136.7	22.0	2,823.3

Balance at March 31, 2015	2,193.6	327.6	102.7	139.6	21.1	2,784.6

Three months ended March 31, 2014
	Goodwill	Acquired intangibles - Customer relationships	Acquired intangibles - Other	Internally developed intangibles	Other intangible assets	Total
	$’m	$’m	$’m	$’m	$’m	$’m
COST
Balance at December 31, 2013	2,220.0	464.0	148.8	257.3	132.4	3,222.5
Acquisitions	57.8	27.9	15.5	-	-	101.2
Additions	-	-	-	22.5	4.5	27.0
Effects of movements in exchange rates	3.2	1.4	0.6	0.5	0.4	6.1

Balance at March 31, 2014	2,281.0	493.3	164.9	280.3	137.3	3,356.8

ACCUMULATED AMORTISATION AND IMPAIRMENT
Balance at December 31, 2013	88.7	111.4	56.6	140.7	107.3	504.7
Amortisation	-	9.8	4.4	14.4	2.6	31.2
Effects of movements in exchange rates	-	0.1	0.1	0.2	0.4	0.8

Balance at March 31, 2014	88.7	121.3	61.1	155.3	110.3	536.7

NET BOOK VALUE
Balance at December 31, 2013	2,131.3	352.6	92.2	116.6	25.1	2,717.8

Balance at March 31, 2014	2,192.3	372.0	103.8	125.0	27.0	2,820.1

14.	Share capital and premium

	Number of shares	Share capital	Share premium	Total
		$’m	$’m	$’m
Issued and fully paid
Balance at December 31, 2014	182,507,512	1.8	456.8	458.6
Options exercised and restricted shares awarded	5,538,089	0.1	73.1	73.2

Balance at March 31, 2015	188,045,601	1.9	529.9	531.8

15.	Borrowings

	March 31, 2015	December 31, 2014
	$’m	$’m
Non-current
Bank borrowings	121.7	224.5
Share buyback	104.3	124.7

	226.0	349.2

Current
Share buyback	86.4	86.4

	86.4	86.4

Total borrowings	312.4	435.6

	2015
	$’m
Reconciliation of movement in borrowings
Balance at January 1, 2015	435.6
Repayments of bank borrowings	(103.0)
Repayments of other borrowings	(22.0)
Unwind of discount	1.8

Balance at March 31, 2015	312.4

a)	Bank borrowings

The bank borrowings had an annual equivalent average interest rate for the period ended March 31, 2015 of 0.9% (year ended December 31, 2014: 1.0%).

b)	Share buyback

In August 2012 the Group purchased 2,193,948 MGHL shares (pre-share split) for a consideration of $495.1m. The consideration is payable in quarterly instalments through to May 2017. The carrying value of the liability at March 31, 2015 amounted to $190.7m (December 31, 2014: $211.1m). The carrying value is calculated using cash flows discounted at a rate based on an average borrowing rate of 3.1%.

16.	Contingencies

The Group has contingent liabilities in respect of legal claims arising in the ordinary course of business. The Group is currently subject to a number of antitrust and competition-related claims and investigations, including investigations by the Antitrust Division of the U.S. Department of Justice (the “DoJ”) and the Directorate-General for Competition of the European Commission (the “EC”) as well as class action lawsuits in the United States.

These investigations and lawsuits involve multiple parties and complex claims that are subject to substantial uncertainties and unspecified penalties or damages. The Company reviews these matters in consultation with internal and external legal counsel to make a determination on a case-by-case basis whether a loss from each of these matters is probable, possible or remote.

The Group considers it remote that a liability will arise from the antitrust investigations by the DoJ. Whilst it is possible that remedies that may be sought by the DoJ may include changes in business practice or structure that could have an indirect financial impact on the Group, it is not expected that any such remedy would involve direct financial liability. The Group considers it possible that liabilities will arise from the EC investigation and the class action lawsuits in the United States. It is not considered practicable to estimate the financial effect of either the EC investigation, which remains ongoing, or the class actions, which are at an early stage.

Given this, the Group has recorded no provision for any of the three incidents of investigations or lawsuits described above.

The Group considers that it is remote that any material liabilities will arise from any other contingent liabilities.

17.	Related party transactions

Key management compensation

Key management personnel comprise all directors, executive and non-executive.

Key management were awarded 406,022 restricted shares (March 31, 2014: 443,700), and were not awarded options (March 31, 2014: nil) during the 3 months ended March 31, 2015.

There were no other material transactions or balances between the Group and its key management personnel or members of their close family.

18.	Subsequent events

In May 2015, the Company’s Board of Directors authorised the filing of a registration statement on Form F-1 that will permit a secondary offering (the “Offering”) of common shares by certain shareholders of the Company, subject to market conditions. In addition, the Company’s Board of Directors has authorised the repurchase of up to $500 million of common shares over the next two years, at the discretion of the Group’s management. The share repurchases will generally be funded using the Group’s existing cash, cash equivalents, and future cash flows, or through the incurrence of short or long term indebtedness. The program may be modified, suspended or terminated at any time without prior notice.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Markit Ltd. (the “Company”)

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of change in equity and consolidated cash flow statements present fairly, in all material respects, the financial position of Markit Ltd. and its subsidiaries at 31 December 2014 and 31 December 2013, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2014 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

10 March 2015

MARKIT LTD.

CONSOLIDATED INCOME STATEMENT

	Notes	Year ended December 31, 2014	Year ended December 31, 2013(1)	Year ended December 31, 2012(1)
		$’m	$’m	$’m
Revenue	7	1,065.1	947.9	860.6
Operating expenses	8	(569.2)	(515.1)	(454.0)
Exceptional items	9	(84.9)	(60.6)	(40.3)
Acquisition related items	10	12.4	1.4	(0.9)
Amortisation – acquisition related	17	(57.9)	(50.1)	(46.2)
Depreciation and amortisation – other	16,17	(100.1)	(86.0)	(66.7)
Share based compensation and related items	11	(16.0)	(8.1)	(16.2)
Other (losses)/gains – net	12	(6.0)	0.7	(11.6)

Operating profit		243.4	230.1	224.7

Finance costs – net	13	(16.9)	(19.4)	(28.9)
Share of results from joint venture	20	(5.9)	–	–

Profit before income tax		220.6	210.7	195.8

Income tax expense	14	(56.5)	(63.7)	(42.7)

Profit for the year		164.1	147.0	153.1

Profit attributable to:
Owners of the parent		165.2	139.4	125.0
Non-controlling interests		(1.1)	7.6	28.1

		164.1	147.0	153.1

		$	$	$
Earnings per share, basic	15	0.92	0.80	0.70
Earnings per share, diluted	15	0.90	0.79	0.69

(1)	Restated to reflect the share split (see note 2).

There were no discontinued operations for any of the years presented.

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT LTD.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Profit for the year	164.1	147.0	153.1
Available for sale financial assets:
Reclassification adjustment for sale of available for sale financial asset	–	(1.8)	1.8
Cash flow hedges:
Fair value gains/(losses) arising during the year	5.2	(12.1)	-
Transfers to Other (losses)/gains – net	9.8	2.3	-
Deferred tax (charge)/credit	(3.0)	2.0	-
Currency translation differences	(42.4)	11.5	24.8

Other comprehensive (loss)/income for the year, net of tax	(30.4)	1.9	26.6

Total comprehensive income for the year	133.7	148.9	179.7

Attributable to:
Owners of the parent	134.8	140.8	151.6
Non-controlling interests	(1.1)	8.1	28.1

Total comprehensive income for the year	133.7	148.9	179.7

Items included in the statement above may all be subsequently reclassified to profit or loss.

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT LTD.

CONSOLIDATED BALANCE SHEET

	Notes	December 31, 2014	December 31, 2013
		$’m	$’m
Assets
Non-current assets
Property, plant and equipment	16	56.5	62.3
Intangible assets	17	2,823.3	2,717.8
Deferred income tax assets	29	4.2	5.3
Derivative financial instruments	19	0.9	0.3
Investment in joint venture	20	1.1	–

Total non-current assets		2,886.0	2,785.7

Current assets
Trade and other receivables	21	288.8	231.2
Derivative financial instruments	19	7.1	0.9
Current income tax receivables		0.4	3.6
Cash and cash equivalents	22	117.7	75.3

Total current assets		414.0	311.0

Total assets		3,300.0	3,096.7

Equity
Capital and reserves
Common shares	23	1.8	0.2
Share premium	23	456.8	372.9
Other reserves	26	(75.2)	19.5
Retained earnings	25	1,850.6	1,663.3

Equity attributable to owners of the parent		2,234.0	2,055.9
Non-controlling interest		36.6	–

Total equity		2,270.6	2,055.9

Liabilities
Non-current liabilities
Borrowings	28	349.2	472.7
Trade and other payables	27	143.1	29.6
Derivative financial instruments	19	0.6	0.3
Deferred income tax liabilities	29	30.2	37.4

Total non-current liabilities		523.1	540.0

Current liabilities
Borrowings	28	86.4	101.9
Trade and other payables	27	203.7	198.6
Deferred income		194.2	177.9
Current income tax liabilities		19.7	14.3
Derivative financial instruments	19	2.3	8.1

Total current liabilities		506.3	500.8

Total liabilities		1,029.4	1,040.8

Total equity and liabilities		3,300.0	3,096.7

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT LTD.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Equity attributable to holders of the Company
	Notes	Share capital	Share premium	Other reserves	Retained earnings	Total	Non- controlling interest	Total equity
		$’m	$’m	$’m	$’m	$’m	$’m	$’m
Balance at January 1, 2014		0.2	372.9	19.5	1,663.3	2,055.9	–	2,055.9
Profit for the year		–	–	–	165.2	165.2	(1.1)	164.1
Other comprehensive income for the year, net of income tax		–	–	(30.4)	–	(30.4)	–	(30.4)

Total comprehensive income for the year		–	–	(30.4)	165.2	134.8	(1.1)	133.7

Share based compensation		–	–	–	20.7	20.7	–	20.7
Tax on items recognised directly in equity		–	–	21.7	1.4	23.1	–	23.1
Acquisitions	32	–	–	(73.0)	–	(73.0)	37.7	(35.3)
Transfer between reserves		1.6	11.4	(13.0)	–	–	–	–
New share capital		–	72.5	–	–	72.5	–	72.5

Total contributions by and distributions to owners		1.6	83.9	(64.3)	22.1	43.3	37.7	81.0

Balance at December 31, 2014		1.8	456.8	(75.2)	1,850.6	2,234.0	36.6	2,270.6

	Equity attributable to holders of the Company
	Notes	Share capital	Share premium	Other reserves	Retained earnings	Total	Non- controlling interest	Total equity
		$’m	$’m	$’m	$’m	$’m	$’m	$’m
Balance at January 1, 2013		0.2	297.0	16.3	1,423.0	1,736.5	193.2	1,929.7
Profit for the year		–	–	–	139.4	139.4	7.6	147.0
Other comprehensive income for the year, net of income tax		–	–	3.2	(1.8)	1.4	0.5	1.9

Total comprehensive income for the year		–	–	3.2	137.6	140.8	8.1	148.9

Share based compensation		–	–	–	8.1	8.1	–	8.1
Tax on items recognised directly in equity		–	–	–	2.3	2.3	–	2.3
New share capital		–	75.9	–	–	75.9	–	75.9

Total contributions by and distributions to owners of the parent		–	75.9	–	10.4	86.3	–	86.3

Tax arising on transactions with non-controlling interests		–	–	–	69.4	69.4	–	69.4
Elimination of non-controlling interest		–	–	–	22.9	22.9	(201.3)	(178.4)

Total changes in ownership interests in subsidiaries that do not result in a loss of control		–	–	–	92.3	92.3	(201.3)	(109.0)

Total transactions		–	75.9	–	102.7	178.6	(201.3)	(22.7)

Balance at December 31, 2013		0.2	372.9	19.5	1,663.3	2,055.9	–	2,055.9

MARKIT LTD.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (continued)

	Equity attributable to holders of the Company
	Notes	Share capital	Share premium	Other reserves	Retained earnings	Total	Non- controlling interest	Total equity
		$’m	$’m	$’m	$’m	$’m	$’m	$’m
Balance at January 1, 2012		0.2	16.4	(13.4)	1,837.6	1,840.8	190.6	2,031.4
Profit for the year		–	–	–	125.0	125.0	28.1	153.1
Other comprehensive income for the year, net of income tax		–	–	24.8	1.8	26.6	–	26.6

Total comprehensive income for the year		–	–	24.8	126.8	151.6	28.1	179.7

Share based compensation		–	–	–	16.2	16.2	–	16.2
Dividends to non-controlling interests		–	–	–	–	–	(25.5)	(25.5)
Deferred tax in relation to share options		–	–	–	(8.7)	(8.7)	–	(8.7)
Other reserve movements		–	–	–	(3.7)	(3.7)	–	(3.7)
Shares held in escrow		–	–	13.0	–	13.0	–	13.0
Transfer between reserves		–	–	(8.1)	8.1	–	–	–
New share capital		–	280.6	–	–	280.6	–	280.6
Repurchase of shares		–	–	–	(553.3)	(553.3)	–	(553.3)

Total contributions by and distributions to owners		–	280.6	4.9	(541.4)	(255.9)	(25.5)	(281.4)

Balance at December 31, 2012		0.2	297.0	16.3	1,423.0	1,736.5	193.2	1,929.7

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	Notes	$’m	$’m	$’m
Profit before income tax		220.6	210.7	195.8
Adjustment for:
Amortisation – acquisition related		57.9	50.1	46.2
Depreciation and amortisation – other		100.1	86.0	66.7
Impairments	9	39.8	53.5	8.9
Profit on sale of available for sale financial assets	9	–	(4.2)	–
Loss on disposal of non-current assets		–	–	0.4
Fair value losses/(gains) on derivative financial instruments		0.2	(3.9)	1.5
Fair value gains on contingent consideration	10	(15.9)	(1.8)	(2.7)
Share based compensation	11	20.7	8.1	16.2
Finance costs – net	13	16.9	19.4	28.9
Share of results from joint venture	20	5.9	–	–
Foreign exchange losses and other non-cash charges in operating activities		14.5	3.2	5.2
Changes in working capital:
Increase in trade and other receivables		(56.6)	(36.0)	(37.8)
Increase in trade and other payables		17.2	28.7	72.8

Cash generated from operations		421.3	413.8	402.1

Cash flows from operating activities
Cash generated from operations		421.3	413.8	402.1
Interest paid		(6.3)	(7.3)	(21.4)
Income tax paid		(45.1)	(66.7)	(40.1)

Net cash generated from operating activities		369.9	339.8	340.6

Cash flows from investing activities
Disposal of subsidiaries, net of cash disposed		(1.4)	–	–
Acquisition of subsidiaries, net of cash acquired	32	(127.4)	(12.5)	(380.8)
Settlement of contingent consideration		(1.4)	(33.1)	–
Proceeds on disposal of assets		4.1	–	–
Purchases of property, plant and equipment		(23.5)	(35.0)	(28.8)
Proceeds from sale of available for sale financial assets		–	5.2	–
Purchases of intangible assets		(101.4)	(95.5)	(70.2)
Interest received		0.1	0.3	0.2

Net cash used in investing activities		(250.9)	(170.6)	(479.6)

Cash flows from financing activities
Proceeds from issuance of common shares	23	72.3	57.4	43.1
Other purchase of shares		–	–	(88.9)
Share buy back	28	(103.5)	(102.9)	(69.8)
Transactions with non-controlling interest in subsidiaries		–	(178.4)	–
Proceeds from borrowings	28	100.0	177.0	240.5
Repayments of borrowings	28	(140.0)	(157.0)	–
Prepaid facility fees	28	(4.1)	–	–
Dividends paid to non-controlling interests		–	–	(25.5)

Net cash (used in)/generated from financing activities		(75.3)	(203.9)	99.4

		Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	Notes	$’m	$’m	$’m
Net increase/(decrease) in cash and cash equivalents		43.7	(34.7)	(39.6)
Cash and cash equivalents at beginning of year		75.3	110.2	148.3
Net increase/(decrease) in cash and cash equivalents		43.7	(34.7)	(39.6)
Exchange (losses)/gains on cash and cash equivalents		(1.3)	(0.2)	1.5

Cash and cash equivalents at end of year	22	117.7	75.3	110.2

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information

Markit Ltd. (the “Company”) is an exempted company incorporated in Bermuda. The Company’s principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY. The Company maintains a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The consolidated financial information (hereafter “financial information”) comprises the results of the Company and its subsidiaries (hereafter the “Group”).

The Group sells financial information services to provide price transparency and to reduce risk and improve operational efficiency in the financial markets. The Group has operations around the world and sells mainly within the United Kingdom, the United States of America and Europe. The Group acquired a number of businesses in the two years ended December 31, 2014 as disclosed in note 32.

The principal activities of the Group consist of:

•	Collection, processing and redistribution of market prices for credit derivatives, cash credit instruments, loans to and from financial institutions, as well as providing other credit data;

•	Provision of valuations for over the counter (“OTC”) derivative instruments including equity derivatives, foreign exchange derivatives, interest rate derivatives, credit derivatives and commodities derivatives to financial institutions;

•	Provision of dividend forecasting as well as index constituents information services to financial institutions;

•	Provision of a trade processing platform for OTC derivatives focusing on capture, International Swaps and Derivatives Association (“ISDA”) confirmations and life cycle events for financial institutions;

•	Provision of portfolio risk management software and services to syndicated loan market participants;

•	Provision of design, development and hosting of customer websites, reports and tools for the financial services industry;

•	Provision of risk management solutions for the financial markets, specialising in the provision of software to calculate market and credit risk exposures;

•	Provision of post-trade connectivity, workflow and straight through processing for the foreign exchange market;

•	Provision of data and analysis covering the global securities finance markets;

•	Provision of enterprise data management software;

•	Provision of portfolio management software; and

•	Provision of tax compliance and reporting services.

The financial statements were authorised for issue by the Company’s Board of Directors on March 5, 2015.

The Company became the parent of the Group as a result of reorganisation transactions which were completed prior to the initial public offering of the shares of the Company as described in further detail below. The Company historically conducted its business through Markit Group Holdings Limited (“MGHL”).

The financial period represents the financial year ended December 31, 2014, with the prior periods representing the financial years ended December 31, 2013 and December 31, 2012.

2.	Corporate reorganisation and initial public offering

On June 18, 2014, the Company completed a corporate reorganisation pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 approved by the High Court of Justice of England and Wales and by the Group’s shareholders, whereby the entire share capital of MGHL was cancelled and extinguished and MGHL became a wholly and directly owned subsidiary of the Company, a newly formed company. Existing shareholders of MGHL became shareholders of the Company with their rights and interests in MGHL substantially replicated in the common shares they were issued in the Company. Markit Ltd. became the ultimate parent company of the Group.

The Company was formed by a comprehensive legal restructuring, whereby all controlling interests in MGHL assets were transferred to Markit Ltd. and which resulted in a $1.6m reclassification from share premium to share capital (see note 23). As the Group has been formed through a reorganisation of entities under common control, these financial statements have been prepared using the predecessor basis. Accordingly, the financial statements, including corresponding amounts, have been presented as if the transfers of controlling interests in the subsidiaries had occurred at the beginning of the earliest year presented, or, if later, on the date of acquisition of the subsidiary by the transferring entities under common control. The assets and liabilities of the transferred subsidiaries were recorded in these financial statements at the carrying amount in the transferring entities’ financial statements.

On June 24, 2014, the Company completed an initial public offering (“IPO”) of its common shares, which resulted in the sale of common shares held by certain of its shareholders at a price of $24.00 per share. The Company received no proceeds from the sale of common shares by the shareholders.

On June 24, 2014, in connection with the completion of the Company’s IPO, all the Company’s share classes were reclassified into a single class of common shares with the same economic and voting rights and a share split at a ratio of 10:1 was completed.

3.	Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and the International Financial Reporting Standards Interpretations Committee (“IFRIC”) interpretations, collectively “IFRSs”. The consolidated financial statements have also been prepared under the historical cost convention, as modified to include the fair value of certain financial instruments in accordance with IFRS.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 6.

Out-of-period adjustments

The consolidated financial statements for the financial year ended December 31, 2014 include certain out-of-period adjustments which are not considered material to the prior year financial statements.

These adjustments result in a net credit to the income statement of $9.2m for the year and are detailed as follows:

•	A credit of $5.0m related to deferred income tax liabilities associated with the prior year acquisition of Non-controlling interests (see note 33). A deferred income tax liability of $63.7m has been recognised through equity in regard to this (see note 29).

•	A credit of $11.7m related to deferred income tax assets associated with a prior year acquisition.

•	A charge of $7.5m related to deferred income tax liabilities associated with prior year capitalised development costs.

Balance sheet reclassification

The balance sheet presentation has been revised to reflect offsetting deferred tax assets against deferred tax liabilities within the same tax jurisdiction of $103.2m. These revisions had no impact upon total equity or the income statement. The Company has determined that the revisions are immaterial to the previously reported financial statements.

4.	Accounting policies

4.1 Consolidation

(a) Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the fair value of any equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognises any non-controlling interest in the acquiree on an acquisition-by-acquisition basis.

Acquisition related costs are expensed as incurred (see note 10).

If the business combination is achieved in stages, at the acquisition date for which control is obtained, the fair value of the Group’s previously held equity interest in the acquiree is remeasured to fair value with any resulting gain or loss recorded in the consolidated income statement.

Any contingent consideration to be transferred by the Group is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration are recognised in the consolidated income statement.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the net identifiable assets acquired and liabilities assumed.

Inter-company transactions, balances, income and expenses on transactions between Group companies are eliminated. Gains and losses resulting from inter-company transactions that are recognised in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

(b) Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions — that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

(c) Joint arrangements

The Group has applied IFRS 11 to all joint arrangements for the year ended December 31, 2014. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. The nature of the Group’s joint arrangement has been assessed and determined it to be a joint venture. Joint ventures are accounted for using the equity method.

Under the equity method of accounting, interests in joint ventures are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits and losses and movements in other comprehensive income. When the Group’s share of losses in the joint venture equals or exceeds its interests in the joint venture, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the joint venture.

Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in the joint venture. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the joint venture have been changed where necessary to ensure consistency with the policies adopted by the Group.

4.2 Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in US Dollars ($), which is the Group’s presentation currency.

The exchange rates used for the translation of the income statement and the balance sheet are as follows:

	2014	2013	2012
STERLING
Income statement	1.6477	1.5642	1.5852
Balance sheet	1.5593	1.6563	1.6255
EURO
Income statement	1.3290	1.3283	1.2860
Balance sheet	1.2101	1.3280	1.3184

(b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the consolidated income statement within “Finance costs – net”. All other foreign exchange gains and losses are presented in the consolidated income statement within “Other (losses)/gains – net”.

Changes in the fair value of monetary securities denominated in foreign currency classified as available for sale are analysed between translation differences resulting from changes in the amortised cost of the security and other changes in the carrying amount of the security. Translation differences related to changes in amortised cost are recognised in the consolidated income statement, and other changes in carrying amount are recognised in other comprehensive income.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognised in the consolidated income statement as part of the fair value gain or loss. Translation differences on non-monetary financial assets, such as equities classified as available for sale, are included in other comprehensive income.

(c) Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i) assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(ii) income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

(iii) all resulting exchange differences are recognised in other comprehensive income.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising are recognised in equity.

4.3 Property, plant and equipment

All property, plant and equipment are stated at historical cost less depreciation.

Historical cost includes expenditure that is directly attributable to bring the asset to its working condition for its intended use.

Depreciation on other assets is calculated using the straight line method to allocate their cost to their residual values over their estimated useful lives, as follows:

Leasehold improvements	–	Over the period of the lease or 5 years

Computer equipment	–	3 years

Fixtures, fittings and equipment	–	4 years

Other	–	4 years

Assets under construction	–	Not depreciated

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

4.4 Intangible assets

(a) Goodwill

Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the Group’s interest in the net fair value of the net identifiable assets, liabilities and contingent liabilities of the acquiree and the fair value of the non-controlling interest in the acquiree.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to cash generating units (“CGUs”), or groups of CGUs, that are expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. Goodwill is monitored at the level of individual CGUs or groups of CGUs.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of the CGU is compared to the recoverable amount, which is the higher of the value in use and the fair value less costs to sell. Any impairment is first allocated to goodwill. All goodwill impairment is recognised immediately as expense and not reversed subsequently.

(b) Technology, licences, customer relationships and trademarks

Technology, licences, customer relationships and trademarks comprise intellectual property, and software licences and customer relationships acquired separately or in business combinations.

Separately acquired trademarks, technology and licences are shown at historical cost.

Technology, licences, customer relationships and trademarks acquired in a business combination are recognised at fair value at the acquisition date. Technology, licences, customer relationships and trademarks have a finite useful life and are carried at cost less accumulated amortisation. Customer relationships acquired through business combinations are evaluated on a case by case basis, evaluating the terms of contracts such as fixed fee arrangements or flexible contracts with revenues based on transactions and volume, to determine the useful lives of each relevant asset. Amortisation is calculated using the straight line method to allocate the cost of licences over their estimated useful lives as follows:

Customer relationships	–	9 – 18 years

Software licences and technology	–	2 – 12 years

Trademarks	–	10 – 20 years

Other intangible assets	–	3 – 20 years

(c) Development costs

Development costs that are directly attributable to the design and testing of software products used internally and for providing services to customers are recognised as intangible assets once the project has progressed beyond the research phase and to that of application development. Intangible assets are recognised when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be reliably measured.

Costs associated with maintaining computer software programmes are recognised as an expense as incurred. Other development expenditures that do not meet these criteria are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.

Directly attributable costs that are capitalised as part of a software product include the software development employee costs, and an appropriate portion of relevant overheads and the costs of external subcontractors.

Software development costs recognised as assets are amortised over their estimated useful lives, which is three years.

4.5 Impairment of non-financial assets

Assets that have an indefinite useful life – for example, goodwill or intangible assets not ready to use – are not subject to amortisation and are tested annually for impairment. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

4.6 Financial assets

4.6.1 Classification

The Group classifies its financial assets in the following categories: at fair value through profit or loss (which includes derivatives held for trading), loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include all derivatives that are not designated as hedging instruments. The Group has no other financial assets held for trading.

Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as non-current.

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Group’s loans and receivables comprise “trade and other receivables” and “cash and cash equivalents” in the balance sheet (see notes 4.10 and 4.11).

(c) Available for sale financial assets

Available for sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless the investment matures or the Group intends to dispose of it within 12 months of the end of the reporting period.

4.6.2 Recognition and measurement

Regular purchases and sales of financial assets are recognised on the trade date — the date on which the Group commits to purchase or sell the asset. Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available for sale financial assets and derivatives held for trading are subsequently carried at fair value. Loans and receivables are subsequently carried at amortised cost using the effective interest method.

Changes in the fair value of monetary and non-monetary securities classified as available for sale are recognised in other comprehensive income.

When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments recognised in equity are included in the consolidated income statement.

Dividends on available for sale equity instruments are recognised in the consolidated income statement as part of other income when the Group’s right to receive payments is established.

4.7 Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency and bankruptcy of the company or counterparty.

4.8 Impairment of financial assets

(a) Loans and receivables

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in the consolidated income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the Group may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the reversal of the previously recognised impairment loss is recognised in the consolidated income statement.

(b) Assets classified as available for sale

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets classified as available for sale is impaired. In the case of equity investments classified as available for sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available for sale financial assets, the cumulative loss — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement — is removed from equity and recognised in the consolidated income statement. Impairment losses recognised in the consolidated income statement on equity instruments are not reversed through the consolidated income statement.

4.9 Derivative financial instruments

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value.

Derivatives are classified as a current or non-current asset or liability. The accounting policy for derivatives designated as hedging instruments is set out in note 4.23. The gain or loss on the revaluation of other derivatives is recognised immediately in the consolidated income statement within “Other (losses)/gains – net”.

The fair values of derivative instruments are disclosed in note 19.

4.10 Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business and are classified within current assets as collection is expected in one year or less.

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

4.11 Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less and bank overdrafts. In the consolidated balance sheet, bank overdrafts are shown within borrowings in current liabilities.

4.12 Share capital

Common shares are classified as equity.

Incremental costs directly attributable to the issue of new common shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any Group company issues share capital which is held in escrow to settle future potential contingent consideration on past acquisitions the nominal value is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued.

Where such common shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

4.13 Compound financial instruments

Compound financial instruments issued by the Company comprise convertible loan notes that can be converted to share capital at the option of the holder, and the number of shares to be issued does not vary with changes in their fair value.

The liability component of a compound financial instrument is recognised initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognised initially at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortised cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition.

4.14 Trade payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less.

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

4.15 Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a pre-payment for liquidity services and amortised over the period of the facility to which it relates.

The share buy-back liability arising on the repurchase of shares during the year is carried at amortised cost and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method (see note 28).

4.16 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognised in the consolidated income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the tax is recognised in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. The Group periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognised, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liabilities where the timing of the reversal of temporary differences is controlled by the Group and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

4.17 Employee benefits

The Group recognises a liability and an expense for bonuses, based on a formula that takes into consideration the profit attributable to the Company’s shareholders after certain adjustments. The Group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

4.18 Share based payments and related items

The Group operates a number of equity-settled, share based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options and restricted shares) of the Company. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense over the vesting period. The total amount to be expensed is determined by reference to the fair value of the options granted.

The fair value of the options or restricted shares granted is determined using trinomial option pricing models, which take into account the exercise price of the option, the current share price, the dividend expected on the shares, the risk free interest rate, the expected volatility of the share price over the life of the option and other relevant factors.

Non-market vesting conditions are taken into account by adjusting the number of shares or share options included in the measurement of the cost of employee services so that ultimately, the amount recognised in the consolidated income statement reflects the number of vested shares or share options.

At each balance sheet date, the entity revises its estimate of the number of options that are expected to vest. It recognises the impact of the revision to original estimates, if any, in the consolidated income statement, with a corresponding adjustment to equity.

The liability for social security costs on employee equity instruments is calculated with reference to options and restricted shares to the extent that they have vested at the balance sheet date, taking account of expected employee attrition, and the location of the employees holding the options and restricted shares.

The timing of the recognition of the liability reflects the fact that post-IPO the Company has communicated to employees that it would bear the social security costs associated with exercising options and restricted shares.

The liability is classified on a cash settled basis and consequently is recorded at fair value at each reporting date, it is therefore sensitive to fluctuations in the share price as well as other inputs to the fair value calculation model. The liability is therefore subject to review at each reporting date.

4.19 Revenue recognition

The Group’s revenue is mainly derived from selling financial data and providing pre- and post-trade processing technology services. The Group also provides financial data web solutions development and maintenance services and sells software licences and related services for risk management, enterprise data management, and pricing and financial analytics. Revenue is measured at the fair value of the consideration received or receivable and when the following general revenue recognition principles are met: the amount of revenue can be reliably measured, the receipt of economic benefits are probable, costs incurred or to be incurred can be measured reliably and where relevant, the risks and rewards of ownership have been transferred to the buyer.

In addition to the general principles outlined above, the following specific policies are applied:

(a) Financial data, pre- and post-trade processing services and development and maintenance of web solutions services

Customers are invoiced on either a subscription or volume usage basis.

For subscription invoiced arrangements, revenue is recognised over the period of the subscription on a straight line basis and once the general revenue recognition principles have been met. Subscription revenues are invoiced in advance, often on an annual or quarterly basis. Where payments are received from customers in advance, the amounts are recorded as deferred income and released when the services are rendered.

For volume usage arrangements, revenue is recognised in line with the usage in the period and when the general revenue recognition principles are met. Customers are invoiced on a monthly basis to reflect actual usage. Where amounts are invoiced in arrears, revenue is accrued accordingly.

Revenue generated from the sale of third-party financial data products or services is recorded net of costs when the Group is acting as an agent between the customer and the vendor and recorded gross when the Group is considered the principal in the transaction.

(b) Software

The Group licenses its software on term licences in multiple element transactions with related support services and at times, professional services. The elements of the transactions are considered to be separately identifiable if the product or service has standalone value to the customer. The amount allocated to each component is based on their relative fair value to the arrangement as a whole or based on the difference between the total arrangement value and the fair value of the undelivered component. Fair values are determined based on prices regularly charged for a component when sold separately, or, when a component is not sold separately, based on internal estimates supported by internal costing and pricing information.

The Group determines that delivery of software licences occurs upon electronic shipment of the licence key to the end user and when all the other general principles have been met.

Support services consist of software maintenance support. The Group renders software maintenance support services over the contract period, which typically ranges from 3 to 7 years.

Professional services constitute instalation and do not generally involve significant production, modification or customisation of the related software. Revenue is recognised as the services are performed. Occasionally, when customisation is requested by a customer, revenue is recognised for software and customisation services together using the percentage-of-completion method based on contract costs incurred to date as a percentage of total estimated contract costs required to complete the development work. The Group assess the recoverability of these contracts on an ongoing basis.

Support services are recognised upon customer acceptance and when all the other general principles have been met.

4.20 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the consolidated income statement on a straight line basis over the period of the lease.

The Group leases certain property, plant and equipment and certain intangible assets. Leases where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the lease’s commencement at the lower of the fair value of the leased asset and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance costs, are included in other long term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment and certain intangible assets acquired under finance leases are depreciated or amortised over the shorter of the useful life of the asset and the lease term.

Operating lease incentives are accounted for as a reduction of the rental expense and spread on a straight line basis over the term of the lease.

4.21 Dividend distribution

Dividend distribution to the Company’s shareholders is recognised as a liability in the consolidated financial statements in the period in which the dividends are approved.

4.22 Exceptional items

Exceptional items are disclosed separately in the consolidated financial statements where it is necessary to do so to provide further understanding of the financial performance of the Group. They are items of income or expense that have been shown separately due to the significance of their nature, size or incidence of occurrence.

In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to the Company’s Board of Directors and assists in providing a meaningful analysis of the trading results of the Group.

4.23 Hedge Accounting

The Group hedge accounts for certain of its forward foreign exchange contracts under the provisions of IAS 39, “Financial instruments: Recognition and measurement”. Derivative financial instruments are initially recognised at fair value on the contract date and are subsequently measured at their fair value at each balance sheet date. The method of recognising the resulting fair value gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the item being hedged.

At the inception of a hedging transaction, the Group documents the relationship between the hedging instrument and hedged item together with its risk management objective and the strategy underlying the proposed transaction. The Group also documents its assessment, both at the inception of the hedging relationship and subsequently on an ongoing basis, of the effectiveness of the hedge in offsetting movements in the cash flows of the hedged items.

Where the hedging relationship is classified as a cash flow hedge, to the extent the hedge is effective, changes in the fair value of the hedging instrument arising from the hedged risk are recognised directly in equity rather than in the income statement. When the hedged item is recognised in the financial statements, the accumulated gains and losses recognised in other comprehensive income are either recycled to the income statement, or if the hedged item results in a non-financial asset, are recognised as adjustments to its initial carrying amount.

During the period, all of the Group’s cash flow hedges were highly effective and there is therefore no ineffective portion recognised in profit or loss.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within “Other (losses)/gains – net”.

The full fair value of hedging derivatives is classified as current when the remaining maturity of the hedged item is less than 12 months.

4.24 Changes in accounting policy and disclosures

New and amended standards adopted by the Group

The following standards have been adopted by the Group for the first time for the financial year beginning on or after January 1, 2014:

•	Amendment to IAS 32, “Financial instruments: Presentation” on offsetting financial assets and financial liabilities. This amendment clarifies that the right of set-off must not be contingent on a future event. It must also be legally enforceable for all counterparties in the normal course of business, as well as in the event of default, insolvency or bankruptcy. The amendment also considers settlement mechanisms. The amendment did not have a significant effect on the Group financial statements.

•	Amendment to IAS 39, “Financial instruments: Recognition and measurement” on the novation of derivatives and the continuation of hedge accounting. This amendment considers legislative changes to “over-the-counter” derivatives and the establishment of central counterparties. Under IAS 39 novation of derivatives to central counterparties would result in discontinuance of hedge accounting. The amendment provides relief from discontinuing hedge accounting when novation of a hedging instrument meets specified criteria. The amendment did not have a significant effect on the Group financial statements.

New standards and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after January 1, 2014, and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group, except the following set out below:

•	IFRS 9, “Financial instruments”, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortised cost, fair value through other comprehensive income (“OCI”) and fair value through profit or loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39.

•	For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the “hedged ratio” to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after January 1, 2015. The Group is yet to assess IFRS 9’s full impact.

•	IFRS 15, “Revenue from contracts with customers” deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognised when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 “Revenue” and IAS 11 “Construction contracts” and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2017. The Group is assessing the impact of IFRS 15.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

5.	Financial risk management

5.1 Financial risk factors

The Group’s operations expose it to a variety of financial risks: market risks (including foreign exchange risk, market price risk and cash flow and fair value interest rate risk), credit risk and liquidity risk.

The Group has procedures in place that seek to limit the adverse effects on the financial performance and stability of the Group by monitoring relevant indicators.

The Group uses derivative financial instruments to hedge the economic impact of certain risk exposures.

Risk management is carried out by a central treasury department (“Group Treasury”) under policies approved by the Chief Financial Officer and governed by the Treasury Oversight Committee (“TOC”). Group Treasury identifies, evaluates and with the approval of the Chief Financial Officer hedges the identified financial risks in close co-operation with the Group’s operating units.

Group Treasury provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments and investment of excess liquidity which are presented to the Chief Financial Officer for approval before their implementation.

(a) Market risk

(i) Foreign exchange risk

The Group’s principal currency risk is translation risk. Translation risk or exposure arises from the fact that the financial records of certain Group subsidiaries are maintained in local currency. The Group’s US Dollar-denominated consolidated financial statements can be affected by changes in the relative value of those local currencies against the US Dollar.

In addition, the Group is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US Dollar, Pound Sterling, Euro, Indian Rupee, Singapore Dollar and Canadian Dollar. These exposures arise from transactions in currencies other than the functional currency of the entities. Foreign exchange risk arises from the future settlement of recognised assets and liabilities denominated in a currency that is not the entities’ functional currency.

The approved foreign exchange risk policy is to hedge Pound Sterling, Euro, Indian Rupee, Singapore Dollar and Canadian Dollar exchange rate risk at a Group level using a mixture of forward foreign exchange contracts and plain vanilla derivative contracts.

For Pound Sterling and Euro foreign exchange risk management, the policy is to hedge a proportion of exposure to forecast consolidated Sterling and Euro revenue on a rolling 15-month basis. For Canadian Dollar, Indian Rupee and Singapore Dollar foreign exchange risk management the policy is to hedge 100% of consolidated operating expenditure exposure for 15 months starting from January 1 following the annual budget process.

In addition, other foreign exchange exposures relating to significant cash flows, such as the Group’s annual bonus payment, are hedged when the magnitude and the probability of them occurring is deemed significant.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is not hedged as the Group has no current intentions to reduce its investments in any overseas entities.

At December 31, 2014, if the Euro had weakened/strengthened by 10% against the US Dollar with all other variables held constant, operating profit for the year would have been $2.4m higher/lower (2013: $1.6m, 2012: $10.5m). The impact on equity would have been $4.8m higher/lower (2013: $5.5m, 2012: $5.6m) due to the translation of net assets of overseas entities.

At December 31, 2014, if the Pound Sterling had weakened/strengthened by 10% against the US Dollar with all other variables held constant, operating profit for the year would have been $5.7m higher/lower (2013: $8.2m, 2012: $7.4m). The impact on equity would have been $17.2m higher/lower (2013: $1.6m, 2012: $0.7m) due to the translation of net assets of overseas entities.

Changes to exchange rate fluctuations in respect of other currencies would not significantly impact the Group’s results.

(ii) Market price risk

The Group is not exposed to significant market price risk as it holds no listed investments, and has no investment trading activity.

(iii) Cash flow and fair value interest rate risk

The Group’s interest rate risk arises from long term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates expose the Group to fair value interest rate risk (see note 28).

As at December 31, 2014 the Group held borrowings with a floating rate of interest totalling $228.0m (2013: $268.0m, 2012: $240.5m). If interest rates on floating rate borrowings had been 100 basis points higher/lower with all other variables held constant, post-tax profit for the year would have been $3.7m lower/higher (2013: $3.2m, 2012: $2.8m).

As at December 31, 2014 the Group held no borrowings (2013: $nil, 2012: $nil) with a fixed rate of interest.

Any future potential interest rate risk exposure as a result of new long term borrowings will be assessed for the impact of a shift in interest rates over the expected term of the borrowings and if considered material a potential exposure to interest rate movement will be hedged using the appropriate financial instruments approved by the Chief Financial Officer.

(b) Credit risk

The Group’s credit risk is primarily attributable to trade and other receivables and cash and cash equivalents. The directors believe that such risk is limited, as the Group’s customer base primarily consists of large financial institutions. The amount of exposure to any individual counterparty is actively monitored and assessed by management.

Credit risk is managed on a Group basis. Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. For banks and financial institutions, only government-backed institutions or independently rated parties with a minimum short term investment grade rating of “A1” are accepted as investment counterparties. At December 31, 2014 cash and cash equivalents were held with eight (2013: three, 2012: two) independent financial institutions. For customers, the Group assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal ratings in accordance with limits approved by the Management Committee.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings (if available) or to historical information about counterparty default rates. As at December 31, 2014, 49% (2013: 52%, 2012: 53%) of the Group’s counterparty risk is with larger institutions which have an external credit rating of investment grade or better. The remaining counterparties are closely monitored and have strict trading limits. Of these counterparties 78% (2013: 78%, 2012: 80%) are with customers with whom the Group has a trading relationship for more than 12 months and with no significant history of default. The credit quality of financial assets in the comparative periods was not significantly different from the current period.

(c) Liquidity risk

The Group’s management reviews liquidity issues on an ongoing basis and the Group actively maintains a mixture of long term and short term debt finance at competitive interest rates that is designed to ensure the Group has sufficient available funds for operations. On-going business is cash flow generative and excess liquidity when not being used to reduce debt is invested short term at competitive yields with approved investment grade institutions.

Cash flow forecasting is performed monthly by the operating entities of the Group and aggregated by Group Treasury on a rolling 12 month basis. Group Treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plans, covenant compliance, compliance with internal balance sheet ratio targets and, if applicable, external regulatory or legal requirements.

Surplus cash held by the operating entities over and above the balance required for working capital management are transferred to Markit Group Limited, the Group’s internal bank managed by Group Treasury. Group Treasury invests surplus cash in interest bearing current accounts, time deposits and money market deposits choosing appropriate maturities or sufficient liquidity to provide sufficient headroom as determined by the above-mentioned forecasts. At the reporting date, the Group held short term deposits and cash of $117.7m (2013: $75.3m; 2012: $110.2m) that are expected to readily generate cash for managing liquidity risk.

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows, except for derivatives for which fair values are disclosed:

	Less than 6 months	Between 6 months and 1 year	Between 1 and 5 years
	$’m	$’m	$’m
As at December 31, 2014
Borrowings	43.9	43.9	359.7
Derivative financial instruments	1.8	0.5	0.6
Trade and other payables	203.7	-	143.1

	Less than 6 months	Between 6 months and 1 year	Between 1 and 5 years
	$’m	$’m	$’m
As at December 31, 2013
Borrowings	51.5	51.5	487.5
Derivative financial instruments	3.9	4.2	0.3
Trade and other payables	194.6	4.0	29.6

The Group does not anticipate any significant liquidity risks to arise from the repayments scheduled above.

5.2 Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group returns capital to shareholders, issues new shares or sells assets to reduce debt.

Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including “current and non-current borrowings” as shown in the consolidated balance sheet) less “cash and cash equivalents”. Total capital is calculated as “equity” as shown in the consolidated balance sheet plus net debt.

The gearing ratio as at December 31, 2014 was 12% (2013: 20%, 2012: 22%).

The Group considered that the gearing ratio is appropriate to the current requirements of the Group.

5.3 Fair value estimation

Except for foreign currency derivatives and contingent consideration in respect of past acquisitions, the Group holds no financial instruments carried at fair value. The Group uses the following hierarchy for determining and disclosing the fair value of these financial instruments:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1);

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2); or

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

Foreign currency derivatives are valued using quoted prices in an active market for identical assets or liabilities (level 1). The fair value of the contingent consideration is based on the Group’s estimates (level 3), the inputs for which are not based on observable market data (that is, unobservable inputs). The movement in contingent consideration is shown in note 5.4.

The table below presents the Group’s assets and liabilities that are measured at fair value at December 31, 2014:

	Level 1	Level 2	Level 3	Total
	$’m	$’m	$’m	$’m
Assets
Derivatives used for hedging	8.0	–	–	8.0

	8.0	–	–	8.0

Liabilities
Contingent consideration	–	–	50.7	50.7
Derivatives used for hedging	2.9	–	–	2.9

	2.9	–	50.7	53.6

The table below presents the Group’s assets and liabilities that are measured at fair value at December 31, 2013:

	Level 1	Level 2	Level 3	Total
	$’m	$’m	$’m	$’m
Assets
Derivatives used for hedging	1.2	–	–	1.2

	1.2	–	–	1.2

Liabilities
Contingent consideration	–	–	33.6	33.6
Derivatives used for hedging	8.4	–	–	8.4

	8.4	–	33.6	42.0

5.4 Fair value measurements using significant unobservable inputs (level 3)

	Year ended December 31, 2014	Year ended December 31, 2013
	$’m	$’m
Balance at January 1	33.6	72.1
Contingent consideration:
Recognised on acquisition of thinkFolio	2.8	–
Recognised on acquisition of CTI	32.5	–
Fair value gains on contingent consideration – recognised within acquisition related items	(15.9)	(1.8)
Unwind of discount – recognised within finance costs – net	1.3	1.0
Settlement	(3.6)	(37.7)

Balance at December 31	50.7	33.6

The Group had liabilities measured using significant unobservable inputs as at December 31, 2014 of $50.7m (December 31, 2013: $33.6m) following the acquisitions of:

•	CTI – As at December 31, 2014, (see note 32) the Group held liabilities that comprise contingent consideration of $32.9m. Contingent consideration is payable based on future revenue performance of the business to December 31, 2016 for which the full potential payout has been recognised.

•	thinkFolio – Contingent consideration of $2.8m was recognised on the acquisition of thinkFolio Limited and its subsidiaries (“thinkFolio”) on January 13, 2014. Contingent consideration may be payable subject to the existing customer base of the company at acquisition being maintained until June 30, 2015 (see note 32). The carrying value of this contingent consideration is nil.

•	LoanSERV – Contingent consideration is $11.7m (December 31, 2013: $12.5m) which is payable based on future revenue, of which a 5% change in forecast revenue would cause an increase of $0.6m in contingent consideration. As a result, there is not expected to be any significant change in the estimate based on a change in key assumptions.

•	Securities Hub – Contingent consideration relating to the 2009 acquisition is $6.1m (December 31, 2013: $21.1m) and reflects future discounts against an annual subscription to the Securities Hub service together with a capped revenue share agreement payable as new customers are signed up to the service.

The Group’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer. There have been no transfers between levels in the year.

There were no changes in valuation techniques during the year.

6.	Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Business combinations

The Group is highly acquisitive and accordingly there are a number specific areas in which the Group relies on estimates and is required to exercise judgement. Specifically these include:

(i) Valuation of contingent consideration

Contingent consideration is based on performance metrics of the acquired businesses, including revenue and EBITDA. The best estimate of the amount payable is assessed at the time of acquisition. The fair value of the liability is then reassessed at each reporting date to reflect current forecasts and estimates. Determining the fair value requires estimates of the future performance metrics of the businesses acquired. See note 5.3 for further detail.

(ii) Valuation of intangible assets on acquisition

The identification and valuation of separable intangible assets acquired as part of the business combination requires judgement and the use of estimates to determine the expected future cash flows from the separately identified intangible assets (see note 4.4).

(iii) Goodwill impairment testing

The Group tests annually whether goodwill has suffered any impairment. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates as described in note 17. The impact of changes in assumptions used in testing for impairment of goodwill is disclosed in note 17.

(b) Internally developed intangibles

The Group has applied its judgement in determining which development projects meet the criteria for capitalisation in IAS 38 “Intangible Assets” (see note 4.4) and the point at which capitalisation should commence on those development projects. The carrying value of development costs capitalised is disclosed in note 17, as “Internally developed intangibles”.

The Group has applied its judgement in determining and reviewing the useful economic lives of these assets on a regular basis. The basis of these estimates includes the timing of technological obsolescence, competitive pressures, historical experience and internal business plans for the software. Future results could be affected if management’s current assessment of its software projects differs from actual performance.

(c) Revenue recognition

As described in note 4.19, the Company exercises judgement in determining whether the components of multiple element transactions are identifiable products or services that have standalone value to the customer. In this determination, management considers the transaction from the customer’s perspective and among other factors; management assesses whether the service or good is sold separately by the Company in the normal course of business or whether the customer could purchase the service or good separately.

The Company also uses estimates and exercises judgement in its determination of the fair value of each component in a multiple element transaction in order to allocate the arrangement value to the components. As evidence of the component’s fair value, management looks to the price regularly charged for the component when sold separately, or when a component is not sold separately, management looks to internal estimates supported by internal costing and pricing information.

(d) Income taxes

The Company calculates an income tax provision in each of the jurisdictions in which it operates. However, actual amounts of income tax expense only become final upon filing and acceptance of the tax return by the relevant authorities, which occurs subsequent to the issuance of the financial statements. Additionally, estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the ability to use the underlying future tax deductions before they expire against future taxable income. The assessment is based upon existing tax laws and estimates of future taxable income. To the extent estimates differ from the final tax return, earnings would be affected in a subsequent period.

The Company’s 2014 effective income tax rate on earnings from continuing operations was 25.6% (2013: 30.2%, 2012: 21.8%). A 1% increase in the effective income tax rate would have increased 2014 income tax expense by approximately $2.2m (2013: $2.1m, 2012: $2.0m).

7.	Operating segments

The Chief Executive Officer (“CEO”) is the Group’s chief operating decision-maker. Management has determined the operating segments based on the information received by the CEO for the purposes of allocating resources and assessing performance.

The CEO considers the performance of the business primarily from the perspective of groups of similar products.

The CEO assesses the performance of the operating segments based on Adjusted EBITDA, a measure of earnings before income taxes, net finance costs, depreciation and amortisation on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation, net other gains or losses including share of Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests.

This measure excludes the effects of charges or income from the operating segments such as restructuring costs, legal expenses and goodwill impairments when those items result from an isolated event. The measure also excludes the effects of equity-settled share based payments and foreign exchange gains / losses.

Finance costs are not allocated to segments as this type of activity is driven by Group Treasury which manages the financing position of the Group.

Central costs are allocated to segments based on various metrics, including revenue and headcount, reflecting the nature of the costs incurred.

The Group’s operating segments are as follows:

Information: The Group’s Information division provides enriched content comprising pricing and reference data, indices, valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. The Group’s Information segment products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help the Group’s customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyse financial markets.

Processing: The Group’s Processing division offers trade processing solutions globally for OTC derivatives, foreign exchange and syndicated loans. The Group’s trade processing and connectivity services enable buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimising post-trade workflow, reducing risk and complying with reporting regulations. The Group believes it is the largest provider of end-to-end multi-asset OTC derivatives trade processing services.

Solutions: The Group’s Solutions division provides configurable enterprise software platforms, managed services and hosted custom web solutions. The Group’s offerings help its customers capture, organise, process, display and analyse information, manage risk and meet regulatory requirements.

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Revenue
Information	486.5	459.6	431.3
Processing	284.9	265.3	238.8
Solutions	293.7	223.0	190.5

Total	1,065.1	947.9	860.6

Adjusted EBITDA(1)
Information	239.2	217.2	214.5
Processing	156.6	138.1	124.5
Solutions	93.1	77.5	67.6
Non-controlling interest	(0.7)	(11.5)	(48.4)

Total Adjusted EBITDA(1)	488.2	421.3	358.2
Reconciliation to the consolidated income statement:
Exceptional items	(84.9)	(60.6)	(40.3)
Acquisition related items	12.4	1.4	(0.9)
Amortisation – acquisition related	(57.9)	(50.1)	(46.2)
Depreciation and amortisation – other	(100.1)	(86.0)	(66.7)
Share based compensation and related items	(16.0)	(8.1)	(16.2)
Other (losses)/gains – net	(6.0)	0.7	(11.6)
Finance costs – net	(16.9)	(19.4)	(28.9)
Non-controlling interest	0.7	11.5	48.4
Share of results from joint venture not attributable to Adjusted EBITDA	1.1	–	–

Profit before income tax	220.6	210.7	195.8

(1)	Adjusted EBITDA is defined as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortisation on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation and related items, net other gains or losses, including Adjusted EBIDTA attributable to joint ventures and excluding Adjusted EBIDTA attributable to non-controlling interests.

Geographical

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Revenue – by geography
United States of America	530.3	473.4	414.2
European Union	420.0	382.1	371.5
Other	114.8	92.4	74.9

	1,065.1	947.9	860.6

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
Non-current assets – by geography
United States of America	1,080.8	996.4
European Union	1,766.6	1,714.9
Other	34.4	69.1

	2,881.8	2,780.4

Deferred income tax assets	4.2	5.3

Total non-current assets	2,886.0	2,785.7

No individual customer accounts for more than 10% of Group revenue.

8.	Operating expenses

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Personnel costs	350.4	307.3	272.1
Operating lease payments	16.8	15.5	14.4
Technology costs	89.5	86.2	79.6
Subcontractors and professional fees	44.0	40.1	39.6
Other expenses	68.5	66.0	48.3

Operating expenses	569.2	515.1	454.0

The operating expenses above exclude exceptional items (see note 9), acquisition related items (see note 10), share based compensation and related items (see note 11), other (losses)/gains – net (see note 12), depreciation on property, plant and equipment (see note 16) and amortisation of intangible assets (see note 17).

9.	Exceptional items

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Exceptional items:
Legal advisory costs	5.6	6.3	6.4
Impairments	39.8	53.5	8.9
Profit on sale of available for sale financial asset	–	(4.2)	–
Platform migration	–	–	21.4
IFRS conversion costs	–	–	1.8
Restructuring costs	–	–	1.8
Indirect taxes	–	5.0	–
IPO preparation and execution costs	12.1	–	–
Accelerated share based compensation charges	7.3	–	–
Recognition of liability for social security costs on employee equity instruments	20.1	–	–

Exceptional items	84.9	60.6	40.3

Exceptional items are considered by management to constitute items that are significant either because of their size, nature or incidence of occurrence, and are presented on the face of the income statement. The separate reporting of exceptional items is set out below to provide an understanding of the Group’s underlying performance.

Legal advisory costs are associated with ongoing antitrust investigations by both the US Department of Justice and the European Commission and the associated consolidated class action lawsuit relating to the credit derivatives and related markets. These costs have been classified as exceptional due to the complexity and individual nature of these related cases along with the size of the costs being incurred. These costs represent an industry wide issue and are consequently not considered part of the Group’s normal course of business.

For the year ended December 31, 2014:

•	A $31.9m impairment of goodwill was taken in relation to Markit Analytics, within our Solutions segment, as developments in the regulatory and business environment have resulted in weaker than anticipated growth.

•	A $7.9m impairment charge relating primarily to other intangible assets at Credit Centre, within our Processing segment, was recorded following a decision to wind down the business due to the market not evolving as expected.

•	IPO preparation and execution costs consisted of legal and professional fees associated with the Company’s initial public offering. These costs are one-off in nature and not considered part of the Group’s normal course of business.

•	The completion of the IPO resulted in a non-recurring acceleration of vesting for options granted prior to August 2013. The accelerated share based compensation charge reflects the impact of the IPO process.

•	During the second quarter of 2014, the Group recognised a liability for social security costs on employee equity instruments as the Group agreed to meet these obligations on behalf of employees. This has been classified as an exceptional item due to the one-off nature and size of the initial recognition.

For the year ended December 31, 2013:

•	A $12.7m impairment of all goodwill in relation to BOAT, within our Information segment and servicing a MiFID compliant trade reporting platform, was taken following the decision to close the business.

•	An impairment charge of $20.2m was recognised in relation to Markit Hub within our Information segment and providing a centralised interface for managing research content. Taking account of a reduced commercial outlook for this product, management fully impaired goodwill of $18.4m and other intangibles assets of $1.8m.

•	An impairment charge of $20.0m was recognised in relation to On Demand reflecting local cost pressures associated with operating at this asset’s location, reducing expectations for improvements in profit margins. On Demand provides web design, development and hosting services in the Solutions operating segment.

•	Profit on the sale of available for sale financial asset related to the gain realised on the sale of an investment, which due to its size and one-off occurrence was classified as exceptional.

•	Indirect taxes represent the anticipated cost in connection with the settlement of a one time indirect tax exposure.

For the year ended December 31, 2012:

•	An $8.9m impairment of all goodwill in relation to the Data Analytics & Research CGU.

•	Platform migration costs of $21.4m relate to significant one-off costs incurred in migrating customers of ClearPar, Storm and LoanSERV to an integrated platform enabling loan settlement and transaction processing.

•	IFRS conversion costs of $1.8m relate to audit, advisory and tax fees associated with the conversion of the Group’s 2011 financial statements as the Group transitioned from UK GAAP as of January 1, 2009.

•	Restructuring costs of $1.8m comprise costs associated with a review of the Group’s global cost structure including an employee reduction programme completed in 2011, together with premises exit costs following a global property review. The breadth and size of these specific reviews mean they have been classified as exceptional.

10.	Acquisition related items

Acquisition costs primarily relate to legal and tax advisory costs attributable to completed acquisitions.

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Acquisition related:
Acquisition costs	3.5	0.4	3.6
Fair value gains on contingent consideration	(15.9)	(1.8)	(2.7)

Acquisition related items	(12.4)	(1.4)	0.9

A $15.9m credit has been recognised primarily relating to the acquisitions of Securities Hub ($13.5m credit) and thinkFolio ($2.8m credit) to adjust the carrying value of contingent consideration. This reflects a lower fair value associated with the run rate of acquired contracts for thinkFolio, and the future discounts provided by Securities Hub as part of the deal structure.

11.	Share based compensation and related items

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Share based compensation	13.4	8.1	16.2
Change in fair value of liability of social security costs on employee equity instruments	2.6	—	—

Share based compensation and related items	16.0	8.1	16.2

In addition to the above, as a result of the IPO, a further $7.3m charge has been included as an exceptional item (note 9) in relation to a non-recurring acceleration of vesting for options granted prior to August 2013, and a charge of $20.1m was recognised within exceptional items (note 9) upon initial recognition of the liability for social security costs on employee equity instruments.

12.	Other (losses)/gains – net

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Foreign exchange forward contracts:
Held for trading (see note 19)	(7.3)	(3.9)	1.5
Net foreign exchange losses	13.3	3.2	10.1

Other losses/(gains) – net	6.0	(0.7)	11.6

The Group holds forward exchange contracts to economically hedge the foreign exchange risk of certain future payables and receivables.

13.	Finance costs – net

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Finance costs:
Interest on bank borrowings	5.4	6.5	5.1
Interest on convertible loan notes	—	—	5.2
Unwind of discount	10.5	12.4	9.3
Facility fee amortisation	0.6	—	—
Other	0.6	0.8	9.5

	17.1	19.7	29.1

Finance income:
Interest income on short term bank deposits	(0.2)	(0.3)	(0.2)

	(0.2)	(0.3)	(0.2)

Finance costs – net	16.9	19.4	28.9

14.	Income tax expense

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Current tax:
Current tax on profits for the year	67.8	78.1	50.8
Adjustments in respect of prior years	(11.2)	(2.7)	(2.0)

Total current tax	56.6	75.4	48.8

Deferred tax:
Origination and reversal of temporary differences	9.2	(1.1)	(4.6)
Impact of change in tax rate	0.9	(5.0)	(1.6)
Adjustments in respect of prior years	(10.2)	(5.6)	0.1

Total deferred tax	(0.1)	(11.7)	(6.1)

Income tax expense	56.5	63.7	42.7

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the standard tax rate applicable to profits of the Company as follows:

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Profit before income tax	220.6	210.7	195.8
Tax using the corporate rate of 21.5% (2013: 23.25%; 2012: 24.5%)	47.5	49.0	48.0
Tax effect of non-deductible items and exempt income	15.0	9.0	(13.2)
Effect of tax rates in foreign jurisdictions	11.4	19.0	8.9
Adjustments in respect of prior years	(21.4)	(8.3)	(1.9)
Deferred tax not recognised	3.0	–	2.5
Effect of change in tax rates on deferred tax balances	1.0	(5.0)	(1.6)

Total	56.5	63.7	42.7

The UK corporation tax rate changed from 23% to 21% from April 1, 2014. Accordingly the Group’s profits for 2014 are taxed at a blended rate of 21.5%. The reductions in the UK corporation tax rate to 20% from April 1, 2015 were substantively enacted on July 2, 2013 and have been reflected in the calculation of deferred tax at the year end.

The income tax charged/(credited) directly to equity during the year is as follows:

	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
	$’m	$’m	$’m
Current tax recognised on share based compensation	(9.3)	(2.7)	–
Deferred tax recognised on share based compensation	(55.8)	0.4	8.7
Current tax recognised on acquisition of non-controlling interests	4.5	(4.5)	—
Deferred tax recognised on acquisition of non-controlling interests	59.2	(64.9)	—
Deferred tax recognised on redemption liability (see note 32)	(21.7)	–	—
Deferred tax recognised on derivative financial instruments	3.0	(2.0)	—

Total tax recognised directly in equity	(20.1)	(73.7)	8.7

The weighted estimated average annual tax rate used for the year ended December 31, 2014 is 25.6% (2013: 30.2%, 2012: 21.8%). Income tax expense in the year contains out-of-period adjustments as per note 3.

15.	Earnings per share

Earnings per share, basic is calculated by dividing the net income attributable to owners of the Company by the weighted average number of common shares issued and outstanding during the year. As set out in note 2, during the year, the Company completed a corporate reorganisation, a reclassification of its share classes and a share split at a ratio of 10:1. Following these transactions, historical financial information has been restated to the corresponding weighted number of shares to reflect the share split.

			Year ended December 31, 2014	Year ended December 31, 2013(1)	Year ended December 31, 2012(1)
Profit attributable to owners of the Company	$	’m	165.2	139.4	125.0
Weighted average number of common shares issued and outstanding, basic			179,183,880	173,875,980	177,716,240

Earnings per share, basic	$	’s	0.92	0.80	0.70

(1)	Restated to reflect the share split (see note 2).

Earnings per share, diluted is calculated by adjusting the weighted average number of common shares issued and outstanding to assume conversion of all dilutive potential common shares. The Company has two categories of dilutive potential common shares that adjust the weighted average shares, namely options and restricted shares. A calculation is done to determine the number of common shares that could have been acquired at fair value (determined as the average market share price of the Company’s issued and outstanding common shares for the year) based on the monetary value of the subscription rights attached to the options and restricted shares. The number of common shares calculated above is compared with the number of common shares that would have been issued and outstanding assuming the exercise of options and the vesting of restricted shares.

			Year ended December 31, 2014	Year ended December 31, 2013(1)	Year ended December 31, 2012(1)
Profit attributable to owners of the Company	$	’m	165.2	139.4	125.0
Weighted average number of common shares issued and outstanding, basic			179,183,880	173,875,980	177,716,240

Adjustments for:
Share based payments
Options			4,307,360	1,032,090	1,315,770
Restricted shares			976,300	642,690	988,110

Weighted number of common shares issued and outstanding, diluted			184,467,540	175,550,760	180,020,120

Earnings per share, diluted	$	’s	0.90	0.79	0.69

(1)	Restated to reflect the share split (see note 2).

16.	Property, plant and equipment

	Leasehold improvements	Computer equipment	Fixtures, fittings and equipment	Assets under construction	Total
	$’m	$’m	$’m	$’m	$’m
COST
Balance at January 1, 2014	36.5	99.2	15.0	2.2	152.9
Acquisitions	–	0.2	0.1	–	0.3
Additions	0.1	19.6	0.8	2.5	23.0
Transfer	2.4	0.5	0.9	(3.8)	–
Disposals	–	(2.3)	–	–	(2.3)
Effect of movements in exchange rates	(0.2)	(3.7)	(0.4)	(0.1)	(4.4)

Balance at December 31, 2014	38.8	113.5	16.4	0.8	169.5

	Leasehold improvements	Computer equipment	Fixtures, fittings and equipment	Assets under construction	Total
	$’m	$’m	$’m	$’m	$’m
Balance at January 1, 2013	31.1	75.2	12.1	2.6	121.0
Additions	1.2	23.5	0.9	9.4	35.0
Transfer	7.1	0.5	2.2	(9.8)	–
Disposals	(2.6)	(0.9)	(0.2)	–	(3.7)
Effect of movements in exchange rates	(0.3)	0.9	–	–	0.6

Balance at December 31, 2013	36.5	99.2	15.0	2.2	152.9

ACCUMULATED DEPRECIATION
Balance at January 1, 2014	9.3	71.1	10.2	–	90.6
Depreciation for the year	4.7	18.5	2.7	–	25.9
Impairment	–	1.2	–	–	1.2
Disposals	–	(1.2)	–	–	(1.2)
Effect of movements in exchange rates	(0.2)	(3.1)	(0.2)	–	(3.5)

Balance at December 31, 2014	13.8	86.5	12.7	–	113.0

Balance at January 1, 2013	7.8	55.7	7.7	–	71.2
Depreciation for the year	4.0	15.6	2.6	–	22.2
Disposals	(2.6)	(0.9)	(0.2)	–	(3.7)
Effect of movements in exchange rates	0.1	0.7	0.1	–	0.9

Balance at December 31, 2013	9.3	71.1	10.2	–	90.6

NET BOOK VALUE
At December 31, 2013	27.2	28.1	4.8	2.2	62.3

At December 31, 2014	25.0	27.0	3.7	0.8	56.5

17.	Intangible assets

	Goodwill	Acquired intangibles – Customer relationships	Acquired intangibles – Other	Internally developed intangibles	Other intangible assets	Total
	$’m	$’m	$’m	$’m	$’m	$’m
COST
Balance at December 31, 2013	2,220.0	464.0	148.8	257.3	132.4	3,222.5
Acquisitions	134.2	38.4	39.0	1.8	0.1	213.5
Additions	–	–	–	90.7	15.0	105.7
Disposals	–	–	–	(9.2)	(48.1)	(57.3)
Effects of movements in exchange rates	(22.3)	(10.4)	(4.0)	(6.4)	(1.5)	(44.6)

Balance at December 31, 2014	2,331.9	492.0	183.8	334.2	97.9	3,439.8

ACCUMULATED AMORTISATION AND IMPAIRMENT
Balance at December 31, 2013	88.7	111.4	56.6	140.7	107.3	504.7
Amortisation	–	39.6	18.3	64.4	10.7	133.0
Disposals	–	–	–	(5.1)	(47.4)	(52.5)
Impairments	31.9	–	–	0.2	6.5	38.6
Effects of movements in exchange rates	–	(2.4)	(1.0)	(2.7)	(1.2)	(7.3)

Balance at December 31, 2014	120.6	148.6	73.9	197.5	75.9	616.5

NET BOOK VALUE
At December 31, 2013	2,131.3	352.6	92.2	116.6	25.1	2,717.8

At December 31, 2014	2,211.3	343.4	109.9	136.7	22.0	2,823.3

	Goodwill	Acquired intangibles – Customer relationships	Acquired intangibles – Other	Internally developed intangibles	Other intangible assets	Total
	$’m	$’m	$’m	$’m	$’m	$’m
COST
Balance at December 31, 2012	2,210.6	452.2	144.8	175.5	111.8	3,094.9
Additions	–	–	–	80.3	20.2	100.5
Acquisitions	3.2	9.1	1.7	–	–	14.0
Disposals	–	–	–	(0.8)	(0.1)	(0.9)
Effects of movements in exchange rates	6.2	2.7	2.3	2.3	0.5	14.0

Balance at December 31, 2013	2,220.0	464.0	148.8	257.3	132.4	3,222.5

ACCUMULATED AMORTISATION AND IMPAIRMENT
Balance at December 31, 2012	37.7	73.6	41.3	85.8	96.0	334.4
Amortisation	–	35.1	15.0	53.8	10.0	113.9
Impairments	51.1	1.8	–	0.4	0.2	53.5
Disposals	–	–	–	(0.8)	(0.1)	(0.9)
Effect of movements in exchange rates	(0.1)	0.9	0.3	1.5	1.2	3.8

Balance at December 31, 2013	88.7	111.4	56.6	140.7	107.3	504.7

NET BOOK VALUE
At December 31, 2012	2,172.9	378.6	103.5	89.7	15.8	2,760.5

At December 31, 2013	2,131.3	352.6	92.2	116.6	25.1	2,717.8

Impairment tests for goodwill

The Group reviews the business performance based on cash generating units (“CGUs”) or groups of CGUs which are based on product types. Goodwill is monitored by the Group at the level of individual CGUs or groups of CGUs.

Goodwill considered significant in comparison to the Group’s total carrying amount of such assets has been allocated to CGUs or groups of CGUs as follows:

CGU group	Segment	December, 31 2013	Additions	Impairment	Foreign Exchange	December, 31 2014
		$’m	$’m	$’m	$’m	$’m
Core Information	Information	1,041.8	–	–	–	1,041.8
Indices	Information	113.2	–	–	–	113.2
EDM	Solutions	147.9	–	–	(8.7)	139.2
MarkitClear	Processing	82.4	–	–	–	82.4
MarkitSERV	Processing	140.6	–	–	(0.7)	139.9
On Demand	Solutions	84.3	–	–	–	84.3
Risk Analytics	Solutions	31.9	–	(31.9)	–	–
Core Solutions	Solutions	4.8	–	–	–	4.8
WSO Solutions	Solutions	215.0	–	–	–	215.0
Securities Finance	Information	171.6	–	–	(10.1)	161.5
thinkFolio	Solutions	–	57.8	–	(2.8)	55.0
CTI	Solutions	–	76.4	–	–	76.4
Other	Various	97.8	–	–	–	97.8

Total		2,131.3	134.2	(31.9)	(22.3)	2,211.3

CGU group	Segment	December, 31 2012	Additions	Impairment	Foreign Exchange	December, 31 2013
		$’m	$’m	$’m	$’m	$’m
Core Information	Information	1,041.8	–	–	–	1,041.8
Indices	Information	113.2	–	–	–	113.2
EDM	Solutions	145.1	–	–	2.8	147.9
MarkitClear	Processing	82.4	–	–	–	82.4
MarkitSERV	Processing	140.4	–	–	0.2	140.6
On Demand	Solutions	104.3	–	(20.0)	–	84.3
Risk Analytics	Solutions	31.9	–	–	–	31.9
Core Solutions	Solutions	4.8	–	–	–	4.8
WSO Solutions	Solutions	215.0	–	–	–	215.0
Securities Finance	Information	168.3	–	–	3.3	171.6
Other	Various	125.7	3.2	(31.1)	–	97.8

Total		2,172.9	3.2	(51.1)	6.3	2,131.3

The recoverable amount of all CGUs has been determined based on value-in-use calculations.

These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates stated below. The growth rate does not exceed the long term average growth rate for similar business in which the CGU operates.

Management determined budgeted margin based on past performance and its expectations of market development.

The key assumptions used for value-in-use calculations are as follows:

		2014		2013
CGU group	Segment	Discount rate	Perpetual growth rate	Discount rate	Perpetual growth rate
Core Information	Information	10%	Up to 2.5%	11%	Up to 2.5%
Indices	Information	11%	2.5%	12%	2.5%
EDM	Solutions	11%	2.5%	13%	2.5%
MarkitClear	Processing	12%	2.5%	14%	2.5%
MarkitSERV	Processing	12%	2.5%	12%	2.5%
On Demand	Solutions	12%	2.5%	13%	2.5%
Risk Analytics	Solutions	11%	2.5%	12%	2.5%
Core Solutions	Solutions	12%	2.5%	11%	2.5%
WSO Solutions	Solutions	10%	2.5%	12%	2.5%
Securities Finance	Information	10%	2.5%	11%	2.5%
thinkFolio	Solutions	11%	2.5%	–	–
CTI	Solutions	14%	2.5%	–	–
Other	Various	11%	Up to 2.5%	13%	Up to 2.5%

The perpetual growth rates used are consistent with economic reports. The discount rates used are pre-tax and reflect specific risks relating to the relevant CGU.

Certain goodwill balances have been apportioned across multiple CGUs, specifically the acquisitions of Markit Group Limited in Core Information and WSO in 2008. This reflects the allocation of identified CGUs acquired in these transactions to different segments. The allocation of goodwill has been made based upon forecast cash flows at the date of acquisition. The goodwill recognised upon the acquisition of Markit Group Limited was $1,046.6m, which has been allocated across the following

CGUs: Core Information ($1,041.8m) and Core Solutions ($4.8m). The goodwill recognised upon the acquisition of WSO was $267.5m, which has been allocated to the following CGUs: WSO Solutions ($215.0m) and Other ($52.5m).

Impairment charge arising in 2014

Following the year-end impairment review a goodwill impairment charge of $31.9m was recognised in the Risk Analytics CGU as developments in the regulatory and business environment have resulted in weaker than anticipated growth. This adjustment fully impaired goodwill relating to this CGU.

Impairment charge arising in 2013

An impairment charge was recognised in the BOAT CGU disclosed above in “Other” (included in the Information operating segment and servicing a MiFID compliant trade reporting platform). Following the decision to close the business, management have concluded that the carrying value of goodwill of $12.7m is fully impaired.

An impairment charge of $20.2m was recognised in the Markit Hub CGU disclosed above in “Other” (included in the Information operating segment and providing a centralised interface for managing research content). Taking account of a reduced commercial outlook for this product, management has concluded that the carrying value of goodwill of $18.4m and of other intangibles assets of $1.8m is fully impaired.

An impairment charge of $20.0m was recognised in the On Demand CGU group to write down carrying value to its value in use. This reflects higher costs being incurred in developing and delivering solutions to clients due to local cost pressures associated with operating at this asset’s location, which has reduced expectations for improvements in profit margins. A 1% increase in the discount rate would have the effect of increasing the impairment recorded by $12.6m. On Demand provides web design, development and hosting services in the Solutions operating segment.

Impairment review

The principle assumption underlying the value in use calculations is considered to be pre-tax cash flows. Given this, sensitivity analysis has been performed to calculate the reduction in pre-tax cash flows which would eliminate the headroom. This analysis identified:

•	In On Demand, the recoverable amount calculated based on value in use exceeded carrying value by 28%. A reduction in forecast pre-tax cash flows of 9% would eliminate the remaining headroom.

•	In MarkitSERV, the recoverable amount calculated based on value in use exceeded carrying value by 47%. A reduction in forecast pre-tax cash flows of 13% would eliminate the remaining headroom.

•	In Securities Finance, the recoverable amount calculated based on value in use exceeded carrying value by 44%. A reduction in forecast pre-tax cash flows of 22% would eliminate the remaining headroom.

Based on sensitivity analysis of the other assumptions of the value in use calculations for these CGUs no other reasonably possible change in assumption would cause the carrying value of the CGU to exceed its recoverable amount. Across the remaining CGUs there is no factor which is considered reasonably possible that would lead to an excess of carrying value over recoverable amount.

18.	Financial instruments by category

Balance at December 31, 2014

	Loans and receivables	Assets at fair value through profit and loss	Available for sale	Total
	$’m	$’m	$’m	$’m
Assets as per balance sheet
Derivative financial instruments	–	8.0	–	8.0
Trade and other receivables excluding prepayments	198.6	–	–	198.6
Cash and cash equivalents	117.7	–	–	117.7

	316.3	8.0	–	324.3

		Liabilities at fair value through profit and loss	Other financial liabilities at amortised cost	Total
		$’m	$’m	$’m
Liabilities as per balance sheet
Borrowings		–	435.6	435.6
Derivative financial instruments		2.9	–	2.9
Trade and other payables excluding non-financial liabilities		50.7	296.1	346.8

		53.6	731.7	785.3

Balance at December 31, 2013

	Loans and receivables	Assets at fair value through profit and loss	Available for sale	Total
	$’m	$’m	$’m	$’m
Assets as per balance sheet
Derivative financial instruments	–	1.2	–	1.2
Trade and other receivables excluding prepayments	156.7	–	–	156.7
Cash and cash equivalents	75.3	–	–	75.3

	232.0	1.2	–	233.2

		Liabilities at fair value through profit and loss	Other financial liabilities at amortised cost	Total
		$’m	$’m	$’m
Liabilities as per balance sheet
Borrowings		–	574.6	574.6
Derivative financial instruments		8.4	–	8.4
Trade and other payables excluding non-financial liabilities		33.6	194.6	228.2

		42.0	769.2	811.2

The following financial assets are subject to offsetting:

	Gross amounts of recognised financial assets	Gross amounts of recognised financial assets set-off in the balance sheet	Net amounts of financial assets presented in the balance sheet	Related amounts not set off in the balance sheet
				Financial instruments	Cash collateral received	Net amount
	$’m	$’m	$’m	$’m	$’m	$’m
Trade receivables
At December 31, 2014	190.2	(3.0)	187.2	–	–	187.2
At December 31, 2013	153.0	(3.6)	149.4	–	–	149.4

The following financial liabilities are subject to offsetting:

	Gross amounts of recognised financial liabilities	Gross amounts of recognised financial liabilities set- off in the balance sheet	Net amounts of financial liabilities presented in the balance sheet	Related amounts not set off in the balance sheet
				Financial instruments	Cash collateral received	Net amount
	$’m	$’m	$’m	$’m	$’m	$’m
Trade receivables
At December 31, 2014	(12.7)	3.0	(9.7)	–	–	(9.7)
At December 31, 2013	(13.0)	3.6	(9.4)	–	–	(9.4)

19.	Derivative financial instruments

	December 31, 2014	December 31, 2013
	$’m	$’m
Assets
Forward foreign exchange contracts	8.0	1.2
Less: non-current portion	(0.9)	(0.3)

Current portion	7.1	0.9

	December 31, 2014	December 31, 2013
	$’m	$’m
Liabilities
Forward foreign exchange contracts	2.9	8.4
Less: non-current portion	(0.6)	(0.3)

Current portion	2.3	8.1

Trading derivatives are classified as an asset or liability. The movement in fair value which is recognised in the consolidated income statement amounts to a gain of $7.3m (2013: gain of $3.9m) (see note 12).

The notional principal amounts of the outstanding forward foreign exchange contracts were:

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
Currency
Pound Sterling (sold forward)	(117.3)	(130.5)
Euro (sold forward)	(23.3)	(27.1)
Indian Rupee bought forward	23.5	18.7
Singapore Dollar bought forward	18.9	16.3
Canadian Dollar bought forward	7.2	12.1

20.	Investment in joint venture

$’m
Balance at date of investment	7.0
Share of loss	(5.9)

Balance at December 31, 2014	1.1

The joint venture listed below has share capital consisting solely of ordinary shares, which is held directly by the Group.

Nature of investment in joint venture

Investment in joint venture represents the Group’s 50% ownership in Markit Genpact KYC Services Limited, a company registered in England and Wales. The Group has a 53.3% share of results of the joint venture. The Group has equity accounted for the joint venture as control is considered to be joint.

Markit Genpact KYC Services Limited provides a service that standardises and centralises the collection and management of know-your-customer data for financial institutions in order to streamline client onboarding.

Markit Genpact KYC Services Limited is a private company and there is no quoted market price available for its shares. There are no commitments or contingent liabilities relating to the Group’s interest in the joint venture.

Summarised financial information for joint ventures

Set out below are the summarised financial information for Markit Genpact KYC Services Limited.

Summarised balance sheet

December 31, 2014
$’m
Non-current deferred tax asset	2.2

Total non-current assets	2.2

Trade and other receivables	13.1

Total current assets	13.1

December 31, 2014
$’m
Trade and other payables	(13.2)

Total current liabilities	(13.2)

Net assets	2.1

Group share of joint venture net assets	1.1

Summarised statement of comprehensive income

Year ended December 31, 2014
$’m
Operating expenses	(13.2)

Operating loss before income tax	(13.2)

Income tax credit	2.2

Loss for the year	(11.0)

Group share of joint venture results	(5.9)

21.	Trade and other receivables

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
Trade receivables	187.2	149.4
Less: provision for impairment of trade receivables	(5.0)	(4.0)

Trade receivables – net	182.2	145.4
Prepayments and accrued income	90.2	74.5
Other receivables	16.4	11.3

	288.8	231.2

As at December 31, 2014 the fair value of trade and other receivables is not materially different from their book values.

As of December 31, 2014, trade receivables of $89.8m (2013: $57.8m) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
0 – 30 days	33.0	30.1
31 – 60 days	17.5	11.0
61 – 90 days	11.3	7.1
Greater than 90 days	28.0	9.6

	89.8	57.8
Receivables not past due	92.4	87.6

Total trade receivables – net	182.2	145.4

As of December 31, 2014, trade receivables of $5.0m (2013: $4.0m) were impaired and fully provided. The individually impaired receivables mainly relate to individual small counterparties.

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
US Dollar	212.3	154.2
Pound Sterling	62.9	58.8
Euro	9.6	15.1
Other	4.0	3.1

Total	288.8	231.2

Movements on the Group provision for impairment of trade receivables are as follows:

	Year ended December 31, 2014	Year ended December 31, 2013
	$’m	$’m
At January 31	4.0	2.1
Amounts provided	1.3	2.3
Utilised	(0.3)	(0.2)
Released unutilised	—	(0.2)

December 31	5.0	4.0

The creation and release of provision for impaired receivables have been included in “operating expenses” in the consolidated income statement.

Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The other classes within trade and other receivables do not contain impaired assets. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

The maximum credit exposure to trade and other receivables is the carrying value.

22.	Cash and cash equivalents

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
Cash at bank and on hand	62.7	43.5
Short term bank deposits	55.0	31.8

Cash and cash equivalents (excluding bank overdrafts)	117.7	75.3

23.	Share capital and premium

As set out in note 2, during the second quarter of 2014, the Company completed a corporate reorganisation pursuant to a scheme of arrangement, whereby the entire share capital of MGHL was cancelled and extinguished and MGHL became a wholly and directly owned subsidiary of the Company. Existing shareholders of MGHL became shareholders of the Company with their rights and interests in MGHL substantially replicated in the common shares they were issued in the Company. Markit Ltd. became the ultimate parent company of the Group. Upon the completion of the corporate reorganisation, the historical consolidated financial statements of MGHL became the historical consolidated financial statements of Markit Ltd. Following the corporate reorganisation and upon completion of the IPO, all the Company’s share classes were reclassified into a single class of common shares, with a par value of $0.01 per share and the same economic and voting rights, and a share split at a ratio of 10:1 was completed where 160,692,876 common shares were issued.

Where the number of shares are shown below before giving effect to the share split, they are designated with an asterisk (*).

Issued and fully paid	Number of shares	Share capital	Share premium	Total
		$’m	$’m	$’m
Balance at December 31, 2013*	17,683,602	0.2	372.9	373.1
Options exercised and restricted shares awarded in Markit Group Holdings Limited*	113,726	–	2.5	2.5
Issue of shares held in escrow*	57,436	–	13.0	13.0
Corporate reorganisation	–	1.6	(1.6)	–
Share split	160,692,876	–	–	–
Options exercised and restricted shares awarded in Markit Ltd.	3,959,872	–	70.0	70.0

Balance at December 31, 2014	182,507,512	1.8	456.8	458.6

Balance at December 31, 2012*	17,111,500	0.2	297.0	297.2
Options exercised and restricted shares awarded in Markit Group Holdings Limited*	572,102	–	75.9	75.9

Balance at December 31, 2013*	17,683,602	0.2	372.9	373.1

Issued and fully paid	Balance at December 31, 2014	Balance at December 31, 2013*
	$’m	$’m
Number of shares
Common shares of $0.01 each	182,507,512	17,683,602

Nominal value of shares
Common shares of $0.01 each	$1,825,075	$176,836

During the year, a further 113,726 shares (pre share split) and 3,959,872 shares (post share split) were issued for cash (2013: 554,083 pre share split for cash and the settlement of interest free promissory notes) (see note 25). The nominal value of these shares was $50,971 (2013: $5,541) and the consideration received was $72.3m (2013: $71.5m). In addition, 57,436 pre share split (2013: 18,019 pre share split) ordinary shares were issued in respect of shares held in escrow relating to the purchase of EDM in 2012 (see note 24). The nominal value of these shares was $574 (2013: $180). The fair value of these shares was $13.0m (2013: $4.4m).

24.	Share based compensation

The Company operates share schemes for employees throughout the Group. All current schemes were adopted by the Company in connection with the reorganisation (see note 2). The current schemes are shown below and 2013 is restated to reflect the share split (see note 2):

Description	Year of grant	Exercise price ($)	Exercise period	2014 No. of options	2013 No. of options
2004 Additional option plan	2004	1.54	2006 to 2015	34,200	62,500
2004 Additional option plan	2004	3.56	2006 to 2015	41,640	41,640
2006 Share option plan	2006	5.18	2007 to 2016	–	70,000
2006 Share option plan – Communicator	2006	0.90	2007 to 2016	65,590	90,120
2006 Share option plan – Communicator	2006	1.41	2007 to 2016	–	5,620
2006 MarketXS Share option plan	2006	7.43	2007 to 2016	–	7,000
2007 Markit Share option plan	2007	7.51	2008 to 2016	–	32,000
2007 Markit Share option plan	2007	8.20	2008 to 2016	–	93,080
2008 Markit Share option plan	2008	8.20	2009 to 2017	59,380	59,380
2008 Markit Share option plan	2008	12.83	2009 to 2017	2,674,900	2,856,760
2008 Additional Share option plan (SwapsWire)	2008	12.83	2009 to 2018	401,460	506,010
2008 Additional Share option plan (FCS)	2008	14.90	2009 to 2015	481,700	641,250
2009 Markit Share option plan (mid-year allocations for 2008)	2008	14.90	2009 to 2015	872,400	1,222,400
2009 Markit Share option plan	2009	15.89	2010 to 2015	2,590,756	3,738,250
2009 Option plan MarkitSERV	2009	15.89	2010 to 2016	209,610	359,850
2010 Markit Share option plan	2010	16.54	2010 to 2017	1,559,070	2,068,750
2010 Option plan MarkitSERV	2010	16.54	2010 to 2017	174,830	231,780
2010 Option plan WSOD	2010	16.54	2010 to 2017	617,400	831,890
2011 Option plan QUIC	2011	20.31	2011 to 2017	407,600	677,800
2011 Markit option plan	2011	20.31	2011 to 2017	5,331,909	7,820,220
2011 option plan MarkitSERV	2011	20.31	2011 to 2017	327,690	432,190
2012 Markit option plan 3 year vesting	2012	22.57	2012 to 2015	355,790	816,490
2012 Markit option plan 5 year vesting	2012	22.57	2012 to 2017	5,885,900	8,233,240
2013 Markit option plan 3 year vesting	2013	24.46	2014 to 2017	217,860	1,426,990
2013 Markit option plan 5 year vesting	2013	24.46	2014 to 2020	3,178,720	4,763,620
2013 Markit mid-year option plan 5 year vesting	2013	26.70	2014 to 2020	3,046,000	2,554,000
Key Employee Incentive Programme	2013	26.70	2016 to 2020	25,160,000	25,910,000
2008 3 year KEIP extensions	2008	12.84	2016 to 2019	22,030	–
2009 3 year KEIP extensions	2009	15.90	2016 to 2019	663,860	–
2010 5 year KEIP extensions	2010	16.54	2016 to 2019	14,000	–
2011 3 year KEIP extensions	2011	20.31	2016 to 2019	1,635,760	–
2012 3 year KEIP extensions	2012	22.57	2016 to 2019	1,254,890	–
2012 5 year KEIP extensions	2012	22.57	2016 to 2019	354,430	–
2013 3 year KEIP extensions	2013	24.46	2016 to 2019	2,231,260	–
2014 5 year vesting	2014	25.00	2015 to 2021	600,000	–
2014 5 year vesting	2014	26.70	2015 to 2021	4,512,980	–
2014 5 year Cliff vesting	2014	26.70	2019 to 2021	500,000	–
2014 Equity Incentive Award Plan
2014 5 year vesting	2014	26.70	2017 to 2021	500,000	–
2014 5 year vesting	2014	21.96	2015 to 2021	200,000	–

Total share option plans				66,183,615	65,552,830

Description	Year of grant	Vesting period	2014 No. of Shares	2013 No. of Shares
2010 restricted share plan – 5 year plan	2010	2010 to 2015	62,660	126,980
2011 restricted share plan – 3 year plan	2011	2012 to 2014	–	121,380
2011 restricted share plan – 5 year plan	2011	2012 to 2016	13,350	19,990
2012 restricted share plan – 3 year plan	2012	2013 to 2015	111,380	222,750
2013 restricted share plan – 3 year plan	2013	2014 to 2016	189,200	283,800
2014 restricted share plan – 3 year plan	2014	2015 to 2017	932,732	–

Total restricted share plans			1,309,322	774,900

2004 Markit additional option plan

This plan was approved on November 22, 2004 and the options are granted to certain employees. The options are granted over Markit Ltd. common shares. The 2004 Additional Plan issued various grants over Markit Ltd. common shares. These grants have various exercise prices and are exercisable in 36 equal tranches. The options will lapse on December 31, 2015.

2006 Markit share option plan

This plan was approved on January 25, 2006 and the options are granted to certain employees. The options are granted over Markit Ltd. common shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three equal parts. Initially the options were to lapse on December 31, 2009 but the exercise period has been extended to December 31, 2016.

2006 Markit share option plan – Communicator

Following the acquisition of Communicator, this plan was approved on April 26, 2006 and the options are granted to certain Communicator employees only. The options were granted over Markit Ltd. common shares. The options were granted on May 11, 2006 with various exercise prices. The majority of the options were exercisable immediately on the date of grant and lapse at various dates.

2006 MarketXS share option plan

Following the acquisition of MarketXS, this plan was approved on August 1, 2006 and the options are granted to certain MarketXS employees only. The options are granted over Markit Ltd. common shares. The exercise price at the date of grant was $7.43 and the options are exercisable in three equal tranches annually. Initially the options were to lapse on December 31, 2009 but the exercise period has been extended to December 31, 2016.

2007 Markit share option plan

This plan was approved on December 5, 2006 and the options are granted to certain employees. The options are granted over Markit Ltd. common shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three equal tranches and lapse in December 31, 2016.

2008 Markit share option plan

This plan was approved on November 28, 2007. The options are granted over Markit Ltd. common shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three equal tranches. The options will lapse on December 31, 2017.

2008 Markit additional share option plan (SwapsWire)

Following the acquisition of SwapsWire, this plan was approved on February 20, 2008. The options are granted over Markit Ltd. common shares. The exercise price at the date of grant is $1.28. The options are exercisable annually in three equal tranches. The options will lapse on the 10th anniversary of the date of grant. The date of grant is May 1, 2008.

2008 Markit additional share option plan (FCS)

Following the acquisition of FCS, this plan was approved on June 25, 2008. The options are granted over Markit Ltd. common shares. The exercise price at the date of grant is $14.90. The options are exercisable annually in five equal tranches. The options will lapse on the seventh anniversary of the date of grant. The date of grant is September 1, 2008.

2009 Markit share option plan (mid-year allocations for 2008)

This plan was approved on December 8, 2008. The options are granted over Markit Ltd. common shares. The exercise price at the date of grant is $14.90. The options are exercisable annually in three or five equal tranches. The vesting periods are three years and five years depending on grant. The options will lapse on the seventh anniversary from the date of grant. The dates of grant of the options are varied due to new joiners in mid-2008.

2009 Markit share option plan

This plan was approved on December 8, 2008. The options are granted over Markit Ltd. common shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three or five equal tranches. The vesting periods are three years and five years depending on grant. The options will lapse on the seventh anniversary from the date of grant.

2009 Markit share option plan (MarkitSERV)

This plan was approved in 2009. The options are granted over Markit Ltd. common shares. The exercise price at the date of grant is $15.89. The options are exercisable annually in five equal tranches and the vesting period is five years. The options will lapse on the seventh anniversary from the date of grant. The date of grant of the options is October 1, 2009. For employees of MarkitSERV, in the event they leave MarkitSERV for DTCC Deriv/SERV LLC or its subsidiaries their vested options will continue subject to the terms of the plan and rules.

2010 Markit share option plan

This plan was approved in 2010. The options are granted in respect of Markit Ltd. common shares. The options were granted at various dates and the exercise price at the date of grant is $16.54. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on grant. The options will lapse on the seventh anniversary from the date of grant.

2010 Markit share option plan (MarkitSERV)

The allocation was approved in 2010 and the plan rules are part of the 2010 Share Option Plan. The options are granted in respect of Markit Ltd. common shares. The exercise price at the date of grant is $16.54. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on grant. The options will lapse on the seventh anniversary from the date of grant. For employees of MarkitSERV, in the event they leave MarkitSERV for DTCC Deriv/SERV LLC or its subsidiaries their vested options will continue subject to the terms of the plan and rules.

2010 Markit share option plan (WSOD)

Following the acquisition of WSOD, the allocation was approved in 2010 and granted in July 2010. The options are granted in respect of Markit Ltd. common shares. The exercise price at the date of grant is $16.54. The options are exercisable annually in five equal tranches and the vesting period is five years. The options will lapse on the seventh anniversary from the date of grant.

2011 Markit share option plan (QUIC)

The options are granted in respect of Markit Ltd. common shares. The exercise price at the date of grant is $20.31. The options are exercisable annually in five equal tranches. The vesting period is five years. The options will lapse on the seventh anniversary from the date of grant.

2011 Markit share option plan

This plan was approved in 2011. The options are granted in respect of Markit Ltd. common shares. The options were granted at various dates and the exercise price at the date of grant is $20.31. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on the terms of the grant. The options will lapse on the seventh anniversary from the date of grant.

2011 Markit share option plan (MarkitSERV)

The allocation was approved in 2011 and the plan rules are part of the 2011 Share Option Plan. The options are granted in respect of Markit Ltd. common shares. The exercise price at the date of grant is $20.31. The options are exercisable annually in five equal tranches. The vesting period is five years. The options will lapse on the seventh anniversary from the date of grant. For employees of MarkitSERV, in the event they leave MarkitSERV for DTCC Deriv/SERV LLC or its subsidiaries their vested options will continue subject to the terms of the plan and rules.

2012 Markit share option plan

This plan was approved in 2012. The options are granted in respect of Markit Ltd. common shares. The options were granted at various dates and the exercise price at the date of grant is $22.57. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on the terms of the grant. The options will lapse on the seventh anniversary from the date of grant.

2013 Markit share option plan

This plan was approved in 2013. The options are granted in respect of Markit Ltd. common shares. The options were granted at various dates and the exercise price at the date of grant is $24.46. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on the terms of the grant. The options will lapse on the seventh anniversary from the date of grant.

2013 Markit mid-year option plan

This plan was approved in 2013. The options are granted in respect of Markit Ltd. common shares. The options were granted at various dates and the exercise price at the date of grant is $26.70. The options become exercisable annually in five equal tranches. This vesting period lasts five years from the effective date of the option. The options will lapse on the seventh anniversary of the effective date of the option.

Key Employee Incentive Programme

The programme was approved in 2013. Options in respect of Markit Ltd. common shares were granted on August 19, 2013 with an exercise price of $26.70. The options have a seven year life and vest in three equal tranches on the third, fourth and fifth anniversaries of the Company’s IPO which was completed on June 24, 2014. The options will lapse on the seventh anniversary from the date of grant.

Key Employee Incentive Programme extensions

In conjunction with the Company’s IPO a number of options within existing schemes had their vesting terms amended. These options now vest in one tranche on the second anniversary of the date of the Company’s IPO.

2014 Markit option plan

This plan was approved in 2014. The options are granted in respect of Markit Ltd. common shares. The options were granted at various dates and the exercise price at the date of grant is $26.70. The options are exercisable annually in five equal tranches. The vesting period is five years. The options will lapse on the seventh anniversary from the date of grant.

2010 Restricted common shares

The restricted shares plan was approved in 2010 and granted to designated employees on March 25, 2010. The restricted shares are subject to vesting periods of three years or five years depending on grant. The restricted shares will become unrestricted Markit Ltd. common shares in three or five equal tranches annually on January 1.

2011 Restricted common shares

The restricted shares plan was approved in 2010 and granted to designated employees on June 13, 2011. The restricted shares are subject to vesting periods of three years or five years depending on grant. The restricted shares will become unrestricted Markit Ltd. common shares in three or five equal tranches annually on January 1.

2012 Restricted common shares

The restricted shares plan was approved in 2012 and granted to designated employees on May 15, 2012. The restricted shares are subject to vesting periods of three years. The restricted shares will become unrestricted Markit Ltd. common shares in three tranches annually on January 1.

2013 Restricted common shares

The restricted shares plan was approved in 2013. Shares were granted to designated employees on March 21, 2013 and on June 10, 2013. The restricted shares are subject to vesting periods of three years. The restricted shares will become unrestricted Markit Ltd. common shares in three tranches annually on each anniversary of the date of grant.

2014 Restricted common shares

The restricted shares plan was approved in 2014. Shares were granted to designated employees on January 1, 2014. The restricted shares are subject to vesting periods of three years. The restricted shares will become unrestricted Markit Ltd. common shares in three tranches annually on each anniversary of the date of grant.

2014 Equity Incentive Award Plan

At the completion of the Company’s IPO in June 2014, the Company’s Board of Directors and shareholders approved a new 2014 equity incentive award plan (the “2014 Equity Plan”) under which the Company has the discretion to grant a broad range of equity-based awards to the Group’s employees (including our officers), consultants, non-employee directors, and employees of certain affiliates of the Group. Under the 2014 Equity Plan, 6,220,000 of the Company’s common shares are reserved for issuance pursuant to a variety of share based compensation awards (“Awards”), including non-qualified share options, incentive share options, share appreciation rights, restricted share awards, restricted share unit awards, deferred share awards, dividend equivalent awards, share payment awards and performance awards. The aggregate share reserve specified above will be increased on January 1 of each year commencing in 2015 and ending on (and including) January 1, 2024, in an amount equal to the lesser of: (x) 2.5% of the total number of Company’s common shares issued and outstanding on a fully diluted basis as of December 31 of the immediately preceding calendar year and (y) such number of common shares determined by the Company’s Board of Directors.

In 2014, the Company granted options under the 2014 Equity Plan.

Calculation of the fair value of share based payments

The number and weighted average exercise prices of share options are as follows:

	Year ended December 31, 2014		Year ended December 31, 2013
	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	$		$
Outstanding at the beginning of the year	22.68	65,552,830	18.01	37,340,160
Granted during the year	26.44	7,595,410	26.29	35,564,910
Forfeited during the year	24.68	(2,820,383)	22.39	(2,401,070)
Exercised during the year	17.49	(4,144,242)	13.51	(4,951,170)

Outstanding at the end of the year	23.36	66,183,615	22.68	65,552,830

Exercisable at the end of the year		26,179,841		16,697,170

The weighted average share price at the date of exercise of share options was $24.65 (2013: $19.58).

The options outstanding at the year end have an exercise price in the range of $0.90 to $26.70 (2013: $0.90 to $26.70) and a weighted average contractual life of 4.5 years (2013: 4.4 years).

The number of restricted shares is as follows:

	Year ended December 31, 2014	Year ended December 31, 2013
	Number of shares	Number of shares
Issued and outstanding at the beginning of the year	774,900	1,375,140
Granted during the year	965,352	291,980
Vested during the year	(413,310)	(892,220)
Forfeited during the year	(17,620)	–

Issued and outstanding at the end of the year	1,309,322	774,900

The restricted shares issued and outstanding at the year end have a weighted average contractual life of 0.80 years (2013: 1.39 years).

The other options were valued using the Monte Carlo option pricing model. There are no market or non-market performance conditions attached to any of the option schemes other than the Key Employee Incentive Programme, and as such, no performance conditions were included in the fair value calculations. The fair value of the common shares has been determined by an independent valuation consultant. Consistent assumptions have been used for annual share price volatility at 25% (2013: 25%), dividends expected on shares at 0% (2013: 0%) and employee exercise multiple at two times (2013: two times) across all schemes. Employee exit rate has been assumed at 15% on options and 10% on restricted shares (2013: 15% on options and 0% on restricted shares).

At the time of the valuation the Company’s shares were not quoted, therefore the expected volatility parameter was assessed based on the volatilities of certain quoted companies that were considered to offer some degree of comparability to the Company. These volatilities were assessed based on a measurement period of the past 10 years. The fair value of the Company’s shares were valued using a combination of price-earnings multiple based on comparable company multiples, a discounted cash flow valuation reflecting anticipated Group performance and with reference to recent equity transactions.

The remaining assumptions used in the calculations are as follows:

Options

Grant date	Appraisal value at date of grant	Risk free rate(1)	Exercise price of option
	$	%	$
01/10/2013	11.53	2.05	26.70
01/01/2014	11.25	2.45	26.70
01/01/2014	11.25	2.24	26.70
19/05/2014	13.72	2.13	25.00

Restricted shares

Grant date	Appraisal value at date of grant	Risk free rate(1)
	$	%
01/01/2014 (1 year vesting)	11.25	0.11
01/01/2014 (2 year vesting)	11.25	0.38
01/01/2014 (3 year vesting)	11.25	0.76
30/04/2014 (3 year vesting)	13.72	0.87

(1)	Risk free rate is based on the yield of U.S. Government bonds for a period consistent with the life of the equity instrument.

25.	Retained earnings

	Note	Year ended December 31, 2014	Year ended December 31, 2013
		$’m	$’m
Balance at January 1		1,663.3	1,423.0
Profit for the year		165.2	139.4
Share based compensation	11	20.7	8.1
Deferred tax in relation to share options	14	55.8	(0.4)
Current tax in relation to share options	14	9.3	2.7
Current tax on acquisition of non-controlling interests	14	(4.5)	4.5
Deferred tax on acquisition of non-controlling interests	14	(59.2)	64.9
Revaluation of available for sale assets		–	2.4
Reclassification relating to available for sale asset disposal	9	–	(4.2)
Elimination of non-controlling interests		–	22.9

Balance at December 31		1,850.6	1,663.3

26.	Other reserves

	Hedging reserve	Translation reserve	Other reserves	Total
	$’m	$’m	$’m	$’m
Balance at January 1, 2014	(7.8)	14.3	13.0	19.5
Transfer to share premium	–	–	(13.0)	(13.0)
Recognition of redemption liability (see note 32)	–	–	(73.0)	(73.0)
Deferred tax on redemption liability (see note 32)	–	–	21.7	21.7
Currency translation differences	–	(42.4)	–	(42.4)
Cash flow hedges:
fair value losses arising during the year	5.2	–	–	5.2
transfers to Other (losses)/gains – net	9.8	–	–	9.8
deferred tax charge	(3.0)	–	–	(3.0)

Balance at December 31, 2014	4.2	(28.1)	(51.3)	(75.2)

	Hedging reserve	Translation reserve	Other reserves	Total
	$’m	$’m	$’m	$’m
Balance at January 1, 2013	–	3.3	13.0	16.3
Currency translation differences	–	11.0	–	11.0
Cash flow hedges:
fair value losses arising during the year	(12.1)	–	–	(12.1)
transfers to Other (losses)/gains – net	2.3	–	–	2.3
deferred tax credit	2.0	–	–	2.0

Balance at December 31, 2013	(7.8)	14.3	13.0	19.5

The hedging reserve represents the movement in the fair value of forward foreign exchange contracts (see note 4.23).

As a part of our 2012 acquisition of Cadis Software Limited, 57,436 shares were held in escrow not issued. These were held within other reserves and were issued during the year ended December 31, 2014 upon satisfaction of certain restrictions agreed on the purchase of the business (see note 23).

27.	Trade and other payables

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
Non-current
Contingent consideration	47.5	29.6
Other payables	74.1	–
Liability for social security costs on employee equity instruments	21.5	–

	143.1	29.6

Current
Trade payables	9.7	9.4
Social security and other taxes	13.7	10.3
Other payables	38.2	38.9
Contingent consideration	3.2	4.0
Accrued expenses – other	138.9	136.0

	203.7	198.6

Total trade and other payables	346.8	228.2

As at December 31, 2014 the fair value of trade and other payables is not materially different from their book values.

Contingent consideration is based on performance metrics of the businesses (Level 3 as per note 5.3), including revenue and EBITDA. At the time of acquisition the best estimate of the amount payable is assessed. The fair value of the liability is then reassessed and updated at each reporting date to reflect the current forecasts and estimates.

Other payables (current) principally relates to deferred income for landlord contributions and rent free periods.

Other payables (non-current) principally relate to the CTI redemption liability (note 32).

28.	Borrowings

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
Non-current
Bank borrowings	224.5	268.0
Share buyback	124.7	204.7

	349.2	472.7

Current
Share buyback	86.4	101.9

	86.4	101.9

Total borrowings	435.6	574.6

2014
$’m
Reconciliation of movement in borrowings
Balance at January 1, 2014	574.6
Proceeds from bank borrowings	100.0
Repayments of bank borrowings	(140.0)
Capitalised facility fees	(4.1)
Repayments of other borrowings	(103.5)
Unwind of discount	8.6

Balance at December 31, 2014	435.6

The fair value of the non-current borrowings are not significantly different to the carrying value. Bank borrowings are at floating interest rates and, for the share buyback, commercial rates of borrowing have not changed during the year.

All borrowings are denominated in US Dollars.

(a)	Bank borrowings

On March 21, 2014, the Group increased its multi-revolving club facility agreement to $1,050m from $800m and extended the term to March 2019. The facility carries interest at a margin of between 0.75% and 1.75% over LIBOR and a commitment fee at 35% of margin on any undrawn balance. No significant changes have otherwise occurred to the terms of the borrowing.

The bank borrowings had an annual equivalent average interest rate for the year ended December 31, 2014 of 1.0% (year ended December 31, 2013: 1.5%).

(b)	Share buyback

In August 2012, the Group purchased 2,193,948 MGHL shares (pre-share split) for a consideration of $495.1m. The consideration is payable in quarterly instalments through to May 2017. The carrying value of the liability at December 31, 2014 amounted to $211.1m (December 31, 2013: $306.6m). The carrying value is calculated using cash flows discounted at a rate based on an average borrowing rate of 3.1%.

29.	Deferred income tax

The analysis of deferred tax assets and deferred tax liabilities is as follows:

	Balance at December 31, 2014	Balance at December 31, 2013
	$’m	$’m
Deferred tax assets:
Deferred tax assets	4.2	5.3
Deferred tax liabilities:
Deferred tax liabilities	(30.2)	(37.4)

Deferred tax liabilities – net	(26.0)	(32.1)

Materially all deferred tax balances are non-current. The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Gross deferred tax assets – 2014	January 1	Acquired in business combination	Recognised in income	Recognised in equity	Transfers	Foreign Exchange	December 31
Goodwill	81.1	21.7	(10.8)	4.5	–	–	96.5
Tax losses	8.1	–	0.2	–	–	–	8.3
Share based compensation	2.8	–	6.3	55.8	–	–	64.9
Intangibles	4.3	–	(1.0)	–	–	–	3.3
Other short term timing differences	12.2	–	9.5	(3.0)	–	–	18.7

Total	108.5	21.7	4.2	57.3	–	–	191.7

Gross deferred tax assets – 2013	January 1	Acquired in business combination	Recognised in income	Recognised in equity	Transfers	Foreign Exchange	December 31
Goodwill	13.6	3.0	(0.8)	64.9	–	0.4	81.1
Tax losses	5.4	–	2.7	–	–	–	8.1
Share based compensation	3.7	–	(0.5)	(0.4)	–	–	2.8
Intangibles	6.5	–	(2.2)	–	–	–	4.3
Other short term timing differences	6.2	–	4.0	2.0	–	–	12.2

Total	35.4	3.0	3.2	66.5	–	0.4	108.5

Gross deferred tax liabilities – 2014	January 1	Acquired in business combination	Recognised in income	Recognised in equity	Transfers	Foreign Exchange	December 31
Intangibles	(84.8)	(9.1)	24.4	(63.7)	–	–	(133.2)
Goodwill	(25.1)	–	(11.1)	–	–	–	(36.2)
Development costs	(26.7)	–	(13.6)	–	–	–	(40.3)
Other short term timing differences	(4.0)	–	(4.0)	–	–	–	(8.0)

Total	(140.6)	(9.1)	(4.3)	(63.7)	–	–	(217.7)

Gross deferred tax liabilities – 2013	January 1	Acquired in business combination	Recognised in income	Recognised in equity	Transfers	Foreign Exchange	December 31
Intangibles	(94.6)	(4.5)	14.4	–	–	(0.1)	(84.8)
Goodwill	(20.2)	–	(5.0)	–	–	0.1	(25.1)
Development costs	(23.3)	–	(3.4)	–	–	–	(26.7)
Other short term timing differences	(6.4)	–	2.4	–	–	–	(4.0)

Total	(144.5)	(4.5)	8.4	–	–	–	(140.6)

Deferred tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through future taxable profits is probable. The Group did not recognise deferred tax assets of $14.2m (2013: $10.4m) in respect of losses amounting to $50.6m (2013: $37.8m) that can be carried forward against future taxable income. None of the losses will expire within the next 10 years.

At the balance sheet date the aggregate amount of the temporary differences for which deferred tax liabilities have not been recognised was $0.4m (2013: $24.9m). These unrecognised deferred tax liabilities relate to undistributed profits from overseas entities which would give rise to a tax liability if they were to be distributed. No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and the Group considers that it is probable that such differences will not reverse in the foreseeable future as the expectation is for these undistributed profits to be permanently reinvested.

30.	Contingencies

The Group has contingent liabilities in respect of legal claims arising in the ordinary course of business. The Group is currently subject to a number of antitrust and competition-related claims and investigations, including investigations by the Antitrust Division of the U.S. Department of Justice (the “DoJ”) and the Competition Directorate of the European Commission (the “EC”) as well as class action lawsuits in the United States. These investigations and lawsuits involve multiple parties and complex claims that are subject to substantial uncertainties and unspecified penalties or damages. The Company reviews these matters in consultation with internal and external legal counsel to make a determination on a case-by-case basis whether a loss from each of these matters is probable, possible or remote.

The Group considers it remote that a liability will arise from the antitrust investigations by the DoJ. Whilst it is possible that remedies that may be sought by the DoJ may include changes in business practice or structure that could have an indirect financial impact on the Group, it is not expected that any such remedy would involve direct financial liability. The Group considers it possible that liabilities will arise from the EC investigation and the class action lawsuits in the United States. It is not considered practicable to estimate the financial effect of either the EC investigation, which remains ongoing, or the class actions, which are at an early stage.

Given this, the Group has recorded no provision for any of the three incidents of investigations or lawsuits described above.

The Group considers that it is remote that any material liabilities will arise from any other contingent liabilities.

31.	Commitments

(a) Capital commitments

The Group has no significant capital expenditure contracted for at the end of each reporting year but not yet incurred.

(b) Operating lease commitments

The Group leases various equipment and intangible assets under non-cancellable operating lease agreements. The lease terms are no longer than 15 years, and the majority of lease agreements are renewable at the end of the lease period at market rate. The lease expenditure charged to the income statement during the year is disclosed in note 8. The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	Balance at December 31,
	2014		2013
	Land and Buildings	Other	Land and Buildings	Other
	$’m	$’m	$’m	$’m
No later than 1 year	18.8	3.5	17.8	3.0
Later than 1 year but no later than 5 years	49.9	0.1	57.2	0.5
Later than 5 years	50.2	–	61.9	–

	118.9	3.6	136.9	3.5

The total minimum sublease payments expected to be received under non-cancellable subleases at December 31, 2014 is $5.3m (2013: $6.7m).

32.	Business Combinations

On January 13, 2014, the Group acquired 100% of the issued share capital of thinkFolio, a portfolio management software company, which will expand the Group’s footprint as a software solutions provider to front office professionals.

Consideration comprised cash of £55.0m ($90.1m) and up to £1.7m ($2.8m) of contingent consideration dependent on future performance (see note 5.3). A further £5.8m ($9.5m) has been paid into escrow and is contingent on future performance and employment with the Group. This amount has been treated as remuneration and will be charged to the income statement over the performance period from acquisition to June 30, 2015. The amount payable is also variable dependent on the level of customer retention maintained in the business over the performance period and is currently valued at nil. Transaction costs of $1.4m have been classified as acquisition related items (see note 10).

The thinkFolio group contributed a profit of $1.5m to the Group’s operating profit and revenues of $16.4m. Had thinkFolio been consolidated from January 1, 2014 the contributed results would not be materially different to those for the year to date.

On July 1, 2014, the Group acquired a controlling stake of the issued share capital of Compliance Technologies International LLP (“CTI”), a provider of software that automates the certification of tax domicile, validation of withholding tax status and calculation of withholding tax to help firms streamline compliance with anti-money laundering and know-your-customer regulations. Consideration comprises cash of $42.3m and contingent consideration with fair value on acquisition of up to $32.5m dependent on future performance (see note 5.3). Further to this, $0.1m has been paid relating to working capital adjustments. Transaction costs of $1.8m have been classified as acquisition related items (see note 10). CTI is fully consolidated into the Group from date of acquisition, with a non-controlling interest recognised in the balance sheet for the proportion of net assets not owned by the Group.

The Group also took out back to back call and put options over the shares held by non-controlling interests. The carrying value of completion is recognised as a redemption liability of $73.0m within other payables and is related to the carrying value of the shares held by non-controlling interests. This will be settled against non-controlling interests within reserves at the point the risks and rewards associated with those shares fall within the Group.

The CTI group, before deducting amounts attributable to non-controlling interest, contributed a loss of $2.0m to the Group’s operating profit and revenues of $6.9m. Had CTI been consolidated from January 1, 2014 the combined group results would not be materially different to those for the year to date.

Details of net assets acquired and intangible assets related to the acquisitions in the year are as follows:

	thinkFolio	CTI	Total
	$’m	$’m	$’m
Consideration at date of acquisition
Cash	90.1	42.3	132.4
Fair value of contingent consideration	2.8	32.5	35.3
Working capital adjustment	–	0.1	0.1

Total consideration	92.9	74.9	167.8

Recognised amounts of identifiable assets acquired and liabilities assumed
Intangible assets	43.4	35.9	79.3
Property, plant and equipment	0.1	0.2	0.3
Trade receivables	0.9	4.0	4.9
Other receivables	0.8	–	0.8
Cash and cash equivalents	4.2	1.0	5.2
Trade and other payables	(5.2)	(4.9)	(10.1)
Deferred tax liabilities	(9.1)	–	(9.1)

Total identifiable net assets	35.1	36.2	71.3
Goodwill	57.8	76.4	134.2
Non-controlling interest	–	(37.7)	(37.7)

Total	92.9	74.9	167.8

Goodwill arising on acquisition of thinkFolio is not expected to be deductible for income tax purposes and rises predominantly from synergies with the Group’s existing enterprise data management business and expansion of client reach from selling new products to the Group’s existing customer base. Goodwill arising on acquisition of CTI arises predominantly from expansion beyond the existing customer base and our share of goodwill is expected to be deductible for income tax purposes.

Acquisitions in 2013

On July 1, 2013, the Group acquired Global Corporate Actions Validation Service (“GCA”), a business operated by the Depository Trust and Clearing Corporation, for $12.5m. GCA is a provider of high quality, validated corporate actions data for multiple asset classes and expands the breadth and depth of the Group’s corporate actions offering.

The revenue included in the consolidated statement of comprehensive income since July 1, 2013 contributed by GCA was $5.5m and the loss for the year was $0.5m.

The revenue and profit or loss had GCA been consolidated from January 1, 2013 has not been disclosed; the business purchase did not have separately identifiable pre-acquisition revenues and profits.

Details of net assets acquired and goodwill related to the acquisition in the year are as follows:

Year ended December 31, 2013	Total
$’m
Consideration at date of acquisition
Cash	12.5

Total consideration	12.5

Recognised amounts of identifiable assets acquired and liabilities assumed
Intangible assets	10.8
Deferred tax assets	3.0
Deferred tax liabilities	(4.5)

Total identifiable net assets	9.3
Goodwill	3.2

Total	12.5

Goodwill arising on acquisition of GCA arises predominantly from synergies with the Group’s technology and staff.

33.	Transactions with owners of non-controlling interests

On April 2, 2013, the Company acquired the remaining 50% of the membership interest of MarkitSERV LLC. The Group now holds 100% of the equity share capital of MarkitSERV LLC.

34.	Related party transactions

(a) Key management compensation

Key management comprises all directors (executive and non-executive) and key Group executives. The compensation paid or payable to key management in respect of qualifying services is shown below:

	Year ended December 31, 2014	Year ended December 31, 2013
	$’m	$’m
Salary and other short term employee benefits	7.2	6.3
Share based compensation	5.6	3.3

	12.2	9.6

No key management personnel have exercised options (2013: Two, 543,860) during the year with a fair value of nil (2013: $0.7m). Key management were awarded 443,700 restricted shares (2013: 291,980) and 149,800 options (2013: 8,894,770) during the year.

There were no other material transactions or balances between the Group and its key management personnel or members of their close family.

(b) Transactions with joint venture

Year ended December 31, 2014
$’m
Provision of services to joint venture (Markit Genpact KYC Services Limited):
Design and technology services	3.6
Support service charges	2.2

Total	5.8

Services have been provided to the joint venture on normal commercial terms and conditions. As of December 31, 2014, the Group owed Markit Genpact KYC Services Limited $1.1m.

35.	Principal subsidiaries

The Company has investments in the following subsidiary undertakings, which principally affected the profits or net assets of the Group, as follows:

Entity name	Holding	Country of incorporation and operation
Markit Group Holdings Limited*	100%	England & Wales
Markit Group Limited	100%	England & Wales
Markit Indices Limited	100%	England & Wales
Markit Economics Limited	100%	England & Wales
Markit Valuations Limited	100%	England & Wales
Markit Equities Limited	100%	England & Wales
Markit Group (UK) Limited	100%	England & Wales
Markit Securities Finance Analytics Consulting Limited	100%	England & Wales
Markit Securities Finance Analytics Limited	100%	England & Wales
Markit EDM Limited	100%	England & Wales
Markit EDM Hub Limited	100%	England & Wales
Markit on Demand Incorporated	100%	USA
Markit North America Incorporated	100%	USA
Markit WSO Corporation	100%	USA
Markit Securities Finance Analytics Incorporated	100%	USA
Markit Analytics Incorporated	100%	Canada
MarkitSERV Limited	100%	England & Wales
MarkitSERV FX Limited	100%	England & Wales
MarkitSERV LLC	100%	USA
thinkFolio Limited	100%	England & Wales
Compliance Technologies International LLC	52.8%	USA

*	Held directly by Markit Ltd.

35.	Principal subsidiaries (continued)

Entity name	Principal activity
Markit Group Limited	Providing a range of data and financial services to the financial market
Markit Indices Limited	Providing credit derivative, fixed income and foreign exchange index services
Markit Economics Limited	Providing global macro-economic indicators
Markit Valuations Limited	Providing valuation services to the OTC derivatives markets
Markit Equities Limited	Providing dividends forecasting services to the financial markets
Markit Group (UK) Limited	Providing trade compression services for the credit derivative markets
Markit Securities Finance Analytics Consulting Limited	Providing advice and organising forums for institutions in the securities finance industry
Markit Securities Finance Analytics Limited	Providing data, analysis and insight on the short selling securities finance market
Markit EDM Limited	Providing enterprise data management software
Markit EDM Hub Limited	Providing business to business e-document exchange with suppliers and customers
Markit on Demand Incorporated	Providing design, development and hosting of custom websites, reports and tools for the financial services industry
Markit North America Incorporated	Providing data, pricing and valuations services across the financial services industry, including pricing services and electronic trade processing and settlement services for the loan market
Markit WSO Corporation	Providing portfolio risk management software and services to syndicated loan market participants
Markit Securities Finance Analytics Incorporated	Providing data, analysis and insight on the short selling securities finance market
Markit Analytics Incorporated	Providing risk management solutions for the financial services industry
MarkitSERV Limited	Providing an electronic trade confirmation network for the OTC derivative markets
MarkitSERV FX Limited	Providing post-trade connectivity, workflow and STP for the foreign exchange market
MarkitSERV LLC	Providing an electronic trade confirmation network for the OTC derivatives market
thinkFolio Limited	Providing portfolio management software
Compliance Technologies International LLC	Providing tax compliance and reporting services

All subsidiaries are included in the consolidated financial statements.

markit

REDUCING RISK IMPROVING EFFICIENCY ENHANCING TRANSPARENCY

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding all securities issued by Markit Ltd.’s predecessor, Markit Group Holdings Limited, without registration under the Securities Act since January 1, 2012. The information presented below does not give effect to our corporate reorganization or the 10-for-1 share split of our common shares as described in the prospectus.

In June 2012, Markit Group Holdings Limited issued an aggregate of 1,229,511 shares to DB UK Holdings Limited, General Atlantic Partners Tango, L.P. and Labmorgan Corporation as payment in full for the $210 million aggregate principal amount of unsecured convertible notes, carrying a 5% coupon rate, issued to such parties in 2010 pursuant to the terms of a convertible note agreement. The shares were issued with a restrictive legend and in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve public offerings.

From January 1, 2012 to June 18, 2014, Markit Group Holdings Limited issued an aggregate of 228,167 shares in connection with the acquisition of certain companies or their assets and as consideration to individuals and entities who were former service providers and/or shareholders of such companies. The shares were issued with a restrictive legend and in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve public offerings.

From January 1, 2012 to June 18, 2014, Markit Group Holdings Limited issued 156,169 restricted shares to its employees and consultants under its employee compensation plans and 2,318 restricted shares to certain of its directors. The shares were issued pursuant to Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation or in reliance on exemptions from registration under Section 4(a)(2) under the Securities Act on the basis that the transactions did not involve public offerings.

From January 1, 2012 to June 18, 2014, Markit Group Holdings Limited issued and sold, to its employees and consultants, an aggregate of 824,294 shares in connection with the exercise of options granted under its equity compensation plans, at exercise prices ranging from $2.50 to $244.59 per share. The shares were issued pursuant to Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation or in reliance on exemptions from registration under Section 4(a)(2) under the Securities Act on the basis that the transactions did not involve public offerings.

From January 1, 2012 to June 18, 2014, Markit Group Holdings Limited granted, to its employees and consultants, options to purchase an aggregate of 5,315,197 shares under its equity compensation plans at exercise prices ranging from $225.65 to $267.00 per share. The shares were issued pursuant to Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation or in reliance on exemptions from registration under Section 4(a)(2) under the Securities Act on the basis that the transactions did not involve public offerings.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8.	Exhibits and Financial Statement Schedules

(a)	The following documents are filed as part of this registration statement:

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b)	Financial Statement Schedules

None.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorised, in the City of London on June 3, 2015.

Markit Ltd.
By:	/s/ Jeffrey Gooch
Name: Jeffrey Gooch
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 3, 2015 in the capacities indicated:

Signature	Title	Date

*	Chief Executive Officer and Director	June 3, 2015
Lance Uggla	(principal executive officer)

/s/ Jeffrey Gooch	Chief Financial Officer	June 3, 2015
Jeffrey Gooch	(principal financial officer and principal accounting officer)

*	Director	June 3, 2015
Edwin D. Cass

*	Director	June 3, 2015
Gillian H. Denham

*	Director	June 3, 2015
Dinyar S. Devitre

*	Director	June 3, 2015
William E. Ford

*	Director	June 3, 2015
Timothy J.A. Frost

*	Director	June 3, 2015
Robert P. Kelly

*	Director	June 3, 2015
James A. Rosenthal

*	Director	June 3, 2015
Dr. Cheng Chih Sung

*	Director	June 3, 2015
Anne Walker

*
Colleen A. De Vries SVP of National Corporate Research, Ltd.	Authorised Representative in the United States	June 3, 2015

*	By:	/s/ Jeffrey Gooch
Jeffrey Gooch Attorney-in-Fact

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit number	Description of document
1.1	Form of Underwriting Agreement

3.1	Certificate of Incorporation*

3.2	Memorandum of Association**

3.3	Bye-laws**

4.1	Form of certificate of common shares**

5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of the common shares

8.1	Opinion of Davis Polk & Wardwell LLP as to U.S. tax matters

10.1	Director Nomination Agreement between Markit Ltd. and Canada Pension Plan Investment Board***

10.2	Registration Rights Agreement among Markit Ltd. and the Shareholders party thereto***

10.3	Transfer Restriction Letter Agreement among Markit Ltd., Lance Uggla and Pan Praewood***

10.4	Amended and Restated 2004 Markit Additional Share Option Plan***

10.5	Amended and Restated Markit 2006 Share Option Plan***

10.6	Amended and Restated Markit 2006 Additional Share Option Plan***

10.7	Amended and Restated Markit 2007 Share Option Plan***

10.8	Amended and Restated Markit 2008 Share Option Plan (1/3 vesting) ***

10.9	Amended and Restated Markit 2008 Share Option Plan (1/5 vesting) ***

10.10	Amended and Restated Markit 2008 Additional Share Option Plan (1/3 vesting) ***

10.11	Amended and Restated Markit 2008 Additional Share Option Plan (1/5 vesting) ***

10.12	Amended and Restated Markit 2009 Additional Share Option Plan***

10.13	Amended and Restated Markit 2009 Share Option Plan (1/3 vesting) ***

10.14	Amended and Restated Markit 2009 Share Option Plan (1/5 vesting) ***

10.15	Amended and Restated Markit 2010 Share Plan***

10.16	Amended and Restated Markit 2010 Share Option Plan***

10.17	Amended and Restated Markit 2010 Share Option Plan (1/3 vesting) ***

10.18	Amended and Restated Markit 2010 Share Option Plan (1/5 vesting) ***

10.19	Amended and Restated 2011 Markit Share Plan***

10.20	Amended and Restated 2011 Markit Share Option Plan***

10.21	Amended and Restated 2012 Markit Share Plan***

10.22	Amended and Restated 2012 Markit Share Option Plan***

10.23	Amended and Restated 2013 Markit Share Plan***

10.24	Amended and Restated 2013 Markit Share Option Plan***

10.25	Amended and Restated 2013 Markit Share Option Plan (mid-year awards April through December 2013) ***

10.26	Amended and Restated 2014 Markit Share Plan***

10.27	Amended and Restated 2014 Markit Share Option Plan***

10.28	Amended and Restated Markit Key Employee Incentive Program (KEIP) ***

10.29	Markit Ltd. 2014 Equity Incentive Award Plan***

10.30	Form of Restricted Share Agreement***

10.31	Form of Non-Qualified Share Option Agreement***

Exhibit number	Description of document
10.32	Form of Restricted Share Unit Agreement***

10.33	Non-Employee Director Compensation Policy***

10.34	Lease relating to premises on Level 3, Ropemaker Place†*

10.35	Lease relating to premises on Level 4, Ropemaker Place†*

10.36	Lease relating to premises on Level 5, Ropemaker Place†*

10.37	Lease Deed relating to premises at Noida Green Boulevard†*

10.38	Indenture of Lease relating to premises at 620 Eighth Avenue†*

10.39	Office Lease relating to premises at Three Lincoln Centre†*

10.40	Commercial Lease relating to premises at Central Avenue†*

10.41	Office Lease Agreement relating to premises at Flatiron Parkway†*

10.42	Deriv/SERV Support Agreement by and among DTCC Deriv/SERV LLC, The Depository Trust & Clearing Corporation and MarkitSERV, LLC, dated as of April 2, 2013†*

10.43	Amended and Restated Multicurrency Revolving Facility Agreement for Markit Group Holdings Limited, arranged by Barclays Bank plc, HSBC Bank plc, Royal Bank of Canada and The Royal Bank of Scotland plc, with HSBC Bank acting as Agent, dated March 21, 2014*

10.44	Supplemental Agreement to the Amended and Restated Multicurrency Revolving Facility Agreement for Markit Group Holdings Limited, arranged by Barclays Bank plc, HSBC Bank plc, Royal Bank of Canada and The Royal Bank of Scotland plc, with HSBC Bank acting as Agent, dated June 13, 2014***

10.45	Form of Amendment No. 1 to the Registration Rights Agreement among Markit Ltd. and the Shareholders party thereto

21.1	List of subsidiaries***

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)

24.1	Powers of attorney (included on signature page to the registration statement)****

*	Incorporated by reference to our registration statement on Form F-1 (file no. 333-198711), as amended, as filed on May 5, 2014.
**	Incorporated by reference to our registration statement on Form F-1 (file no. 333-198711), as amended, as filed on June 3, 2014.
***	Incorporated by reference to our annual report on Form 20-F (file no. 001-36495), as filed on March 10, 2015.
****	Filed as part of this registration statement on Form F-1 (333-204106) on May 13, 2015.
†	Filed in redacted form subject to a Request for Confidential Treatment that was granted.